PROSPECTUS                                                    Rule No. 424(b)(3)
                                                      Registration No. 333-42528

                               23,345,115 Shares

                        [LOGO OF INTERNET CAPITAL GROUP]

                                  Common Stock

                                ---------------

      This prospectus relates to 23,345,115 shares of our common stock, par value $.001 per share (the "Common Stock") that we may issue and offer for sale from time to time in connection with business combination transactions or acquisitions in amounts, at prices and on terms as we may determine at the time of offering. We have not fixed a period of time during which the Common Stock offered by this prospectus may be offered or sold.

      We will pay all expenses of this offering. No underwriting discounts or commissions will be paid in connection with the issuance of Common Stock in business combination transactions or acquisitions, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933.

      Our Common Stock is listed on The NASDAQ National Market under the symbol "ICGE." The last reported sale price of our Common Stock on August 8, 2000 was $35.38 per share.

      Investing in our Common Stock involves risks. See "Risk Factors" starting on page 4.

      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Internet Capital Group or any other person. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Common Stock of Internet Capital Group in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Internet Capital Group since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

                 The date of this Prospectus is August 9, 2000

                                ---------------

                             ABOUT THIS PROSPECTUS

      The terms "Internet Capital Group," the "Company," "our" and "we," as used in this Prospectus, refer to Internet Capital Group, L.L.C. and its wholly-owned subsidiary, Internet Capital Group Operations, Inc. (formerly known as Internet Capital Group, Inc.), for periods before the reorganization of Internet Capital Group, L.L.C. into Internet Capital Group, Inc., except where it is clear that the term refers only to Internet Capital Group, Inc. For periods after the reorganization, these terms refer to Internet Capital Group, Inc. and its wholly-owned subsidiaries Internet Capital Group Operations, Inc., Internet Capital Group (Europe) Limited, Satori Inc., ICG Holdings, Inc., Rain Acquisition Corp. and ICG Holdings, Inc.'s wholly-owned subsidiaries, except where it is clear that the term refers only to Internet Capital Group, Inc. In addition, all information in this Prospectus gives effect to the reorganization described in "Internet Capital Group's Business--Reorganization" that was effected before this offering.

      Although we refer to the companies in which we have acquired an equity interest as our "partner companies" and that we have a "partnership" with these companies, we do not act as an agent or legal representative for any of our partner companies, we do not have the power or authority to legally bind any of our partner companies and we do not have the types of liabilities for our partner companies that a general partner of a partnership would have.

      You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      We expect to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   4
Recent Developments......................................................  16
Forward-Looking Statements...............................................  18
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Price Range of Common Stock..............................................  19
Capitalization...........................................................  20
Internet Capital Group, Inc. Unaudited Pro Forma Information.............  21
Selected Consolidated Financial Data.....................................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  29
Internet Capital Group's Business........................................  51
Management...............................................................  73
Certain Transactions.....................................................  92
Principal Shareholders of Internet Capital Group.........................  98
Description of Internet Capital Group Capital Stock...................... 100
Shares Eligible for Future Sale.......................................... 104
Legal Matters............................................................ 105
Experts.................................................................. 105
Where You Can Find More Information...................................... 106
Index to Financial Statements............................................ F-i

                                    SUMMARY

      This summary is not complete and may not contain all of the information that may be important to you. You should read the entire Prospectus carefully, including the financial data and related notes, before making an investment decision.

                             Internet Capital Group

      Internet Capital Group is an Internet company actively engaged in business-to-business, or B2B, e-commerce through a network of partner companies. Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the global economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of March 31, 2000, we owned interests in 63 B2B e-commerce companies, which we refer to as our partner companies.

      Our operating strategy is to integrate our partner companies into a collaborative network that leverages our collective knowledge and resources. With the goal of holding our partner company interests for the long-term, we use these collective resources to actively develop the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, our partner companies and our Advisory Board. Currently, our Advisory Board consists of individuals with executive-level experience in general management, sales and marketing and information technology at leading companies such as Coca-Cola Company, Exodus Communications, MasterCard, Merrill Lynch and Microsoft. We believe that building successful B2B e-commerce companies enhances the ability of our collaborative network to facilitate innovation and growth among our partner companies.

      The substantial growth in B2B e-commerce creates tremendous market opportunities for new emerging companies. Forrester Research estimates that the United States B2B e-commerce market, defined as the intercompany trade of hard goods over the Internet, will grow from $43 billion in 1998 to more than $1.3 trillion by 2003. IDC projects that the Western European B2B e-commerce market will grow from $3.8 billion in 1998 to over $350 billion by 2003. We focus on two types of B2B e-commerce companies, which we call market makers and enabling service providers.

     . Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry or provide specific goods and services across multiple industries. Market makers tailor their business models to match a target market's distinct characteristics. At March 31, 2000, our partner company network included significant interests in the following 44 market makers:
        Animated Images, Arbinet Communications, AssetTrade, AUTOVIA, Bidcom, Blackbird, BuyMedia, CapSpan, CentriMed, Collabria, Commerx, ComputerJobs.com, CourtLink, CyberCrop.com, Deja.com, e-Chemicals, eMarketWorld, eMerge Interactive, eMetra, EmployeeLife.com, eumediX, EuSupply, FarmingOnline, Freeborders.com, ICG Commerce, Industrial America, Internet Commerce Systems, Internet Healthcare Group, InvestorForce.com, iParts, JusticeLink, MetalSite, NetVendor, ONVIA.com, PaperExchange.com, Residential Delivery Services, Retail Exchange, Simplexis, StarCite, TALPX, Universal Access, USgift.com, VerticalNet and Vivant! In addition, subsequent to March 31, 2000, we acquired a significant interest in the following market makers:
        Buy.com, CargoBiz, CreditTrade, eCatalog, eColony, Enel, GoIndustry, ICG Asia Works Limited, ICG Patents, Ivows, Print Mountain, Tibersoft and VerticalNet Europe. Also subsequent to March 31, 2000, CourtLink and JusticeLink merged.

     . Enabling service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet and in building and managing the technological infrastructure needed to support B2B e-commerce. At March 31, 2000, our partner company network included significant interests in the following 19 enabling service providers: Benchmarking Partners, Blackboard, Breakaway Solutions, ClearCommerce, CommerceQuest, Context Integration, Entegrity Solutions, iSky, Jamcracker, LinkShare, Logistics.com, PrivaSeek, SageMaker, Servicesoft Technologies, Syncra Software, Team On, traffic.com, United Messaging and US Interactive. Subsequent to March 31, 2000, we acquired a significant interest in the following enabling service providers: eCredit, Emptoris and RightWorks.

      We have grown rapidly since our inception in 1996. In 1998 and 1999, we added 12 and 29 B2B e-commerce companies, respectively, to our network. From the beginning of 2000 to March 31, 2000, we added 15 B2B e-commerce companies to our network. Most of our partner companies acquired to date have been B2B e-commerce companies headquartered in the United States; four of our partner companies acquired (EuSupply, eumediX, FarmingOnLine and eMetra) are headquartered in Europe. We expect to continue to evaluate additional partner company opportunities in the United States, Europe and Asia. In February 2000, we announced the formation of VerticalNet Europe, a joint venture with British Telecommunications, plc and VerticalNet, and in March 2000, we announced a strategic alliance to form a B2B e-commerce joint venture with Enel, which will facilitate our position in the B2B e-commerce markets in Europe and Italy, respectively. In May 2000, we acquired an interest in Harbour Ring International Holdings, which was renamed ICG AsiaWorks, to facilitate our entrance into the Asian e-commerce markets. At the end of 1999 we opened an office in London, England. And in 2000, we opened offices in Munich, Paris and Tokyo.

      We are a Delaware corporation. Our principal executive office is located at 435 Devon Park Drive, 600 Building, Wayne, Pennsylvania 19087 and our telephone number is (610) 989-0111. We also maintain offices in San Francisco, California; Boston, Massachusetts; Seattle, Washington; London, England; Munich, Germany; Paris, France; and Tokyo, Japan. We maintain sites on the World Wide Web at www.icge.com. and www.internetcapital.com. The information on our Web site is not part of this Prospectus.

                                  The Offering

 Common Stock offered..........................  23,345,115 shares to be issued in connection with future
                                                 exchange offers, business
                                                 combination transactions or
                                                 acquisitions.

 Common Stock outstanding .....................  264,293,380

 Voting Rights ................................  The holders of the Common
                                                 Stock have one vote per share

 Use of Proceeds...............................  We will not receive any cash proceeds from this offering.
                                                 See "Use of Proceeds".

 NASDAQ symbol.................................  ICGE

    Our Summary Historical, Pro Forma Consolidated Financial and Other Data

      The following summary historical and pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and related Notes included elsewhere in this Prospectus. The summary pro forma data does not purport to represent what our results would have been if the events described below had occurred at the dates indicated. The Pro Forma columns included in the Consolidated Statements of Operations Data for the year ended December 31, 1999 and the three months ended March 31, 2000, derived from elsewhere in this Prospectus, reflects the effect of our 1999 and 2000 acquisitions of companies accounted for under the consolidation and equity methods, the deconsolidation of Breakaway Solutions Inc., the acquisition of our ownership interest in eCredit.com, Inc. as a company accounted for under the equity method and the acquisition of a majority ownership interest in RightWorks as if they had occurred on January 1, 1999. The Pro Forma Consolidated Statements of Operations Data for the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999, included under the actual results for each of those periods, reflect our taxation as a corporation since January 1, 1998 and 1999, respectively, although we have been taxed as a corporation only since February 2, 1999. The Pro Forma Consolidated Balance Sheet Data as of March 31, 2000, derived from elsewhere in this Prospectus, reflect the effect of our acquisitions from April 1 to June 30, 2000.

                         March 4, 1996        Year Ended December 31,              Three Months Ended March 31,
                          (Inception)  ---------------------------------------- -----------------------------------
                          to December   1997      1998      1999       1999        1999        2000        2000
                           31, 1996    Actual    Actual    Actual    Pro Forma   Actual      Actual      Pro Forma
                         ------------- -------  --------  --------  ----------- ----------- ----------- -----------
                                                                    (unaudited) (unaudited) (unaudited) (unaudited)
                                      (In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue.................    $   285    $   792  $  3,135  $ 16,536   $  18,688   $  3,111    $   1,830   $   4,729
Operating Expenses......      2,348      7,510    20,157    57,080     478,705      5,401       33,352     148,049
                            -------    -------  --------  --------   ---------   --------    ---------   ---------
                             (2,063)    (6,718)  (17,022)  (40,544)   (460,017)    (2,290)     (31,522)   (143,320)
Other income, net.......        --         --     30,483    67,384      67,455     28,677      657,686     657,930
Interest income, net....         88        138       925     5,734       5,734        296        9,460       9,460
                            -------    -------  --------  --------   ---------   --------    ---------   ---------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........     (1,975)    (6,580)   14,386    32,574    (386,828)    26,683      635,624     524,070
Income taxes............        --         --        --     23,722     237,475        663     (209,499)   (163,814)
Minority interest.......        427       (106)    5,382     6,026      10,458        146        5,901      11,573
Equity income (loss)....       (514)       106    (5,869)  (92,099)   (495,584)    (7,413)     (80,051)   (151,579)
                            -------    -------  --------  --------   ---------   --------    ---------   ---------
Net Income (Loss).......    $(2,062)   $(6,580) $ 13,899  $(29,777)  $(634,479)  $ 20,079    $ 351,975   $ 220,250
                            =======    =======  ========  ========   =========   ========    =========   =========
Net income (loss) per
 share-diluted..........    $ (0.05)   $ (0.10) $   0.12  $  (0.15)  $   (2.93)  $   0.14    $    1.30   $    0.77
Weighted average shares
 outstanding-diluted....     40,792     68,198   112,299   201,851     216,197    147,400      270,132     284,878
Pro forma net income
 (loss) (unaudited).....                        $  8,756  $(37,449)                12,233
Pro forma net income
 (loss) per share-
 diluted (unaudited)....                        $   0.08  $  (0.19)              $   0.08

                                                              March 31, 2000
                                                          ----------------------
                                                            Actual    Pro Forma
                                                          ---------- -----------
                                                                     (unaudited)
                                                           (In Thousands except
                                                             per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents................................ $  858,567 $  514,702
Working capital..........................................    844,578    495,703
Total assets.............................................  2,471,057  4,347,971
Long-term debt, net of current portion...................      2,690      5,276
Convertible subordinated notes...........................    566,250    566,250
Total shareholders' equity...............................  1,749,063  3,061,19x
Book value per share.....................................       6.62      10.74

                                  RISK FACTORS

      Ownership of our Common Stock will provide you with an equity ownership interest in Internet Capital Group. As one of our shareholders, your investment will be subject to risks inherent in our business. The price of our Common Stock may decline. You should carefully consider the following factors as well as other information contained in this Prospectus before deciding to invest in shares of our Common Stock.

RISKS PARTICULAR TO INTERNET CAPITAL GROUP

Limited Operating History--We have a limited operating history upon which you may evaluate us.

      We were formed in March 1996. Although we have grown significantly since then, we have a limited operating history upon which you may evaluate our business and prospects. We and our partner companies are among the many companies that have entered into the emerging business-to-business, or B2B, e-commerce market. Many of our partner companies are in the early stages of their development. Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as B2B e-commerce. If we are unable to effectively allocate our resources and help grow existing partner companies, our stock price may be adversely affected and we may be unable to execute our strategy of developing a collaborative network of partner companies.

Dependence on Partner Companies--Our business depends upon the performance of our partner companies, which is uncertain.

      Economic, governmental, industry and internal company factors outside our control affect each of our partner companies. If our partner companies do not succeed, the value of our assets and the price of our Common Stock could decline. The material risks relating to our partner companies include:

     . fluctuations in the market price of the common stock of VerticalNet, Breakaway Solutions, eMerge Interactive, ONVIA.com and Universal Access, five of our publicly traded partner companies, and other future publicly traded partner companies, which are likely to affect the price of our Common Stock;

     . lack of the widespread commercial use of the Internet, which may prevent our partner companies from succeeding; and

     . intensifying competition for the products and services our partner companies offer, which could lead to the failure of some of our partner companies.

      Of our $2,471.1 million in total assets as of March 31, 2000, $1,157.6 million, or 46.8% consisted of ownership interests in and advances to our partner companies. On a pro forma basis, adjusted for our acquisitions during the period April 1, 2000 through June 30, 2000 as if they had occurred on March 31, 2000, our assets on March 31, 2000 were $4,348 million, of which $2,127.6 million, or 48.9%, consisted of ownership interests in and advances to our partner companies. The carrying value of our partner company ownership interests includes our original acquisition cost, the effect of accounting for certain of our partner companies under the equity method of accounting, the effect of adjustments to our carrying value resulting from certain issuances of equity securities by our partner companies and the effect of impairment charges recorded for the decrease in value of certain partner companies. The carrying value of our partner companies will be impaired and decrease if one or more of our partner companies do not succeed. The carrying value of our partner companies is not marked to market; therefore a decline in the market value of one of our publicly traded partner companies may impact our financial position by not more than the carrying value of the partner company. However, this decline would likely affect the price of our Common Stock. For example, VerticalNet, Breakaway Solutions, eMerge Interactive, ONVIA.com and Universal Access are five of our publicly traded partner companies and on June 30, 2000 our holdings in VerticalNet, Breakaway Solutions, Universal Access, ONVIA.com and eMerge Interactive had respective market values of approximately $926 million, $420 million, $518 million, $148 million and $145 million. A decline in the market value of VerticalNet, Breakaway Solutions, Universal Access, ONVIA.com and eMerge Interactive will likely cause a decline in the price of our Common Stock.

      Other material risks relating to our partner companies are more fully described below under "Risks Particular to Our Partner Companies."

Unproven Business Model--Our business model is unproven, which could limit our ability to attract new companies and could adversely affect our business strategy.

      Our strategy is based on an unproven business model. Our business model depends on the willingness of companies to join our collaborative network and the ability of the collaborative network to assist our partner companies. Our business model depends on our ability to share information within our network of partner companies. If competition develops among our partner companies, we may be unable to fully benefit from the sharing of information within our network of partner companies. If we cannot convince companies of the value of our business model, our ability to attract new companies will be adversely affected and our strategy of building a collaborative network may not succeed.

Fluctuations in Quarterly Results--Fluctuations in our quarterly results may adversely affect our stock price.

      We expect that our quarterly results will fluctuate significantly due to many factors, including:

     .  the operating results of our partner companies;

     . changes in equity losses or income and amortization of goodwill related to the acquisition or divestiture of interests in partner companies;

     . changes in our methods of accounting for our partner company interests, which may result from changes in our ownership percentages of our partner companies;

     . sales of equity securities by our partner companies, which could cause us to recognize gains or losses under applicable accounting rules;

     . the pace of development or a decline in growth of the B2B e-commerce market;

     . intense competition from other potential acquirors of B2B e-commerce companies, which could increase our cost of acquiring interests in additional companies, and competition for the goods and services offered by our partner companies; and

     . our ability to effectively manage our growth and the growth of our partner companies during the anticipated rapid growth of the global B2B e-commerce market.

      We believe that period-to-period comparisons of our operating results are not meaningful. If our operating results in one or more quarters do not meet securities analysts' or your expectations, the price of our Common Stock could decrease.

Dependence on Personnel--Our success is dependent on our key personnel and the key personnel of our partner companies and our business and operations could be disrupted if they do not continue in their present positions.

      We believe that our success will depend on continued employment by us and our partner companies of senior management and key technical personnel. Our success also depends on the continued assistance of our Advisory Board members, some of whom may from time to time leave our Advisory Board. If one or more members of our senior management, our partner companies' senior management or our Advisory Board were unable or unwilling to continue in their present positions, our business and operations could be disrupted.

      As of March 31, 2000, 15 of our 24 management personnel have worked for us for less than one year. Our efficiency may be limited while these employees and future employees are being integrated into our operations. In addition, we may be unable to find and hire additional qualified management and professional personnel to help lead us and our partner companies.

      The success of some of our partner companies also depends on their having highly trained technical and marketing personnel. Our partner companies will need to continue to hire additional personnel as their businesses grow. A shortage in the number of trained technical and marketing personnel could limit the ability of our partner companies to increase sales of their existing products and services and launch new product offerings.

Historical and Future Losses--We have had a history of losses and expect continued losses in the foreseeable future.

      Our net income for the three months ended March 31, 2000 of $352 million includes non-operating gains of $113.6, net of deferred taxes, related to the issuance of stock by VerticalNet and Universal Access. Also included are non-operating gains of $300 million, net of deferred taxes, related to sales of certain minority interests and marketable securities. Without the $413.6 million effect of these items on our results, we would have had a net loss of $61.6 million.

      Our net loss for the year ended December 31, 1999 of $29.8 million includes gains of $44.2 million, net of deferred taxes, related to the issuance of stock by VerticalNet and Breakaway Solutions and a $7.7 million deferred tax benefit related to our conversion from a limited liability company to a taxable corporation. Without the $51.9 million effect of these items on our net results, we would have had a net loss of $81.7 million. For the year ended December 31, 1998, we realized net income of $13.9 million primarily due to $34.4 million of non-operating gains from the sale of certain minority interests. In addition, we incurred net losses of $6.6 million in 1997 and $2.1 million in 1996. After giving effect to our acquisitions during 1999 and 2000 as if they had occurred on January 1, 1999, pro forma net loss for the year ended December 31, 1999 would have been $633.9 million and the net income for the three months ended March 31, 2000 would have been $220.4 million, respectively. Excluding the effect of any future non-operating gains, we expect to continue to incur losses for the foreseeable future and, if we ever have profits, we may not be able to sustain them. Without the effect of any significant non-operating gains during the year ending December 31, 2000, we expect to incur a significant net loss for this period.

      Our expenses will increase as we build an infrastructure to implement our business model. For example, we expect to hire additional employees, expand information technology systems and lease more space for our corporate offices. In addition, we plan to significantly increase our operating expenses to:

     .  broaden our partner company support capabilities;

     . explore acquisition opportunities and alliances with other companies;

     .  facilitate business arrangements among our partner companies; and

     .  expand our business internationally.

Expenses will also increase due to the effect of goodwill amortization and other charges resulting from completed and future acquisitions. If any of these and other expenses are not accompanied by increased revenue, our losses will be greater than we anticipate.

Ability to Manage Partner Company Growth--Our partner companies are growing rapidly and we may have difficulty assisting them in managing their growth.

      Our partner companies have grown, and we expect them to continue to grow rapidly, by adding new products and services and hiring new employees. This growth is likely to place significant strain on their resources and on the resources we allocate to assist our partner companies. In addition, our management may be unable to convince our partner companies to adopt our ideas for effectively and successfully managing their growth.

Shareholder and Partner Competition--We may compete with some of our shareholders and partner companies, and our partner companies may compete with each other which could deter companies from partnering with us and may limit future business opportunities.

      We may compete with some of our shareholders and partner companies for Internet-related opportunities. As of March 31, 2000, Comcast Corporation and Safeguard Scientifics, Inc. own 8.3% and 13.7% of our outstanding Common Stock, respectively. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation and Safeguard Scientifics currently each have a designee as a member of our board of directors and IBM Corporation and AT&T Corp. each have a right to designate a board observer, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisitions, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any policies, contracts or other understandings with any of our shareholders or partner companies that would govern the resolution of these potential conflicts. This competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

Capital Provider Competition--We face competition from other potential acquirors of B2B e-commerce companies which could affect our ability to build successful partner companies.

      We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in attractive companies on reasonable terms, our strategy to build a collaborative network of partner companies may not succeed.

Global Expansion--Our global expansion exposes us to less developed markets, currency fluctuations and political instability which could adversely impact our financial results and our partner companies' ability to conduct business.

      We are pursuing B2B e-commerce opportunities outside the United States. We recently opened an office in London whose personnel will focus on B2B e-commerce opportunities in Europe. This international expansion exposes us to several risks, including the following:

     . Less Developed Markets. We believe that e-commerce markets outside the United States are less developed than the United States e-commerce market. If the e-commerce markets outside the United States do not continue to mature, any of our partner companies outside the United States may not succeed.

     . Currency Fluctuations. When we purchase interests in non-United States partner companies for cash, we will likely have to pay for the interests using the currency of the country where the prospective partner company is located. Similarly, although it is our intention to act as a long-term partner to our partner companies, if we sold an interest in a non-United States partner company we might receive foreign currency. To the extent that we transact in foreign currencies, fluctuations in the relative value of these currencies and the United States dollar may adversely impact our financial results.

     . Compliance with Laws. As we expand internationally, we will become increasingly subject to the laws and regulations of foreign countries. We may not be familiar with these laws and regulations, and these laws and regulations may change at any time.

     . Political Instability. We may purchase interests in foreign partner companies that are located, or transact business in, parts of the world that experience political instability. Political instability may have an adverse impact on the subject country's economy, and may limit or eliminate a partner company's ability to conduct business.

Substantial Leverage--Our outstanding indebtedness may increase substantially which would negatively impact our future prospects.

      As of March 31, 2000, we had $571.6 million in long term debt, including the current portion thereof and $566.3 million in outstanding convertible subordinated notes. This indebtedness will impact us in a number of ways:

     . significantly increase our interest expense and related debt service costs;

     .  make it more difficult to obtain additional financing; and

     . constrain our ability to react quickly in an unfavorable economic climate.

If we are unable to satisfy our debt service requirements, substantial liquidity problems could result, which would negatively impact our future prospects.

Access to Capital Markets--Our growth could be impaired by limitations on our and our partner companies' access to the capital markets.

      We are dependent on the capital markets for access to funds for acquisitions and other purposes. Our partner companies are also dependent on the capital markets to raise capital for their own purposes. To date, there have been a substantial number of Internet-related initial public offerings and additional offerings are expected to be made in the future. If the market for Internet-related companies and initial public offerings were to weaken for an extended period of time, our ability and the ability of our partner companies to grow and access the capital markets will be impaired.

Divestiture of Partner Company Interests--We may be unable to obtain maximum value for our partner company interests.

      We have significant positions in our partner companies. While we generally do not anticipate selling our interests in our partner companies, if we were to divest all or part of an interest in a partner company, we may not receive maximum value for this position. For partner companies with publicly-traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, for those partner companies that do not have publicly-traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

Lack of Opportunities for Future Acquisitions--We may not have opportunities to acquire interests in additional companies, which would affect our growth strategy.

      We may be unable to identify companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:

     . a failure to agree on the terms of the acquisition, such as the amount or price of our acquired interest;

     .  incompatibility between us and management of the company;

     .  competition from other acquirors of B2B e-commerce companies;

     .  a lack of capital to acquire an interest in the company; and

     .  the unwillingness of the company to partner with us.

      If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Limitation of Resources for Future Acquisitions--Our resources and our ability to manage newly acquired partner companies may be strained as we acquire more and larger interests in B2B e-commerce companies.

      We have acquired, and plan to continue to acquire, significant interests in B2B e-commerce companies that complement our business strategy. In the future, we may acquire larger percentages or larger interests in companies than we have in the past, or we may seek to acquire 100% ownership of companies. We may also spend more on individual acquisitions than we have in the past. These larger acquisitions may place significantly greater strain on our resources, ability to manage such companies and ability to integrate them into our collaborative network. Future acquisitions are subject to the following risks:

     . Our acquisitions may cause a disruption in our ongoing support of our partner companies, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

     . We may acquire interests in companies in B2B e-commerce markets in which we have little experience.

     . We may not be able to facilitate collaboration between our partner companies and new companies that we acquire.

     . To fund future acquisitions we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders.

Registration Under the Investment Company Act of 1940--We may have to buy, sell or retain assets when we would otherwise not wish to in order to avoid registration under the Investment Company Act of 1940 which would impact our investment strategy.

      We believe that we are actively engaged in the business of B2B e-commerce through our network of majority-owned subsidiaries and companies that we are considered to "control." Under the Investment Company Act, a company is considered to control another company if it owns more than 25% of that company's voting securities. A company may be required to register as an investment company if more than 45% of its total assets consists of, and more than 45% of its income/loss and revenue attributable to it over the last four quarters is derived from, ownership interests in companies it does not control. Because many of our partner companies are not majority-owned subsidiaries, and because we own 25% or less of the voting securities of a number of our partner companies, changes in the value of our interests in our partner companies and the income/loss and revenue attributable to our partner companies could subject us to regulation under the Investment Company Act unless we took precautionary steps. For example, in order to avoid having excessive income from "non-controlled" interests, we may not sell minority interests we would otherwise want to sell or we may have to generate non-investment income by selling interests in partner companies that we are considered to control. We may also need to ensure that we retain more than 25% ownership interests in our partner companies after any equity offerings. In addition, we may have to acquire additional income or loss generating majority-owned or controlled interests that we might not otherwise have acquired or may not be able to acquire "non-controlling" interests in companies that we would otherwise want to acquire. It is not feasible for us to be regulated as an investment company because the Investment Company Act rules are inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of partner companies. On August 23, 1999 the Securities and Exchange Commission granted our request for an exemption under Section 3(b)(2) of the Investment Company Act declaring us to be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. This exemptive order reduces the risk that we may have to take action to avoid registration as an investment company, but it does not eliminate the risk.

RISKS PARTICULAR TO OUR PARTNER COMPANIES

Common Stock Price Fluctuations--Fluctuation in the price of the common stock of our publicly-traded partner companies may affect the price of our common stock.

      VerticalNet, Breakaway Solutions, eMerge Interactive, ONVIA.com and Universal Access are five of our publicly-traded partner companies. The price of their common stock has been highly volatile. On February 16, 1999, VerticalNet completed its initial public offering at a price of $4.00 per share and its common stock has since traded as high as $148.375 per share, adjusted for two subsequent two for one stock splits. On October 6, 1999, Breakaway Solutions completed its initial public offering at a price of $7.00 per share and its common stock has since traded as high as $85.50 per share, adjusted for a two for one stock split. On February 8, 2000, eMerge Interactive completed its initial public offering at a price of $15.00 per share and its common stock has traded as high as $68.00 per share. On March 1, 2000, ONVIA.com completed its initial public offering at a price of $21.00 per share and its common stock has traded as high as $78.00 per share. On March 17, 2000, Universal Access, Inc. completed its initial public offering at a price of $14.00 per share and its common stock has traded as high as $63.00 per share. The market value of our holdings in these partner companies changes with these fluctuations. Based on the closing price of VerticalNet's common stock on June 30, 2000 of $36.94, our holdings in VerticalNet had a market value of approximately $926 million. Based on the closing price of Breakaway Solutions' common stock on June 30, 2000 of $27.00, our holdings in Breakaway Solutions had a market value of approximately $420 million. Based on the closing price of eMerge Interactive's common stock on June 30, 2000 of $17.94, our holdings in eMerge Interactive had a market value of approximately $145 million. Based on the closing price on ONVIA.com's common stock on June 30, 2000 of $8.63, our holdings in ONVIA.com had a market value of approximately $148 million. Based on the closing price of Universal Access' common stock on June 30, 2000 of $24.50, our holdings in Universal Access had a market value of approximately $518 million. Fluctuations in the price of VerticalNet's, Breakaway Solutions', eMerge Interactive's, ONVIA.com's and Universal Access' and other publicly-traded partner companies' common stock are likely to affect the price of our Common Stock.

      VerticalNet's results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     .  lack of acceptance of the Internet as an advertising medium;

     . inability to develop a large base of users of its Web sites who possess demographic characteristics attractive to advertisers;

     . inability to generate significant e-commerce transaction revenues from its communities;

     .  lower advertising rates; and

     .  loss of key content providers.

      Breakaway Solutions' results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     .  growing enterprises' failure to accept e-commerce solutions;

     .  inability to open new regional offices;

     .  loss of money on fixed-fee or performance-based contracts; and

     .  inability to develop brand awareness.

      eMerge Interactive's results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     .  lack of commercial acceptance of online cattle sales and services;

     . failure to expand the number of livestock industry participants in its network;

     . failure to obtain access to data from feedlots to adequately meet information needs of its customers;

     .  inability to respond to competitive developments; and

     .  failure to achieve brand recognition.

      Onvia.com's results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     . small businesses' unwillingness to purchase their business services and products online;

     . a significant number of small businesses' and small business service providers' unwillingness to use its emarketplace to buy and sell services and products; and

     . failure of small business customers to provide it data about themselves.

      Universal Access' results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     . failure of its services to be sufficiently rapid, reliable and cost-effective;

     .  unwillingness of clients to outsource the obtaining of circuits;

     .  inability to market its services effectively; and

     .  slow growth of the Internet.

      Our assets as reflected in our balance sheet, dated March 31, 2000, were approximately $2,471 million, of which $403 million related to VerticalNet, Breakaway Solutions, eMerge Interactive, ONVIA.com and Universal Access. However, we believe that comparisons of the value of our holdings in partner companies to the value of our total assets are not meaningful because not all of our partner company ownership interests are marked to market in our balance sheet.

Dependence on B2B Market--The success of our partner companies depends on the development of the B2B e-commerce market, which is uncertain.

      All of our partner companies rely on the Internet for the success of their businesses. The development of the e-commerce market is in its early stages. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective medium for providing products and services, our partner companies may not succeed.

      Our long-term success depends on widespread market-acceptance of B2B e-commerce. A number of factors could prevent this acceptance, including the following:

     . the unwillingness of businesses to shift from traditional processes to B2B e-commerce processes;

     . the network necessary for enabling substantial growth in usage of B2B e-commerce may not be adequately developed;

     . increased government regulation or taxation which may adversely affect the viability of B2B e-commerce;

     . insufficient availability of telecommunication services or changes in telecommunication services which could result in slower response times for the users of B2B e-commerce; and

     . concern and adverse publicity about the security of B2B e-commerce transactions.

Competitors of Partner Companies--Our partner companies may fail if their competitors provide superior Internet-related offerings or continue to have greater resources than our partner companies have.

      Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

     . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

     . dollars spent on consulting services with many established information systems and management consulting firms; and

     . advertising budget with online services and traditional off-line media, such as print and trade associations.

      In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

      Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Infringement on Proprietary Rights--Some of our partner companies may be unable to protect their proprietary rights and may infringe on the proprietary rights of others.

      Our partner companies are inventing new ways of doing business. In support of this innovation, they will develop proprietary techniques, trademarks, processes and software. Although reasonable efforts will be taken to protect the rights to this intellectual property, the complexity of international trade secret, copyright, trademark and patent law, coupled with the limited resources of these young companies and the demands of quick delivery of products and services to market, create risk that their efforts will prove inadequate. Further, the nature of Internet business demands that considerable detail about their innovative processes and techniques be exposed to competitors, because it must be presented on the Web sites in order to attract clients. Some of our partner companies also license content from third parties and it is possible that they could become subject to infringement actions based upon the content licensed from those third parties. Our partner companies generally obtain representations as to the origin and ownership of such licensed content; however, this may not adequately protect them. Any claims against our partner companies' proprietary rights, with or without merit, could subject our partner companies to costly litigation and the diversion of their technical and management personnel. If our partner companies incur costly litigation and their personnel are not effectively deployed, the expenses and losses incurred by our partner companies will increase and their profits, if any, will decrease.

Liabilities from Internet Publications or Distributions--Our partner companies that publish or distribute content over the Internet may be subject to legal liability.

      Some of our partner companies may be subject to legal claims relating to the content on their Web sites, or the downloading and distribution of this content. Claims could involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content provided by our partner companies on their Web sites is drawn from data compiled by other parties, including governmental and commercial sources. This data may have errors. If any of our partner companies' Web site content is improperly used or if any of our partner companies supply incorrect information, it could result in unexpected liability. Any of our partner companies that incur this type of unexpected liability may not have insurance to cover the claim or its insurance may not provide sufficient coverage. If our partner companies incur substantial cost because of this type of unexpected liability, the expenses incurred by our partner companies will increase and their profits, if any, will decrease.

Failure of Systems--Our partner companies' computer and communications systems may fail, which may discourage content providers from using our partner companies' systems.

      Some of our partner companies' businesses depend on the efficient and uninterrupted operation of their computer and communications hardware systems. Any system interruptions that cause our partner companies' Web sites to be unavailable to Web browsers may reduce the attractiveness of our partner companies' Web sites to third party content providers. If third party content providers are unwilling to use our partner companies' Web sites, our business, financial condition and operating results could be adversely affected. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

Inability to Upgrade Systems--Our partner companies' businesses may be disrupted if they are unable to upgrade their systems to meet increased demand.

      Capacity limits on some of our partner companies' technology, transaction processing systems and network hardware and software may be difficult to project and they may not be able to expand and upgrade their systems to meet increased use.

      As traffic on our partner companies' Web sites continues to increase, they must expand and upgrade their technology, transaction processing systems and network hardware and software. Our partner companies may be unable to accurately project the rate of increase in use of their Web sites. In addition, our partner companies may not be able to expand and upgrade their systems and network hardware and software capabilities to accommodate increased use of their Web sites. If our partner companies are unable to appropriately upgrade their systems and network hardware and software, the operations and processes of our partner companies may be disrupted.

Dependence on Loyal Users of Web Sites--Our partner companies may not be able to attract a loyal base of users to their Web sites.

      While content is important to all our partner companies' Web sites, our market maker partner companies are particularly dependent on content to attract users to their Web sites. Our success depends upon the ability of these partner companies to deliver compelling Internet content to their targeted users. If our partner companies are unable to develop Internet content that attracts a loyal user base, the revenues and profitability of our partner companies could be impaired. Internet users can freely navigate and instantly switch among a large number of Web sites. Many of these Web sites offer original content. Thus, our partner companies may have difficulty distinguishing the content on their Web sites to attract a loyal base of users.

Maintenance of Website Addresses--Our partner companies may be unable to acquire or maintain easily identifiable Web site addresses or prevent third parties from acquiring Web site addresses similar to theirs.

      Some of our partner companies hold various Web site addresses relating to their brands. These partner companies may not be able to prevent third parties from acquiring Web site addresses that are similar to their addresses, which could adversely affect the use by businesses of our partner companies' Web sites. In these instances, our partner companies may not grow as we expect. The acquisition and maintenance of Web site addresses generally is regulated by governmental agencies and their designees. The regulation of Web site addresses in the United States and in foreign countries is subject to change. As a result, our partner companies may not be able to acquire or maintain relevant Web site addresses in all countries where they conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

Dependence on Barter Transactions--Some of our partner companies are dependent on barter transactions that do not generate cash revenue.

      Our partner companies often enter into barter transactions in which they provide advertising for other Internet-related companies in exchange for advertising for the partner company. In a barter transaction the partner company will reflect the sales of the advertising received as an expense and the value of the advertising provided, in an equal amount, as revenue. However, barter transactions also do not generate cash revenue, which may adversely affect the cash flows of some of our partner companies. Limited cash flows may adversely affect a partner company's abilities to expand its operations and satisfy its liabilities. During 1998 and 1999, revenue from barter transactions constituted a significant portion of some of our partner companies' revenue. Barter revenue may continue to represent a significant portion of their revenue in future periods. For example, for the year ended December 31, 1999, approximately 18% of VerticalNet's revenue was attributable to barter transactions.

RISKS RELATING TO THE INTERNET INDUSTRY

Confidentiality and Security--Concerns regarding security of transactions and transmitting confidential information over the Internet may have an adverse impact on our business.

      We believe that concern regarding the security of confidential information transmitted over the Internet prevents many potential customers from engaging in online transactions. If our partner companies that depend on these types of transactions do not add sufficient security features to their future product releases, our partner companies' products may not gain market acceptance or our partner companies may incur additional legal exposure.

      Despite the measures some of our partner companies have taken, their web sites remain potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures imposed by any one of our partner companies, he or she could misappropriate proprietary information or cause interruption in operations of the partner company. Security breaches that result in access to confidential information could damage the reputation of any one of our partner companies and expose the partner company affected to a risk of loss or liability. Some of our partner companies may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our partner companies' customers will become more concerned about security. If our partner companies are unable to adequately address these concerns, they may be unable to sell their goods and services.

Rapid Technological Changes--Rapid technological changes may prevent our partner companies from remaining current with their technical resources and maintaining competitive product and service offerings.

      The markets in which our partner companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing Web site technology or other products and services obsolete. The e-commerce market's growth and intense competition exacerbate these conditions. If our partner companies are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, our partner companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on our partner companies' ability to license leading technologies useful in their businesses, enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our partner companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

Effect of Government Regulations--Government regulations and legal uncertainties may place financial burdens on our business and the businesses of our partner companies.

      As of March 31, 2000, there were few laws or regulations, at either the state or federal level, directed specifically at e-commerce. Despite the scarcity of laws targeted at e-commerce, courts and administrative agencies have shown an increased willingness to apply traditional legal doctrines to cyberspace in areas including libel, wire fraud, copyright, trade secrets, unfair competition, consumer protection, monopolies, and unfair trade practices, creating an aura of uncertainty regarding the legality of certain widespread practices. It is possible that court decisions on issues such as deep-linking, protection of databases, and privacy rights may affect the valuation of our business and the businesses of our partner companies, call into question the viability of current business practices, and require the revision of certain business models.

      Because of the Internet's popularity and increasing use, as well as the sometimes imperfect fit of traditional legal doctrines to Internet-related issues, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, spam, pricing, content, copyrights, online gambling, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on our business and the businesses of our partner companies.

      Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, the United States Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these and other laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory uncertainty faced by B2B e-commerce companies.

      Importantly, the current moratorium on certain Internet taxes expires in October 2001, and there is some chance that it will not be extended. If not, e-commerce businesses could be faced with an array of state and local taxes that could impede the growth prospects of our partner companies.

                              RECENT DEVELOPMENTS

      We filed a Registration Statement on Form S-4 (the "Registration Statement") on April 13, 2000, to register 23,000,000 shares of our Common Stock, par value $.001 per share, for issuance in exchange offers with eCredit.com, Inc. ("eCredit.com") and RightWorks Corporation ("RightWorks") and other future business combination transactions or acquisitions.

      On June 9, 2000, we acquired 9,239,557 shares of common stock of eCredit.com and a warrant to purchase 1,563,491 shares of common stock of eCredit.com in exchange for 4,655,558 shares of our Common Stock. We now own a 33% interest in eCredit.com on a fully-diluted basis.

      eCredit.com provides credit management and financing solutions for business-to-business and business-to-consumer commerce. Its systems are network applications used to automate and streamline the credit management and financing process. We believe that our ownership in eCredit.com will benefit us in numerous ways. eCredit.com enhances our strategy to provide collaborative platforms for our partner companies, provides an infrastructure solution for our partner companies, and better permits us to reach our goal of building the dominant business-to-business e-commerce network of companies across the top 50 global markets.

      On June 15, 2000, we acquired 19,021,378 shares of Series B Preferred Stock of RightWorks in exchange for 5,778,133 shares of our Common Stock. We also acquired 649,644 shares of Series B Preferred Stock of RightWorks for $22 million in cash. In addition, we acquired 375,000 shares of common stock of RightWorks directly from the founder and CEO of RightWorks, Vani Kola, in exchange for 113,915 shares of Common Stock. We now own a 50% interest in RightWorks on a fully-diluted basis.

      RightWorks is a leading provider of e-procurement software for business-to-business exchanges. RightWorks' software, RightWorks 5.0, facilitates these business-to-business exchanges by providing a software platform that manages the complex business transactions that take place on digital marketplaces. We believe that our ownership in RightWorks will benefit us in numerous ways. RightWorks aids our strategy to enable online trading communities, provides valuable technology that consists of an open architecture and easy deployment, and better permits us to reach our goal of building the dominant business-to-business e-commerce network of companies across the top 50 global markets.

      In recent months, we completed several additional transactions in which we issued shares that are registered on the Registration Statement in exchange for securities in the following companies:

                                                 Shares of ICG
    Name of Company       Company Business    Common Stock Issued     Date
    ---------------       ----------------    -------------------     ----
 ComputerJobs.com, Inc.  Provides Internet-          126,483      May 17, 2000
                        based job-screening
                         and resume posting

  CommerceQuest, Inc.    Provides messaging        2,653,283      May 24, 2000
                         services for data
                              sharing

     Emptoris, Inc.      Provides software           676,977      June 6, 2000
                           and consulting
                           assistance to
                             businesses
                        developing their e-
                              markets

                           FORWARD-LOOKING STATEMENTS

      This Prospectus includes forward-looking statements based on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our partner companies, that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors are discussed in the "Risk Factors" section beginning on page 4 of this Prospectus, and include, among other things:

     .  development of an e-commerce market;

     . our ability to identify trends in our markets and the markets of our partner companies and to offer new solutions that address the changing needs of these markets;

     .  our ability to successfully execute our business model;

     . our partner companies' ability to compete successfully against direct and indirect competitors;

     .  our ability to acquire interests in additional companies;

     . our ability to expand our business successfully into international markets;

     .  growth in demand for Internet products and services; and

     .  adoption of the Internet as an advertising medium.

      In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this Prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur.

                                USE OF PROCEEDS

      We will not receive any proceeds from any offerings of our Common Stock registered under this registration statement other than the value of the businesses or properties we acquire in future acquisitions.

                                DIVIDEND POLICY

      We have never declared or paid cash dividends on our capital stock, and we do not intend to pay cash dividends in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

                          PRICE RANGE OF COMMON STOCK

      The Common Stock is listed on the Nasdaq National Market under the symbol "ICGE". The following table shows, for the periods indicated, the range of high and low reported sales prices per share for the common stock as quoted on the Nasdaq National Market.

                                                                  High    Low
                                                                 ------- ------
   Quarter ended:
     September 30, 1999......................................... $ 53.75 $ 7.00
     December 31, 1999.......................................... $193.63 $43.00
     March 31, 2000............................................. $200.94 $80.00
     Through June 30, 2000...................................... $ 78.17 $26.88
     Through August 8, 2000..................................... $ 45.19 $29.00

      On August 8, 2000, the last reported sale price of the common stock as quoted on the Nasdaq National Market was $35.38. As of March 31, 2000, there were approximately 1,392 holders of record of Common Stock.

                                CAPITALIZATION

                            Internet Capital Group

     You should read this capitalization table together with "Selected Consolidated Financial Data," "Pro Forma Consolidated Financial Information" and our consolidated financial statements and notes included elsewhere in this Prospectus.

     The pro forma basis reflects the following:

     . the issuance of 4,655,558 shares of our Common Stock in the eCredit.com exchange offer;

     . the issuance of 5,892,048 shares of our Common Stock in the RightWorks Corporation offer; and the assumption of approximately $2,586,000 of debt in connection with the acquisition and

     . the acquisition of new and additional minority ownership interests in four partner companies for 3,797,955 shares of our Common Stock.

     Common stock data is as of March 31, 2000 and excludes:

     . the conversion of the Convertible subordinated notes into 4,443,266 shares of Common Stock;

     . options to purchase 10,625,500 shares of Common Stock under our equity plans at a weighted average exercise price of $70.16 per share;

     . 13,811,199 shares of Common Stock issuable upon exercise of options reserved for grant;

     . warrants outstanding to purchase 2,475,817 shares at a weighted average price of $5.87 per share; and

     . 599,426 shares of our Common Stock issuable upon exercise of an ownership interest option under an agreement related to the acquisition of a partner company ownership interest.

     The following table sets forth our capitalization on an actual and pro forma basis as of March 31, 2000.

                                                            March 31, 2000
                                                        -----------------------
                                                          Actual     Pro Forma
                                                        ----------  -----------
                                                                    (unaudited)
                                                            (In thousands)
Long-term debt, net of current portion................. $    2,690  $    5,276
Convertible subordinated notes.........................    566,250     566,250
Shareholders' equity:
  Preferred stock, $.01 par value; 10,000 shares
   authorized; none issued and outstanding-actual, and
   pro forma...........................................        --          --
  Common stock, $.001 par value; 2,000,000 shares
   authorized; 264,293 shares issued and outstanding-
   actual; 278,639 shares issued and outstanding pro
   forma...............................................        264         279
Additional paid-in capital.............................  1,583,022   2,905,042
Retained earnings (accumulated deficit)................    325,436     325,436
Unamortized deferred compensation......................    (11,720)    (11,720)
Notes receivable--shareholders.........................    (79,396)    (79,396)
Accumulated other comprehensive income.................    (68,543)    (68,543)
                                                        ----------  ----------
    Total shareholders' equity.........................  1,749,063   3,071,098
                                                        ----------  ----------
      Total capitalization............................. $2,318,003  $3,642,624
                                                        ==========  ==========

                          INTERNET CAPITAL GROUP, INC.

               Pro Forma Condensed Combined Financial Statements
                             Basis of Presentation
                                  (Unaudited)

      During 1999 and 2000, Internet Capital Group, Inc. acquired significant minority ownership interests in 63 partner companies accounted for under the equity method of accounting or the consolidation method of accounting. In June 2000, we acquired a significant minority ownership interest in eCredit.com for total purchase consideration of approximately $424.7 million in stock. In June 2000, we also acquired a majority ownership interest in RightWorks for approximately $754 million in stock and $22 million in cash. In addition, we deconsolidated Breakaway Solutions, Inc. subsequent to September 30, 1999 due to the decrease in our voting ownership percentage in the company from above to below 50%.

      The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to the acquisition of a significant minority ownership interest in eCredit.com, the acquisition of a majority ownership interest in RightWorks, the 1999 and 2000 acquisitions of significant minority ownership interests in 50 equity method partner companies, majority ownership interests in 9 new consolidated partner companies, the effect of 2 consolidated companies previously accounted for under the equity method and the acquisition of our ownership interest in Breakaway Solutions, Inc. as a company accounted for under the equity method as if the transactions had occurred on January 1, 1999. As VerticalNet, Inc. was deconsolidated in the first quarter of 1999, no pro forma adjustments to the consolidated statement of operations for the year ended December 31, 1999 are necessary to reflect its deconsolidation.

      The unaudited pro forma condensed combined balance sheet as of March 31, 2000 gives effect to the acquisition of a significant minority ownership interest in eCredit.com, the acquisition of a majority ownership interest in RightWorks, and the acquisitions subsequent to March 31, 2000 of significant minority ownership interests in 7 new and 12 existing equity method partner companies and 3 new consolidated partner companies and the effect of consolidating 2 partner companies previously accounted for under the equity method as if the transactions had occurred on March 31, 2000.

      The unaudited pro forma condensed combined financial statements have been prepared by the management of Internet Capital Group, Inc. and should be read in conjunction with our historical consolidated financial statements contained elsewhere herein, and the historical consolidated financial statements of eCredit.com and RightWorks which are included elsewhere herein. Since the unaudited pro forma financial statements which follow are based upon the financial condition and operating results of eCredit.com, RightWorks and the equity method partner companies acquired during periods when they were not under the control or management of Internet Capital Group, Inc., the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed on the pro forma dates reflected nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of Internet Capital Group, Inc. with eCredit.com, RightWorks, and the other equity method and consolidated partner companies.

      The effects of the acquisitions have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill. We have not yet determined the amount of any in-process research and development costs associated with the eCredit.com and RightWorks acquisitions. The preliminary allocation of the purchase price will be subject to further adjustments as we finalize our allocation of purchase price in accordance with generally accepted accounting principles.

                          INTERNET CAPITAL GROUP, INC.

              Unaudited Pro Forma Condensed Combined Balance Sheet
                                 March 31, 2000

                                 (In thousands)

                          Internet
                          Capital                                                        Pro
                           Group,    Pro Forma       Sub-    eCredit.com RightWorks     Forma
                            Inc.    Adjustments     Total    Acquisition Acquisition   Combined
                         ---------- -----------   ---------- ----------- -----------  ----------
Assets
Current Assets
  Cash and cash
   equivalents.......... $  858,567  $(360,940)c  $  497,627       --    $   17,075b  $  514,702
  Accounts receivable,
   less allowance for
   doubtful accounts....      3,403      1,553d        4,956       --         4,160b       9,116
  Prepaid expenses and
   other current
   assets...............     41,544        744d       42,288       --           188b      42,476
                         ----------  ---------    ----------  --------   ----------   ----------
  Total current assets..    903,514   (358,643)      544,871       --        21,423      566,294
  Fixed assets, net.....      9,459        312d        9,771       --         1,837b      11,608
  Ownership interests in
   and advances to
   Partner Companies....  1,157,635    455,919c,d  1,613,554  $514,078a         --     2,127,632
  Available-for-sale
   securities...........    350,596        --        350,596       --           --       350,596
  Intangible assets,
   net..................     21,477    197,310d      218,787       --     1,013,072b   1,231,859
  Deferred taxes........        --          78d           78       --           --            78
  Other.................     28,376     30,986d       59,362       --           542b      59,904
                         ----------  ---------    ----------  --------   ----------   ----------
Total Assets............ $2,471,057  $ 325,962    $2,797,019  $514,078a  $1,036,874   $4,347,971
                         ==========  =========    ==========  ========   ==========   ==========
Liabilities and
 Shareholders' Equity
Current Liabilities
  Current maturities of
   long-term debt....... $    2,612  $     --     $    2,612       --    $      861b      $3,473
  Line of credit........        754        --            754       --           --           754
  Accounts payable......      8,170      1,013d        9,183       --         1,716b      10,899
  Accrued expenses......     21,348        225d       21,573       --         1,388b      22,961
  Notes payable to
   Partner Company......     24,704        --         24,704       --           --        24,704
  Other.................      1,348      2,335d        3,683       --         4,117b       7,800
                         ----------  ---------    ----------  --------   ----------   ----------
  Total current
   liabilities..........     58,936      3,573        62,509       --         8,082       70,591
  Long-term debt........      2,690        --          2,690       --         2,586b       5,276
  Subordinated debt.....    566,250        --        566,250       --           --       566,250
  Other liability.......      4,880     11,500d       16,380       --           --        16,380
  Deferred taxes........     84,685        --         84,685    89,409      269,724b     443,818
  Minority interest.....      4,553    166,556       171,109       --        13,350b     184,459
Shareholders' Equity
  Total shareholders'
   equity...............  1,749,063    144,333c    1,893,396  $424,669a     743,132b   3,061,197
                         ----------  ---------    ----------  --------   ----------   ----------
Total Liabilities and
 Shareholders' Equity... $2,471,057  $ 325,962    $2,797,019  $514,078   $1,036,874   $4,347,971
                         ==========  =========    ==========  ========   ==========   ==========

    See notes to unaudited pro forma condensed combined financial statements

                          INTERNET CAPITAL GROUP, INC.

         Unaudited Pro Forma Condensed Combined Statement of Operations
                      for the Year Ended December 31, 1999

                     (In thousands, except per share data)

                         Internet
                         Capital
                          Group,    Pro Forma     Sub-     eCredit.com   RightWorks   Pro Forma
                           Inc.    Adjustments    Total    Acquisition   Acquisition  Combined
                         --------  -----------  ---------  -----------   -----------  ---------
Revenue................. $ 16,536         --    $  16,536         --      $   2,152 h $  18,688
                         --------   ---------   ---------  ----------     ---------   ---------
Operating Expenses
  Cost of revenue.......    8,156         --        8,156         --            430 h     8,586
  Selling, general and
   administrative.......   48,924   $  62,998 f   111,922         --        358,197 h   470,119
                         --------   ---------   ---------  ----------     ---------   ---------
  Total operating
   expenses.............   57,080      62,998     120,078         --        358,627     478,705
                         --------   ---------   ---------  ----------     ---------   ---------
                          (40,544)    (62,998)   (103,542)        --       (356,475)   (460,017)
Other income, net.......   67,384           1      67,385         --             70 h    67,455
Interest income.........    9,631         --        9,631         --            --        9,631
Interest expense........   (3,897)        --       (3,897)        --            --       (3,897)
                         --------   ---------   ---------  ----------     ---------   ---------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........   32,574     (62,997)    (30,423)        --       (356,405)   (386,828)
Income taxes............   23,722      90,261 i   113,983  $   20,885 e     102,607 h   237,475
Minority interest.......    6,026         895 f     6,921         --          3,537 h    10,458
Equity income (loss)....  (92,099)   (258,572)g  (350,671)   (144,913)e         --     (495,584)
                         --------   ---------   ---------  ----------     ---------   ---------
Net Income (Loss)....... $(29,777)  $(230,413)  $(260,190) $ (124,028)    $(250,261)  $(634,479)
                         ========   =========   =========  ==========     =========   =========
Net Income (Loss) per
 Share
  Basic................. $  (0.15)                                                    $   (2.93)
  Diluted............... $  (0.15)                                                    $   (2.93)
Weighted Average Shares
 Outstanding
  Basic.................  201,851                                                       216,197 k
  Diluted...............  201,851                                                       216,197 k


   See notes to unaudited pro forma condensed combined financial statements.

                          INTERNET CAPITAL GROUP, INC.

         Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2000

                     (In thousands, except per share data)

                         Internet
                          Capital
                          Group,     Pro Forma     Sub-     eCredit.com  RightWorks  Pro Forma
                           Inc.     Adjustments    Total    Acquisition  Acquisition Combined
                         ---------  -----------  ---------  -----------  ----------- ---------
Revenue................. $   1,830         --    $   1,830         --     $  2,899o  $   4,729
                         ---------   --------    ---------   --------     --------   ---------
Operating Expenses
  Cost of revenue.......       689         --          689         --          937o      1,626
  Selling, general and
   administrative.......    32,663   $ 21,106m      53,769         --       99,654o    146,423
                         ---------   --------    ---------   --------     --------   ---------
  Total operating
   expenses.............    33,352     21,106       54,458         --       93,591     148,049
                         ---------   --------    ---------   --------     --------   ---------
                           (31,522)   (21,106)     (52,628)                (90,692)   (143,320)
Other income, net.......   657,686        149m     657,835         --           95o    657,930
Interest income.........    18,800         --       18,800         --           --      18,800
Interest expense........    (9,340)        --       (9,340)        --           --      (9,340)
                         ---------   --------    ---------   --------     --------   ---------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........   635,624    (20,957)     614,667         --      (90,597)    524,070
Income taxes............  (209,499)   (10,860)p   (198,639)  $  8,085 l     26,740o   (163,814)
Minority interest.......     5,901      4,469m      10,370         --        1,203o     11,573
Equity income (loss)....   (80,051)   (29,540)n   (109,591)   (41,988)l         --    (151,579)
                         ---------   --------    ---------   --------     --------   ---------
Net Income (Loss)....... $ 351,975   $(35,168)   $ 316,807   $(33,903)    $(62,654)  $ 220,250
                         =========   ========    =========   ========     ========   =========
Net Income (Loss) per
 Share
  Basic................. $    1.33                                                       $0.79
  Diluted............... $    1.30                                                       $0.77
Weighted Average Shares
 Outstanding
  Basic.................   264,191                                                     278,537q
  Diluted...............   270,132                                                     284,478q

                          INTERNET CAPITAL GROUP, INC.

           Notes to Pro Forma Condensed Combined Financial Statements
                                  (Unaudited)

1. Basis of Presentation

      The unaudited pro forma condensed combined balance sheet as of March 31, 2000 gives effect to the acquisition of a significant minority ownership interest in eCredit.com, the acquisition of a majority ownership interest in RightWorks, and the acquisitions subsequent to March 31, 2000 of significant minority ownership interests in 7 new and 12 existing equity method partner companies and 3 new and 2 existing consolidated partner companies and the effect of converting two equity method partner companies to consolidated partner companies as if the transactions had occurred on March 31, 2000.

      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to the acquisition of a significant minority ownership interest in eCredit.com, the acquisition of a majority ownership interest in RightWorks, the 1999 and 2000 acquisitions of significant minority ownership interests in 51 equity method partner companies, majority ownership interests in 9 consolidated partner companies and the acquisition of our ownership interest in Breakaway Solutions, Inc. as a company accounted for under the equity method as if the transactions had occurred on January 1, 1999.

      The effects of the acquisitions have been presented using the purchase method of accounting and accordingly, the aggregate purchase price of these acquisitions was allocated to the assets and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill, other identifiable intangibles and in-process research and development. The preliminary allocation of the purchase price will be subject to further adjustments as we finalize our allocations of purchase price in accordance with generally accepted accounting principles.

2. Pro Forma Balance Sheet Adjustments

      The pro forma balance sheet adjustments as of March 31, 2000 reflect:

    (a) The acquisition of a significant minority ownership interest in eCredit.com for approximately $424.7 million in our common stock.

    (b) The acquisition of a majority ownership interest in RightWorks for approximately $754.2 million in our common stock and $22 million in cash. The total RightWorks purchase price of approximately $776 million was allocated as follows: cash -- $17.1 million, net receivables --$4.2 million, fixed and other assets -- $2.6 million, accounts payable and accruals -- $3.1 million, other current liabilities -- $4.1 million, debt -- $3.4 million, minority interest -- $13.4 million, deferred tax liability -- $269.7 million and goodwill and intangibles -- $1.0 billion, purchased in-process development 10.9 million.

    (c) The acquisitions subsequent to March 31, 2000 of new and additional significant minority and majority ownership interests in partner companies for aggregate cash consideration of $360.9 million and 3,797,955 shares of our common stock valued at $143.6.

    (d) Reflects additional net receivables of $1.6 million, fixed and other assets of $1.1 million, other assets of $31.0 million, accounts payable and accruals of $1.2 million, other liabilities of $13.8 million, minority interest of $166.5 million, and $197.3 million of goodwill and intangibles related to the acquisitions of three new consolidated partner companies, the effect of converting two equity method partner companies to consolidated partner companies and the acquisitions of additional ownership interests in two previously consolidated partner companies.

                         INTERNET CAPITAL GROUP, INC.

                                  (Unaudited)

3. Pro Forma Statement of Operations Adjustments

     The pro forma statement of operations adjustments for the year ended December 31, 1999 consist of:

    (e) Equity income (loss) has been adjusted to reflect our acquisition of a significant minority ownership interest in eCredit.com and the related interest in the income (loss) and amortization of the difference in our carrying value and ownership interest in the underlying net equity of eCredit.com over an estimated useful life of three years. For the year ended December 31, 1999 equity income
        (loss) of $144.3 million includes $6.5 million of equity income
        (loss), and $137.8 million in amortization of the difference between cost and equity in net assets. For the year ended December 31, 1999, income tax benefit has been adjusted $20.8 million to reflect the tax effect of the eCredit.com pro forma adjustments.

    (f) Reflects general and administrative expenses of $63.8 million, and minority interest of $.9 million related to the acquisitions of ICG AsiaWorks, ICG Patent, Emptoris, and Industrial America, and the acquisitions of additional significant ownership interests in ICG Commerce and AssetTrade. Included in general and administrative expenses is approximately $61.1 million of goodwill amortization during the year ended December 31, 1999, relating to these acquisitions.

    (g) Equity income (loss) has been adjusted by $258.6 million to reflect our proportionate share of the income (loss) of the 53 equity method partner company acquisitions in 1999 and 2000 and the amortization of the difference in our carrying value in the partner companies and our ownership interest in the underlying net equity of the partner companies over an estimated useful life of three years. For the year ended December 31, 1999, equity income (loss) includes $17.7 million of equity income (loss) and $240.9 million in amortization of the difference between cost and equity in net assets based on an estimated useful life of three years.

    (h) Reflects additional revenue of $2.2 million, cost of revenue of $0.4 million, general and administrative expenses of $387.2 million, other income of approximately $.1 million, income tax benefit of $102.6 million related to the amortization of goodwill, and minority interest of $3.5 million related to the acquisition of a majority interest in RightWorks. Included in general and administrative expenses is approximately $358.2 million of goodwill amortization during the year ended December 31, 1999, relating to this acquisition.

    (i) Income tax benefit has been adjusted $90.3 million for the year ended December 31, 1999 to reflect the tax effect of the pro forma adjustments.

    (k) Reflects the issuance of 3,797,955 shares related to the acquisitions subsequent to December 31, 1999 and the issuance of 5,892,048 shares related to the RightWorks acquisition and 4,655,558 shares related to the eCredit.com acquisition as if the issuances occurred on January 1, 1999.

                          INTERNET CAPITAL GROUP, INC.

                                  (Unaudited)

      The pro forma statement of operations adjustments for March 31, 2000 consist of:

    (l) Equity income (loss) has been adjusted to reflect our acquisition of a significant minority ownership interest in eCredit.com and the related interest in the income (loss) and amortization of the difference in our carrying value and ownership interest in the underlying net equity of eCredit.com over an estimated useful life of three years. For the three months ended March 31, 2000 equity income (loss) of $41.2 million includes $7.4 million of equity income (loss), and $33.8 million in amortization of the difference between cost and equity in net assets. For the three months ended March 31, 2000, income tax benefit has been adjusted $8 million to reflect the tax effect of the eCredit.com pro forma adjustments.

    (m) Reflects general and administrative expenses of $21.1 million, other income of $.2 million, and minority interest of $4.5 million related to the acquisitions of ICG AsiaWorks, ICG Patent, Emptoris, and Industrial America, and the acquisitions of additional significant minority ownership interests in ICG Commerce and AssetTrade. Included in general and administrative expenses is approximately $15.2 million of goodwill amortization during the three months ended March 31, 2000, relating to these acquisitions.

    (n) Equity income (loss) has been adjusted by $29.5 million to reflect our ownership interests in the income (loss) of the equity method partner company acquisitions in 2000 and the amortization of the difference in our carrying value in the partner companies and our ownership interest in the underlying net equity of the partner companies over an estimated useful life of three years. For the three months ended March 31, 2000, equity income (loss) includes $1.8 million of equity income (loss) and $27.7 million in amortization of the difference between cost and equity in net assets.

    (o) Reflects additional revenue of $2.9 million, cost of revenue of $.9 million, general and administrative expenses of $99.9 million, other income of approximately $.1 million, income tax benefit of $26.7 million related to the amortization of goodwill, and minority interest of $1.2 million related to the acquisition of a majority interest in RightWorks. Included in general and administrative expenses is approximately $65 million of goodwill amortization during the three months ended March 31, 2000, relating to this acquisition.

    (p) Income tax benefit has been adjusted $10.9 million for the three months ended March 31, 2000 to reflect the tax effect of the pro forma adjustments.

    (q) Reflects the issuance of 3,797,955 shares related to the acquisitions subsequent to December 31, 1999 and the issuance of 5,892,048 shares related to the RightWorks acquisition and 4,655,558 shares related to the eCredit.com acquisition as if the issuances occurred on January 1, 1999.

          INTERNET CAPITAL GROUP SELECTED CONSOLIDATED FINANCIAL DATA

      You should read the following selected consolidated financial data in conjunction with our Consolidated Financial Statements, including the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Consolidated Statements of Operations Data for the three months ended March 31, 1999 and March 31, 2000 and the Consolidated Balance Sheet Data at March 31, 2000 is unaudited data derived from the Consolidated Financial Statements included elsewhere in this Prospectus. The Consolidated Statements of Operations Data for the years ended December 31, 1997, 1998 and 1999, and Consolidated Balance Sheet Data at December 31, 1998 and 1999 have been derived from the Consolidated Financial Statements, that have been audited by KPMG LLP, independent auditors, included elsewhere in this Prospectus. The Consolidated Statements of Operations data from March 4, 1996, the date of our inception, through December 31, 1996 and the Consolidated Balance Sheet Data at December 31, 1996 and 1997 has been derived from the Consolidated Financial Statements that have been audited by KPMG LLP, independent auditors, which are not included in this Prospectus. The pro forma net income (loss) and net income
(loss) per share information included in the Consolidated Statements of Operations Data for the years ended December 31, 1998 and 1999 and the three months ended March 31 , 1999 is unaudited data derived from the Consolidated Financial Statements included elsewhere in this Prospectus and reflect our taxation as a corporation since January 1, 1998 and 1999, respectively, although we have been taxed as a corporation only since February 2, 1999.

                         March 4, 1996                                Three Months
                          (Inception)   Year Ended December 31,      Ended March 31,
                          to December  ---------------------------  ------------------
                           31, 1996     1997      1998      1999     1999      2000
                         ------------- -------  --------  --------  -------  ---------
                                   (In thousands, except per share amounts)
Consolidated Statements
 of Operations Data:
Revenue.................    $   285    $   792  $  3,135  $ 16,536  $ 3,111  $   1,830
Operating Expenses
 Cost of revenue........        427      1,767     4,643     8,156    1,553        689
 Selling, general and
  administrative........      1,921      5,743    15,514    48,924    3,848     32,663
                            -------    -------  --------  --------  -------  ---------
 Total operating
  expenses..............      2,348      7,510    20,157    57,080    5,401     33,352
                            -------    -------  --------  --------  -------  ---------
                            (2,063)     (6,718)  (17,022)  (40,544)  (2,290)   (31,522)
Other income, net.......        --         --     30,483    67,384   28,677    657,686
Interest income, net....         88        138       925     5,734      296      9,460
                            -------    -------  --------  --------  -------  ---------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........     (1,975)    (6,580)   14,386    32,574   26,683    635,624
Income taxes............        --         --        --     23,722      663   (209,499)
Minority interest.......        427       (106)    5,382     6,026      146      5,901
Equity income (loss)....       (514)       106    (5,869)  (92,099)  (7,413)   (80,051)
                            -------    -------  --------  --------  -------  ---------
Net Income (Loss).......    $(2,062)   $(6,580) $ 13,899  $(29,777) $20,079  $ 351,975
                            =======    =======  ========  ========  =======  =========
Net Income (loss) per
 share--diluted.........    $ (0.05)   $ (0.10) $   0.12  $  (0.15) $  0.14  $    1.30
Weighted average shares
 outstanding--diluted...     40,792     68,198   112,299   201,851  147,400    270,132
Pro forma net income
 (loss) (unaudited).....                        $  8,756  $(37,449)  12,233
Pro forma net income
 (loss) per share--
 diluted (unaudited)....                        $   0.08  $  (0.19) $  0.08

                                             December 31,
                                  ---------------------------------- March 31,
                                   1996    1997    1998      1999       2000
                                  ------- ------- ------- ---------- ----------
                                                 (In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.......  $ 3,215 $ 5,967 $26,841 $1,343,459 $  858,567
Working capital.................    4,883   2,391  20,452  1,305,380    844,578
Total assets....................   13,629  31,481  96,786  2,050,384  2,471,057
Long-term debt, net of current
 portion........................      167     400     352      3,185      2,690
Convertible subordinated notes..      --      --      --     566,250    566,250
Total shareholders' equity......   12,859  26,635  80,724  1,420,221  1,749,063

          INTERNET CAPITAL GROUP MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

General

      Internet Capital Group is an Internet company actively engaged in B2B e-commerce through a network of partner companies. As of March 31, 2000 we owned interests in 63 B2B e-commerce companies that we refer to as our partner companies. We focus on two types of B2B e-commerce companies, which we call market makers and enabling service providers.

      Because we acquire significant interests in B2B e-commerce companies, many of which generate net losses, we have experienced, and expect to continue to experience, significant volatility in our quarterly results. We do not know if we will report net income in any period, and we expect that we will report net losses in many quarters for the foreseeable future. While our partner companies have consistently reported losses, we have recorded net income in certain periods and experienced significant volatility from period to period due to one-time transactions and other events incidental to our ownership interests in and advances to partner companies. These transactions and events are described in more detail under "Net Results of Operations--General ICG Operations--Other Income" and include dispositions of, and changes to, our partner company ownership interests, dispositions of our holdings of available-for-sale securities, and impairment charges. On a continuous basis, but no less frequently than at the end of each reporting period, we evaluate the carrying value of our ownership interests in and advances to each of our partner companies for possible impairment based on achievement of business plan objectives and milestones, the fair value of each ownership interest and advance in the partner company relative to carrying value, the financial condition and prospects of the partner company, and other relevant factors. The business plan objectives and milestones we consider include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a Web site or the hiring of key employees. The fair value of our ownership interests in and advances to privately held partner companies is generally determined based on the value at which independent third parties have invested or have committed to invest in our partner companies.

      The presentation and content of our consolidated financial statements is largely a function of the presentation and content of the financial statements of our partner companies. To the extent our partner companies change the presentation or content of their financial statements, as may be required upon review by the Securities and Exchange Commission or changes in accounting literature, the presentation and content of our financial statements may also change.

      On August 23, 1999, the Securities and Exchange Commission granted our request for an exemption under Section 3(b)(2) of the Investment Company Act, declaring us to be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. Because of our operating focus, the significant ownership interests we hold in our partner companies and the greater operating flexibility we obtain from the exemptive order, we do not believe that the Investment Company Act will adversely affect our operations or shareholder value.

Effect of Various Accounting Methods on our Results of Operations

      The various interests that we acquire in our partner companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in a partner company.

      Consolidation. Partner companies in which we directly or indirectly own more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a partner company's results of operations are reflected within our Consolidated Statements of Operations. Participation of other partner company shareholders in the earnings or losses of a consolidated partner company is reflected in the caption "Minority interest" in our Consolidated Statements of Operations. Minority interest adjusts our consolidated net results of operations to reflect only our share of the earnings or losses of the consolidated partner company. VerticalNet was our only consolidated partner company through December 31, 1998. However, due to VerticalNet's initial public offering in February 1999, our voting ownership interest in VerticalNet decreased below 50% and we have accounted for VerticalNet under the equity method of accounting since February 1999. We acquired controlling majority voting interests in Breakaway Solutions during the three months ended March 31, 1999, EmployeeLife.com and iParts during the three months ended June 30, 1999, CyberCrop.com (previously AgProducer Network) during the three months ended September 30, 1999 and Animated Images and ICG Commerce during the three months ended December 31, 1999, each of which was consolidated from the date of its acquisition. Due to Breakaway Solutions' initial public offering in October 1999, our voting ownership interest in Breakaway Solutions decreased below 50% and we have accounted for Breakaway Solutions under the equity method of accounting since October 1999. As of March 31, 2000, Animated Images, CyberCrop.com, EmployeeLife.com, ICG Commerce, and iParts were our only consolidated partner companies.

      The effect of a partner company's net results of operations on our net results of operations is generally the same under either the consolidation method of accounting or the equity method of accounting, because under each of these methods only our share of the earnings or losses of a partner company is reflected in our net results of operations in the Consolidated Statements of Operations.

      Equity Method. Partner companies whose results we do not consolidate, but over whom we exercise significant influence, are generally accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a partner company depends on an evaluation of several factors including, among others, representation on the partner company's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the partner company, including voting rights associated with our holdings in common, preferred and other convertible instruments in the partner company. Under the equity method of accounting, a partner company's results of operations are not reflected within our Consolidated Statements of Operations; however, our share of the earnings or losses of the partner company is reflected in the caption "Equity income
(loss)" in the Consolidated Statements of Operations. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. As of December 31, 1999, we accounted for 31 of our partner companies using this method. As of March 31, 2000, we accounted for 48 of our partner companies under this method.

      Our partner companies accounted for under the equity method of accounting at December 31, 1998 and 1999 and March 31, 2000 included:

                                                             Voting Ownership
                                                  Partner ----------------------
                                                  Company December 31, March 31,
                                                   Since      1999       2000
                                                  ------- ------------ ---------
     EQUITY METHOD:
     AsseTRADE.com, Inc. ........................  1999       17%         30%
     AUTOVIA Corporation.........................  1998       N/A         20%
     Bidcom, Inc. ...............................  1999       35%         30%
     Blackbird...................................  2000       N/A         32%
     Blackboard Inc. ............................  1998       29%         28%
     Breakaway Solutions, Inc. ..................  1999       40%         40%
     BuyMedia, Inc. .............................  2000       N/A         34%
     CapSpan LLC.................................  2000       N/A         33%
     CentriMed.com, Inc. ........................  2000       N/A         47%
     CommerceQuest, Inc. ........................  1998       28%         28%
     CommerX, Inc. ..............................  1998       40%         39%
     ComputerJobs.com, Inc. .....................  1998       33%         33%
     CourtLink, Inc. ............................  1999       19%         34%
     e-Chemicals, Inc. ..........................  1998       N/A         20%
     eMarketWorld, Inc. .........................  1999       42%         42%
     eMerge Interactive, Inc. ...................  1999       45%         39%
     eMetra Ltd. ................................  2000       N/A         45%
     eumedix.....................................  2000       N/A         31%
     Eu-supply.com...............................  2000       N/A         29%
     FarmingOnline Limited.......................  2000       N/A         32%
     Freeborders.com, Inc. ......................  2000       N/A         46%
     Industrial America, Inc. ...................  2000       N/A         50%
     Internet Commerce Systems, Inc. ............  1999       43%         43%
     Internet Healthcare Group...................  2000       N/A         30%
     InvestorForce.com...........................  1999       49%         43%
     iSky, Inc. .................................  1996       31%         34%
     Jamcracker, Inc. ...........................  1999       24%         24%
     JusticeLink, Inc. ..........................  1999       37%         37%
     LinkShare Corporation.......................  1998       34%         39%
     Logistics.com, Inc. ........................  2000       N/A         36%
     MetalSite General Partner, LLC..............  1999       44%         39%
     NationStreet, Inc. .........................  1999       38%         38%
     NetVendor, Inc. ............................  1999       27%         26%
     ONVIA.com, Inc. ............................  1999       23%         23%
     PaperExchange.com, Inc. ....................  1999       24%         23%
     RetailExchange, Inc. .......................  1999       30%         32%
     SageMaker, Inc. ............................  1998       21%         21%
     Simplexis.com Corporation...................  2000       N/A         47%
     StarCite, Inc. .............................  1999       43%         40%
     Syncra Software, Inc. ......................  1998       35%         35%
     TALPX, Inc. ................................  2000       N/A         28%
     TeamOn.com, Inc. ...........................  2000       N/A         34%
     traffic.com, Inc. ..........................  1999       20%         32%
     United Messaging, Inc. .....................  1999       37%         37%
     Universal Access, Inc. .....................  1999       24%         25%
     USgift.com, Inc. ...........................  1999       38%         38%
     VerticalNet, Inc. ..........................  1996       34%         32%
     Vivant! Corporation.........................  1998       31%         39%

      As of March 31, 2000, we owned voting convertible preferred stock in all companies listed except Breakaway Solutions, eMerge Interactive, ONVIA.com, Universal Access and VerticalNet, in which we owned voting common stock and e-Chemicals, in which we owned non-voting convertible debentures. We also owned voting common stock in a number of these partner companies and have representation on the board of directors of all of the above partner companies. VerticalNet was consolidated at December 31, 1998. CommerceQuest and Universal Access were accounted for under the cost method of accounting at December 31, 1998. During the year ended December 31, 1999, Sky Alland Marketing changed its name to iSky. During the period ended March 31, 2000 Plan Sponsor Exchange, Inc. changed its name to InvestorForce.com. Subsequent to March 31, 2000 CourtLink, Inc. merged with JusticeLink, Inc., and Residential Delivery Services, Inc. changed its name to NationStreet, Inc.

      Those Partner Companies listed with a voting ownership of "N/A" at December 31, 1999 and March 31, 2000 reflects that either these companies were accounted for under a different method at that time (AUTOVIA Corporation and e-Chemicals changed from cost method companies at December 31, 1999 to equity method companies at March 31, 2000).

      Most of our equity method partner companies are in a very early stage of development and have not generated significant revenues. In addition, most equity method partner companies incurred substantial losses in 1998 and 1999 and are expected to continue to incur substantial losses in 2000. Additionally, we recognize goodwill amortization expense related to the "excess basis" of our equity method partner companies.

      Cost Method. Partner companies not accounted for under either the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, our share of the earnings or losses of these companies is not included in our Consolidated Statements of Operations.

      Our partner companies accounted for under the cost method of accounting at December 31, 1998 and 1999 and March 31, 2000 included:

                                                             Voting Ownership
                                                  Partner ----------------------
                                                  Company December 31, March 31,
                                                   Since      1999       2000
                                                  ------- ------------ ---------
     COST METHOD:
     Arbinet Communications, Inc ................  1999        8%          8%
     AUTOVIA Corporation.........................  1998       16%         N/A
     Benchmarking Partners, Inc. ................  1996       12%         13%
     ClearCommerce Corp. ........................  1997       15%         11%
     Collabria, Inc. ............................  1999       11%         11%
     Context Integration, Inc. ..................  1997       14%         12%
     Deja.com, Inc. .............................  1997        2%          2%
     e-Chemicals, Inc. ..........................  1998        0%         N/A
     Entegrity Solutions Corporation.............  1996       11%          9%
     PrivaSeek, Inc. ............................  1998        8%          7%
     Servicesoft Technologies, Inc. .............  1998        5%          5%
     TRADEX Technologies, Inc. ..................  1999       10%         N/A
     US Interactive, Inc. .......................  1996        3%          3%

      As of March 31, 2000, we owned voting convertible preferred stock in all companies listed except Deja.com, in which we owned non-voting convertible preferred stock and voting common stock, and US Interactive, Inc., in which we owned voting common stock. We also owned voting common stock in a number of these partner companies and in most cases have representation on the board of directors of the above partner companies. We record our ownership in debt securities at cost as we have the ability and intent to hold these securities until maturity. In addition to our investments in voting and non-voting equity and debt securities, we also periodically make advances to our partner companies in the form of promissory notes. There were advances to cost method partner companies totaling $2.1 million and $1.1 million at December 31, 1999 and March 31, 2000, respectively. During the year ended December 31, 1999, RapidAutoNet Corporation changed its name to AUTOVIA Corporation.

      Those Partner Companies listed with a voting ownership of "N/A" at December 31, 1999 and March 31, 2000 reflects that either these companies were accounted for under a different method at that time (AUTOVIA Corporation and e-Chemicals changed from cost method companies at December 31, 1999 to equity method companies at March 31, 2000) or, in the case of TRADEX, we sold our ownership interest during the period ended March 31, 2000.

      Most of our cost method partner companies are in a very early stage of development and have not generated significant revenues. In addition, most cost method partner companies incurred substantial losses in 1998 and 1999 and are expected to continue to incur substantial losses in 2000. None of our cost method partner companies have paid dividends during our period of ownership and they generally do not intend to pay dividends in the foreseeable future. US Interactive is accounted for under Statement of Financial Accounting Standards No. 115.

Effect of Various Accounting Methods on the Presentation of our Financial Statements

      The presentation of our consolidated financial statements may differ from period to period primarily due to whether or not we apply the consolidation method of accounting or the equity method of accounting. For example, since our inception through December 31, 1998 we consolidated VerticalNet's financial statements with our own. However, due to VerticalNet's initial public offering in February 1999, our voting ownership interest in VerticalNet decreased to below 50%. Therefore, we have applied the equity method of accounting since February 1999. We also consolidated Breakaway Solutions' financial statements from the date of acquisition (January 6, 1999) through September 30, 1999. However, due to Breakaway Solutions' initial public offering in October 1999, our voting ownership interest in Breakaway Solutions decreased to below 50%. Therefore, we have applied the equity method of accounting since October 1999.

      We acquired controlling majority voting interests in Breakaway Solutions during the three months ended March 31, 1999, EmployeeLife.com and iParts during the three months ended June 30, 1999, CyberCrop.com during the three months ended September 30, 1999, and Animated Images and ICG Commerce during the three months ended December 31, 1999, each of which was consolidated from the date of its acquisition. The presentation of our consolidated financial statements looks substantially different for the year ended December 31, 1999 and the three months ended March 31, 2000 versus comparable periods in the prior year as a result of consolidating Animated Images, CyberCrop.com, EmployeeLife.com, ICG Commerce, and iParts and no longer consolidating VerticalNet and Breakaway Solutions in our consolidated financial statements.

      To understand our net results of operations and financial position without the effect of consolidating our majority owned subsidiaries, Note 11 to our Consolidated Financial Statements summarizes our Parent Company Statements of Operations and Balance Sheets which treat VerticalNet, Animated Images, Breakaway Solutions, CyberCrop.com, EmployeeLife.com, ICG Commerce, and iParts as if they were accounted for under the equity method of accounting for all periods presented. Our share of the losses of VerticalNet, Animated Images, Breakaway Solutions, CyberCrop.com, EmployeeLife.com, ICG Commerce, and iParts is included in "Equity income (loss)" in the Parent Company Statements of Operations. The losses recorded in excess of the carrying value of VerticalNet at December 31, 1997 and 1998 are included in "Non-current liabilities" and the carrying value of VerticalNet, Animated Images, Breakaway Solutions, CyberCrop.com, EmployeeLife.com, ICG Commerce, and iParts as of December 31, 1999 are included in "Ownership interests in and advances to Partner Companies" in the Parent Company Balance Sheets.

Net Results of Operations

      Our reportable segments determined in accordance with Statement of Financial Accounting Standards No. 131 are Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet for the period from our inception on March 4, 1996 through December 31, 1998 and Breakaway Solutions from the date of acquisition through September 1999 and Animated Images, CyberCrop.com, EmployeeLife.com, ICG Commerce, and iParts from their dates of acquisition in 1999, and recording our share of earnings or losses of partner companies accounted for under the equity method of accounting. General ICG Operations represents the expenses of providing strategic and operational support to our partner companies, as well as the related administrative costs related to these expenses. General ICG Operations also includes the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general.

      Our consolidated net results of operations consisted of the following:

                                                               Three Months
                                Year Ended December 31,       Ended March 31,
                               ----------------------------  ------------------
                                1997      1998      1999       1999      2000
                               -------  --------  ---------  --------  --------
                                              (In thousands)
Summary of Consolidated Net
 Income (Loss)
 Partner Company
  Operations.................  $(4,779) $(14,081) $(103,418) $ (7,813) $(88,010)
 General ICG Operations......   (1,801)   27,980     73,641    27,892   439,985
                               -------  --------  ---------  --------  --------
 Net income (loss) --
  Consolidated Total.........  $(6,580) $ 13,899  $ (29,777)   20,079   351,975
                               =======  ========  =========  ========  ========
Partner Company Operations
 Revenue.....................  $   792  $  3,135  $  16,536  $  3,111  $  1,830
 Operating expenses
 Cost of revenue.............    1,767     4,643      8,156     1,553       689
 Selling, general and
  administrative.............    3,689    12,001     25,535     2,115    15,774
                               -------  --------  ---------  --------  --------
 Total operating expenses....    5,456    16,644     33,691     3,668    16,463
                               -------  --------  ---------  --------  --------
                                (4,664)  (13,509)   (17,155)     (557)  (14,633)
 Other income (expense),
  net........................      --        --        (258)       (7)      --
 Interest income.............       11       212        243        32       129
 Interest expense............     (126)     (297)      (175)      (14)     (127)
                               -------  --------  ---------  --------  --------
 Income (loss) from Partner
  Company Operations before
  income taxes, interest and
  equity income (loss).......   (4,779)  (13,594)   (17,345)     (546)  (14,631)
 Income taxes................      --        --         --        --        771
 Minority interest...........     (106)    5,382      6,026       146     5,901
 Equity income (loss)........      106    (5,869)   (92,099)   (7,413)  (80,051)
                               -------  --------  ---------  --------  --------
 Loss from Partner Company
  Operations.................  $(4,779) $(14,081) $(103,418) $ (7,813) $(88,010)
                               =======  ========  =========  ========  ========
General ICG Operations
 General and administrative..  $ 2,054  $  3,513  $  23,389  $  1,733  $ 16,889
                               -------  --------  ---------  --------  --------
                                (2,054)   (3,513)   (23,389)   (1,733)  (16,889)
 Other income (expense),
  net........................      --     30,483     67,642    28,684   657,686
 Interest income.............      253     1,094      9,388       278    18,671
 Interest expense............      --        (84)    (3,722)      --     (9,213)
                               -------  --------  ---------  --------  --------
 Income (loss) from General
  ICG Operations before
  income taxes...............   (1,801)   27,980     49,919    27,229   650,255
 Income taxes................      --        --      23,722       663  (210,270)
                               -------  --------  ---------  --------  --------
 Income (loss) from General
  ICG Operations.............  $(1,801) $ 27,980  $  73,641    27,892   439,985
                               =======  ========  =========  ========  ========
Consolidated Total
 Revenue.....................  $   792  $  3,135  $  16,536  $  3,111  $  1,830
 Operating expenses
 Cost of revenue.............    1,767     4,643      8,156     1,553       689
 Selling, general and
  administrative.............    5,743    15,514     48,924     3,848    32,663
                               -------  --------  ---------  --------  --------
 Total operating expenses....    7,510    20,157     57,080     5,401    33,352
                               -------  --------  ---------  --------  --------
                                (6,718)  (17,022)   (40,544)   (2,290)  (31,522)
 Other income (expense),
  net........................      --     30,483     67,384    28,677   657,686
 Interest income.............      264     1,306      9,631       310    18,800
 Interest expense............     (126)     (381)    (3,897)      (14)   (9,340)
                               -------  --------  ---------  --------  --------
 Income (loss) before income
  taxes, minority interest
  and equity income (loss)...   (6,580)   14,386     32,574    26,683   635,624
 Income taxes................      --        --      23,722       663  (209,499)
 Minority interest...........     (106)    5,382      6,026       146     5,901
 Equity income (loss)........      106    (5,869)   (92,099)   (7,413)  (80,051)
                               -------  --------  ---------  --------  --------
 Net income (loss) --
  Consolidated Total.........  $(6,580) $ 13,899  $ (29,777) $ 20,079  $351,975
                               =======  ========  =========  ========  ========
 Pretax income (loss)........           $ 13,899  $ (53,499) $ 19,417
 Pro forma income taxes......             (5,143)    16,050    (7,184)
                                        --------  ---------  --------
 Pro forma net income
  (loss).....................           $  8,756  $ (37,449) $ 12,233
                                        ========  =========  ========

Net Results of Operations-Partner Company Operations

      Breakaway Solutions was consolidated from its acquisition in January 1999 through September 30, 1999 and accounted for $14.7 million and $24.2 million of our Partner Company Operations' revenue and operating expenses, respectively, for the year ended December 31, 1999. For the three months ended March 31, 1999, Breakaway Solutions accounted for nearly all of our consolidated revenue and a significant portion of our consolidated operating expenses. Breakaway Solutions has been accounted for under the equity method since October 1999 and discussion related to Breakaway Solutions' results of operations since that time can be found under the heading "Equity Income (Loss)".

      Animated Images, CyberCrop.com, EmployeeLife.com, ICG Commerce and iParts were consolidated from their dates of acquisition in 1999 and accounted for $1.8 million and $9.5 million and $1.8 million and $16.5 million of our Partner Company Operations' revenue and operating expenses, respectively, for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

      For the years ended December 31, 1997 and 1998 VerticalNet was our only consolidated partner company and accounted for all of the revenue and operating expenses of our Partner Company Operations' segment. VerticalNet was accounted for under the equity method of accounting in 1999 and the three months ended March 31, 2000.

Breakaway Solutions-Analysis of the Nine Months Ended September 30, 1999

      Breakaway Solutions is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. Breakaway Solutions' services consist of Breakaway Solutions strategy consulting, Breakaway Solutions Internet solutions, Breakaway Solutions eCRM solutions and Breakaway Solutions application hosting. From Breakaway Solutions' inception in 1992 through 1998, the company's operating activities primarily consisted of providing strategy consulting and systems integration services. Prior to its acquisition of Applica in 1999, Breakaway Solutions derived no revenues from application hosting. The company believes, however, that application hosting will account for a significantly greater portion of revenues in the future. Breakaway Solutions generated $6.1 million, $10 million, and $25.4 million of revenue in 1997, l998 and 1999, respectively, resulting in net income in 1997 of $1.1 million and net losses in 1998 and 1999 of $.6 million and $10.4 million, respectively.

      The following is a discussion of Breakaway Solutions' net results of operations for the portion of the year ended December 31, 1999 that it was consolidated, which was from the date of acquisition in January 1999 through September 30, 1999. Breakaway Solutions' comparative results of operations for the comparable 1998 period are not meaningful.

      Revenue. Breakaway Solutions' revenue of $14.7 million for the nine months ended September 30, 1999 was derived primarily from Internet professional services and eCRM solutions. Through organic growth and acquisitions, Breakaway Solutions expanded in 1999 into custom Web development and application hosting.

      Cost of Revenue. Cost of revenue of $7 million for the nine months ended September 30, 1999 consists primarily of Breakaway Solutions' personnel-related costs of providing its services. As Breakaway Solutions expands into custom Web development and application hosting, it is incurring the direct costs of these operations.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses of $14.7 million for the nine months ended September 30, 1999 consist of trade show expenses, personnel costs, facility costs, professional fees and general costs to support operations. Breakaway Solutions expects selling, general and administrative expenses to increase significantly in future periods due to the expected growth in its infrastructure, hiring of additional dedicated sales and marketing employees and the expected significant amortization of intangible assets from its acquisitions. Also included in selling, general and administrative expenses for the nine months ended September 30, 1999 was $2.5 million of goodwill amortization related to the acquisition of our ownership interest in Breakaway Solutions.

Other Consolidated Companies--Analysis of the Year Ended December 31, 1999 and the three months ended March 31, 2000

      Animated Images, CyberCrop.com, EmployeeLife.com, ICG Commerce and iParts were consolidated from their dates of acquisition in 1999 and accounted for $1.8 million and $8.6 million and $1.8 million and $15.5 million of our Partner Company Operations' revenue and operating expenses, respectively, for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. CyberCrop.com, EmployeeLife.com and iParts are development stage companies, have generated negligible revenue since their inception, and incurred aggregate operating expenses of $4.3 million and $3.6 million during the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. Animated Images and ICG Commerce generated aggregate revenues of approximately $1.8 million and $1.8 million and incurred aggregate operating expenses of $4.3 million and $11.9 million, during the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. Operating expenses primarily represented selling, general and administrative expenses of the companies as they deploy their business models. Also included in selling, general and administrative expenses during the year ended December 31, 1999 and the three months ended March 31, 2000, respectively was $.8 million and $1 million of goodwill amortization related to our acquisitions of these partner companies.

VerticalNet--Analysis of the Two-Year Period Ended December 31, 1998

      VerticalNet owns and operates industry-specific websites designed as online business-to-business communities, known as vertical trade communities. These vertical trade communities act as comprehensive sources of information, interaction and electronic commerce.

      During the periods ended December 31, 1996, 1997 and 1998 we acquired equity ownership interests in VerticalNet for $1 million, $2 million and $4 million, respectively. In 1998, we made advances to VerticalNet in the form of convertible notes of $5 million, of which $.8 million was repaid by VerticalNet, $2.1 million was purchased from us by one of our shareholders, and $2.1 million was converted into common stock during the three months ended March 31, 1999.

      For the periods ended December 31, 1997 and 1998, VerticalNet was our only consolidated partner company. The following is a discussion of VerticalNet's net results of operations for the two-year period ended December 31, 1998:

      Revenue. Revenue was $.8 million for the year ended December 31, 1997 and $3.1 million for the year ended December 31, 1998. The increase in revenue was due primarily to an increase in the number of advertisers as a result of VerticalNet's marketing efforts and the increase in the number of industry-specific trade communities from 16 as of December 31, 1997 to 33 as of December 31, 1998. Advertising revenue and Web site development fees represented all of VerticalNet's revenue in 1997. In 1998, most of VerticalNet's revenue was generated from selling advertisements to industry suppliers in its trade communities. All advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that the collection is reasonably assured. VerticalNet also generates revenue from career services, education, and e-commerce, specifically the sale of books and third party software for which they receive a transaction fee, and from barter transactions.

      Cost of Revenue. Cost of revenue was $1.8 million in 1997 and $4.6 million in 1998. Cost of revenue consists of editorial, operational and product development expenses. The increase in cost of revenue was due to increased staffing and the costs of enhancing the features, content and services of VerticalNet's industry-specific trade communities, as well as increasing the overall number of trade communities.

      Selling, General and Administrative Expenses. Selling expenses were $2.3 million for the year ended December 31, 1997 and $7.9 million for the year ended December 31, 1998. The increase in selling expenses was primarily due to the increased number of sales and marketing personnel, increased sales commissions and increased expenses related to promoting VerticalNet's industry-specific trade communities. General and administrative expenses were $1.4 million for the year ended December 31, 1997 and $4.1 million for the year ended December 31, 1998. The increase in general and administrative expenses was due primarily to increased staffing levels, higher facility costs, professional fees to support the growth of VerticalNet's infrastructure and goodwill amortization related to VerticalNet's 1998 acquisitions.

Equity Income (Loss)

      A significant portion of our net results of operations is derived from companies in which we hold a significant minority ownership interest. These companies are accounted for under the equity method of accounting. Equity income (loss) fluctuates with the number of companies accounted for under the equity method, our voting ownership percentage in these companies, the amortization of goodwill related to newly acquired ownership interests in equity method companies, and the net results of operations of these companies. During the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000 we utilized cash, stock, or notes payable totaling $23.7 million $495.6 million and $486.9 million, respectively, to acquire partner company interests accounted for under the equity method of accounting which resulted in goodwill of $15.1 million, $293.7 million and $241.7 million, respectively, which is being amortized over 3 years. Without giving effect to additional acquisitions in equity method companies subsequent to March 31, 2000, we expect goodwill amortization related to equity method companies to approximate $140 million through the remainder of 2000. The extent to which actual goodwill amortization in 2000 related to equity method companies exceeds this estimate will depend primarily upon the amount of capital we deploy in 2000 for the acquisition of additional ownership interests in equity method companies.

      Due to the early stage of development of the companies in which we acquire interests, existing and new partner companies accounted for under the equity method are expected to incur substantial losses. Our share of these losses is expected to be significant.

      While most of the companies accounted for under the equity method of accounting have generated losses to date, and therefore in most cases did not incur income tax liabilities, these companies may generate taxable income in the future. Our share of these companies' net income, if generated, would be reduced to the extent of our share of these companies' tax expense.

Equity Method Companies--Analysis of the years ended December 31, 1998 vs. December 31, 1999

      During the year ended December 31, 1999, we accounted for 31 companies under the equity method of accounting, including VerticalNet, compared to eight companies during 1998. All 31 of the companies incurred losses in the year ended December 31, 1999. Our equity loss of $92.1 million for the year ended December 31, 1999 consisted of $72.3 million related to our share of the equity method companies' losses and $19.8 million of amortization of the goodwill of these companies. Of the $72.3 million equity loss related to our share of the losses of companies accounted for under the equity method for the year ended December 31, 1999, $19.2 million and $9.3 million, respectively, were attributable to VerticalNet and ONVIA.com, while the other 29 companies accounted for the remaining equity losses ranging from less than $0.1 million to $6.2 million.

      For the year ended December 31, 1999, VerticalNet had revenue of $20.8 million and a net loss of $53.5 million compared to revenue of $3.1 million and a net loss of $13.6 million for the comparable period in 1998. VerticalNet's revenue increased period to period primarily due to a significant increase in the number of storefronts as it grew the number of its vertical trade communities from 29 as of December 31, 1998 to 55 as of December 31, 1999. In addition, barter transactions, in which VerticalNet received advertising or other services in exchange for advertising on its Web sites, accounted for 18% of revenues for the year ended December 31, 1999 compared to 19% in 1998. VerticalNet's losses increased period to period due to its costs of maintaining, operating, promoting and increasing the number of its vertical trade communities increasing more than revenue, increased amortization of goodwill associated with acquisitions and a $13.6 million charge for in-process research and development expensed in August 1999 relating to VerticalNet's acquisition of Isadra.

      For the year ended December 31, 1999, ONVIA.com had revenue of $27.2 million and a net loss of $43.4 million compared to revenue of $1.0 million and a net loss of $.7 million for the comparable period in 1998. ONVIA.com is a business-to-business emarketplace for small business buyers and sellers. The company generated substantially all of its revenue in 1999 from product sales.

      ONVIA.com's revenue increased period to period due to increased product sales to new and existing customers. ONVIA.com's losses increased period to period as a result of its increased operating expenses related to marketing and advertising programs designed to build its brand and drive customer acquisition, increases in administrative personnel and non-cash equity compensation charges of $10.5 million.

      VerticalNet expects to incur significant net losses for the foreseeable future because of its aggressive expansion plans. ONVIA.com expects increasing losses for at least the next twelve months as a result of increased sales and marketing expenses, expanded service and product offerings, and its investment in technology and development. Due to the early stage of development of the other companies in which we acquire interests, existing and new partner companies accounted for under the equity method are expected to incur substantial losses. Our share of these losses is expected to be substantial in 2000.

      While VerticalNet, ONVIA.com and most of the companies accounted for under the equity method of accounting have generated losses in each of 1998 and 1999, and therefore in most cases did not incur income tax liabilities, these companies may generate taxable income in the future. Our share of these companies' net income, if generated, would be reduced to the extent of our share of these companies' tax expense.

      The significant change in equity income (loss) from 1997 to 1998 reflects a decrease in the net results of operations at iSky and the effect of equity method partner companies in which we acquired an interest during 1998. One of these companies, Syncra Software, represented approximately $4.3 million of our $5.9 million equity loss in 1998. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. Most of these companies were in a very early stage of development and incurred substantial losses in 1998, and our share of these losses was substantial.

Equity Method Companies--Analysis of the three months ended March 31, 1999 vs. March 31, 2000

      During the period ended March 31, 2000 we accounted for 48 companies under the equity method of accounting, compared to 13 for the period ended March 31, 1999. All of the companies, with the exception of VerticalNet, incurred losses in the period ended March 31, 2000. VerticalNet recorded net income as the result of a one-time gain from the sale of its interest in Tradex Technologies, Inc. Our equity loss of $80.1 million for the period ended March 31, 2000 consisted of $42.6 million related to our share of the equity method companies' income and losses and $37.5 million of amortization of the goodwill of these companies. Of the $42.6 million equity loss related to our share of the income and losses of companies accounted for under the equity method for the period ended March 31, 2000, $13.4 million in income was attributable to VerticalNet and $5.6 million, $2.1 million, $1.3 million and 1.2 million, respectively, were attributable to ONVIA.com's, Universal Access', Breakaway Solutions' and eMerge Interactive's net losses, while the other 43 companies accounted for the remaining equity losses ranging from less than $0.1 million to $4.3 million.

      For the period ended March 31, 2000, VerticalNet had revenues of $27.5 million and net income of $42.1 million, compared to revenue of $1.9 million and a net loss of $5.6 million in the comparable period in 1999. VerticalNet's revenue increased period to period primarily due to a significant increase in the number of storefronts as it grew the number of its vertical trade communities from 35 as of March 31, 1999 to 55 as of March 31, 2000. In addition, transaction revenues from one of VerticalNet's subsidiaries acquired after March 31, 1999 reached $14.6 million and represented 53 percent of the total revenues for the quarter. Advertising revenues accounted for $11.9 million, or 43 percent of the total. E-commerce revenues (including slotting fees, product sales, commissions, education, training and auction listing fees) increased to $1.0 million. Advertising revenue accounted for the majority of revenues in the period ended March 31, 1999. VerticalNet recorded net income of $42.1 million, net of tax, primarily related to the sale of its interest in Tradex Technologies to Ariba, Inc., resulting in a one time pre-tax gain of $79.9 million. Excluding this gain, VerticalNet's losses increased period to period due to its costs of maintaining, operating, promoting and increasing the number of its vertical trade communities increasing more than revenue, increased amortization of goodwill associated with acquisitions and a $10 million charge for in-process research and development expensed during the period relating to VerticalNet's acquisition of Tradeum.

      For the period ended March 31, 2000, Onvia.com had revenue of $21.5 million and a net loss of $26.1 million compared to revenue of $1.5 million and a net loss of $1.6 million for the comparable period in 1999. The company has generated substantially all of its revenue from product sales. Onvia.com's revenue increased period to period due to increased product sales to new and existing customers. Onvia.com's losses increased period to period as a result of negative gross margins as it builds its customer base, its increased operating expenses related to marketing and advertising programs designed to build its brand and drive customer acquisition, increases in personnel and non-cash equity compensation charges.

      For the period ended March 31, 2000, Universal Access had revenue of $7.3 million and a net loss of $9 million compared to revenue of $1.5 million and a net loss of $1 million for the comparable period in 1999. The company has generated substantially all of its revenue from providing ongoing, dedicated circuit access. Monthly recurring circuit revenues are generated under client contracts with terms ranging from 12 to 60 months. The increase in revenues was attributable to an increase in the volume of circuits sold, some of which were higher capacity and, therefore, generated greater revenues per circuit. In addition, there was an increase in the number of clients and additional sales to existing clients. Universal Access' losses increased period to period as a result of its increased costs to provide circuit access and increased operating expenses as the result of increases in personnel, depreciation, amortization and marketing expenses and non-cash equity compensation charges.

      For the period ended March 31, 2000, Breakaway Solutions had revenue of $18.1 million and a net loss of $3.2 million compared to revenue of $3.1 million and a net loss of $.2 million for the comparable period in 1999. Breakaway Solutions' operating activities primarily consisted of providing strategy consulting and systems integration services. Prior to Breakaway Solutions' acquisition of Applica in 1999, Breakaway Solutions derived no revenues from application hosting. Breakaway Solutions believes, however, that application hosting will account for a significantly greater portion of revenues in the future. The increase in revenues was attributable to an increase in billable consultants and billing rates as well as $2.8 million in application hosting revenues which did not exist at March 31, 1999. Breakaway Solutions' losses increased period to period as a result of increases in personnel, marketing, increased depreciation and amortization expenses.

      For the period ended March 31, 2000, eMerge Interactive, Inc. had revenue of $38.6 million and a net loss of $5.5 million compared to revenue of $.6 million and a net loss of $2 million for the comparable period in 1999. Substantially all revenue for the period was derived from cattle sales and comparisons to the comparable period in 1999 are not meaningful. Gross margins were less than 1% during the quarter and significant sales and marketing and research and development costs have contributed to eMerge Interactive's net loss.

Net Results of Operations-General ICG Operations

General and Administrative

      Our general and administrative costs consist primarily of employee compensation, outside services such as legal, accounting and consulting, and travel-related costs. These costs also include the amortization of deferred compensation expense in the periods ended December 31, 1997, 1998 and 1999 of $.2 million, $.3 million and $.2 million, respectively, related to restricted stock issuances. We commenced operations in March 1996 with offices in Wayne, Pennsylvania and San Francisco, California. As the number of our employees grew to support our operations and those of our partner companies, our general and administrative costs increased. In late 1998, we opened an office in Boston, Massachusetts, and in 1999 we established operations in Seattle, Washington and London, England and we significantly increased the number of our employees. As a result of these initiatives, our general and administrative costs increased $19.9 million for the year ended December 31, 1999 and $15.2 million for the three months ended March 31, 2000 compared to the comparable prior periods. We plan to continue to hire new employees, open new offices, and build our overall infrastructure, therefore we expect these costs to continue to be substantially higher compared to historical periods.

      During the years ended December 31, 1998 and 1999, we recorded aggregate unearned compensation expense of $.7 million and $16.4 million respectively, in connection with the grant of stock options to non-employees and the grant of employee stock options with exercise prices less than the deemed fair value on the respective dates of grant. General and administrative costs for the year ended December 31, 1999 and the three months ended March 31, 2000 include $5.7 million and $1.8 million of amortization expense related to stock option grants. Without giving effect to any unearned compensation expense related to equity granted subsequent to March 31, 2000, we expect to recognize amortization of deferred compensation expense of $5.6 million in 2000 and $3.4 million in 2001, $1.9 million in 2002, $0.9 million in 2003 and $0.2 million in 2004.

Other Income

      Other income consists of the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general. Other income may include, among other items, gains or losses on the sales of all or a portion of minority interests, gains or losses on the issuances of stock by our partner companies to reflect the change in our share of the net equity of these companies, and impairment charges related to our ownership interests in and advances to partner companies.

      General ICG Operations' other income consisted of the following:

                                              Year Ended        Three Months
                                             December 31,     Ended March 31,
                                            ----------------  -----------------
                                             1998     1999     1999      2000
                                            -------  -------  -------  --------
                                                     (In thousands)
     Issuance of stock by VerticalNet.....  $   --   $50,717  $28,254  $176,794
     Issuance of stock by Breakaway
      Solutions...........................      --    17,304      --        --
     Issuance of stock by Universal
      Access..............................      --       --       --      4,641
     Sale of SMART Technologies to i2
      Technologies........................      --     2,942      --        --
     Sale of i2 Technologies Holdings.....      --       --       --     26,967
     Sale of Matchlogic to Excite.........   12,822      --       --        --
     Sales of Excite holdings.............   16,814    2,051    2,051       --
     Sale of Excite to @Home Corporation..      --     2,719      --        --
     Sale of WiseWire to Lycos............    3,324      --       --        --
     Sales of Lycos holdings..............    1,472      --       --        --
     Partner company impairment charges...   (3,949)  (8,097)  (1,620)      --
     Tradex Sale to Ariba.................      --       --       --    449,284
     Other................................      --      (252)     --        --
                                            -------  -------  -------  --------
                                            $30,483  $67,384  $28,685  $657,686
                                            =======  =======  =======  ========

      As a result of VerticalNet completing its initial public offering in February 1999 and issuing additional shares for acquisitions in 1999, our share of VerticalNet's net equity increased by $28.3 million for the three months ended March 31, 1999 and $50.7 million for the year ended December 31, 1999. This increase adjusted our carrying value in VerticalNet and resulted in a non-operating gain of $28.3 and $50.7 million, before deferred taxes of $10.5 and $17.7 million, in the three months ended March 31, 1999 and the year ended December 31, 1999, respectively. As a result of Breakaway Solutions completing its initial public offering in October 1999, our share of Breakaway Solutions' net equity increased by $17.3 million. This increase adjusted our carrying value in Breakaway Solutions and resulted in a non-operating gain of $17.3 million, before deferred taxes of $6.1 million, in the year ended December 31, 1999. As a result of VerticalNet issuing additional shares for acquisitions and Universal Access completing its initial public offering during the period ended March 31, 2000, our share of VerticalNet's and Universal Access' net equity increased by approximately $176.8 million and $4.6 million respectively. These increases adjust our carrying value in VerticalNet and Universal Access and result in non-operating gains of $176.8 million and $4.6 million, before deferred taxes of $66.1 million and $1.7 million, respectively, for the period ended March 31, 2000. These gains were recorded in accordance with SEC Staff Accounting Bulletin No. 84 and our accounting policy with respect to such transactions. We believe there is a high likelihood that transactions similar to these, in which a partner company we account for under the consolidation or equity method of accounting issues shares of its common stock, will occur in the future and we expect to record gains or losses related to such transactions provided they meet the requirements of SEC Staff Accounting Bulletin No. 84 and our accounting policy. In some cases, as described in SEC Staff Accounting Bulletin No. 84, the occurrence of similar transactions may not result in a non-operating gain or loss but would result in a direct increase or decrease to our shareholders' equity.

      In August 1999, we divested our ownership interest in SMART Technologies, Inc. due to the agreement of merger of SMART Technologies, Inc. and i2 Technologies, Inc. Upon completion of this merger during the three months ended September 30, 1999, our ownership interest in and advances to SMART Technologies, Inc. were converted into cash, common stock and warrants to purchase common stock of i2 Technologies, Inc. Our non-operating gain before taxes from this transaction was $2.9 million. During the period ended March 31, 2000 we sold 180,176 shares of i2 Technologies which resulted in $30 million in proceeds received in April 2000 and a $27 million gain.

      In February 1998, we exchanged all of our holdings of Matchlogic, Inc. for 763,820 shares of Excite, Inc. The $14.3 million market value of the Excite shares received on the date of exchange was used to determine the gain of $12.8 million. Throughout the remainder of 1998, we sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and $16.8 million of gains. During the three month period ended March 31, 1999, we sold 23,738 shares of Excite which resulted in $2.5 million of proceeds and $2.1 million of gains.

      In May 1999, @Home Corporation announced it would exchange its shares for all of the outstanding stock of Excite. As part of this merger, we received shares of @Home Corporation in exchange for our shares in Excite, resulting in a non-operating gain before taxes of $2.7 million.

      In April 1998, we exchanged all of our holdings of WiseWire for 191,922 shares of Lycos, Inc. The $5.3 million market value of the Lycos shares received on the date of exchange was used to determine the gain of $3.3 million. Throughout the remainder of 1998, we sold 169,548 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

      Our remaining holdings of @Home Corporation, Lycos, and i2 Technologies at December 31, 1999 are accounted for as available-for-sale securities and are marked to market, with the difference between carrying value and market value, net of deferred taxes, recorded in "Accumulated other comprehensive income" in the shareholders' equity section of our Consolidated Balance Sheets in accordance with Statement of Financial Accounting Standards No. 115.

      In December 1998, we recorded an impairment charge of $1.9 million for the decrease in value of one of our partner companies accounted for under the cost method of accounting as a result of selling the partner company interest below our carrying value. We had acquired our ownership interest in the partner company during 1996 and 1997. In December 1998, the partner company agreed to be acquired by an independent third party. The transaction was completed in January 1999. The impairment charge we recorded was determined by calculating the difference between the proceeds we received from the sale and our carrying value.

      For the years ended December 31, 1998 and 1999 and the three months ended March 30, 2000, we recorded impairment charges of $2 million, $8.1 million and $1.6 million, respectively, for the other than temporary decline in the fair value of a cost method partner company. From the date we initially acquired an ownership interest in this partner company through December 31, 1999, our funding to this partner company represented all of the outside capital the company had available to fund its net losses and capital asset requirements. During the year ended December 31, 1999 we fully guaranteed the partner company's new bank loan and agreed to provide additional funding. We acquired additional non-voting convertible debentures of this partner company for $8 million in 1999. The impairment charges we recorded were determined by the decrease in net book value of the partner company caused by its net losses, which were funded entirely based on our funding and bank guarantee. Given its continuing losses, we will continue to determine and record impairment charges in a similar manner for this partner company until the status of its financial position improves.

      In March 2000 we exchanged all of our interest in Tradex Technologies, Inc. for approximately 2.9 million shares of Ariba Inc. common stock. Based on Ariba's closing price on March 9, 2000, the closing date of the transaction, we recorded a pre-tax gain of $449.3 million. Our holdings of Ariba are accounted for as available-for-sale securities and will be marked to market, with the difference between carrying value and market value, net of deferred taxes, recorded in "Accumulated other comprehensive income" in the shareholders' equity section of our Consolidated Balance Sheets in accordance with Statement of Financial Accounting Standards No. 115.

Interest Income

      Our cash, cash equivalents and short-term investments are invested primarily in money market accounts and highly liquid, high quality debt instruments. During 1998, we received $38.2 million of proceeds from the sale of our common stock and $36.4 million of proceeds from the sales of a portion of our holdings in

Excite and Lycos. During the year ended December 31, 1999, we received (net of related costs) $32 million of proceeds from the sale of shares of our common stock prior to our public offering, $90 million in convertible notes, approximately $209.1 million in our initial public offering, approximately $831 million in our follow-on stock offering and approximately $549.9 million from the sale of convertible subordinated notes. The increase in interest income in 1998, 1999 and the period ended March 31, 2000 was primarily due to the significant increase in our cash and cash equivalents as a result of these transactions.

Interest Expense

      During May 1999, we issued $90 million in convertible notes bearing interest at 4.99%. Interest accrued through August 5, 1999, the date of our initial public offering, was waived in accordance with the terms of the notes and reclassed to Additional Paid-in-Capital as a result of the conversion of the convertible notes in connection with our initial public offering. During December 1999 we issued approximately $566.3 million in convertible subordinated notes due 2004 bearing interest at 5.5%. The increase in interest expense in the year ended December 31, 1999 and the three months ended March 31, 2000 was a result of these transactions.

Income Taxes

      From our inception on March 4, 1996 to February 2, 1999, we were organized as a limited liability company and were treated as a partnership for income tax purposes. As a result of our Reorganization as a corporation, we are subject to corporate federal and state income taxes. For informational purposes, the Consolidated Statement of Operations for the years ended December 31, 1998 and 1999 reflect pro forma income on an after-tax basis assuming we had been taxed as a corporation since January 1, 1998. We did not have any net operating loss carry forwards at December 31, 1998.

      At the time of our Reorganization, we recorded a deferred tax benefit and related deferred tax asset of $7.7 million, which primarily represented the excess of tax basis over book basis of our partner companies. For the period from the date of the Reorganization through December 31, 1999, we recorded an additional tax benefit of $16.0 million related to our consolidated result of operations for that period, net of deferred tax expense of $23.8 million relating to our gain on VerticalNet's and Breakaway Solutions' common stock issuances. The Company's net deferred tax liability of $84.7 million at March 31, 2000 consists of deferred tax liabilities of $166.2 million relating primarily to the gain on the sale of a partner company for marketable securities, offset by net deferred tax assets of $81.5 million relating primarily to the excess of tax carrying values over book carrying values of our partner companies and net unrealized depreciation in available-for-sale securities.

      We have not recorded a valuation allowance related to our gross deferred tax assets because we believe it is more likely than not that we will realize the benefits of these assets. The assets relate primarily to the excess of tax basis over book basis of our partner companies. These differences in basis represent capital losses for tax purposes which, if recognized, can only be deducted to the extent of capital gains. Additionally, these losses may be carried back three years and carried forward five years from the year in which they occur. While selling any portion of our ownership interests in partner companies is something we will not do in the ordinary course of business, we would consider pursuing such a sale at the minimum amount necessary to prevent any capital losses from expiring unutilized. If we do not believe such a strategy, or an alternative strategy, will be available in the time periods allowed for carrying back and carrying forward losses, we will establish a valuation allowance at that time. Most of our partner companies are in an early stage of development, currently generate significant losses and are expected to generate significant losses in the future. The marketability of the securities we own of our partner companies is generally limited as they primarily represent ownership interests in companies whose stock is not publicly traded. As of March 31, 2000, our only

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publicly traded partner companies are VerticalNet, Breakaway Solutions, eMerge
Interactive, ONVIA.com, Universal Access, and US Interactive. As a result, there is risk that we may not be able to realize the benefits of expiring carryforwards.

Liquidity and Capital Resources

     We have funded our operations with a combination of equity proceeds, proceeds from the issuance of convertible notes, proceeds from the sales of marketable securities, and borrowings under bank credit facilities.

     We received equity commitments of $40 million in 1996, of which $13.7 million and $20.1 million was received in 1996 and 1997, respectively, and $6.2 million of which was funded with an in-kind contribution of holdings of a partner company in 1996. We received additional commitments of $70 million in 1998, of which $38 million was received in 1998 and $32 million was received during the year ended December 31, 1999.

     In August 1999, we completed our initial public offering of 30,620,000 shares of our common stock at $6.00 per share. Concurrently, we completed a private placement of 7,500,000 shares at the $6.00 initial public offering price. Net proceeds to us from these transactions aggregated approximately $209.1 million (net of underwriters' commission and offering expenses of approximately $19.6 million).

     In December 1999, we issued 609,533 shares of common stock in a private placement for $50 million.

     In December 1999, we completed a follow-on public offering of 6,900,000 shares of our common stock at $108.00 per share. Concurrently, we completed private placements for an aggregate of 648,147 shares at the $108.00 offering price. Net proceeds to us from these transactions aggregated approximately $781.4 million (net of underwriters' commission and offering expenses of approximately $33.8 million).

     In December 1999, we issued $566.3 million in convertible subordinated notes due 2004 bearing interest at 5.5%, including a private placement of $20 million. Net proceeds to us from this issuance aggregated approximately $549.9 million (net of underwriters' discount and offering expenses of approximately $16.4 million).

     Sales of Excite and Lycos stock generated proceeds of $36.4 million in 1998 and sales of Excite stock generated proceeds of $2.5 million in 1999.

     In April 1999, we entered into a $50 million revolving bank credit facility. In connection with the facility, we issued warrants to purchase 400,000 shares of common stock for an exercise price of $5.00 per share exercisable for seven years. We valued these warrants at $1 million and accounted for them as debt issuance costs. The facility is subject to a .25% unused commitment fee, bears interest, at our option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of our assets (including all of our holdings in VerticalNet).

     In May 1999, we issued $90 million of convertible subordinated notes which converted to 14,999,732 shares of our common stock upon the completion of our initial public offering in August 1999. Upon the conversion of these notes, we issued 3,000,000 warrants to purchase our common stock at $6.00 per share through May 2002. In accordance with the terms of the notes, all accrued interest was waived upon conversion.

     In March 2000, our revolving bank credit facility was amended to, among other things, increase our credit facility to provide for borrowings up to $250 million, including the issuance of letters of credit up to $125 million. The agreement includes a $125 million 364-day secured line of credit and a $125 million two-year secured revolving credit facility. The revolving facility and line of credit are subject to .375% and .25% unused commitment fees respectively, bear interest, at our option at LIBOR plus 2.0% or the lenders' Base

Rate (the lenders' Base Rate being the greater of (i) the prime rate or (ii) the Federal Funds Rate plus .5%) and are secured by substantially all of our assets (including our holdings in partner companies). Borrowing availability under the facility is based on the fair market value of our holdings of publicly traded Partner Companies and the value, as defined in the facility, of our private partner companies. As of June 30, 2000 no amounts were outstanding. Letters of credit of $6.0 million have been issued as of June 30, 2000 and have reduced our availability under the facility by such amounts.

      Borrowing availability under the facility is based on the fair market value of our holdings of publicly-traded partner companies (VerticalNet, Breakaway Solutions, eMerge Interactive, ONVIA.com, Universal Access and US Interactive as of June 30, 2000) and the value, as defined in the facility, of our private partner companies. If the market price of our publicly traded partner companies declines, availability under the credit facility could be reduced significantly and could have an adverse effect on our ability to borrow under the facility and could require an immediate repayment of a portion of our outstanding borrowings, if any. At June 30, 2000, based on the provisions of the borrowing base, the full borrowing base was available less outstanding letters of credit.

      Existing cash, cash equivalents and short-term investments, availability under our revolving bank credit facility, proceeds from the potential sales of all or a portion of our minority interests and other internal sources of cash flow are expected to be sufficient to fund our cash requirements through the next 12 months, including commitments to new and existing partner companies and general operations requirements. As of June 30, 2000, we were contingently obligated for approximately $28.5 million of guarantee commitments and $61.6 million of funding commitments to new and existing partner companies. We will continue to evaluate acquisition opportunities and expect to acquire additional ownership interests in new and existing partner companies in the next 12 months which may make it necessary for us to raise additional funds. If additional funds are raised through the issuance of equity securities, our existing shareholders may experience significant dilution.

      From its inception through its initial public offering, VerticalNet funded its operations through a combination of equity, investor and bank borrowings, and leases. These sources included amounts both advanced and guaranteed by us. VerticalNet raised $58.3 million in its initial public offering in February 1999 and $115 million in a convertible subordinated note offering in October 1999. We have no obligation to provide additional funding to VerticalNet, and we have no obligations with respect to its outstanding debt arrangements.

      Prior to 1999, Breakaway Solutions funded its operations through a combination of cash flow from operations, bank borrowings and leases. In January 1999, we acquired a majority voting interest in Breakaway Solutions for $8.3 million, of which Breakaway Solutions used $4.5 million to repurchase a portion of its outstanding common stock. In July 1999, Breakaway Solutions completed a private placement of equity securities of about $19.1 million, of which we contributed $5 million. In October 1999, Breakaway Solutions completed its initial public offering raising approximately $42 million. We recorded a non-operating gain during the three months ended December 31, 1999 due to the increase in our share of Breakaway Solutions' net equity as a result of their issuance of shares. Our ownership interest in Breakaway Solutions after their initial public offering is about 40% and will be accounted for under the equity method. We have no obligation to provide additional funding to Breakaway Solutions, and we have no obligations with respect to its outstanding debt arrangements.

      Consolidated working capital increased to $1.3 billion at December 31, 1999 from $20.5 million at December 31, 1998 primarily as a result of the equity and convertible subordinated notes proceeds we raised in 1999 more than offsetting the cost of ownership interests we acquired and other net cash outflows during the year ended December 31, 1999. Consolidated working capital decreased to $844.6 million at March 31, 2000, compared to $1.3 billion at December 31, 1999 primarily as a result of the cost of ownership interests we acquired and other net cash outflows during the three months ended March 31, 2000

      Cash used in operating activities increased in 1997 and 1998 compared to each of the prior years primarily due to VerticalNet's increased losses in each of those years. Cash used in operating activities in the year ended December 31, 1999 increased compared to 1998 due to the increased cost of General ICG Operations general and administrative expenses. Cash used in operating activities in the three months ended March 31, 2000 compared to the same prior year period increased due to the increased cost of General ICG Operations' general and administrative expenses.

      Cash used in investing activities primarily reflects the acquisition of ownership interests in and advances to new and existing partner companies, offset in 1998 and the year ended December 31, 1999 by the proceeds of $36.4 million and $2.5 million, respectively, from the sales of a portion of our available-for-sale securities, Excite and Lycos. Cash used in investing activities during the three months ended March 31, 2000 primarily reflects the acquisition of ownership interests in and advances to new and existing partner companies.

      We utilized $57.6 million, including $9 million contributed to VerticalNet, to acquire interests in new and existing partner companies in 1998. In 1998, we acquired interests in the following partner companies:
AUTOVIA, Blackboard, CommerceQuest, Commerx, ComputerJobs.com, Context Integration, Deja.com, e-Chemicals, Entegrity Solutions, LinkShare, PrivaSeek, SageMaker, Servicesoft Technologies, Syncra Software, US Interactive, VerticalNet and Vivant!.

      We utilized $380.5 million, including $13.2 million contributed directly to Breakaway Solutions and an additional $4 million used to purchase an additional ownership interest in Breakaway Solutions directly from shareholders of Breakaway Solutions, and including $30.1 million in the aggregate to acquire our majority ownership interests in Animated Images, CyberCrop.com, EmployeeLife.com, ICG Commerce, and iParts, to acquire interests in or make advances to new and existing partner companies during the year ended December 31, 1999. These companies included: Arbinet Communications, asseTrade.com, AUTOVIA, Benchmarking Partners, Bidcom, Blackboard, ClearCommerce, Collabria, CommerceQuest, Commerx, CourtLink, Deja.com, e-Chemicals, eMarketWorld, eMerge Interactive, Entegrity Solutions, Internet Commerce Systems, Jamcracker, LinkShare, NetVendor, ONVIA.com, PaperExchange.com, InvestorForce.com, PrivaSeek, Residential Delivery Services, RetailExchange, SageMaker, Servicesoft Technologies, StarCite, SMART Technologies, Syncra Software, TRADEX Technologies, traffic.com, United Messaging, Universal Access, USgift.com, VerticalNet and Vivant!.

      During the year ended December 31, 1999, we acquired an interest in a new partner company from shareholders of the partner company who have an option, exercisable at any time through August 2000, of electing to receive cash of $11.3 million or 2,083,333 shares of our common stock. As of March 31, 2000, $8.0 million of the obligation has been converted into 1,483,907 shares of our common stock.

      During the year ended December 31, 1999, we acquired an interest in MetalSite General Partner, LLC and Metalsite L.P. for a combination of cash of $30 million and 852,631 shares of our common stock valued at $150.2 million.

      We utilized $494.5 million in the aggregate to acquire interests in or make advances to new and existing partner companies during the three months ended March 31, 2000. These companies included: Arbinet Communications, AssetTRADE.com, AUTOVIA, Blackboard, Benchmarking Partners, BuyMedia, Centrimed, ClearCommerce, Collabria, CommerceQuest, ComputerJobs.com, CourtLink, e-Chemicals, Entegrity Solutions, eumediX, eu-supply, FarmingOnLine, Freeborders, ICG Commerce, Industrial America, Internet Healthcare Group, iSky, LinkShare, Logistics.com, MetalSite, NetVendor, ONVIA.com, PaperExchange, Servicesoft Technologies, Simplexis.com, StarCite, TALPX, TeamOn.com, Traffic.com, Universal Access, and Vivant!.

      During the period from April 1, 2000 through June 30, 2000 we utilized $403.3 million to acquire interests in or make advances to new and existing partner companies. These companies included: Arbinet Communications, AssetTRADE.com, Breakaway Solutions, Buy.com, CourtLink/Justicelink, CargoBiz,

ComputerJobs.com, CreditTrade, Cybercrop.com, Deja.com, eCatalog, eColony, Emptoris, Enertech, GoIndustry, ICG Commerce, ICG Patents, ICS FoodOne, IVOWS, Logistics.com, MetalSite, NationStreet, NetVendor, Print Mountain, Retail Exchange, StarCite, Syncra, Tibersoft and VerticalNet.

      During January 2000, we acquired an additional interest in an existing partner company from a shareholder of the partner company for 150,000 shares of our common stock valued at $26.6 million.

      In February 2000, we entered into an agreement to form a joint venture with DuPont named CapSpan. CapSpan will provide management, growth capital, financial, technical and infrastructure capabilities designed to accelerate the development of B2B e-commerce.

      In May 2000, we acquired a majority interest in Harbour Ring International Holdings, which was renamed ICG AsiaWorks Limited for approximately $116.5 million.

      During the three months ended June 30, 2000, we acquired an interest in new and existing partner companies for 3,797,955 shares in the aggregate of our common stock valued at approximately $143.6 million. These companies included:
Breakaway Solutions, CommerceQuest, ComputerJobs.com and Emptoris.

      In June 2000, we acquired a significant interest in eCredit.com, Inc., a leading provider of Internet-based credit, financing and related services in exchange for approximately $424.7 million of our common stock (valued at $94.67 per share). We also acquired a majority interest in RightWorks, a leading provider of e-procurement software that powers B2B exchanges in exchange for approximately $754 million of our common stock (valued at $140.98 per share) and $22 million in cash.

      During the year ended December 31, 1999, Ariba, Inc. announced its intention to acquire all of the outstanding stock of one of our partner companies, TRADEX Technologies, in exchange for approximately $2.0 billion in Ariba stock. Ariba closed its acquisition of TRADEX Technologies on March 9, 2000. Based on Ariba's closing price of $160.4375 on March 9, 2000, we recorded a non-operating gain of approximately $290 million during the quarter ended March 31, 2000. Our holdings of Ariba after the transaction will be accounted for as available-for-sale securities and will be marked to market, with the difference between carrying value and market value, net of deferred taxes, recorded in "Accumulated other comprehensive income" in the shareholders' equity section of our Consolidated Balance Sheets in accordance with Statement of Financial Accounting Standards No. 115. We entered into cashless collar agreements with respect to 2.2 million shares of our holdings of Ariba's common stock accounted for at fair value of $230.6 million at March 31, 2000. During the quarter ended June 30, 2000, we sold approximately 631,530 shares of Ariba common stock at an average price of $78.57 and recorded a loss of $51.7 million.

      In April 2000, Breakaway Solutions acquired EggRock Partners for 3,636,000 shares of its common stock valued at $250 million at the date of signing the definitive agreement. As a result, our voting ownership in Breakaway Solutions will decrease from 40% to approximately 33%. In addition, we expect to record a non-operating gain due to the increase in our share of Breakaway Solutions' net equity as a result of their issuance of shares.

      During the year ended December 31, 1999, VerticalNet acquired all of the outstanding stock of NECX Exchange LLC in exchange for $70 million in convertible notes, $10 million in cash and the assumption of debt and certain other liabilities. 1,768,034 shares were issued in connection with conversion of these notes in April 2000. Also in March 2000, VerticalNet acquired Tradeum, Inc. for approximately 2,000,000 shares of VerticalNet common stock valued at approximately $500 million at the date of signing of the definitive agreement. Also in March 2000, VerticalNet acquired R.W. Electronics for approximately 1 million shares of common stock valued at approximately $73 million. In May 2000 $93.2 million of VerticalNet's convertible debt was converted into 4,665,750 shares of common stock. Upon closing of these transactions, our voting ownership of VerticalNet will decrease from 33% to approximately 29%. As a result, we expect to record a non-operating gain in the second quarter in connection with these acquisition transactions.

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

      Our operations are not capital intensive, and capital expenditures in any year normally will not be significant in relation to our overall financial position. We committed funds in 1999 and expect to commit funds in 2000 to the buildout of our larger new corporate headquarters in Wayne, Pennsylvania, our international expansion, and the development of our information technology infrastructure. There were no material capital asset purchase commitments as of December 31, 1999.

Recent Accounting Pronouncements

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We are currently analyzing the potential impact of SFAS No. 133 on our results of operations, financial position and cash flows upon the adoption of this standard.

      In October 1999, the Chief Accountant of the Securities and Exchange Commission required that the Financial Accounting Standards Board Emerging Issues Task Force, or the EITF, address a number of accounting and financial reporting issues that the Securities and Exchange Commission believes has developed with respect to Internet businesses. The Securities and Exchange Commission identified twenty issues for which they believed some form of standard setting or guidance may be appropriate either because (i) there appeared to be diversity in practice or (ii) the issues are not specifically addressed in current accounting literature or (iii) the Securities and Exchange Commission staff is concerned that developing practice may be inappropriate under generally accepted accounting principles. Many of the issues identified by the Securities and Exchange Commission, including those which address barter and revenue recognition, are potentially applicable to us. Although the EITF has begun to deliberate these issues, formal guidance has not been issued to date for the majority of them. In addition, in December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, which is required to be implemented in the quarter ended December 31, 2000. Although we believe our historical accounting policies and practices conform with generally accepted accounting principles, there can be no assurance that final consensus reached by the EITF on the Internet issues referred to above, or other actions by standard setting bodies, will not result in changes to our historical accounting policies and practices or to the manner in which certain transactions are presented and disclosed in our consolidated financial statements. We do not expect the adoption of SAB No. 101 to have a significant impact on our net results of operations, financial position or cash flows.

Year 2000 Compliance

      Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately recognize 21st century dates from 20th century dates. Most reports to date, however, have indicated that computer systems are functioning normally and the compliance and remediation work accomplished leading up to 2000 was effective to prevent any problems. However, computer experts have warned that there may still be residual consequences of the change in centuries. It is also possible that errors or defects may remain undetected, or that dates other than January 1, such as February 29, 2000, may trigger Year 2000 type problems. As a result, although we have not experienced any significant Year 2000 problems to date, it is possible that we could face problems or disruptions during 2000.

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to equity price risks on the marketable portion of our equity securities. Our public holdings at March 31, 2000 include equity positions in companies in the Internet industry sector, including Ariba, Inc., Excite@Home; Breakaway Solutions, Inc.; i2 Technologies, Inc.; eMerge Interactive, Inc.; Universal Access, Inc.; ONVIA. com, Inc.; Lycos, Inc.; US Interactive, Inc.; and VerticalNet, Inc., many of which have experienced significant historical volatility in their stock prices. We typically do not attempt to reduce or eliminate our market exposure on these securities, particularly with respect to securities of our partner companies. A 20% adverse change in equity prices, based on a sensitivity analysis of our public holdings as of March 31, 2000, would result in an approximate $937 million decrease in the fair value of our public holdings. A significant portion of the value of the potential decrease in equity securities, or $340.1 million, consisted of our holdings in VerticalNet.

      Based on the closing price of VerticalNet's common stock on June 30, 2000 of $36.94, our holdings in VerticalNet had a market value of approximately $926 million. Based on the closing price of Breakaway Solutions' common stock on June 30, 2000 of $27.00, our holdings in Breakaway Solutions had a market value of approximately $420 million. Based on the closing price of eMerge Interactive's common stock on June 30, 2000 of $17.94, our holdings in eMerge Interactive had a market value of approximately $145 million. Based on the closing price on ONVIA.com's common stock on June 30, 2000 of $8.63, our holdings in ONVIA.com had a market value of approximately $148 million. Based on the closing price of Universal Access' common stock on June 30, 2000 of $24.50, our holdings in Universal Access had a market value of approximately $518 million. Fluctuations in the price of VerticalNet's, Breakaway Solutions', eMerge Interactive's, ONVIA.com's and Universal Access' and other publicly-traded partner companies' common stock are likely to affect the price of our Common Stock.

      We entered into cashless collar agreements with respect to 2.2 million shares of our holdings of Ariba's common stock accounted for at fair value of $230.6 million at March 31, 2000. The collar arrangements limit our exposure to and benefits from price fluctuations in the underlying equity securities. The collar arrangements mature between 2001 and 2003. We account for the collar arrangements as a hedge, and changes in the value of the collar arrangements are substantially offset by changes in the value of the underlying investment securities which are both marked-to-market through accumulated other comprehensive income (loss) in our consolidated balance sheet in accordance with Statement of Financial Accounting Standards No. 115. The combined value of the collars and the underlying hedged securities at March 31, 2000 was $259.3 million. We may enter into similar collar arrangements in the future, particularly with respect to available for sale securities which do not constitute ownership interests in our partner companies.

      The carrying values of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximate fair value because of the short maturity of these instruments. The fair value of convertible subordinated notes is approximately $502.5 million versus a carrying value of $566.3 million. The carrying value of other long-term debt approximates its fair value, as estimated by using discounted future cash flows based on our current incremental borrowing rates for similar types of borrowing arrangements.

      Availability under our credit facility is determined by the market value of the publicly traded and privately held securities pledged as collateral. As of March 31, 2000, we had sufficient collateral to enable us to fully utilize this facility. Additionally, we are exposed to interest rate risk primarily through our bank credit facility. At March 31, 2000, there were no borrowings outstanding.

      We have historically had very low exposure to changes in foreign currency exchange rates, and as such, have not used derivative financial instruments to manage foreign currency fluctuation risk. As we expand globally, the risk of foreign currency exchange rate fluctuation may dramatically increase. Therefore, in the future, we may consider utilizing derivative instruments to mitigate such risks.

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                       INTERNET CAPITAL GROUP'S BUSINESS

Industry Overview

Growth of the Internet

      People and businesses are increasingly relying on the Internet to access and share information as well as to purchase and sell products and services. International Data Corporation, or IDC, estimates that at the end of 1998 more than 142 million people were using the Internet to communicate, participate in discussion forums and obtain information about goods and services. IDC projects that this user base will grow to 502 million people by the end of 2003. A rapidly growing number of businesses use the Internet to market and sell their products and streamline business operations. According to Forrester Research, 93% of all United States businesses expect some of their business trade to flow over the Internet and 22% expect to do more than half of their business online in 2002.

Growth of B2B E-Commerce

      The Internet's substantial growth creates tremendous market opportunities for companies that connect buyers and sellers, and companies that create applications and systems for traditional businesses wishing to engage in e-commerce. Historically, B2B e-commerce has occurred through electronic data interchange over proprietary networks, which are costly and available only to a limited number of participants. The Internet provides an open platform with common communication protocols to build efficient, cost-effective networks that facilitate e-commerce. As Internet-based network reliability, speed and security have improved in recent years and as more businesses have connected to the Internet, traditional businesses are beginning to use the Internet to conduct e-commerce and exchange information with customers, suppliers and distributors. While the business-to-consumer e-commerce market currently is significant in size, estimated by IDC to have been $15 billion in goods and services in 1998, the B2B e-commerce market is larger and is predicted to grow dramatically. Forrester Research projects that the United States B2B e-commerce market, which Forrester Research defines as the intercompany trade of hard goods over the Internet, will grow from $43 billion in 1998 to over $1.3 trillion by 2003. IDC projects that the Western European B2B e-commerce market will grow from $3.8 billion in 1998 to over $350 billion by 2003.

      We believe that the B2B e-commerce market is beginning a period of rapid development and growth for the following reasons:

     .  Expanded Access to New and Existing Customers and
        Suppliers. Traditional businesses have relied on their sales forces and purchasing departments to develop and maintain customer and supplier relationships. This model is constrained by the time and cost required to exchange current information regarding requirements, prices and product availability, and the difficulty of cost-effectively locating new customers and suppliers and managing existing relationships. Traditional businesses can leverage the Internet to obtain real-time, accurate information regarding requirements, prices and products to a global audience, including suppliers, customers and business partners. This makes it easier for businesses to attract new customers and suppliers, improve service and increase revenue.

     . Increased Efficiency and Reduced Cost. Traditional businesses can utilize the Internet to automate their internal operations, including manufacturing, finance, sales and purchasing functions. The Internet can also be used to increase information flow and access throughout an organization. This increases operational efficiency by reducing the time, costs and resources required to transact business, lowering inventory levels and procurement costs, and improving responsiveness to customers and suppliers.

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

Market Opportunities for Emerging B2B E-Commerce Companies

      We believe that there are significant opportunities for companies that can assist traditional businesses in using the Internet to create more efficient markets and enable e-commerce. We call these companies B2B e-commerce companies. We focus on two types of B2B e-commerce companies: market makers and enabling service providers.

     . Market Makers. Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry or provide specific goods and services across multiple industries. Market makers tailor their business models to match a target market's distinct characteristics. We refer to market makers operating in a particular industry as vertical market makers, and to market makers operating across multiple industries as horizontal market makers. Vertical and horizontal market makers may:

            .  act as principals in transactions;

            .  automate business processes so as to make them more efficient;

            . operate exchanges where buyers and sellers dynamically negotiate prices; or

            . facilitate interaction and transactions among businesses and professionals with common interests by providing an electronic community.

            Market makers may generate revenue by:

            .  selling products and services;

            . charging fees based on the value of the transactions they facilitate;

            .  charging fees for access to their Internet-based services; or

            .  selling advertising on their Web sites.

     . Enabling Service Providers. Enabling service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet, and in building and managing the technological infrastructure needed to support B2B e-commerce. Enabling service providers help businesses in the following ways:

            . Strategic Consulting and Systems Integration. Strategic consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement a technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically charge their clients on a project-by-project basis.

            . Software Providers. Software providers design and sell software applications, tools and related services that support e-commerce and integrate business functions. Software providers may sell or license their products.

            . Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

Challenges Facing Emerging B2B E-Commerce Companies

      We believe that emerging B2B e-commerce companies face certain challenges, including:

     . Developing a Successful Business Model. B2B e-commerce companies must develop business models that capitalize on the Internet's capabilities to provide solutions to traditional companies in target industries. B2B e-commerce companies require industry expertise because each industry and market has distinct characteristics including existing distribution channels, levels of concentration and fragmentation among buyers and sellers, procurement policies, product information and customer support requirements. B2B e-commerce companies also require Internet expertise in order to apply its capabilities to their target industries.

     . Building Corporate Infrastructure. Many B2B e-commerce companies have been recently formed and require sales and marketing, executive recruiting and human resources, information technology, and finance and business development assistance. These companies also require capital and significant resources and may be required to build technological capabilities and internal operations.

     . Finding the Best People. Entrants into the B2B e-commerce market require management with expertise in the applicable market, an understanding of the Internet's capabilities, the ability to manage rapid growth and the flexibility to adapt to the changing Internet marketplace. We believe that very few people have these skills, and those that do are highly sought after. To be successful, companies must attract and retain highly qualified personnel.

      We believe that the most successful B2B e-commerce companies will rapidly identify market demands and move quickly to satisfy those demands. B2B e-commerce companies that accomplish this goal may establish new standards, gain market share, secure critical partnerships and create a brand name, making competition more difficult for new entrants. In addition, B2B e-commerce companies must keep abreast of Internet and industry-specific developments and adapt to a rapidly changing environment.

Our Solution and Strategy

      Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the global economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of March 31, 2000, we owned interests in 63 B2B e-commerce companies which we refer to as our partner companies.

      Our operating strategy is to integrate our partner companies into a collaborative network that leverages our collective knowledge and resources. With the goal of holding our partner company interests for the long-term, we use these collective resources to actively develop the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, partner companies, strategic investors and Advisory Board.

      Our strategy is to:

     . create or identify companies with the potential to become industry leaders;

     . acquire significant interests in partner companies and incorporate them into our collaborative network;

     . provide strategic guidance and operational support to our partner companies; and

     .  promote collaboration among our partner companies.

      In implementing our strategy, we leverage the collective knowledge and experience of our partner companies, strategic investors and Advisory Board members. Our Advisory Board consists of over 15 experienced executives from various backgrounds who provide our network with strategic guidance, sales, marketing and information technology expertise and industry contacts. Ideally, we would like to own 40% or more of our partner companies, with management and public shareholders owning the remaining interests, but we believe that we can have significant influence with lower ownership levels.

      Our strategy includes acquiring interests in partner companies based in the United States and abroad. We have opened offices in London, Munich, Paris and Tokyo that focus on B2B opportunities in their regions. We plan to fully staff these offices with personnel who will provide strategic guidance and operational support to our partner companies operating in these regions.

      We plan to acquire interests in European, Asian and Latin American B2B e-commerce companies. If we wish to enter a market in which we cannot locate an attractive partner company candidate, we may create a new company or assist one of our partner companies located in the United States to expand overseas. In addition, our worldwide personnel will focus on providing connections and resources to all our partner companies, creating an international expansion platform for each member of the network.

Create or Identify Companies With the Potential to Become Market Leaders

      Our expertise in the B2B e-commerce market allows us to build or identify companies that are positioned to succeed. We apply a disciplined analysis that capitalizes on this competitive advantage. When we evaluate whether to enter a market by building a company or acquiring an interest in an existing company, we weigh the following industry and partner company factors:

     .  Industry Criteria

            . Inefficiency. We consider whether the industry suffers from inefficiencies that may be alleviated through e-commerce. We also consider the relative amount of inefficiency, as more inefficient industries present greater profit potential.

            . Competition. We evaluate the amount of competition that a potential partner company faces from e-commerce and traditional businesses.

            . Significance of Vertical Market. Our strategy includes acquiring interests in market makers doing business in the principal vertical markets of the global economy. When evaluating market makers, we consider whether the market maker has the potential to be a leader in its vertical market.

            . Industry Potential. When evaluating a market maker, we consider the number and dollar value of transactions in its corresponding industry. We evaluate the incremental efficiency to be gained from conducting or supporting transactions online and estimate the potential to transfer transactions online. By considering these factors, we can focus on vertical industries for which the leading market maker can eventually generate significant dollar volumes of profits for the market maker.

            . Centralized Information Sources. When evaluating market makers, we consider whether the industry has product catalogs, trade journals and other centralized sources of information regarding products, prices, customers and other factors. The availability of this information makes it easier for a market maker to facilitate communication and transactions. We generally avoid industries where this information is not available.

            . Enabling Service Provider Profit Potential. When evaluating enabling service providers, we examine the size of the market opportunity, the profit potential in serving the target market and whether the enabling service provider can provide assistance to our market maker partner companies.

     .  Partner Company Criteria

            . Industry Leader. We partner with a company only if we believe that it has the products and skills to become a leader in its industry.

            . Significant Ownership. We consider whether we will be able to obtain a significant position in the company and exert influence over the company.

            . Network Synergy. We consider the degree to which a potential partner company may contribute to our network, and benefit from our network and operational resources.

            . Management Quality. We assess the overall quality and industry expertise of a potential partner company's management.

Acquire Interests in Partner Companies

      After we identify an attractive potential partner company, we negotiate the acquisition of a significant interest in the company. As a condition to an acquisition, we require representation on the company's board of directors to ensure our ability to provide active guidance to the partner company. We structure acquisitions to permit the partner company's management and key personnel to retain an equity stake in the company. As a result of our experience, we believe that we have the ability to complete acquisitions quickly and efficiently. After acquiring interests in partner companies, we frequently participate in their follow-on financings and seek to increase our ownership positions.

      During our negotiations with potential partner companies we emphasize the value of our collaborative network, which we believe gives us a competitive advantage over other acquirors in successfully consummating transactions. Our partner companies, strategic investors and Advisory Board members assist in these discussions and assist in other stages of the acquisition process, including the initial evaluation of potential partner companies and due diligence.

Provide Strategic Guidance and Operational Support to Our Partner Companies

      After we make an acquisition or form a partner company, we take an active role in its affairs by providing both strategic guidance and operational support:

     . Strategic Guidance. We provide strategic guidance to our partner companies regarding market positioning, business model development and market trends. In addition, we advise our partner companies' management and directors on day-to-day management and operational issues. Our exclusive focus on the B2B e-commerce market and the knowledge base of our partner companies, strategic investors, management and Advisory Board give us valuable experience that we share with our partner company network. Advisory Board and management team members who provide strategic guidance to our partner companies include Todd Hewlin, a former Partner with McKinsey & Company, Jeff Ballowe, a former President of Ziff-Davis Inc. and the current Chairman of Deja.com, Inc., Alex W. Hart, a former Chief Executive Officer of MasterCard International, and Yossi Sheffi, Ph.D., a co-founder of Syncra Software, Inc., e-Chemicals, Inc., and Logistics.com and currently a Professor at the Massachusetts Institute of Technology.

     . Operational Support. B2B e-commerce companies often have difficulty obtaining senior executive level guidance in the many areas of expertise successful companies need. We assist our partner companies by providing access to skilled managers who guide our partner companies in the following functional areas:

            . Sales and Marketing. Several members of our Advisory Board and management team provide guidance to our partner companies' sales, marketing, product positioning and advertising efforts. These individuals include Michael H. Forster, a former Senior Vice President of Worldwide Field Operations at Sybase, Inc. and currently one of our Senior Partners, Christopher H. Greendale, a former Executive Vice President at Cambridge Technology Partners and currently one of our Managing Directors, Rowland Hanson, a former Vice President of Corporate Communications at Microsoft Corporation and currently founder of C. Rowland Hanson & Associates, Charles W. Stryker, Ph.D., President, Marketing Information Solutions, at IntelliQuest, Inc., and Sergio Zyman, a former Vice President and Chief Marketing Officer of the Coca-Cola Company.

            . Executive Recruiting and Human Resources. Members of our management team assist our partner companies in recruiting key executive talent. These individuals include Rick Devine, one of our Managing Directors and a former partner at Heidrick & Struggles, Inc., an executive recruiting firm. In providing this assistance, we leverage the contacts developed by our network of partner companies, management and Advisory Board. We believe that this is one of the most important functions that we perform on behalf of our partner companies. B2B e-commerce companies must locate executives with both industry and Internet expertise. The market for these professionals is highly competitive since few persons possess the necessary mix of skills and experience.

            . Information Technology. Members of our management team are dedicated to helping our partner companies with their information systems strategies and solving problems relating to their current information technology. Members of our Board of Directors and Advisory Board who provide guidance in this area include K.B. Chandrasekhar, Chairman of the Board of Directors of Exodus Communications, and Peter A. Solvik, the Chief Information Officer of Cisco Systems, Inc.

            . Finance. One of our Managing Directors, John N. Nickolas, an experienced finance executive, is dedicated to providing financial guidance to our partner companies in areas such as corporate finance, financial reporting, accounting and treasury operations. In providing these services, Mr. Nickolas leverages the skills and experience of our internal finance and accounting group, our partner company network and outside consultants.

            . Business Development. B2B e-commerce companies may be involved in evaluating, structuring and negotiating joint ventures, strategic alliances, joint marketing agreements, acquisitions or other transactions. We provide assistance to our partner companies in all these areas. Our management team, Advisory Board, strategic investors and partner companies all assist in this function.

Promote Collaboration Among Our Partner Companies

      One of the principal goals of our network is to promote innovation and collaboration among our partner companies, which has resulted in shared knowledge and business contacts among our partner companies and the formation of numerous strategic alliances. We promote collaboration formally by hosting regularly scheduled seminars relating to partner company operational and business issues. At these seminars, the executives of partner companies share their experiences with each other, our management team and the Advisory Board. For example, at a seminar in 1999, thirteen chief executive officers of our market maker and enabling service provider partner companies gathered to discuss e-commerce strategies and business models. In addition, we regularly host conferences for the senior executives of partner companies to accelerate their learning around topics such as new technologies, financing issues, major operational issues, and aggressive growth strategies. In March 2000, we hosted our first investor conference on B2B e-commerce during which 18 of our partner companies made presentations to more than 350 leading investors, analysts and entrepreneurs.

On an informal basis, we promote collaboration by making introductions and recommending partner companies to each other.

      Recent examples of collaboration among our partner companies include:

     . PaperExchange.com and VerticalNet have developed a strategic alliance that provides PaperExchange.com with co-branded access to leading industry content, including news, feature articles and interviews from VerticalNet's PulpandPaper Online property. VerticalNet's members will get access to PaperExchange.com's leading pulp and paper exchange, which is an Internet-based marketplace for buying and selling pulp and paper products. In addition, the companies are joining forces to create a comprehensive equipment listing and career site. By linking their sites together, PaperExchange.com and VerticalNet are seeking to establish a leading destination for pulp and paper professionals.

     . Commerx, a provider of e-commerce solutions for the industrial processing market, has formed a strategic alliance with CommerceQuest to provide integration solutions to connect efficiently the systems of processors and manufacturers within the industries served by Commerx. Commerx will use CommerceQuest's enableNet solution for deployment of PlasticsNet.com, the plastics industry's leading electronic marketplace. CommerceQuest's enableNet provides reliable, real-time delivery of data with enterprise-strength security and accurate data transformation across many formats and applications. This relationship allows PlasticsNet.com users to conduct e-commerce over their clients' network of choice or private lines. This state-of-the-art e-commerce infrastructure will allow for less expensive implementation and integration with faster and more seamless transactions.

      The collaboration of our partner companies is the result of our role as the hub of our network. Through the network we identify prospective alliances, make introductions, assist in strategic planning and monitor the ongoing relationships among our partner companies. We encourage and facilitate the information flow among our partner companies. We also control the information flow by determining the composition of the network. If we believe that a partner company is not contributing to our network or has lost its strategic importance, we may sell our interest in that partner company.

Overview of Current Partner Companies

      We focus our efforts on building and operating companies in two areas of the B2B e-commerce market--market makers and enabling service providers.

Market Maker Categories

      Market makers may operate in particular industries, such as chemicals, food or auto parts, or may sell goods and services across multiple industries. Market makers must tailor their business models to match their markets. We refer to market makers operating in a particular industry as vertical market makers, and to market makers operating across multiple industries as horizontal market makers. Examples of horizontal and vertical market makers are as follows:

     . Vertical. An example of one of our vertical market maker companies is e-Chemicals. e-Chemicals believes that traditional distribution channels for chemicals burden customers with excessive transaction costs, high administrative costs and inefficient logistics. To solve these problems, e-Chemicals has developed an Internet-based marketplace through which it will sell a wide range of industrial chemicals to business customers. e-Chemicals provides products based on streamlined Web-based ordering processes, outsourced logistics systems and online support.

     . Horizontal. One example of our horizontal market maker partner companies is VerticalNet. As of March 31, 2000, VerticalNet owned and operated 55 industry-specific Web sites designed to act as online B2B communities. These trade communities act as comprehensive sources of information, interaction and e-commerce.

Market Maker Profiles

      Table of Market Makers. The partner companies listed below are integral to our goal of owning numerous interests in vertical and horizontal market makers that are strategically complementary to each other. We believe that establishing an e-commerce presence in major industrial segments of the economy will enable us to become the premier B2B e-commerce company. The table shows certain information regarding our market maker partner companies by category as of March 31, 2000. Our ownership positions have been calculated based on the issued and outstanding common stock of each partner company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

                                                                             Our     Partner
                                                                          Ownership  Company
 Category and Name             Industry         Description of Business   Percentage  Since
 -----------------------  ------------------   -------------------------- ---------- -------
Vertical:
Animated Images, Inc.       Apparel            Provides Internet-based       50%      1999
 www.appliedintranet.com                       design, communication, and
                                               procurement services for
                                               the apparel and sewn goods
                                               industries.

Arbinet Communications,     Telecommunications Provides an Internet-based     8%      1999
 Inc.                                          trading floor and
 www.arbinet.com                               clearinghouse for
                                               telecommunications
                                               carriers to purchase
                                               bandwidth.

AUTOVIA Corporation         Auto Parts         Developing a system to        20%      1998
 www.autovia.net                               provide Internet-based
                                               auto parts procurement for
                                               professional automotive
                                               and truck repair shops.

Bidcom, Inc.                Construction       Provides Internet-based       30%      1999
 www.bidcom.com                                project planning and
                                               management services for
                                               the construction industry.

Blackbird (dba DNI          Financial          Provides over the counter     19%      2000
 Holdings, Inc.)                               derivatives trading
 www.blackbird.net                             platform for the inter-
                                               dealer market.

BuyMedia.com, Inc.          Advertising        Provides B2B e-commerce       34%      2000
 www.buymedia.com                              solutions for the buying
                                               and selling of broadcast
                                               advertising.

CentriMed                   Healthcare         Provides e-marketplace        47%      2000
 www.centrimed.com                             solutions to physicians,
                                               hospitals and medical
                                               device manufacturers.

Collabria, Inc.             Printing           Provides Internet-based       11%      1999
 www.collabria.com                             procurement and production
                                               services for the
                                               commercial printing
                                               industry.

Commerx, Inc.               Plastics           Provides Internet-based       39%      1998
 www.commerx.com                               procurement and sales of
                                               raw materials, tools and
                                               maintenance and repair
                                               products for the plastics
                                               industry.

                                                                       Our     Partner
                                                                    Ownership  Company
    Category and Name         Industry     Description of Business  Percentage  Since
--------------------------  ------------   ------------------------ ---------- -------

ComputerJobs.com, Inc.       Technology    Provides Internet-based     33%      1998
 www.computerjobs.com        Employment    job screening and resume
                                           posting for information
                                           technology
                                           professionals,
                                           corporations and
                                           staffing firms.

CourtLink                    Legal         Provides online access      34%      1999
 www.courtlink.com                         to court documents.

CyberCrop.com, Inc.          Agriculture   Developing a system to      75%      1999
 www.cybercrop.com                         provide an Internet-
                                           based service for
                                           agricultural producers
                                           to purchase services and
                                           inputs, as well as
                                           market their grain crops
                                           that include corn, wheat
                                           and soybeans.

Deja.com, Inc.               Media         Provides a Web-based        30%      1997
 www.deja.com                              community for potential
                                           purchasers to access
                                           user comments on a
                                           variety of products and
                                           services.

e-Chemicals, Inc.            Chemicals     Provides Internet-based     20%      1998
 www.e-chemicals.com                       sales and distribution
                                           of industrial chemicals.

eMerge Interactive, Inc.     Livestock     Provides Internet-based     22%      1999
 www.emergeinteractive.com                 content, community and
                                           transaction services in
                                           an online marketplace
                                           for the cattle industry.

eMetra Ltd.                  Metals        Developing a system to      45%      2000
                                           provide an Internet-
                                           based exchange for
                                           trading non-ferrous
                                           metals

EmployeeLife.com             Healthcare    Provides Internet-based     52%      1999
 www.employeelife.com                      solutions for employee
                                           health benefits
                                           management across the
                                           health care industry.

eumediX                      Healthcare    Developing a system to      31%      2000
 www.eumediX.com                           provide an Internet-
                                           based content and
                                           transaction service for
                                           European hospitals to
                                           purchase goods and
                                           services.

EuSupply                     Construction  Provides online B2B         29%      2000
 www.eu-supply.com                         market making services
                                           in Europe tailored to
                                           meet the needs of the
                                           construction industry
                                           and supply chain.

FarmingOnLine Ltd.           Agriculture   Provides Internet-based     32%      2000
 www.farmline.com                          content, community and
                                           transaction services in
                                           an online marketplace
                                           for the European
                                           agricultural inputs and
                                           outputs market.

                                                                          Our     Partner
                                                                       Ownership  Company
    Category and Name         Industry      Description of Business    Percentage  Since
--------------------------   ----------  ----------------------------  ---------- -------
Freeborders.com              Trade       Provides cross-borders trade     46%      2000
                                         between suppliers of goods
                                         in China and match them with
                                         U.S.-based suppliers.

Industrial America           Industrial  Provides an online               36%      2000
                             Components  marketplace for the sale and
                             and         procurement of all major
                             Supplies    classes of industrial
                                         components and supplies,
                                         including electrical and
                                         electronic components;
                                         pipes, valves and fittings;
                                         power transmission
                                         components; and metalworking
                                         tools and supplies.

Internet Commerce            Food        Provides Internet-based          43%      1999
 Systems, Inc.                           product introduction and
 www.icsfoodone.com                      promotion services to
                                         wholesale and retail food
                                         distributors.

Internet Healthcare Group    Healthcare  Provides an online               30%      2000
 www.internethealthcare.com              marketplace that facilitates
                                         B2B e-commerce in the
                                         healthcare industry.

InvestorForce.com            Asset       Provides a Web-based             43%      1999
 www.investorforce.com       Management  community for asset managers
                                         to reach fund sponsors.

iParts                       Electronic  Provides Internet-based          66%      1999
 www.ipartsupply.com         Components  sales and distribution of
                                         electronic components.

JusticeLink, Inc.            Legal       Provides electronic filing,      37%      1999
 www.justicelink.com                     service and retrieval of
                                         legal documents and
                                         information among courts,
                                         attorneys, their clients and
                                         other interested parties.

MetalSite General            Metals      Provides an Internet-based       39%      1999
 Partner, LLC                            marketplace that enables
 www.metalsite.net                       particpants in the metals
                                         industry supply chain to
                                         efficiently buy and sell
                                         metal products using
                                         multiple transaction
                                         methods.

PaperExchange, Inc.          Paper       Provides Internet-based          23%      1999
 www.paperexchange.com                   sales and distribution of
                                         all grades of pulp and
                                         paper.

Retail Exchange.com, Inc.    Consumer    Provides an online B2B           32%      1999
 www.retailexchange.com      Goods       marketplace for the exchange
                                         of excess consumer products.

Simplexis                    Education   Provides value by helping        47%      2000
 www.simplexis.com                       school business officials
                                         save money and time when
                                         they buy goods and services
                                         and offers related content
                                         and information for school
                                         business operations.

StarCite!, Inc.              Travel      Provides Internet-based          40%      1999
 www.starcite.com                        services for planning and
                                         managing corporate meetings
                                         for event planners.

                                                                                  Our     Partner
                                                                               Ownership  Company
     Category and Name            Industry           Description of Business   Percentage  Since
---------------------------  ------------------     -------------------------- ---------- -------
TALPX                           Lumber              Provides Internet-based       28%      2000
 www.talpx.com                                      electronic trading to the
                                                    North American lumber and
                                                    panel industry.

Universal Access, Inc.          Telecommunications  Provides Internet-based       25%      1999
 www.universalaccessinc.com                         ordering for provisioning
                                                    and access and
                                                    transportation exchange
                                                    services for network
                                                    service providers focused
                                                    on business customers.

USgift.com Corporation          Gift, Garden and    Provides Internet-based       38%      1999
 www.USgift.com                 Home Decor          sales and distribution of
                                                    gift, garden and home
                                                    decor accessories.

Horizontal:
asseTrade.Com, Inc.             Used Capital        Provides Internet-based       30%      1999
 www.assetrade.com              Equipment           asset and inventory
                                                    recovery, disposal and
                                                    management solutions.

CapSpan                         Industrial          Provides Internet-based       33%      2000
                                Products            distribution and
                                                    purchasing for industrial
                                                    products.

eMarketWorld, Inc.              Special Event       Provides industry-specific    42%      1999
 www.emarketworld.com           Services            Web-based conferences and
                                                    expositions that help
                                                    businesses understand the
                                                    Internet.

ICG Commerce, Inc.              Sourcing            Provides strategic            50%      1999
 www.icgcommerce.com                                sourcing consulting and
                                                    on-line Internet
                                                    purchasing.

NetVendor, Inc.                 Asset Disposition   Provides B2B, industry-       26%      1999
 www.netvendor.com                                  specific Internet commerce
                                                    solutions for mid-size
                                                    manufacturers and
                                                    distributors of
                                                    automotive, industrial and
                                                    electronic products.

ONVIA.com, Inc.                 Small Business      Provides small businesses     23%      1999
 www.onvia.com                  Services            with a wide breadth of
                                                    tailored products and
                                                    services over the
                                                    Internet.

Residential Delivery            Logistics           Provides home delivery        38%      1999
 Services, Inc.                                     services to e-commerce
 www.rdshome.com.                                   companies, retailers, and
                                                    catalog companies through
                                                    a branded network of local
                                                    agents.

VerticalNet, Inc.               Industrial          Provides industry-specific    34%      1996
 www.verticalnet.com            Services            Web-based trade
                                                    communities for businesses
                                                    and professionals.

Vivant! Corporation             Consulting          Provides process              39%      1998
 www.vivantcorp.com                                 automation and decision
                                                    support services that
                                                    enable companies to
                                                    strategically manage
                                                    contractors, consultants
                                                    and temporary employees.

      Set forth below is a more detailed summary of some of our market maker partner companies.

      Commerx, Inc. Commerx is a vertical market maker that provides Internet-based procurement and sales of raw materials, tools and maintenance and repair products for the plastics industry. Commerx developed the PlasticsNet.com ("PlasticsNet") Web site in 1995 with the goal of establishing the first e-commerce vertical marketplace for the plastics industry. Commerx provides this service under the PlasticsNet brand name and develops the software to support PlasticsNet.

      PlasticsNet is a leading provider of e-commerce solutions for processors and suppliers in the US plastics industry. Its vertical marketplace provides a comprehensive platform for buyers and suppliers to streamline the sourcing and procurement process for plastics products and services. The company's solutions are designed to be a compelling and integral part of a plastics processor's procurement and business processes while providing suppliers with cost-effective, high-quality access to a large pool of buyers.

      Our initial contact with Commerx came through our focus on the plastics industry as a strong potential market for a market maker. We researched the plastics industry and concluded, based upon the founding management and business model, that Commerx was best positioned in the plastics market. Kenneth A. Fox and Robert A. Pollan, two of our Managing Directors, are members of Commerx's Board of Directors. We have assisted the founders in recruiting key executives including the Chief Operating Officer, Chief Financial Officer, Vice President of Sales and Vice President of Supplier Relations. In addition, we have helped the company design their back office systems and assisted them with various financial initiatives. Commerx is currently working on a strategic partnership with CommerceQuest, another one of our partner companies. For 1998, Commerx had revenue of $.4 million and for 1999, revenue of $3.0 million.

      ComputerJobs.com, Inc. ComputerJobs.com is a leading skill-based employment Web site and career content provider for information technology professionals, corporations and staffing firms. Identifying and attracting information technology professionals is an expensive and critical success factor for many businesses. ComputerJobs.com is focused on improving the online recruitment process for both information technology job seekers and employers, including staffing firms and corporations. Job seekers may visit ComputerJobs.com's regional and skill-specific Web sites to submit their resume and pursue job opportunities free of charge. ComputerJobs.com allows job seekers to scan job opportunities by information technology-specific skill requirements, geographic preferences and other job criteria. Job seekers also have access to extensive career resources and industry news on the site. By attracting a significant number of job seekers and their resumes, ComputerJobs.com offers staffing firms and corporations seeking information technology professionals the ability to post job openings as well as search and receive daily resumes of information technology candidates for a monthly fee. ComputerJobs.com pre-screens job ads and resumes prior to placing them into its database and before dissemination to its Web sites and clients.

      ComputerJobs.com has Web sites for the information technology markets in 19 major metropolitan markets throughout the United States and recently launched five vertically focused job sites. These vertical career portals address the needs of high demand skill sets such as e-commerce, enterprise resource planning, networking, project management and windows developer. We identified ComputerJobs.com through a director of one of our partner companies. We are assisting ComputerJobs.com with overall strategy, operational management, recruiting, finance and marketing. Douglas A. Alexander and Gregory
W. Haskell, two of our Managing Directors, are members of ComputerJobs.com's Board of Directors. ComputerJobs.com has formed a strategic alliance with Deja.com that has enabled Deja.com to create a channel for accessing ComputerJobs.com's database of technology employment opportunities. For 1998, ComputerJobs.com had revenue of $4.4 million and for 1999, revenue of $9.1 million.

      Deja.com, Inc. Deja.com, formerly Deja News, is a vertical market maker that is the Web's leading source of shared knowledge in the form of user-generated ratings and discussions. With over 160 million page views per month, it is the leading purveyor of online discussion, offering access to more than 43,000 discussion

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

forums. These forums are populated by knowledgeable participants who are interested in sharing their knowledge and experience on a wide variety of subjects.

      Deja.com recently extended its franchise in shared knowledge with the consumer-driven feature Deja Ratings, a tool that extends the site's ability to support daily decision-making. Deja Ratings captures consumer opinions on a wide range of products and services through a scaled voting system that includes product comparisons. The analytical tools that support decision-making are supplemented by contextual links to e-commerce retailers and vendors.

      Deja.com derives revenue from sponsors and e-commerce partners, and provides the marketing community with the compelling proposition of reaching a highly targeted, self-segmenting audience consisting of highly active Internet consumers intent on investigating considered purchases. Deja.com also delivers to those marketers a unique means of programming to the specific interests of their target consumers, all in the context of a commerce-friendly platform.

      We have been very active in recruiting Deja.com's management team and developing its business strategy. In addition, Kenneth A. Fox and Douglas A. Alexander, two of our Managing Directors, are members of Deja.com's Board of Directors. Deja.com is in discussions with several partner companies to provide services to its user community. For 1998, Deja.com had revenue of $5.1 million, and for 1999, revenue of $9.3 million.

      eMerge Interactive, Inc. eMerge Interactive is a vertical market maker that combines content, community and transaction services to create an online marketplace for the cattle industry. eMerge Interactive believes that the production chain of the cattle industry, which includes cattle producers, feedlots, packers and suppliers, contains inefficiencies that reduce animal health and value. These inefficiencies, which include excessive animal transportation and handling, result in additional transaction costs and reduced beef quality.

      eMerge Interactive offers its comprehensive cattle solution through its Internet-based information and transaction platform, its Web-enabled private network and its direct sales force. eMerge Interactive's products and services are designed to create an efficient market for the purchase and sale of cattle and to improve quality and productivity in the cattle industry. eMerge Interactive's family of integrated Web sites and Web-enabled private network provide:

     . livestock procurement services consisting of cattle sales and auctions;

     . customer-specific daily feedlot operations analysis, comparative cattle industry analysis and benchmarking studies;

     .  cattle inventory management tools; and

     .  livestock health management and quality enhancement products.

      We acquired our interest in eMerge Interactive in November, 1999 after identifying it as a potential market leader in the e-commerce market for the livestock industry. Anthony Ibarguen and Douglas Alexander, two of our Managing Directors, are members of eMerge Interactive's Board of Directors. In February 2000, eMerge Interactive became a public company, trading on the Nasdaq National Market under the symbol "EMRG." For 1998, eMerge Interactive had revenue of $1.8 million, and for 1999, revenue of $43.8 million.

      ONVIA.com, Inc. ONVIA.com is a horizontal market maker that provides products and services to small businesses over the Internet. ONVIA.com is a B2B online operations center devoted to helping small businesses succeed. ONVIA.com provides small businesses with business products, direct purchase and request for quote services, customer lead generation and expert advice.

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

      ONVIA.com was introduced to us through a member of our network. Kenneth
A. Fox, one of our Managing Directors, is a member of ONVIA.com's Board of Directors. Alex W. Hart, a member of our Advisory Board, is a member of ONVIA.com's Advisory Board. We have facilitated a partnership between ONVIA.com and Bidcom, one of our other partner companies, helped design ONVIA.com's back office systems, and our executive recruiting personnel recruited their Vice President of Marketing. In March 2000, ONVIA.com became a public company, trading on the Nasdaq National Market under the symbol "ONVI." For 1998, ONVIA.com had revenue of $1 million, and for 1999, revenue of $27.2 million.

      Universal Access, Inc. Universal Access is a vertical market maker that is a Web-enabled business-to business intermediary that facilitates the provisioning, installation and servicing of dedicated, point-to-point communications circuits for service providers who buy network capacity, and transport suppliers who sell network capacity. Universal Access aggregates network information, manages facilities where communications networks can be physically interconnected, provides ongoing dedicated circuit access and offers client support services. Through these services, Universal Access provides its clients with an outsourced, integrated solution to the challenges of the fragmented network services market.

      As an independent intermediary, Universal Access has been able to collect and aggregate network information from multiple transport suppliers. Universal Access' Web-enabled Universal Information Exchange, or UIX, consists of several proprietary interrelated databases containing capacity, availability, location and pricing information from transport suppliers and physical sites. Through the UIX, Universal Access provides its clients with point-to-point network connections efficiently and cost-effectively. In addition, Universal Access operates network interconnection facilities called Universal Transport Exchanges, of UTXs, where various transport suppliers can easily access the network connections of any other transport supplier in that facility. Universal Access also provides a single point of contact for network management services, including network monitoring, maintenance and restoration.

      We are actively providing Universal Access with overall strategy, marketing and finance guidance. Robert Pollan, one of our Managing Directors, is a member of Universal Access' Board of Directors. In March 2000, Universal Access became a public company, trading on the Nasdaq National Market under the symbol "UAXS." For 1998, Universal Access had revenue of $1.6 million, and for 1999, revenue of $14.3 million.

      VerticalNet, Inc. VerticalNet is a horizontal market maker that provides industry-specific Web-based trade communities for businesses and professionals. VerticalNet owns and operates [55] industry-specific Web sites as of March 31, 2000 designed as online B2B communities, known as vertical trade communities. These vertical trade communities act as comprehensive sources of information, interaction and e-commerce. VerticalNet's objective is to continue to be a leading owner and operator of industry-specific vertical trade communities on the Internet.

      Each VerticalNet community is individually branded, focuses on a single business sector and caters to individuals with similar professional interests. VerticalNet designs each of its vertical trade communities to attract professionals responsible for selecting and purchasing highly specialized industry related products and services. VerticalNet's communities combine product information, requests for proposals, discussion forums, electronic commerce opportunities, industry news, directories, classifieds, job listings, and online professional education courses.

      VerticalNet satisfies a developing market not currently being adequately served through traditional channels, including trade publishers, trade shows and trade associations. VerticalNet believes that this market is not currently being served by Internet companies, which tend to focus on the consumer and not on the B2B market.

      VerticalNet's vertical trade communities take advantage of the Internet's ability to allow users around the world to contact each other online, allowing buyers to research, source, contact and purchase from

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

suppliers. Although other companies offer B2B services on the Internet, VerticalNet believes that it is currently the only company operating a portfolio of specialized B2B communities. A portfolio strategy permits VerticalNet to:

     . offer consistent content and services in its current vertical trade communities and replicate these offerings as it launches new communities;

     . realize cost savings and operating efficiencies in its technology, marketing, enabling and management resources; and

     . increase its overall audience, making its individual sites more appealing to a broad array of advertisers and suppliers who sell their goods and services over the Internet.

      VerticalNet currently generates the majority of its revenue from Internet advertising, including the development of "storefronts." A storefront is a Web page posted on one of its vertical trade communities that provides information on an advertiser's products, links a visitor to the advertiser's Web site and generates sales inquiries from interested visitors. VerticalNet believes that industry professionals using its vertical trade communities possess the demographic characteristics that are attractive to its advertisers.

      We were first introduced to VerticalNet through one of our major shareholders. We helped to recruit several of VerticalNet's executive officers and one of the members of its Board of Directors, and worked with them to develop VerticalNet's business strategy. Douglas A. Alexander, one of our Managing Directors, currently serves as VerticalNet's Chairman of the Board of Directors and Walter W. Buckley, our President and Chief Executive Officer, is a member of VerticalNet's Board of Directors. In 1999, VerticalNet became a public company, trading on the Nasdaq National Market under the symbol "VERT." In addition to its strategic alliance with PaperExchange, VerticalNet has also formed a strategic alliance with e-Chemicals to provide customer leads for e-Chemicals and to expand VerticalNet's services to its chemical business customers. For 1998, VerticalNet had revenue of $3.1 million, and for 1999, revenue of $20.8 million.

Enabling Service Provider Categories

      Enabling service providers assist traditional businesses in the following ways:

     . Strategic Consulting and Systems Integration. Strategic consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement technological enabling that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically bill their clients on a project-by-project basis.

     . Software Providers. Software providers design and sell software applications that support e-commerce and integrate business functions. Software providers may sell or license their products.

     . Outsourced Service Providers. Outsourced service providers offer software applications, enabling and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

      Our current enabling service provider partner companies furnish a variety of technology-based solutions to their customers. In the future, we may acquire interests in enabling service providers that focus on two specific types of solutions: physical fulfillment and financial fulfillment. Physical fulfillment involves the movement of goods on behalf of market makers or traditional businesses. Financial fulfillment includes a wide variety of financial services such as the management of accounts receivable risk and commercial loans.

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

Enabling Service Provider Profiles

      Table of Enabling Service Providers. The partner companies listed below are important to our strategy because the growth of our partner companies increases the value of our collaborative network. We believe that enabling service providers will facilitate innovation and growth of our market maker companies by providing them with critical services. The table shows certain information regarding our enabling service provider partner companies by category as of March 31, 2000. Our ownership positions have been calculated based on the issued and outstanding common stock of each partner company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

                                                                               Our     Partner
                                                                            Ownership  Company
     Category and Name                  Description of Business             Percentage  Since
---------------------------  ---------------------------------------------  ---------- -------
Strategic Consulting and
 Systems Integration:
Benchmarking Partners, Inc.  Provides e-commerce best practices research       20%      1996
 www.benchmarking.com        and consulting services to maximize return on
                             investment from demand/supply chain and e-
                             business initiatives.

Context Integration, Inc.    Provides systems integration services focused     12%      1997
 www.context.com             on customer support, data access and e-
                             commerce.

US Interactive, Inc.         Provides a range of consulting and technical       3%      1996
 www.usinteractive.com       services relating to Internet marketing
                             solutions.

Software Providers:
Blackboard Inc.              Provides universities and corporations with       28%      1998
 www.blackboard.com          applications that enable them to host classes
                             and training on the Internet.

ClearCommerce Corp.          Provides comprehensive e-commerce solutions       11%      1997
 www.clearcommerce.com       including transaction and payment processing,
                             credit card authorization, fraud tracking and
                             reporting functions.

Entegrity Solutions          Provides encryption software to secure             9%      1996
 Corporation                 transactions and communications between
 www.entegrity.com           business applications.

Logistics.com, Inc.          Provides Internet-based transportation            36%      2000
 www.logistics.com           solutions for shippers, carriers, and third
                             parties.

Servicesoft Technologies,    Provides tools and services used by its            5%      1998
 Inc.                        customers to create Internet customer service
 www.servicesoft.com         applications consisting of self-service, e-
                             mail response and live interaction products.

Syncra Software, Inc.        Provides software that improves supply chain      35%      1998
 www.syncra.com              efficiency through collaboration of trading
                             partners over the Internet.

Outsourced Service
 Providers:
Breakaway Solutions, Inc.    Provides application service hosting, e-          40%      1999
 www.breakaway.com           commerce, consulting and systems integration
                             services to growing companies.


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

                                                                               Our     Partner
                                                                            Ownership  Company
     Category and Name                  Description of Business             Percentage  Since
---------------------------  ---------------------------------------------  ---------- -------
CommerceQuest, Inc.          Provides a messaging service for data sharing     28%      1998
 www.commercequest.com       across separate enterprises. Also provides
                             software, systems integration services and
                             managed network services for application
                             integration within enterprises or with
                             external trading partners and customers.

iSky, Inc.                   Provides services to improve customer             34%      1996
 www.isky.com                communications and relationships.

Jamcracker, Inc.             Provides integrated application service           24%      1999
 www.jamcracker.com          provider services to middle market companies.

LinkShare Corporation        Establishes affiliate relationships for           39%      1998
 www.linkshare.com           online merchants with other Web sites to
                             facilitate e-commerce.

PrivaSeek, Inc.              Provides consumers with control of their Web-      7%      1998
 www.privaseek.com           based personal profiles, allowing merchants
                             to offer consumers incentives for selective
                             disclosure.

SageMaker, Inc.              Provides services that combine an                 21%      1998
 www.sagemaker.com           enterprise's external and internal
                             information assets into a single, Web-based
                             knowledge management platform.

TeamOn.com, Inc.             Provides small businesses, groups and             34%      2000
 www.teamon.com              individuals with access-anywhere, Web-based,
                             professional e-mail solutions and customer-
                             interaction management capabilities.

traffic.com, Inc.            Provides real time traffic monitoring for         32%      1999
 www.traffic.com             logistics and transportation optimization.

United Messaging, Inc.       Provides high performance electronic              37%      1999
 www.unitedmessaging.com     messaging services for organizations with
                             mission critical e-mail networks.

      Set forth below is a more detailed summary of some of our enabling service provider partner companies.

      Benchmarking Partners, Inc. Benchmarking Partners is a strategic research and consulting company that provides e-commerce best practices research and consulting services to maximize return on investment from demand/supply chain and e-business initiatives. The use of best business practices enabled by information technology established by Benchmarking Partners allows companies to efficiently manage their e-business initiatives. Benchmarking Partners improves supply and distribution networks in the following ways:

     . Integration. Coordinating diverse business functions such as manufacturing, logistics, sales and marketing to maximize efficiency.

     . Optimization. Developing strategies that increase the efficiency of supply networks.

     . Collaboration. Creating collaborative solutions that incorporate key trading partners.

      Benchmarking Partners' clients include: companies undergoing business and information technology transformation; technology solution providers hoping to gain a better understanding of the market requirements for their products; and management consultants and systems integrators seeking to refine their ability to effectively support their clients.


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

      We were introduced to Benchmarking Partners through a member of our Board of Directors. We have helped Benchmarking Partners recruit key managers and are currently helping it build and position its best practice e-commerce Web site. Benchmarking Partners assisted us in assessing enterprise software markets and provides information technology advice to other partner companies. Benchmarking Partners is also working with iSky and US Interactive to develop Internet business application opportunities. For 1998, Benchmarking Partners had revenue of $15.9 million, and for 1999, revenue of $20.3 million.

      Breakaway Solutions, Inc. Breakaway Solutions is an outsourced service provider enabling service company that is an application service provider and e-commerce consulting and systems integration services provider to middle-market companies. Through its application service hosting solutions, Breakaway Solutions implements, operates and supports software applications that can be accessed and used over the Internet. Breakaway Solutions also offers custom developed, e-commerce related B2B interactive marketing and other solutions. By focusing on Internet-based solutions, Breakaway Solutions has created a library of components that can be redeployed by multiple clients. This allows Breakaway Solutions to provide rapid, cost-effective service to clients.

      We first met Breakaway Solutions through one of our shareholders and Advisory Board members. We helped Breakaway Solutions to complete its management team and merge with one of our other partner companies. In addition, Breakaway Solutions is a strategic partner for installing ClearCommerce's Web-based transaction and order processing solutions. Breakaway Solutions is also in discussions to provide its services to ONVIA.com. In 1999, Breakaway Solutions became a public company, trading on the Nasdaq National Market under the symbol "BWAY." For 1998, Breakaway Solutions had revenue of $10 million, and for 1999, revenue of $25.4 million.

      CommerceQuest, Inc. CommerceQuest is an outsourced service provider of B2B infrastructure solutions for mission-critical e-business applications. The company provides infrastructure solutions to leading global companies and Internet market makers that need to exchange business-critical information across geographically and technologically diverse boundaries. CommerceQuest currently employs over 275 professionals, and the company has extensive experience in software and systems integration and building solutions around IBM Corporation's MQSeries messaging middleware.

      At the core of CommerceQuest's portfolio is enableNet, an outsourced managed service designed to provide trusted B2B integration over the Internet. enableNet is augmented by industry-leading software products and professional services designed to provide maximum flexibility of integration options. enableNet is a network independent service that allows businesses to exploit the Internet, or their choice of network, to exchange business-critical information with business partners and customers. enableNet delivers security, reliability and manageability to the Internet, making it an industrial-strength, cost-effective alternative to traditional value-added networks. enableNet contributes the capability to bridge Web-based processes with legacy or traditional EDI services. The service also allows organizations to reliably and securely exchange any form of operational data internally or with business partners via the Internet or other networks. In addition, enableNet provides end-to-end integration capability, which provides message delivery across multiple systems, such as applications, databases, clients, or servers, even when using a wide range of networks and protocols.

      We believe that the services and software provided by CommerceQuest can be used throughout our partner company network, including our market makers interested in tight integration with their suppliers and customers. We have assisted CommerceQuest in recruiting senior management and repositioning it to offer managed network services. To support the introduction of managed network services, we provided the company with strategic planning, sales and marketing support and introductions to potential business partners. For 1998, CommerceQuest had revenues of $31.1 million, and for 1999 revenue of $23.8 million.

      CommerceQuest implemented significant business model transitions during 1999, including a de-emphasis of reselling and a shift from indirect to direct license sales. As a result, CommerceQuest changed

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

its infrastructure to support the hiring and administration of a direct sales force. During this transition, CommerceQuest also moved personnel from the professional services area to development to enhance CommerceQuest's proprietary products and service offerings. As a result, professional service sales have decreased.

      CommerceQuest's revenues have decreased compared with the same periods in 1998. This decrease reflects the strategic decision to de-emphasize reselling and to sell proprietary software and expertise directly. For 1999, reselling accounted for only about 10% percent of total revenues compared to almost 60% percent for 1998. As CommerceQuest has built its direct sales force and moved away from third party marketing, the royalties previously earned on those sales have decreased without any offset by direct sales.

Government Regulations and Legal Uncertainties

      As of March 31, 2000, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and the quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on them.

      Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by B2B e-commerce companies. Other specific areas of legislative activity are:

     . Taxes. Congress recently enacted a three-year moratorium, ending on October 21, 2001, on the application of "discriminatory" or "special" taxes by the states on Internet access or on products and services delivered over the Internet. Congress further declared that there will be no federal taxes on e-commerce until the end of the moratorium. However, this moratorium does not prevent states from taxing activities or goods and services that the states would otherwise have the power to tax. Furthermore, the moratorium does not apply to certain state taxes that were in place before the moratorium was enacted.

     . Online Privacy. Both Congress and the Federal Trade Commission are considering regulating the extent to which companies should be able to use and disclose information they obtain online from consumers. If any regulations are enacted, B2B e-commerce companies may find certain marketing activities restricted. The Federal Trade Commission has issued regulations enforcing the Children's Online Privacy Protection Act, which takes effect on April 21, 2000. These regulations make it illegal to collect information online from children under the age of 13 without first obtaining parental consent. These regulations also require Web site operators to allow parents to inspect and remove their children's information from any database. Compliance with these regulations could pose a significant administrative burden for Web site operators whose products and services are targeted to children or may be attractive to children. Also, the European Union has directed its member nations to enact much more stringent privacy protection laws than are generally found in the United States, and has threatened to prohibit the export of certain personal data to United States companies if similar measures are not adopted. Such a prohibition could limit the growth of foreign markets for United States B2B e-commerce companies. The Department of Commerce is negotiating with the European Union to provide exemptions from the European Union regulations, but the outcome of these negotiations is uncertain.

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

     . Regulation of Communications Facilities. To some extent, the rapid growth of the Internet in the United States has been due to the relative lack of government intervention in the marketplace for Internet access. Lack of intervention may not continue in the future. For example, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. Some Internet service providers are seeking to have broadband Internet access over cable systems regulated in much the same manner as telephone services, which could slow the deployment of broadband Internet access services. Because of these proceedings or others, new laws or regulations could be enacted which could burden the companies that provide the infrastructure on which the Internet is based, thereby slowing the rapid expansion of the medium and its availability to new users.

     . Other Regulations. The growth of the Internet and e-commerce may lead to the enactment of more stringent consumer protection laws. The Federal Trade Commission may use its existing jurisdiction to police e-commerce activities, and it is possible that the Federal Trade Commission will seek authority from Congress to regulate certain online activities.

      Generally applicable laws may affect us and our partner companies. The exact applicability of many of these laws to B2B e-commerce, however, is uncertain.

Proprietary Rights

      Our partner companies have copyrights with respect to software applications, Web sites and other materials. These materials may constitute an important part of our partner companies' assets and competitive strengths. Federal law generally protects such copyrights for 90 years from the creation of the underlying material.

Competition

Competition From our Shareholders and Within our Network

      We may compete with our shareholders and partner companies for Internet-related opportunities. Comcast Corporation, and Safeguard Scientifics, Inc. own 8.3% and 13.7% of our outstanding common stock, respectively, based on the number of shares held by each of them on March 31, 2000. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation and Safeguard Scientifics currently each has a designee as a member of our board of directors and IBM Corporation and AT&T Corp. each has a right to designate a board observer, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisition, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with our shareholders or partner companies that would govern the resolution of these potential conflicts. Such competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

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

Competition Facing our Partner Companies

      Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

     . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

     . dollars spent on consulting services with many established information systems and management consulting firms; and

     . advertising budget with online services and traditional off-line media, such as print and trade associations.

      In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

      Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Competition for Partner Companies

      We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Facilities

      Our corporate headquarters are located at 435 Devon Park Drive, 600 Building, in an office facility located in Wayne, Pennsylvania, where we lease approximately 14,800 square feet. We also maintain offices in San Francisco, California; Boston, Massachusetts; Seattle, Washington; London, England; Munich, Germany; Paris, France; and Tokyo, Japan.

Employees

      As of March 31, 2000 excluding our partner companies, we had 120 employees, 119 of whom work with us on a full-time basis. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

Reorganization

      Internet Capital Group, Inc. is a successor to a business originally founded in March 1996 as a Delaware limited liability company under the name Internet Capital Group, L.L.C. As a limited liability

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

company, Internet Capital Group, L.L.C. was treated for income tax purposes as a partnership with taxes on the income generated by Internet Capital Group, L.L.C. paid by its members. Internet Capital Group, L.L.C. merged into Internet Capital Group, Inc. on February 2, 1999, with Internet Capital Group, Inc. surviving (the "Reorganization"). In connection with the Reorganization and as required by its limited liability company agreement to satisfy the members' tax liabilities, Internet Capital Group, L.L.C. declared a $10.7 million distribution to its members. Internet Capital Group, Inc. has assumed all liabilities of Internet Capital Group, L.L.C., including the distribution to members of Internet Capital Group, L.L.C. The distributions made to some of the members of Internet Capital Group, L.L.C. are described in detail below under the heading "Certain Transactions." Also as part of the Reorganization, Internet Capital Group, Inc. issued 164,011,098 shares of common stock to the members of Internet Capital Group, L.L.C. The separate existence of Internet Capital Group, L.L.C. ceased in connection with the Reorganization.

Legal Matters

      We are not a party to any material legal proceedings.

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

                                  MANAGEMENT

Executive Officers and Directors

      Our executive officers, key employees and directors, their ages and their positions are as follows:

          Name            Age                    Position
          ----            ---                    --------
Walter W. Buckley, III     40 President, Chief Executive Officer and
                              Director
Douglas A. Alexander       38 Managing Director, East Coast Operations
Matthias Allgaier          33 Managing Director, European Operations
Nigel Andrews              53 Managing Director, Office of the President
Mary Coleman               45 Managing Directors, Operations
Richard S. Devine          42 Managing Director, Executive Recruiting
Stephen Duckett            32 Managing Director, European Operations
Kenneth A. Fox             29 Managing Director, West Coast Operations and
                              Director
Karen C. Francis           37 Managing Director, Chief Marketing Officer
David D. Gathman           52 Chief Financial Officer and Treasurer
Christopher H. Greendale   48 Managing Director, Operations
John Hamm                  40 Managing Director, Operations
Gregory W. Haskell         43 Managing Director, Operations
Todd G. Hewlin             33 Managing Director, Strategy
Victor S. Hwang            31 Managing Director, Acquisitions
Anthony Ibarguen           40 Managing Director, Operations, and President
                              of Professional Services
Sam Jadallah               35 Managing Director, Operations
Beth Kaplan                42 Managing Director, Operations
Chris Klein                36 Managing Director, Financial Services
Mark J. Lotke              32 Managing Director, Acquisitions
Walter P. Maner            32 Managing Director, Acquisitions
Henry N. Nassau            45 Managing Director, General Counsel and
                              Secretary
John N. Nickolas           33 Managing Director, Finance and Assistant
                              Treasurer
Robert A. Pollan           39 Managing Director, Operations
John P. Shoemaker          35 Managing Director, Acquisitions
Paul Slaats                37 Managing Director, Acquisitions
Sherri L. Wolf             32 Managing Director, Investor Relations
Michael H. Forster         56 Senior Partner, Operations
Robert E. Keith, Jr. (1)   58 Chairman and Director
Julian A. Brodsky (2)      66 Director
Thomas P. Gerrity (1)      58 Director
Warren V. Musser (2)       73 Director
Peter A. Solvik (1)        41 Director

--------
(1)  Member of the compensation committee
(2)  Member of the audit committee

      Walter W. Buckley, III, is a co-founder and has served as our President and Chief Executive Officer and as one of our directors since March 1996. Prior to co-founding us, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics' investments, including Multigen, XL Vision, Inc., ChromoVision, and Video Server, and was responsible for developing and executing Safeguard Scientifics' multimedia and Internet investment strategies. Mr. Buckley serves as a director of Breakaway Solutions, Inc., e-Chemicals, Inc., eColony, iSky, Inc., Inc., Metal Site, L.P., Paper Exchange.com, Inc., PrivaSeek, Inc., Safeguard Scientifics, Inc., Syncra Software, Inc., VerticalNet, Inc., Who?Vision Systems, Inc., and XLVision.

      Douglas A. Alexander has served as one of our Managing Directors since September 1997. Prior to joining us, Mr. Alexander co-founded Reality Online, Inc. in 1986 and sold it to Reuters Group in 1994. Mr. Alexander continued to serve as President and Chief Executive Officer of Reality Online after its acquisition by Reuters Group until September 1997 and was a key contributor to Reuters' Internet initiatives. Mr. Alexander is Chairman of the Board of VerticalNet, Inc. and serves as a director of Arbinet Communications, Inc., Blackboard Inc., ComputerJobs.com, Inc., Deja.com, Inc., eMerge Interactive, Inc., LinkShare Corporation, SageMaker, Inc., StarCite, Inc. and traffic.com, Inc. Mr. Alexander has recently been appointed to become the Chief Executive Officer of ICG Europe.

      Matthias Allgaier has served as one of our Managing Directors, European Operations since November 1999. Prior to joining us, Mr. Allgaier was an Assistant Director at Apax Partners since 1997. In this capacity, Mr. Allgaier headed the software and services divisions of Apax Partners' Information Technology group and was responsible for generation and execution of acquisitions. Prior to this Mr. Allgaier was associated with Broadview Associates since 1994, where he worked on a variety of acquisitions, and was associated with General Atlantic Partners. Mr. Allgaier received a Masters of Business Administration from the University of Mannheim and later earned a doctorate degree with distinction in Business Administration from the same university. Mr. Allgaier serves as a director of eumediX, VerticalNet Europe, and enel.

      Nigel Andrews has served as one of our Managing Directors and a member of the Office of the President since June 2000. Prior to joining us, Mr. Andrews was with GE Capital, where he was most recently a member of the Office of the CEO and since 1993 was responsible for the equipment management businesses and GE Equity. Prior to joining GE Capital, Mr. Andrews held various business leader positions with GE plastics and was Vice President of Corporate Business Development for GE. From 1978 to 1987, Mr. Andrews was a partner at Booz-Allen & Hamilton, an international consulting firm in New York. He began his career in business management at Shell International Chemical Company in London. He holds an MBA from London Business School and a BSc in Chemical Engineering from Sheffield University, England.

      Mary Coleman has served as one of our Managing Directors since January 2000. Prior to joining us, Ms. Coleman was Chief Executive Officer at Baan Company, Europe's second largest software company. Prior to her tenure at Baan, Ms. Coleman was Chief Executive Officer at Aurum Software, Inc. Prior to joining Aurum, Ms. Coleman held several senior marketing and technical positions in high technology companies including Radius Inc., McDATA Corporation, and Selbourne Computer, Inc. Ms. Coleman brings to us more than 25 years of high technology experience.

      Richard S. Devine has served as our Managing Director of Executive Recruiting since June 1999. Prior to joining us, Mr. Devine was a Partner at Heidrick & Struggles, and a member of its International Technology Practice from October 1997 to June 1999. In this capacity, Mr. Devine led the search for many high profile executive positions including the Chief Executive Officer of Global Crossing, President of Transport, a joint venture between Microsoft Corporation and First Data Corporation, Senior Vice President of Worldwide Operations at Apple Computer Corporation, Vice President of Customer Service at Amazon.com, Chief Financial Officer and Chief Information Officer at Remedy Corporation and General Manager of the Americas, General Manager of Services and Vice President of International at Siebel Systems. Mr. Devine also served as President and Chief Executive Officer of KidSoft LLC from March 1992 to February 1997.

      Stephen Duckett has served as one of our Managing Directors, European Operations since November 1999. For the past five years, Mr. Duckett was associated with Apax Partners where he generated and executed acquisitions, managed ownership interests, and helped to establish an Internet group. Mr. Duckett received a Masters of Business Administration from Harvard Business School, where he was a Fulbright Scholar. Mr. Duckett serves as a director of EuSupply, eMetra Ltd., FarmingOnline, and enel.

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

      Kenneth A. Fox is a co-founder and has served as one of our Managing Directors since our inception in March 1996. Mr. Fox has also served as one of our directors since February 1999. Prior to co-founding us, Mr. Fox served as Director of West Coast Operations for Safeguard Scientifics, Inc. and Technology Leaders II, L.P., a venture capital partnership, from 1994 to 1996. In this capacity, Mr. Fox led the development of and managed the West Coast operations for these companies. Mr. Fox serves as a director of AUTOVIA Corporation, Commerx, Inc., Deja.com, Inc., Entegrity Solutions Corporation, Internet Commerce Systems, Inc., ONVIA.com, Inc. and Vivant! Corporation.

      Karen C. Francis has served as one of our Managing Directors and has been our Chief Marketing Officer since April 2000. Prior to joining us, Ms. Francis was General Manager at Oldsmobile, a division of General Motors (GM) Corporation. She first joined GM as brand manager and later as Chevrolet's regional sales and service manager in the Rocky Mountain region. Prior to GM, Ms. Francis was the Vice President of Marketing at Empire-Berol USA, a Nashville, Tennessee company that manufactures writing instruments. Prior to joining Empire-Berol USA, she served as a consultant with Bain & Company, an international consulting firm in San Francisco, California. Ms. Francis began her career in brand management at Procter & Gamble in Cincinnati, Ohio. Ms. Francis received her BA in Economics from Dartmouth College and currently serves as a member of the Board of Trustees at Dartmouth. Ms. Francis received her Masters of Business Administration from Harvard University.

      David D. Gathman has served as our Chief Financial Officer and Treasurer since January 1999. Prior to joining us, Mr. Gathman was Chief Financial Officer and Executive Vice President, Finance and Administration of Integrated Systems Consulting Group, Inc. from January 1997 through its merger with First Consulting Group, Inc. in December 1998. He also served as Chief Operating Officer, Vice President, Secretary and Assistant Treasurer of Integrated Systems Consulting Group, Inc. from April 1994 to December 1998 and as a director of the company. Mr. Gathman brings to us over 30 years of finance-related experience, the last 16 of which were focused in the information technology industry.

      Christopher H. Greendale has served as one of our Managing Directors since July 1999 and was one of our Senior Partners of Operations from January 1999 to July 1999. Prior to joining us, Mr. Greendale served as an independent management consultant from January 1998 to December 1998. Prior to becoming a consultant, Mr. Greendale served as Executive Vice President of Cambridge Technology Partners, a company he co-founded in 1991. Cambridge Technology Partners is a systems integrator that initiated fixed price, fixed time, rapid systems development. Mr. Greendale has extensive experience in sales and marketing, and general management in the information technology industry. Mr. Greendale is Chairman of the Board of Breakaway Solutions, Inc. and serves as a director of Benchmarking Partners, Inc., Context Integration, Inc., Servicesoft Technologies, Inc., Vivant! Corporation and MediaBridge.

      John Hamm has served as one of our Managing Directors of Operations since March 2000. Prior to joining us, Mr. Hamm served as President and Chief Executive Officer of Whistle Communications, which was acquired by IBM Corporation in June 1999. From 1990 to 1996, Mr. Hamm was Vice President and General Manager of the Enterprise Computing Business Unit at Adaptec. Mr. Hamm serves or has served as a director of Brocade Communications, Sylantro Systems, Cybrant and ConvergeNet and attended the University of California--Irvine executive masters of business administration program.

      Gregory W. Haskell has served as one of our Managing Directors of Operations since June 1999. Prior to joining us, Mr. Haskell served from January 1994 to June 1999 as President and Chief Operating Officer of XL Vision, Inc., a business and technology incubator that builds companies and spins them out into stand alone public companies. During his tenure at XL Vision, Mr. Haskell co-founded four technology-based spinout companies. Mr. Haskell serves as a director of asseTrade.com, Inc., Axcess, Inc., ComputerJobs.com, Inc., CyberCrop.com, Inc., e-Chemicals, Inc., Internet Healthcare Group, Logistics.com, PaperExchange.com LLC, Presidio and XL Vision, Inc.

      Todd G. Hewlin has served as our Managing Director of Corporate Strategy and Research since July 1999. Prior to joining us, Mr. Hewlin served as a Partner with McKinsey & Company, a global management consultancy, and has held various positions with McKinsey & Company from September 1993 to June 1999. During that time, Mr. Hewlin led technology-intensive strategy projects for leading organizations in North America and Europe. Mr. Hewlin's clients have included world-class technology companies, an Internet bank, a global satellite telephony startup, and a range of traditional companies assessing the impact of the Internet. From December 1998 to June 1999, Mr. Hewlin co-led McKinsey's Global Electronic Commerce practice.

      Victor S. Hwang has served as one of our Managing Directors of Acquisitions since March 1999. Prior to joining us, Mr. Hwang served from January 1999 to March 1999 as a General Partner of Softbank Holdings, a fund focused on late-stage private equity investments in Internet companies. From August 1995 to January 1999, Mr. Hwang also served as an investment banker at Goldman, Sachs & Co., where he was involved in more than 25 financing and merger transactions for a broad range of Internet, software, semiconductor, communications and hardware companies. While at Goldman, Sachs & Co., Mr. Hwang's clients included eBay, GeoCities and Yahoo!. Mr. Hwang obtained a Masters of Business Administration from the Graduate Business School of Stanford University where he was in attendance from September 1993 to June 1995 and graduated as an Arjay Miller Scholar.

      Anthony Ibarguen has served as our Managing Director, Operations and President of Professional Services since December 1999. Prior to joining us, Mr. Ibarguen served as President and Chief Operating Officer of Tech Data Corporation from March 1997 to December 1999 and as their President of the Americas since September 1996. He was elected to Tech Data's Board of Directors in June 1997. Tech Data is a Fortune 150 global information technology distribution and logistics services provider. Prior to this, Mr. Ibarguen served as Executive Vice President of Sales and Marketing of ENTEX Information Services, Inc., a systems intergrator he co-founded in 1993. Mr. Ibarguen earned his Masters of Business Administration from Harvard University and serves as a director of Smartdisk Inc., eMerge Interactive, Inc. and Commerce Quest, Inc.

      Sam Jadallah has served as one of our Managing Directors of Operations since July 1999. Prior to joining us, Mr. Jadallah served as a Microsoft Vice President of Worldwide Enterprise Sales from June 1996 to July 1999 where he was responsible for leading sales efforts to business and academic customers. Prior to holding this position, Mr. Jadallah served as Manager of Worldwide Business Strategy reporting to Steve Ballmer, President of Microsoft. Mr. Jadallah also served as General Manager of Corporate and Developer Support and served as District Manager leading Microsoft sales to the US Department of Defense from 1990 to 1992. Mr. Jadallah held various other sales, management and technical positions since joining Microsoft in 1987. Mr. Jadallah serves as a director of JusticeLink, Inc.

      Beth Kaplan has served as our Managing Director of Operations since June 2000. Prior to joining us, Ms. Kaplan was Senior Executive Vice President at Rite Aid, where she helped to transform the company from a regional player to a nationally recognized leader in its industry. She also spearheaded Rite Aid's Internet strategy and helped coordinate its investment in drugstore.com. Before joining Rite Aid, Ms. Kaplan served as a Vice President at Procter & Gamble. While at Procter & Gamble, she led more than 2000 people as president of its Noxell Division and was responsible for the overall strategic direction and business leadership of the large U.S. cosmetics and fragrance business unit. She was also General Manager of Procter & Gamble's Food Division, providing overall leadership for the business unit. Ms. Kaplan received a Masters of Business Administration from the Wharton Graduate School of Business.

      Chris Klein has served as one of our Managing Directors of Financial Services since January 2000. He directs a team of professionals that identify promising areas in the financial services arena and assist ICG's partner companies with strategic direction to establish themselves as leaders within their market space. Prior to joining us, Mr. Klein was a principal in the financial institutions group of McKinsey & Co., assisting banks, security firms, and insurance companies with strategy and distribution. Mr. Klein was co-leader of McKinsey's North American asset management and FIG e-commerce practices. His clients included leading U.S. and

Canadian banks, mutual fund companies, life and P&C insurance companies, mortgage banks, and brokerage firms. Mr. Klein also served as Assistant Vice President at First Chicago Bank, where he developed new capital market products and supported the bank's corporate strategy program. Mr. Klein received a Masters degree in management from the J.L. Kellogg Graduate School of Business.

      Mark J. Lotke has served as one of our Managing Directors of Acquisitions since June 1999. Prior to joining us, Mr. Lotke served from August 1997 to May 1999 as an Associate and from July 1993 to August 1997 as a Junior Associate at General Atlantic Partners, a private equity firm focused on investing in global information technology companies. While at General Atlantic Partners, Mr. Lotke was involved in numerous private equity transactions across a wide range of Internet, software, and services companies, including E*Trade, Priceline.com, Inc., LHS Group, Inc., and Predictive Systems. Prior to joining General Atlantic Partners, Mr. Lotke served as a strategy consultant at Corporate Decisions, Inc. Mr. Lotke obtained a Masters of Business Administration from the Graduate Business School of Stanford University where he was in attendance from September 1995 to June 1997. Mr. Lotke serves as a director of Animated Images, Inc., Logistics.com, Inc., Residential Delivery Services, Inc., Retail Exchange.com, Inc. and TALPX, Inc.

      Walter P. Maner has served as one of our Managing Directors of Acquisitons since March 2000 and as a Vice President of Acquisitions from April 1999 to March 2000. Prior to joining us, Mr. Maner was employed by Technology Leaders, where he focused on e-commerce, customer-relationship management and supply-chain-oriented investments. Prior to joining Technology Leaders, Mr. Maner worked as a Senior Associate at Safeguard Scientifics. Mr. Maner obtained a Masters of Business Administration from The Wharton School of the University of Pennsylvania.

      Henry N. Nassau has served as one of our Managing Directors and as our General Counsel and Secretary since May 1999. Mr. Nassau was a partner in the law firm of Dechert Price & Rhoads from September 1987 to May 1999 and was Chair of the Business Department from January 1998 to May 1999. At Dechert Price & Rhoads, Mr. Nassau engaged in the practice of corporate law, concentrating on mergers and acquisitions. Mr. Nassau serves as a director of The Albert Abela Corporation, Bliley Electric Company, JusticeLink, Inc. and Data West Corporation which does business as CourtLink.

      John N. Nickolas has served as our Managing Director of Finance and has been our Assistant Treasurer since January 1999. Prior to joining us, Mr. Nickolas served from October 1994 to December 1998 in various finance and accounting positions for Safeguard Scientifics, Inc., most recently serving as Corporate Controller from December 1997 to December 1998. Mr. Nickolas brings to us extensive financial experience including corporate finance, financial reporting, accounting and treasury operations. Before joining Safeguard Scientifics, Inc., Mr. Nickolas was Audit Manager and held various other positions at KPMG LLP from July 1990 to October 1994. Mr. Nickolas has recently been appointed to become the Chief Financial Officer of ICG Europe.

      Robert A. Pollan has served as one of our Managing Directors of Operations since June 1998. Prior to joining us, Mr. Pollan served as a Chief Technology Officer and Vice President of Business Development at General Electric Capital Corporation from August 1995 to June 1998. During his tenure at General Electric Capital Corporation, Mr. Pollan co-founded and served as President of two supply chain ventures focused on remote telemetry and third-party logistics, returnable packaging leasing and logistics. He led several acquisitions in Europe, Asia and the United States. Mr. Pollan was co-founder and, from September 1991 to July 1995, Managing Director of OFR, Ltd., an advisory firm focused on the organizational and financial restructuring of industrial enterprises in Central Europe. While in Central Europe, Mr. Pollan founded the first Polish industrial group and advised the World Bank and a number of Eastern European governments. Mr. Pollan serves as a director of CapSpan, CommerceQuest, Inc., Commerx, Inc., Internet Commerce Systems, Inc., Logistics.com, TALPX, United Messaging, Inc. and Universal Access, Inc. Mr. Pollan earned a Masters of Business Administration with distinction from Harvard Business School.

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

      Sherri L. Wolf has served as our Managing Director of Investor Relations since May 1999. Prior to joining us, Ms. Wolf served as a Vice President in equity research at Adams, Harkness & Hill, an investment banking firm, from September 1994 to May 1999. While with Adams, Harkness & Hill, Ms. Wolf focused on the Internet and the information technology services sectors and covered such companies as CMG Information Services, Inc., Safeguard Scientifics, Inc., Lycos and Forrester Research. Ms. Wolf obtained a Masters of Science from the Massachusetts Institute of Technology's Sloan School of Management where she was in attendance from September 1992 to June 1994.

      Michael H. Forster has served as one of our Senior Partners of Operations since June, 1998. Before joining us, Mr. Forster served as Senior Vice President of Worldwide Field Operations for Sybase, Inc. from April 1996 to March 1999. Prior to this position with the company, Mr. Forster was Sybase's Senior Vice President and President of the company's Information Connection Division from April 1994 to March 1996. Mr. Forster has over 30 years of sales, marketing and general management experience in the information technology industry. Mr. Forster serves as a director of SageMaker, Inc., Syncra Software, Inc. and Tangram Enterprise Solutions.

      John P. Shoemaker is one of our Managing Directors of Acquisitions since March 2000. Prior to joining us, Mr. Shoemaker was a Managing Director and head of the Philadelphia office of Mellon Ventures, Inc. Before Mellon Ventures, Mr. Shoemaker was Vice President of RAF Industries, Inc. Prior to RAF Industries, Mr. Shoemaker worked as a corporate lawyer in Philadelphia and as an investment banker with Morgan Stanley, Inc. in New York.

      Paul Slaats has served as one of our Managing Directors of Acquisitions since March 2000 and as a Vice President of Acquisitions from January 1997 to March 2000. Prior to joining us, Mr. Slaats was an associate with Safeguard Scientifics, Inc. Mr. Slaats has more than 12 years of experience in information technology companies including manufacturing, sales management and senior marketing positions with IBM, and channel development, product management, and market development experience with Marcam Corporation and SAP America.

      Robert E. Keith, Jr. has served as the Chairman of our Board of Directors since our inception in March 1996. Mr. Keith is also Managing General Partner of Technology Leaders II, L.P. and has had principal operating responsibility for Technology Leaders II, L.P. since 1988. Mr. Keith also serves as a director of American Education Centers, Inc., Cambridge Technology Partners (Massachusetts), Inc., Diablo Research Corporation, LLC, Masterpack International, Inc., MultiGen-Paradigm, Inc., Naviant Technology Solutions, Inc., Sunsource, Inc., US Interactive, Inc., and Whisper Communications, Inc. and is Vice Chairman of the Board of Safeguard Scientifics, Inc.

      Julian A. Brodsky has served as one of our directors since May 1996. Mr. Brodsky is a founder of Comcast Corporation, a developer of broadband cable networks, cellular and personal communications systems and has served as a director of Comcast since 1969 and Vice Chairman since 1988. He serves as Vice President and a director of Sural Corporation. Mr. Brodsky serves as a director of Comcast Cable Communications, Inc., the RBB Fund, Inc. NDS Group pls and is Chief Executive Officer of Comcast Interactive Capital Group L.P.

      Dr. Thomas P. Gerrity has served as one of our directors since December 1998. Dr. Gerrity also served as the Dean of The Wharton School of the University of Pennsylvania from July 1990 to June 1999. He is currently Professor and Director of the Wharton School Electronic Commerce Forum. Dr. Gerrity also serves as a director of CVS Corporation, Fannie Mae, ICG Commerce, Inc., Knight-Ridder, Inc., Reliance Group Holdings, Inc., Sunoco, Inc. and a trustee of MAS Funds.

      Warren V. Musser has served as one of our directors since March 2000. Mr. Musser is currently Chairman and Chief Executive Officer of Safeguard Scientifics, Inc., a position he has held since 1953. Mr. Musser is Chairman of the Board of Cambridge Technology Partners (Massachusetts), Inc. and CompuCom

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

Systems, Inc. He is also a Director of DocuCorp International, Inc. and Sanchez Computer Associates, Inc. and a trustee of Brandywine Realty Trust. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, and serves as Vice President/Development, Cradle of Liberty Council, Boy Scouts of America, Vice Chairman of The Eastern Technology Council, and Chairman of the Pennsylvania Partnership on Economic Education.

      Peter A. Solvik has served as one of our directors since May 1999. Mr. Solvik has served as Senior Vice President and Chief Information Officer of Cisco Systems, Inc. since January 1999, as Vice President and CIO from 1995 to 1999, and as Director of Information Systems and CIO from 1993 to 1995. Under Mr. Solvik's leadership, Cisco Systems has been recognized as one of the most innovative and successful large corporations in the use of the Internet. Mr. Solvik serves as a director of Asera Inc., Cohera Corp. and Context Integration, Inc.

Advisory Board

      Our Advisory Board members provide our partner companies with strategic guidance in general management, sales and marketing, and information technology management. Our Advisory Board members and their backgrounds are:

General Management Guidance

      Jeff Ballowe has served on our Advisory Board since February 1998. Mr. Ballowe served as President, Interactive Media and Development Group, of Ziff-Davis, Inc., where he was in charge of ZDNet, ZDTV, Ziff-Davis' Internet Publications, and Ziff-Davis, Inc.'s investments. Prior to joining Ziff-Davis, Mr. Ballowe worked as a marketing executive at various technology and marketing services companies. Mr. Ballowe serves as Chairman of the Board of Directors of Deja.com, Inc. and as a director of GiveMeTalk.com, Inc., Jupiter Communications, Inc., SuperGroups, Inc., VerticalNet, Inc. and ZDTV, Inc.

      Alex W. "Pete" Hart has served on our Advisory Board since March 1998. Mr. Hart is a consultant in consumer financial services specializing in emerging payment and distribution systems. Mr. Hart has served in numerous positions, including Chief Executive Officer, of Advanta Corporation from March 1994 to October 1997. Prior to joining Advanta Corporation, Mr. Hart served as President and Chief Executive Officer of MasterCard International. Mr. Hart serves as a director of Sanchez Computer Associates, Who?Vision Systems, 4anything.com, HNC Software, Integrated Vision and Destiny Systems and on the advisory board of ONVIA.com, Inc. and Qpass.

      Martha Rogers, Ph.D., has served on our Advisory Board since 1996. Dr. Rogers is a Professor at the Duke University Fuqua School of Business. Dr. Rogers has served as Founding Partner of Peppers and Rogers Group/Marketing 1 to 1 since 1994. Peppers and Rogers Group/Marketing 1 to 1 is a management consulting firm that focuses on thought leadership and strategy in the growing fields of interactivity, marketing, technology, relationship management and business development. Dr. Rogers frequently appears on a variety of radio and television programs, including C-SPAN's "American Perspectives" covering business trends and features.

      Yossi Sheffi has served on our Advisory Board since July 1998. Dr. Sheffi is a Professor at Massachusetts Institute of Technology where he serves as Director of the Center for Transportation Studies. Dr. Sheffi's teaching and research areas include logistics, optimization, supply chain management and e-commerce. Dr. Sheffi is the author of a textbook and over fifty technical publications. In 1997, Dr. Sheffi co-founded Syncra Software, Inc., in 1998, he co-founded e-Chemicals, Inc., and in 1999, he co-founded Logistics.com.

      David Stamm has served on our Advisory Board since June 1999. Mr. Stamm founded Clarify, Inc. in August 1990 and served as President, Chief Executive Officer and Director from its inception until March

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

1998. In March 1998, Mr. Stamm was appointed Chairman of the Board of Directors of Clarify. From 1980 to 1989, Mr. Stamm served as Executive Vice President and a director of Daisy Systems Corporation, a computer-aided engineering hardware and software company which he co-founded in August 1980. Mr. Stamm also serves as a director of TimeDance, Inc., a privately-held internet start-up that sends invitations and manages RSVPs for events and Nowonder, Inc., a privately-held start-up that matches people who have technical support questions with experts who can answer them.

      Gary C. Wendt has served on our Advisory Board since May 1999. Mr. Wendt served as President, Chairman and Chief Executive Officer of General Electric Capital Services, Inc. from 1986 to 1998. During Mr. Wendt's tenure as leader of General Electric Capital Services, the company became General Electric Corporation's largest business sector. Mr. Wendt serves as a director of iXL Enterprises, Inc., Sanchez Computer Associates, Inc. and LAPA Lineas Aereas Privadas Argentinas S.A.

Sales and Marketing Guidance

      Rowland Hanson has served on our Advisory Board since September 1996. Mr. Hanson is founder and President of C. Rowland Hanson & Associates which provides strategic planning, marketing and communications to a variety of software companies. Mr. Hanson has also been involved in the founding, development and sale or merger of several software companies. Prior to founding
C. Rowland Hanson & Associates, Mr. Hanson served as Vice President of Corporate Communications at Microsoft Corporation, where he is credited with developing and executing the company's original branding strategy. Mr. Hanson serves as a director of Webforia and Sequel Technology.

      Tom Kippola has served on our Advisory Board since February 1997. Mr. Kippola is the Managing Partner of The Chasm Group, which provides market strategy consulting and training and speaking services for start-up, growing and established information technology companies. Prior to his consulting career, Mr. Kippola was director of marketing for a service automation software vendor. Mr. Kippola has co-authored a book entitled "The Gorilla Game: An Investor's Guide to Picking Winners in High Technology." Mr. Kippola serves as a director of Whisper Communications, Inc. and The EC Company. In addition, Mr. Kippola is an advisory board member of eCustomers.com, Rubric, RTMS, Inc. and Voyager Capital.

      Geoffrey A. Moore has served on our Advisory Board since February 1997. Mr. Moore is Chairman of the Board and founder of The Chasm Group, where he continues to provide market development and business strategy services to many leading high-technology companies. He is also a venture partner with Mohr Davidow Ventures where he provides market strategy advice to the high-tech portfolio companies. Prior to founding The Chasm Group, Mr. Moore was a principal and partner at Regis McKenna, Inc., a leading high-tech marketing strategy and communications company. Mr. Moore serves as a director of many companies, including Documentation Inc. and Objectivity, Inc.

      John A. Miller, Jr. has served on our Advisory Board since July 1996. Mr. Miller has served as President and Chief Executive Officer of Miller Consulting Group since founding the company in 1996. Miller Consulting Group is a strategy-driven public relations firm that integrates market positioning with tactical public relations for emerging information technology companies. Prior to founding the Miller Consulting Group, Mr. Miller founded Miller Communications, a leader in the field of high technology public relations, which advised Compaq Computer Corporation, Lotus Corporation and more than 100 other emerging information technology firms throughout the 1980s.

      Don Peppers has served on our Advisory Board since August 1996. Mr. Peppers is a founding partner at Pepper and Rogers Group/Marketing 1 to 1, a management consulting firm. Mr. Peppers is a co-author with Dr. Martha Rogers, of several books on customer relationship management and one-on-one marketing. Mr. Peppers serves as a director of DoubleClick, a network of Web advertising sites and ad serving services, and Modem Media.Poppe Tyson, an interactive marketing and advertising agency.

      Charles W. Stryker, Ph.D., has served on our Advisory Board since September 1997. Dr. Stryker is President and CEO of Naviant, Inc. Naviant is focused on providing information enabling marketers to precisely target their customers and prospects in both the physical and on-line worlds. Dr. Stryker has served as President, Marketing Information Solutions for IntelliQuest, Inc. Dr. Stryker is a recognized leader in the information solutions industry with his record as founder of Trinet, Inc., MkIS User Forum, Information Technology Forum and President of National Accounts Division of American Business Information. Dr. Stryker is a director of 24/7 Media (TFSM) and iSky, Inc.

      Sergio Zyman has served on our Advisory Board since February 1999. Mr. Zyman is founder of The Z Group, a broad consulting and venture firm. Prior to his consulting career, Mr. Zyman served as Vice President and Chief Marketing Officer of the Coca-Cola Company. During Mr. Zyman's tenure with Coca-Cola, he had responsibility for the introduction of Cherry Coke(R), Diet Coke(R), Fruitopia(R) and the New Coke initiative. Since leaving Coca-Cola, Mr. Zyman has also authored a book entitled "The End of Marketing As We Know It." Mr. Zyman serves as a director of Gap, Inc., Netcentives, Inc. and VC Television Network Corp.

Information Technology Management Guidance

      K.B. Chandrasekhar has served on our Advisory Board since April 1999. Mr. Chandrasekhar is Chairman of the Board of Exodus Communications, a company he co-founded in 1994. Exodus Communications is a leading server hosting company for Internet sites. Since establishing its first Internet data center in 1996, Exodus Communications has expanded to nine cities with more than 1,000 employees and 1,000 customers. Prior to co-founding Exodus Communications, Mr. Chandrasekhar founded Fouress, Inc., a network software design and development firm. Mr. Chandrasekhar also founded Jamcracker, one of our partner companies.

      Esther Dyson has served on our Advisory Board since May 1996. Ms. Dyson is Chairman of EDventure Holdings, Inc. EDventure Holdings is a company focused on emerging technologies worldwide, and on the computer markets of the United States and Central and Eastern Europe. EDventure publishes Release 1.0, a monthly newsletter and sponsors two annual technology forums. Ms. Dyson serves as a director of Scala Business Solutions N.V., Poland Online, New World Publishing, Graphisoft, PRT Group, Inc., Languageware, Medscape Inc., Thinking Tools and WPP Group. Ms. Dyson also serves on the advisory board of Perot Systems Corporation.

      John McKinley has served on our Advisory Board since July 1998. Mr. McKinley is Chief Technology Officer of Merrill Lynch & Co. With Merrill Lynch, Mr. McKinley has responsibility for 8,200 information technology professionals and is responsible for driving e-commerce initiatives throughout the company. Prior to joining Merrill Lynch, Mr. McKinley served as Chief Technology and Information Officer for General Electric Capital Corporation. Mr. McKinley serves as a director of Proxicom Inc., a leading Internet-focused systems integration firm. Mr. McKinley also serves on the Executive Client Advisory Board of AT&T Corporation.

      William Powar has served on our Advisory Board since June 1998. Mr. Powar is a principal of Venture Architects, a company he founded in January 1997. Venture Architects is a consulting firm that provides strategic guidance and business development expertise to companies in the e-commerce industry. Prior to founding Venture Architects, Mr. Powar served 22 years with Visa USA and Visa International developing new markets and businesses. From 1994 through 1996, Mr. Powar directed Visa's venture investments and strategic alliances. Mr. Powar serves as a director of MobiNetix Systems, Inc.

      We expect to change the composition of our Advisory Board from time to time to match the evolving needs of our partner companies.

Classes of the Board

     Our Board of Directors is divided into three classes that serve staggered three-year terms as follows:

         Class   Expiration              Member
         -----   ----------              ------
       Class I      2000    Messrs. Brodsky and Musser

       Class II     2001    Messrs. Keith and Solvik

       Class III    2002    Messrs. Buckley, Fox and Gerrity

Board Committees

     The compensation committee reviews and makes recommendations to the Board regarding the compensation to be provided to our Chief Executive Officer and our directors. In addition, the compensation committee reviews compensation arrangements for our other executive officers. The compensation committee also administers our equity compensation plans. The current members of the compensation committee are Messrs. Gerrity, Keith and Solvik.

     The audit committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Brodsky and Musser.

Director Compensation and Other Arrangements

     We do not pay cash compensation to our directors; however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors are eligible to receive options to purchase common stock awarded under our 1999 Equity Compensation Plan. See "Employee Benefit Plans--Internet Capital Group, Inc. 1999 Equity Compensation Plan--Non-Employee Director Option Grants," below.

     IBM Corporation has designated James Corgel as an observer to our board of directors. In connection with our private placement to AT&T Corp., AT&T Corp. is entitled to designate an observer to our board of directors.

Compensation Committee Interlocks and Insider Participation

     Our compensation committee makes all compensation decisions. Messrs. Gerrity, Keith and Solvik serve as the members of the compensation committee. Mr. Buckley previously served on the compensation committee. Messrs. Alexander and Buckley serve on the compensation committee of VerticalNet. None of our other executive officers, directors or compensation committee members currently serve, or have in the past served, on the compensation committee of any other company whose directors or executive officers have served on our compensation committee.

Executive Compensation

      The following table provides certain summary information concerning the compensation earned by our chief executive officer and the other executive officers employed by us during the fiscal year ended December 31, 1999 and 1998.

                           Summary Compensation Table

                                                                      Long-Term
                                                Annual               Compensation
                                             Compensation               Awards
                                  ---------------------------------- ------------
                                                                      Securities
                                                         Other        Underlying
Name and Principal Position  Year  Salary   Bonus   Compensation (1)   Options
---------------------------  ---- -------- -------- ---------------- ------------
Walter W. Buckley, III.....  1999 $250,000 $125,000       --          2,000,000
 President and Chief         1998 $159,769 $ 96,000       --          2,600,000
 Executive Officer

Douglas A. Alexander.......  1999 $225,000 $112,500       --          1,000,000
 Managing Director,          1998 $225,000 $100,000       --          2,500,000
 East Coast Operations

Kenneth A. Fox.............  1999 $225,000 $112,500       --          1,800,000
 Managing Director,          1998 $119,538 $ 75,000       --          2,500,000
 West Coast Operations

David D. Gathman...........  1999 $192,308 $100,000       --          1,500,000
 Chief Financial Officer     1998      --       --        --                --
 and Treasurer

Henry N. Nassau............  1999 $171,924 $200,000       --          1,500,000
 Managing Director, General  1998      --       --        --                --
 Counsel
 and Secretary

--------
(1) The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such officer.

      The following tables set forth certain information concerning grants to purchase shares of our common stock of each of the officers named in the summary compensation table above during the year ended December 31, 1999.

             Option Grants During the Year Ended December 31, 1999

                                                                               Potential Realizable
                                                                                 Value at Assumed
                           Number of  Percentage of                         Annual Rates of Stock Price
                          Securities  Total Options                              Appreciation for
                          Underlying   Granted to   Exercise                      Option Term (3)
                            Options   Employees in  Price per  Expiration   ----------------------------
       Name               Granted (1)     1999      Share (2)     Date           5%            10%
       ----               ----------- ------------- --------- ------------- ------------- --------------
Walter W. Buckley, III..   2,000,000      6.9%        $3.40   May 20, 2009  $  11,825,939 $  21,505,372
Douglas A. Alexander....   1,000,000      3.4%         3.40   May 20, 2009      5,912,969    10,752,686
Kenneth A. Fox..........   1,800,000      6.2%         3.40   May 20, 2009     10,643,345    19,354,835
David D. Gathman........   1,300,000      4.5%         1.00   Jan. 10, 2009    10,800,360    17,091,992
David D. Gathman........     200,000      0.7%         3.40   May 20, 2009      1,182,594     2,150,537
Henry N. Nassau.........   1,500,000      5.2%         2.44   May 2, 2009      10,301,954    17,561,529

--------
(1) All options granted to employees are immediately exercisable, are nonqualified stock options and generally vest over five years at the rate of 20.0% of the shares subject to the option per year. Unvested shares are subject to a right of repurchase upon termination of employment. Options expire ten years from the date of grant.
(2) We granted options at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.
(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5.0% and 10.0% compounded annually from the date the respective options were granted to their expiration dates, based upon the initial public offering price of $6.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

      The following table sets forth certain information concerning option exercises by each of the officers named in the above summary compensation table.

                    Year-End December 31, 1999 Option Values

                                                                                             Value of Unexercised
                                                    Number of Securities Underlying              in-the-Money
                                                     Unexercised Options at Fiscal             Options at Fiscal
                             Shares                            Year-End                          Year-End (1)
                          Acquired on     Value     ------------------------------------   -------------------------
       Name               Exercise (#) Realized ($)  Exercisable         Unexercisable     Exercisable Unexercisable
       ----               ------------ ------------ -----------------   ----------------   ----------- -------------
Walter W. Buckley, III..   4,600,000    5,054,000                   --                 --  $      --        --
Douglas A. Alexander....   3,500,000    4,255,000                   --                 --         --        --
Kenneth A. Fox..........   4,300,000    4,779,000                   --                 --         --        --
David D. Gathman........   1,300,000    1,872,000               200,000                --  33,321,000       --
Henry N. Nassau.........   1,500,000          --                    --                 --         --        --

--------
(1) These year-end values represent the difference between the fair market value of the Common Stock subject to options (based on the stock's closing price on the Nasdaq Stock Market on December 31, 1999) and the exercise price of the options.

Employee Benefit Plans

Membership Profit Interest Plan

      In 1996, the board of managers of Internet Capital Group, L.L.C. approved the Membership Profit Interest Plan, which we refer to as our restricted stock issuances after the Reorganization. Under the terms of the Membership Profit Interest Plan, certain employees, consultants and advisors who are designated by Messrs. Buckley and Fox received grants of units of membership interest in Internet Capital Group, L.L.C. These units of membership interest cannot be transferred until the rights of the holder in the units vest. Twenty percent of each of these holder's units of membership interest vest each year over a five year period beginning on the vesting date established by our board. If any holder's relationship with us is terminated, his or her units of membership interest that have not vested are forfeited to us.

      Following the Reorganization, all outstanding grants became grants under our new Membership Profit Interest Plan. As of March 31, 2000 a total of 13,089,051 shares of Common Stock have been issued, and 478,199 shares of Common Stock are available to issue. Our board of directors has the power, subject to the limitations contained in the Membership Profit Interest Plan, to prescribe the terms and conditions of any award granted under the Membership Profit Interest Plan, including the total number of shares awarded to each grantee and any applicable vesting schedule.

Internet Capital Group, Inc. 1999 Equity Compensation Plan

      Our 1998 Equity Compensation Plan and our Managers' Option Plan were approved by the board of managers of Internet Capital Group, L.L.C. on October 13, 1998. The 1998 Equity Compensation Plan and Managers' Option Plan provided for the grant of non-qualified options for membership interests in Internet Capital Group, L.L.C., restricted stock, stock appreciation rights ("SARs"), and performance awards. After the Reorganization, we converted the 1998 Equity Compensation Plan and the Managers' Option Plan into our 1999 Equity Compensation Plan. Our 1999 Equity Compensation Plan provides that options and any other grants outstanding under the 1998 Equity Compensation Plan and Managers' Option Plan will be considered options issued under the 1999 Equity Compensation Plan.

      We have adopted the Internet Capital Group, Inc. 1999 Equity Compensation Plan, as amended and restated, effective as of February 2, 1999. The terms and provisions of the 1999 Equity Compensation Plan are summarized below. This summary, however, does not purport to be a complete description of the Equity Compensation and is qualified in its entirety by the terms of the 1999 Equity Compensation Plan.

      Purpose. The purpose of the 1999 Equity Compensation Plan is to provide:

     . designated employees of Internet Capital Group and its subsidiaries;

     . certain advisors who perform services for Internet Capital Group or its subsidiaries; and

     . non-employee members of our board of directors, with the opportunity to receive grants of incentive stock options, non-qualified options, share appreciation rights, restricted shares, performance shares, dividend equivalent rights and cash awards. We believe that the 1999 Equity Compensation Plan will encourage the participants to contribute materially to our growth and will align the economic interests of the participants with those of our shareholders.

      General. Subject to adjustment as described below, the plan authorizes awards to participants of up to 60,000,000 shares of our Common Stock. This includes 18,000,000 shares which were authorized by the board of directors in March of 2000. No more than 60,000,000 shares in the aggregate may be granted to any individual in any calendar year. Such shares may be authorized but unissued shares of our Common Stock or may be shares that we have reacquired, including shares we purchase on the open market. If any options or stock appreciation rights granted under the plan expire or are terminated for any reason without being exercised, or restricted shares or performance shares are forfeited, the shares of Common Stock underlying that award will again be available for grant under the plan.

      Administration of the Plan. A committee appointed by our board of directors administers the 1999 Equity Compensation Plan. The committee has the sole authority to designate participants, grant awards and determine the terms of all grants, subject to the terms of the 1999 Equity Compensation Plan. As a result of our becoming a publicly-traded company, the compensation committee of the board of directors became responsible for administering and interpreting the plan. Prior to that time, the board of directors had fulfilled those roles. The compensation committee consists of two or more persons appointed by the Board of Directors from among its members, each of whom is a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an "outside director" as defined by Section 162(m) of the Internal Revenue Code and related Treasury regulations. The committee has the full authority to interpret the 1999 Equity Compensation Plan and to make rules, regulations, agreements and instruments for implementing the plan. The committee's determinations made under the 1999 Equity Compensation Plan are to be conclusive and binding on all persons having any interest in the plan or any awards granted under the plan.

      Eligibility. Grants may be made to any employee of Internet Capital Group, Inc. or any of its subsidiaries and to any non-employee member of the Board of Directors. Key advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not as part of the offer or sale of securities in a capital-raising transaction. As of March 31, 2000, 10,625,500 options were outstanding under the plan.

      Options. Incentive stock options may be granted only to employees. The maximum number of shares that may be subject to incentive stock options over the life of the 1999 Equity Compensation Plan is 6,000,000. Non-qualified stock options may be granted to employees, key advisors and non-employee directors. The exercise price of Common Stock underlying an option shall be determined by the compensation committee at the time the option is granted, and may be equal to, greater than, or less than the fair market value of such stock on the date the option is granted; provided that the exercise price of an incentive stock option shall be equal to or greater than the fair market value of a share of Common Stock on the date such incentive stock option is granted, and the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock may not be less than 110% of such fair market value.

      Unless the applicable option agreement provides otherwise, a participant can exercise an option award at any time, before or after the option has fully vested, by paying the applicable exercise price in cash, or, with the approval of the compensation committee, by delivering shares of Common Stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the grants, or by such other method as the compensation committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. In addition, the plan provides that we may make loans to participants or guarantee loans made by third parties to the participant for the purpose of assisting participants to exercise their options. The compensation committee has the authority to set the terms and conditions that will apply to any loan or guarantee.

      Options vest according to the terms and conditions determined by the compensation committee and specified in the grant instrument. In general, the options that have already been granted under the plan are subject to a five year vesting schedule with twenty percent of each grant vesting on each anniversary of the grant date. The compensation committee will determine the term of each option up to a maximum of ten years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

      Non-Employee Director Option Grants. The 1999 Equity Compensation Plan provides that each of our non-employee directors, other than:

     . non-employee directors who at any time during their membership on our board of directors are employees of Safeguard Scientifics, Inc. or any of its subsidiaries or affiliates;

     . non-employee directors who at any time during their membership on our board of directors are employees of TL Ventures, Inc. or any of its subsidiaries or affiliates; or

     . non-employee directors who are granted options under the general option provisions of the 1999 Equity Compensation Plan are each entitled to receive an option to purchase 94,000 shares of our common stock, vesting in equal installments over four years, upon their initial election to our board of directors, and a service grant to purchase 40,000 shares every two years, vesting in equal installments over two years. The plan also allows our board of directors to grant an option to any of the eligible non-employee directors who were members of the board of directors immediately following the execution of the Reorganization to compensate any of those non-employee directors for the cancellation of outstanding options held immediately prior to the Reorganization. No non-employee director may be granted more than 214,000 shares of our common stock under the automatic and conversion grants described above. Such automatic and conversion grants will otherwise be generally subject to the terms provided for options under the 1999 Equity Compensation Plan.

      Restricted Stock. The compensation committee shall determine the number of restricted shares granted to a participant, subject to the maximum plan limit described above. Grants of restricted shares will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the compensation committee may determine in its sole discretion. The restrictions shall remain in force during a restriction period set by the compensation committee. If the grantee is no longer employed by us during the restriction period or if any other conditions are not met, the restricted shares grant will terminate as to all shares covered by the grant for which the restrictions are still applicable, and those shares must be immediately returned to us.

      Stock Appreciation Rights. The compensation committee may grant stock appreciation rights (SARs) to any participant, subject to the maximum plan limit described above. At any time, the compensation committee may grant an SAR award, either separately or in connection with any option; provided, that if an SAR is granted in connection with an incentive stock option, it must be granted at the same time that the underlying option is granted. The compensation committee will determine the base amount of the SAR at the time that it is granted and will establish any applicable vesting provisions, transfer restrictions or other restrictions as it may determine is appropriate in its sole discretion. When a participant exercises an SAR, he or she will receive the amount by which the value of the stock has appreciated since the SAR was granted, which may be payable to the participant in cash, shares, or a combination of cash and shares, as determined by the compensation committee.

      Performance Share Awards. The compensation committee may grant performance share awards to any employee or key advisor. A performance share award represents the right to receive an amount based on the value of our stock, but may be payable only if certain performance goals that are established by the compensation committee are met. If the compensation committee determines that the applicable performance goals have been met, a performance share award will be payable to the participant in cash, shares or a combination of cash and shares, as determined by the compensation committee.

      Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights to any participant. A dividend equivalent right is a right to receive payments in amounts equal to dividends declared on shares of our common stock with respect to the number of shares and payable on such dates as determined by the compensation committee. The compensation committee shall determine all other terms applicable to dividend equivalent rights.

      Cash Awards. The compensation committee may grant cash awards to employees under the 1999 Equity Compensation Plan. Such awards shall be in such amounts and subject to such performance goals and other terms and conditions as the compensation committee determines.

      Amendment and Termination of the Plan. The compensation committee may amend or terminate the plan at any time. The plan will terminate on the tenth anniversary of its effective date, unless the compensation committee terminates it earlier or extends it with the approval of the shareholders.

      Adjustment Provisions. In the event that certain reorganizations of Internet Capital Group or similar transactions or events occur, the maximum number of shares of stock available for grant, the maximum number of shares that any participant in the 1999 Equity Compensation Plan may be granted, the number of shares covered by outstanding grants, the kind of shares issued under the 1999 Equity Compensation Plan and the price per share or the applicable market value of such grants shall be adjusted by the committee to reflect changes to our common stock as a result of such occurrence to prevent the dilution or enlargement of rights of any individual under the 1999 Equity Compensation Plan.

      Change of Control and Reorganization. Upon a Change of Control, as defined in the 1999 Equity Compensation Plan, the compensation committee may:

     . determine that the outstanding grants, whether in the form of options and stock appreciation rights, shall immediately vest and become exercisable;

     . determine that the restrictions and conditions on all outstanding restricted stock or performance share awards shall immediately lapse;

     . require that grantees surrender their outstanding options and stock appreciation rights in exchange for payment by us, in cash or common stock, in an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options or stock appreciation rights exceeds the exercise price of those options; and/or

     . terminate any or all unexercised options and stock appreciation rights after giving grantees an opportunity to exercise their outstanding options and stock appreciation rights.

      Upon a Reorganization, as defined in the 1999 Equity Compensation Plan, where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the compensation committee determines otherwise, all outstanding option or SAR grants shall be assumed by or replaced with comparable options or rights by the surviving corporation. In addition, the compensation committee may:

     . require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, at an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options exceeds the exercise price of those options; and/or

     . after accelerating all vesting and giving grantees an opportunity to exercise their outstanding options or SARs, terminate any or all unexercised options and SARs.

      Federal Tax Consequences of Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction to Internet Capital Group. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee of Internet Capital Group or one of its subsidiaries at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Internal Revenue Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

      If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

      No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an option holder at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules apply.

      Unless the holder of an unvested non-qualified stock option makes an 83(b) election as described below, there generally will be no tax consequences as a result of the exercise of an unvested option until the stock received upon such exercise is no longer subject to a substantial risk of forfeiture or is transferable. Generally, when the shares have vested, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the exercise price paid by the holder for the stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares. In general terms, if a holder were to make an 83(b) election under Section 83(b) of the Internal Revenue Code upon the exercise of the unvested option, the holder would recognize ordinary income on the date of the exercise of such option, and we would be entitled to a deduction, equal to:

     . the fair market value of the stock received pursuant to such exercise as though the stock were not subject to a substantial risk of forfeiture or transferable, minus

     .  the exercise price paid for the stock.

      If an 83(b) election were made, there would generally be no tax consequences to the holder upon the vesting of the stock, and all subsequent appreciation in the stock would generally be eligible for capital gains treatment.

      Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

      Section 162(m). Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1 million to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation which includes amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. The 1999 Equity Compensation Plan is intended to make grants of stock options and stock appreciation rights that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the compensation committee.

Internet Capital Group, Inc. Equity Compensation Loan Program

      In accordance with the 1998 Equity Compensation Plan, the 1999 Equity Compensation Plan and the applicable employee option agreements, and in consideration of certain restrictive covenants regarding the use of confidential information and non-competition, we have offered to loan some employees who have been awarded non-qualified stock options under the 1999 Equity Compensation Plan an amount necessary to pay the exercise price of their outstanding options and an amount to pay some portion of the income tax that these employees will owe upon the exercise of such options. These loans will generally be available to those eligible employees who elect to exercise their options on or prior to a date to be determined by us. The loans will be full recourse, will bear interest at the Applicable Federal Rate, and will be for five-year terms. In addition, each eligible employee will pledge the number of shares acquired pursuant to the exercise of the applicable option as collateral for the loan. If an eligible employee sells any shares acquired pursuant to the option exercise, such eligible employee is obligated under the terms of the loan to use the proceeds of such sale to repay that percentage of the original balance of the loan which is equal to the percentage determined by dividing the number of shares sold by the number of shares acquired pursuant to the exercise of the applicable option. If the eligible employee's employment by us is terminated for any reason, such eligible employee must repay the full outstanding loan balance to us within 90 days of the termination. Also, if we determine that a grantee breaches any of the terms of the restrictive covenants, the eligible employee must immediately repay any outstanding loan balance to us.

Internet Capital Group, Inc. Long-Term Incentive Plan

      Our long-term incentive plan supports our growth strategy since the plan permits participants to share directly in the growth of our partner companies. Each year, we will allocate up to 12% of each acquisition made during the year for the benefit of the participants in the long-term incentive plan. The plan permits the compensation committee to award grants in the form of interests in limited partnerships established by us to hold the interests acquired by us in a given year. Grants may be made to any of our employees. We intend primarily to grant limited partnership interests to plan participants to more closely align the participants' interests with our interests. All grants are subject to the attainment of specified threshold levels, but the compensation committee can accelerate payout.

Internet Capital Group, Inc. 401(k) Plan

      We sponsor the Internet Capital Group, Inc. 401(k) Plan, a defined contribution plan that is intended to qualify under Section 401(k) of the Code. All employees who are at least 21 years old and have been employed by us for one month are eligible to participate in our 401(k) Plan. An eligible employee of the Company may begin to participate in our 401(k) Plan on the first day of the plan quarter after satisfying our 401(k) Plan's eligibility requirements. A participating employee may make pre-tax contributions of a percentage (not less than 1.0% and not more than 15.0%) of his or her eligible compensation, subject to the limitations under the federal tax laws. Employee contributions and the investment earnings thereon are fully vested at all times. We may make discretionary contributions to the 401(k) Plan but we have never done so.

                              CERTAIN TRANSACTIONS

      Walter W. Buckley, III and Kenneth A. Fox, two of our executive officers, and Safeguard Scientifics, Inc., one of our principal stockholders, were all involved in our founding and organization and may be considered our promoters. Under our Membership Profit Interest Plan, we issued 5,136,000 shares of Common Stock to Mr. Buckley in March 1996 and 2,573,100 shares of Common Stock to Mr. Fox in September 1996. In December 1998, each of Mr. Buckley and Mr. Fox received an incentive stock option grant under our 1998 Equity Compensation Plan to purchase 2,600,000 and 2,500,000 shares of Common Stock, respectively. In May 1999, each of Mr. Buckley and Mr. Fox received an incentive stock option grant under our 1999 Equity Compensation Plan to purchase 2,000,000 and 1,800,000 shares of Common Stock, respectively. In addition, Safeguard Scientifics, Inc., through its affiliates Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., and Mr. Buckley and Mr. Fox, have purchased Common Stock from us. The following table sets forth the number of shares of our Common Stock purchased by Mr. Buckley, Mr. Fox and Safeguard Scientifics, Inc. through Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., the date of each purchase and the amounts received by us from each of these purchasers of our Common Stock.

                                                               Amount Received
                                Shares of Common    Date of      by Internet
             Name               Stock Purchased    Purchase     Capital Group
             ----               ---------------- ------------- ---------------
Walter W. Buckley, III.........       500,000    April 1996      $  250,000
                                      500,000    November 1996      250,000
                                      500,000    April 1997         250,000
                                      500,000    November 1997      250,000

Kenneth A. Fox.................       500,000    May 1996        $  250,000
                                      500,000    November 1996      250,000
                                      500,000    June 1997          250,000
                                      500,000    December 1997      250,000

Safeguard Scientifics
 (Delaware), Inc...............    12,278,148    May 1996        $6,139,074
                                      721,852    November 1996      360,926
                                    6,500,000    April 1997       3,250,000
                                    6,500,000    November 1997    3,250,000

Safeguard 98 Capital L.P.......     8,125,000    June 1998       $8,125,000
                                    8,125,000    February 1999    8,125,000

      During 1998 and 1999, we leased our corporate offices in Wayne, Pennsylvania from Safeguard Scientifics. From January 31, 1998 to December 31, 1999, our monthly lease payments to Safeguard Scientifics totaled approximately $70,200. From January 1, 2000 to March 31, 2000, our payments to Safeguard Scientifics for lease payments totaled approximately $6,200. Prior to this offering, Safeguard Scientifics, beneficially owned about 13.7% of our common stock. We believe that our lease in Wayne with Safeguard Scientifics is on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

      During 1998 and 1999, we paid Safeguard Scientifics for telephone and accounting services, health and general insurance coverage, and other services. From January 31, 1998 to December 31, 1999, our payments to Safeguard Scientifics totaled approximately $269,000 for these services. From January 1, 2000 to March 31, 2000, our payments to Safeguard Scientifics for these services totaled approximately $86,000. We believe that the services provided to us are on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

      Each of Comcast ICG, Inc., CPQ Holdings, Inc., General Electric Capital Corporation, IBM Corporation, Internet Assets, Inc., Safeguard Scientifics Inc., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. has the right to demand on no more than two occasions that we register the shares of our Common Stock held by them at the time of our initial public offering and all shares of our Common Stock held by them after exercise of any warrants issued to these shareholders at the time of our initial public offering.

      In January 1998, we loaned Douglas A. Alexander, one of our Managing Directors, $117,669. Mr. Alexander used the proceeds from the loan to purchase a portion of our interest in VerticalNet at our cost. Mr. Alexander agreed to pay the principal amount of the loan with interest at an annual rate equal to the prime rate plus 1% within 30 days of the date we request payment. On January 5, 1999, Mr. Alexander paid us $128,820, representing the outstanding principal amount of the loan plus accrued interest.

      In January 1997, we granted Christopher H. Greendale, one of our Managing Directors, a ten year option to purchase shares of Series A Preferred Stock convertible into 58,500 shares of common stock of Benchmarking Partners, Inc., which we currently own. The option is exercisable at a purchase price of $2.85 per share and vests in four annual installments of 14,625 shares beginning one year after the date of grant. Vesting is contingent upon Mr. Greendale's continued service to us. In August 1999, we loaned Mr. Greendale $600,000. Mr. Greendale used these funds to purchase shares of our common stock in connection with our initial public offering. Mr. Greendale agreed to pay the principal amount of the loan with interest at an annual rate equal to 4.98% on August 10, 2000. The loan was secured by 200,000 shares of our common stock. On November 30, 1999, Mr. Greendale paid us $608,677, representing the outstanding principal amount of the loan plus interest.

      In October 1998, we sold our 100,000 shares of Series B Preferred Stock of Who?Vision Systems, Inc. for $300,000 to Comcast.

      In January 1999, we sold our convertible notes of VerticalNet for $2,083,221 to Comcast Corporation. At the time of this sale to Comcast, the outstanding principal amount of these convertible notes was $2,083,221.

      In March 1999, we sold our convertible notes of PrivaSeek for $571,659 to Comcast and the assumption by Comcast of one of our notes payable in the outstanding principal amount of $428,341. At the time of this sale to Comcast, the outstanding principal amount of these convertible notes was $1 million.

      In April 1999, in connection with our obtaining a bank credit facility, Safeguard Scientifics, Inc. delivered a letter to the agent for the banks stating that it intends to take any action that may in the future be necessary to promptly cure certain defaults that could occur under our bank credit facility.

      In May 1999, we issued $90 million principal amount of three-year convertible notes to our largest shareholders, directors, executive officers, certain members of the immediate families of our executive officers and others in a round of financing led by Comcast ICG. Based on our initial public offering price of $6.00 per share, the notes have automatically converted into 14,999,732 shares of our common stock, and all accrued interest has been waived. We issued warrants to the holders of these notes to purchase shares of our common stock. As of March 31, 2000, these warrant holders are entitled to purchase 2,215,717 shares of our common stock. The warrants expire in May 2002.

      The following table sets forth the names of the holders of certain convertible notes and warrants, their relationship to us and the amounts of each of their convertible notes. All convertible notes converted into Common Stock at a rate of $6.00 per share in connection with our initial public offering on August 5, 1999.

                                     Relationship to              Amount of
      Name of Holder              Internet Capital Group       Convertible Note
--------------------------- ---------------------------------- ----------------
Ann B. Alexander........... family member of executive officer   $    63,000
Bradley Alexander.......... family member of executive officer       155,000
Douglas E. Alexander....... family member of executive officer       160,000
Susan R. Buckley........... family member of executive officer        55,000
Walter W. Buckley, Jr. .... family member of executive officer       200,000
Walter W. Buckley, III..... executive officer and director           600,000
Comcast ICG, Inc. ......... principal shareholder                 15,000,000
E. Michael Forgash......... former director                          100,000
Kenneth A. Fox............. executive officer and director         1,000,000
David D. Gathman........... executive officer                         25,000
Thomas P. Gerrity.......... director                                  77,000
Internet Assets, Inc. ..... principal shareholder                  1,525,000
Robert E. Keith, Jr. ...... director                                  46,000
Henry N. Nassau............ executive officer                         36,000
Robert A. Pollan........... executive officer                         31,000
Peter A. Solvik............ director                               1,068,000

      In May 1999, some of our officers and directors exercised options to purchase our common stock. Instead of paying us in cash, the officers and directors delivered promissory notes to us in the aggregate amount of $21,765,000. The promissory notes bear interest at the rate of 5.22%, mature on or about May 5, 2004 and are secured by 17,820,000 shares of our Common Stock. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                          Relationship to           Amount of
          Name of Maker               Internet Capital Group     Promissory Note
---------------------------------- ----------------------------  ---------------
Douglas A. Alexander.............. officer                         $2,500,000
                                   executive officer and
Walter W. Buckley, III............ director                         2,600,000
                                   executive officer and
Kenneth A. Fox.................... director                         2,500,000
David D. Gathman.................. executive officer                1,300,000
Thomas P. Gerrity................. director                           400,000
Christopher H. Greendale.......... officer                            300,000
Victor S. Hwang................... officer                          4,005,000
Henry N. Nassau................... officer                          3,660,000
John N. Nickolas.................. officer                            800,000
Robert A. Pollan.................. officer                          2,650,000

      In January 2000, Dr. Gerrity repaid the Company $80,000, leaving a principal amount of $320,000 owed under the above-listed promissory note.

      In June 1999, some of our executive officers exercised options to purchase our common stock. Instead of paying us cash, the officers and directors delivered promissory notes to us in the aggregate amount of $14,783,223. The promissory notes bear interest at the rate of 5.37%, mature on or about June 4, 2004 and are secured by 4,495,500 shares of our common stock. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                          Relationship to           Amount of
          Name of Maker               Internet Capital Group     Promissory Note
---------------------------------- ----------------------------  ---------------
Richard S. Devine................. officer                          7,114,223
Gregory W. Haskell................ officer                          6,311,000

      In July 1999, some of our officers and directors exercised options to purchase our Common Stock. Instead of paying us cash, the officers and directors delivered promissory notes to us in the aggregate amount of $39,304,000. The promissory notes bear interest at the rate of 5.82%, mature on or about July 7, 2004 and are secured by 10,950,000 shares of our common stock. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                         Relationship to           Amount of
          Name of Maker              Internet Capital Group     Promissory Note
--------------------------------- ----------------------------  ---------------
Douglas A. Alexander............. executive officer               $3,395,000
                                  executive officer and
Walter W. Buckley, III........... director                         6,790,000
                                  executive officer and
Kenneth A. Fox................... director                         6,111,000
Todd G. Hewlin................... officer                          2,430,000
Sam Jadallah..................... officer                         10,125,000
Mark J. Lotke.................... officer                          7,058,000
Robert A. Pollan................. officer                          3,395,000

      In May 1999, some of our officers and directors incurred tax liabilities as a result of exercising their options to purchase our common stock. These directors and officers borrowed money from us to pay these tax liabilities. The loans are evidenced by promissory notes delivered by these officers and directors to us in the aggregate principal amount of $7,463,307. The promissory notes bear interest at a rate of 5.22% and mature on May 5, 2004. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                          Relationship to           Amount of
          Name of Maker               Internet Capital Group     Promissory Note
---------------------------------- ----------------------------  ---------------
Douglas A. Alexander.............. executive officer               $1,161,000
                                   executive officer and
Walter W. Buckley, III............ director                         1,207,440
                                   executive officer and
Kenneth A. Fox.................... director                         1,395,000
David D. Gathman.................. executive officer                  603,720
Christopher H. Greendale.......... officer                             66,552
Victor S. Hwang................... officer                            973,092
John N. Nickolas.................. officer                            371,520
Robert A. Pollan.................. officer                          1,478,700

      In January 1999, while a limited liability company, we paid a distribution to some of our officers, directors and principal stockholders who were members of Internet Capital Group, L.L.C. The following table sets forth the names of the recipients of the distribution, their relationships to us and the amount paid by us to the recipient.

                                           Relationship to        Amount Paid
         Name of Recipient             Internet Capital Group     to Recipient
----------------------------------- ----------------------------  ------------
Douglas A. Alexander............... executive officer              $   49,702
                                    executive officer and
Walter W. Buckley, III............. director                          685,092
                                    executive officer and
Kenneth A. Fox..................... director                          514,597
Thomas P. Gerrity.................. director                            6,100
Christopher H. Greendale........... executive officer                  37,304
Henry N. Nassau.................... executive officer                     305
Robert A. Pollan................... executive officer                   2,440
Peter A. Solvik.................... director                           29,216
Comcast ICG, Inc. ................. principal shareholder           1,401,198
Internet Assets, Inc. ............. principal shareholder             122,007
Safeguard Scientifics (Delaware),
 Inc. ............................. principal shareholder           2,602,424
Safeguard Capital 98 LP............ principal shareholder             198,262

      On November 16, 1999 we acquired an interest in eMerge Interactive, Inc. pursuant to a Securities Purchase Agreement among us, eMerge Interactive and J Technologies, LLC, a South Dakota limited liability company.

      Pursuant to the Securities Purchase Agreement, we acquired from eMerge Interactive 4,555,556 shares of eMerge Interactive series D preferred stock and a warrant to purchase 911,111 shares of eMerge Interactive class B common stock. Pursuant to the Securities Purchase Agreement, we also purchased 1,000,000 shares of eMerge Interactive class A common stock from J Technologies. The aggregate purchase price for the stock and the warrant was $50,000,000, composed of $27,000,000 in cash and a promissory note for $23,000,000. The cash portion of the purchase price was funded from our existing cash. The promissory note is non interest-bearing and is due and payable one year after issuance.

      Each share of eMerge Interactive series D preferred stock converted into one share of eMerge Interactive class B common stock upon completion of an initial public offering of eMerge Interactive's common stock. Each of our shares of eMerge Interactive class B common stock will convert into one share of class A common stock upon transfer to a person that is not affiliated with us. Each share of eMerge Interactive class B common stock is entitled to two and one half votes. Each share of eMerge Interactive class A common stock is entitled to one vote. We currently have beneficial ownership of 30.7% of the eMerge Interactive common stock and have 45.9% of the voting power with respect to eMerge Interactive. We may exercise the warrant during the three-year period beginning on February 8, 2000. The exercise price is $15.00 per share.

      We have entered into a Joint Venture Agreement with Safeguard Scientifics pursuant to which we and Safeguard Scientifics have agreed, among other things, to vote our respective shares of eMerge Interactive to elect two designees of ours and two designees of Safeguard Scientifics to the board of directors of eMerge Interactive and to attempt to agree on mutually beneficial courses of action. Additionally, the Joint Venture Agreement provides for rights of first refusal with respect to certain sales securities of eMerge Interactive.

      In connection with the Securities Purchase Agreement, we also entered into a Stockholder Agreement with eMerge Interactive and certain stockholders of eMerge Interactive, including Safeguard Scientifics and certain of its affiliates. The Stockholder Agreement provides for, among other things, restrictions on the transferability of securities and co-sale, drag-along and preemptive rights. The Stockholders Agreement terminates upon an initial public offering of eMerge Interactive's common stock. We and eMerge Interactive are also parties to a Registration Rights Agreement in which eMerge Interactive granted us certain demand and piggyback registration rights.

      Douglas A. Alexander and Anthony Ibarguen, two of our Managing Directors are members of the Board of Directors of eMerge Interactive.

                PRINCIPAL SHAREHOLDERS OF INTERNET CAPITAL GROUP

      The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 31, 2000, and as adjusted to reflect the issuance of shares offered hereby by:

     . each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our Common Stock;

     . each of our directors and our executive officers named in the summary compensation table; and

     .  all of our executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All figures include shares of our Common Stock issuable upon exercise of warrants, shares of our Common Stock issuable upon the conversion of Convertible Notes and shares of Common Stock issuable upon the exercise of other options or warrants exercisable within 60 days of March 31, 2000. These options and warrants are deemed to be outstanding and to be beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                                                Percent of
                                                         Number of Shares   Shares Outstanding
                                         Options,       Beneficially Owned  -------------------
                                       Warrants and         Including                   After
                                     Convertible Notes     Options and      Before the   the
                                        Exercisable    Warrants Exercisable  Exchange  Exchange
                                      Within 60 Days      Within 60 Days      Offer     Offer
                                     ----------------- -------------------- ---------- --------
5% Beneficial Owners, Directors,
 Named Officers
Comcast ICG, Inc.(1)...............       633,998           22,008,996          8.3%      8.0%
 c/o Comcast Corporation
 1500 Market Street
 Philadelphia, Pennsylvania 19102

Safeguard Scientifics, Inc.(2).....           --            36,289,456         13.7      13.2
 435 Devon Park Drive
 Wayne, Pennsylvania 19087

Douglas A. Alexander(3)............           --             6,132,748          2.3       2.2
Julian A. Brodsky(4)...............           784               10,784            *         *
Walter W. Buckley, III(5)..........        21,833           11,971,373          4.5       4.3
Kenneth A. Fox(6)..................        37,146           11,878,066          4.5       4.3
David D. Gathman(6)................       200,000            1,524,999            *         *
Dr. Thomas P. Gerrity(7)...........         2,566              935,247            *         *
Robert E. Keith, Jr.(8)............         1,533              298,941            *         *
Warren V. Musser...................         2,033              413,040            *         *
Henry N. Nassau(9).................         1,200            1,550,500            *         *
Peter A. Solvik(10)................        35,600            1,056,672            *         *
All executive officers and
 directors as a group (10
 persons)(3)(4)(5)(6)(7)(8)(9)(10)..      302,695           35,772,370         13.5      13.0

--------
*   Represents less than 1%
(1) Includes 416,666 shares of Common Stock and warrants to purchase 83,333 shares of Common Stock held by Comcast Interactive Investments, Inc. as to which Comcast ICG, Inc. disclaims beneficial ownership.

(2) Private equity funds affiliated with Safeguard Scientifics, Inc. own an additional 5,026,667 shares of Common Stock and warrants to purchase 45,333 shares of Common Stock.
(3) Includes shares of restricted Common Stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. See "Management--Employee Benefit Plans" for a description of the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. Also includes 500,000 shares of Common Stock held by the Douglas A. Alexander Qualified Grantor Annuity Trust and 8,000 shares of Common Stock held by two trusts for the benefit of certain of Mr. Alexander's relatives, each trust holding 4,000 shares of Common Stock. Mr. Alexander disclaims beneficial ownership of shares held by the trusts for the benefit of his relatives.
(4) Includes 3,500 shares of Common Stock held by the Julian A. and Lois G. Brodsky Foundation, of which Mr. Brodsky is Chairman. Mr. Brodsky disclaims beneficial ownership of shares held by the Julian A. and Lois G. Brodsky Foundation. Mr. Brodsky is also a Director and Vice-Chairman of Comcast Corporation. Mr. Brodsky disclaims beneficial ownership of shares held by Comcast ICG, Inc., a subsidiary of Comcast Corporation.
(5) Includes shares of restricted Common Stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. Also includes 294,166 shares of Common Stock and warrants to purchase 1,833 shares of Common Stock held by Susan R. Buckley, wife of Walter W. Buckley, III, and 250,000 shares of Common Stock held by two trusts for the benefit of certain of Mr. Buckley's relatives, each trust holding 125,000 shares of Common Stock, of which Mr. Buckley disclaims beneficial ownership.
(6) Includes shares of restricted Common Stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan.
(7) Includes shares of restricted Common Stock that have not vested pursuant to the 1999 Equity Compensation Plan. Also includes 80,000 shares of Common Stock held by the Thomas P. Gerrity Generation Skipping Trust U/A 3/17/92. Also, includes 12,018 shares of Common Stock held by Technology Leaders Advisers IV, Inc., of which Dr. Gerrity is the sole shareholder.
(8) Includes 2,000 shares of Common Stock held by Susan Keith, 8,500 shares held by the Keith 1999 Irrevocable Trust and 20,000 shares held by Leslie Hulsizer of which Mr. Keith disclaims beneficial ownership. Also includes 10,000 shares of Common Stock held by Robert E. Keith, III, of which Mr. Keith disclaims beneficial ownership.
(9) Includes shares of Restricted Common Stock that have not vested pursuant to the 1999 Equity Compensation Plan. Also includes 300,000 shares of Common Stock held by a trust for the benefit of certain of Mr. Nassau's relatives. Mr. Nassau disclaims beneficial ownership of the shares held by the trust. Also includes 20,000 shares of Common Stock held by Catharine Nassau, wife of Henry N. Nassau, of which Mr. Nassau disclaims beneficial ownership.
(10) Includes 178,000 shares of Common Stock held by the Peter A. Solvik Annuity Trust u/i dtd. July 30, 1999, 178,000 shares of Common Stock held by the Patricia A. Solvik Annuity Trust u/i dtd. July 30, 1999 and 3,000 shares of Common Stock held by two trusts for the benefit of certain of Mr. Solvik's relatives, each trust holding 1,500 shares of Common Stock. Mr. Solvik disclaims beneficial ownership of shares held by the Patricia
     A. Solvik Annuity Trust u/i dtd. July 30, 1999 and by the trusts for the benefit of his relatives.

              DESCRIPTION OF INTERNET CAPITAL GROUP CAPITAL STOCK

General

      Our authorized capital stock consists of 2,000,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $.01 per share. As of the date of filing of this registration statement, we will have approximately 278,762,313 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

      The following is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

Common Stock

      As of March 31, 2000, there were 264,293,380 shares of our Common Stock outstanding and 24,436,699 shares of our Common Stock were reserved for issuance under our 1999 Equity Compensation Plan and our Membership Profit Interest Plan. As of the filing date of this registration statement, there will be approximately 278,762,313 shares of Common Stock outstanding.

      The holders of our Common Stock are entitled to dividends as our board of directors may declare from funds legally available, subject to the preferential rights of the holders of our preferred stock, if any. The holders of our Common Stock are entitled to one vote per share on any matter to be voted upon by shareholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our Common Stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

      Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of Common Stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

      No shares of our preferred stock will be outstanding. Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having such number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further shareholder approval. The holders of our preferred stock may be entitled to preferences over common shareholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors resolutions issuing such shares.

      The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of Internet Capital Group without further action by the shareholders and may adversely affect voting and other rights of holders of our Common Stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

      The holders of 101,879,300 shares of our Common Stock and warrants exercisable for 586,433 shares of our Common Stock are entitled to demand registration of their shares. These holders may require us, on not more than two occasions, to file a registration statement under the Securities Act with respect to at least 25.0% of his, her or its shares eligible for demand rights if the gross offering price would be expected to exceed $5 million. We are required to use our best efforts to effect the registration, subject to certain conditions and limitations. In addition, if we prepare to register any of our securities under the Securities Act, for our own account or the account of our other holders, we will send notice of this registration to holders of the shares eligible for demand and piggy-back registration rights. Subject to certain conditions and limitations, they may elect to register their eligible shares. If we are able to file a registration statement on Form S-3, the holders of shares eligible for demand rights may register their Common Stock along with that registration. The expenses incurred in connection with such registrations will be borne by us, except that we will pay expenses of only one registration on Form S-3 at a holder's request per year.

Section 203 of the Delaware General Corporation Law; Anti-Takeover, Limited Liability and Indemnification Provisions

Section 203 of the Delaware General Corporation Law

      The following is a description of the provisions of the Delaware General Corporation Law, and our certificate of incorporation and bylaws that we believe are material to you. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, and our certificate of incorporation and bylaws.

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes some types of mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

      Some provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to act in what the Board of Directors believes to be in the best interests of us and our shareholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Internet Capital Group. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of Common Stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders.

Classified Board of Directors

      Our certificate of incorporation provides for our Board of Directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors who may be elected by holders of preferred stock). As a result, approximately one-third of our Board of Directors will be elected each year. The classified board provision will help to assure the continuity and stability of our Board of Directors and our business strategies and policies as determined by our Board of Directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our Board of Directors. In addition, the classified board provision could delay shareholders who do not like the policies of our Board of Directors from electing a majority of our Board of Directors for two years.

No Shareholder Action by Written Consent; Special Meetings

      Our certificate of incorporation and bylaws provide that shareholder action can only be taken at an annual or special meeting of shareholders and prohibits shareholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of shareholders may be called only by our Chief Executive Officer or the Chairman or Vice Chairman of the Board of Directors upon vote by a majority of the members of the Board. Our shareholders are not permitted to call a special meeting of shareholders or to require that our Board of Directors call a special meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominees

      Our bylaws establish an advance notice procedure for our shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. The advance notice procedure provides that only persons who are nominated by, or at the direction of, our Board of Directors or its Chairman, or by a shareholder who has given timely written notice to our Secretary or any Assistant Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The advance notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our Board of Directors or its Chairman or by a shareholder who has given timely written notice to our Secretary of that shareholder's intention to bring such business before such meeting. Under the advance notice procedure, if a shareholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the shareholder must submit written notice to Internet Capital Group not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, a shareholder's notice to Internet Capital Group proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain specified information. In the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees or specifying the size of the increase at least 100 days before the first anniversary of the preceding year's annual meeting, the notice as it relates to nominees will be considered timely if it is delivered on the tenth day following the day on which the public announcement is first made by Internet Capital Group. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the advance notice procedure, such business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies

      Our certificate of incorporation and bylaws provide that our Board of Directors will consist of not less than 5 nor more than 9 directors (other than directors elected by holders of our preferred stock), the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our Board of Directors to elect additional directors under specified circumstances and fill any vacancies that occur in our Board of Directors by reason of death, resignation, removal, or otherwise. A director so elected by our Board of Directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which the director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of our preferred stock, if any, our certificate of incorporation and bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of the then outstanding stock of Internet Capital Group. The effect of these provisions is to preclude a shareholder from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling the vacancies created by such removal with its own nominees.

Indemnification

      We have included in our certificate of incorporation and bylaws provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law, and to indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Certificate of Incorporation

      The provisions of our certificate of incorporation that could have anti-takeover effects as described above are subject to amendment, alteration, repeal, or rescission by the affirmative vote of the holder of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement makes it more difficult for shareholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

Bylaws

      Our certificate of incorporation provides that our bylaws are subject to adoption, amendment, alteration, repeal or rescission either by our Board of Directors without the assent or vote of our shareholders, or by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for shareholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

                        SHARES ELIGIBLE FOR FUTURE SALE

      As of March 31, 2000, there were 264,293,380 shares of our Common Stock outstanding. Of these shares, 237,200,551 shares were freely transferable or transferable in the open market under Rule 144 of the Securities Act. Additional shares may become available for sale upon option or warrant exercises, upon the conversion of the 5.5% Convertible Notes due December 21, 2004, or upon the issuance of shares under this Registration Statement. The future exercise or conversion and sales of any of these securities could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of equity securities.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any affiliate) at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     .  1% of the then outstanding shares of our common stock
        (approximately 2,787,623 shares upon the date of filing this post-effective amendment) or;

     . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

                                 LEGAL MATTERS

      The validity of the Common Stock offered by us hereby will be passed upon for us by Dechert, Philadelphia, Pennsylvania. Dechert beneficially owns 41,666 shares of our common stock and warrants exercisable at $6.00 per share to purchase 8,333 shares of our common stock. Members of and attorneys associated with Dechert beneficially own an aggregate of 12,554 shares of our common stock and warrants exercisable at $6.00 per share to purchase 1,111 shares of our common stock.

                                    EXPERTS

      The consolidated financial statements of Internet Capital Group, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of eCredit.com, Inc. as of December 31, 1998 and 1999 and for the two years ended December 31, 1999 appearing in this Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth on their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

      The consolidated statements of operations, of redeemable convertible preferred stock and stockholders' deficit and of cash flows of eCredit.com, Inc. for the year ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of RightWorks Corporation as of December 31, 1998 and 1999 and for the three years then ended included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in given said reports.

      The consolidated financial statements of eMerge Interactive, Inc. as of December 31, 1997 and 1998 and September 30, 1999 and for each of the years in the three-year period ended December 31, 1998 and the nine months ended September 30, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

      The financial statements of JusticeLink, Inc. (formerly LAWPlus, Inc.) as of December 31, 1998 and 1999, and for the two years ended December 31, 1999 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of MetalSite General Partner, LLC as of December 31, 1998 and for the period from Inception (November 15, 1998) through December 31, 1998 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph with respect to the uncertainty regarding MetalSite General Partner, LLC's ability to continue as a going concern as discussed in Note 2 to the consolidated financial statements.

      The financial statement of MetalSite as Component of Weirton Steel Corporation for the period from January 1, 1998 to November 15, 1998 and for the year ended December 31, 1997 included in this registration statement has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

      The financial statements of Syncra Software, Inc. as of December 31, 1998 and for the period from February 11, 1998 (inception) through December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of USgift.com Corporation as of September 30, 1999 and for the period from inception (April 27, 1999) to September 30, 1999 included herein and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

      The consolidated financial statements of VerticalNet, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act and we file reports, proxy and information statements and other information with the Commission. You may read and copy all or any portion of the reports, proxy and information statements or other information we file at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on operation of the public reference rooms. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

      We have filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Common Stock to be exchanged in this offering. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Internet Capital Group and our common stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits thereto, may be inspected without charge at the locations described above, or obtained upon payment of fees prescribed by the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
INTERNET CAPITAL GROUP, INC.
Report of Independent Auditors...........................................  F-1

Consolidated Balance Sheets..............................................  F-2

Consolidated Statements of Operations....................................  F-3

Consolidated Statements of Shareholders' Equity..........................  F-4

Consolidated Statements of Comprehensive Income (Loss)...................  F-5

Consolidated Statements of Cash Flows....................................  F-6

Notes to Consolidated Financial Statements...............................  F-7

eCREDIT.COM, INC.
Reports of Independent Accountants....................................... F-38

Consolidated Balance Sheets.............................................. F-40

Consolidated Statements of Operations.................................... F-41

Consolidated Statements of Redeemable Convertible Preferred Stock and
 Stockholders' Deficit................................................... F-42

Consolidated Statements of Cash Flows.................................... F-43

Notes to Consolidated Financial Statements............................... F-44

RIGHTWORKS CORPORATION
Report of Independent Public Accountants................................. F-58

Balance Sheets........................................................... F-59

Statements of Operations and Comprehensive Loss.......................... F-60

Statement of Shareholders' Equity........................................ F-61

Statements of Cash Flows................................................. F-62

Notes to Financial Statements............................................ F-63

EMERGE INTERACTIVE, INC.
Independent Auditors' Report............................................. F-75

Consolidated Balance Sheets.............................................. F-76

Consolidated Statements of Operations.................................... F-77

Consolidated Statements of Stockholders' Equity (Deficit)................ F-78

Consolidated Statements of Cash Flows.................................... F-79

Notes to Consolidated Financial Statements............................... F-80

JUSTICELINK, INC.
Report of Independent Auditors........................................... F-94

Balance Sheets........................................................... F-95

Statements of Operations................................................. F-96

Statements of Mandatory Redeemable Convertible Stock and Other Capital... F-97

Statements of Cash Flows................................................. F-98

Notes to Financial Statements............................................ F-99

                                                                         PAGE
                                                                         -----
METALSITE GENERAL PARTNER LLC
Report of Independent Public Accountants................................ F-113

Consolidated Balance Sheets............................................. F-114

Consolidated Statement of Operations.................................... F-115

Consolidated Statement of Changes in Partners' Capital (Deficit)........ F-116

Consolidated Statement of Cash Flows.................................... F-117

Notes to Consolidated Financial Statements.............................. F-118

METALSITE AS A COMPONENT OF WEIRTON STEEL CORPORATION
Report of Independent Public Accountants................................ F-128

Statements of Costs and Expenses........................................ F-129

Notes to Financial Statements........................................... F-130

SYNCRA SOFTWARE, INC.
Report of Independent Accountants....................................... F-131

Balance Sheet........................................................... F-132

Statement of Operations................................................. F-133

Statement of Changes in Redeemable Preferred Stock and Stockholders'
 Deficit................................................................ F-134

Statement of Cash Flows................................................. F-135

Notes to Financial Statements........................................... F-136

USGIFT, INC.
Report of Independent Public Accountants................................ F-145

Balance Sheet........................................................... F-146

Statement of Operations and Accumulated Deficit......................... F-147

Statement of Cash Flows................................................. F-148

Notes to Financial Statements........................................... F-149

VERTICALNET, INC.
Independent Auditors' Report............................................ F-154

Consolidated Balance Sheets............................................. F-155

Consolidated Statements of Operations................................... F-156

Consolidated Statements of Shareholders' Equity (Deficit) and
 Comprehensive Loss..................................................... F-157

Consolidated Statements of Cash Flows................................... F-158

Notes to Consolidated Financial Statements.............................. F-159

                         Report of Independent Auditors

The Board of Directors and Shareholders
Internet Capital Group, Inc.:

We have audited the accompanying consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain nonsubsidiary investee companies (ComputerJobs.com, Inc. and Syncra Software, Inc.) as of and for the year ended December 31, 1998, which Internet Capital Group, Inc. originally acquired an interest in during 1998. The Company's ownership interests in and advances to these nonsubsidiary investee companies at December 31, 1998 were $8,392,155, and its equity in net income (loss) of these nonsubsidiary investee companies was $3,876,148 for the year ended December 31, 1998. We also did not audit the financial statements of a nonsubsidiary investee company (Onvia.com, Inc.) as of and for the year ended December 31, 1999. The Company's ownership interest and advances to this nonsubsidiary investee company at December 31, 1999 were $8,753,597 and its equity in net loss of the nonsubsidiary investee was $9,327,340. The financial statements of these nonsubsidiary investee companies were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these nonsubsidiary investee companies as of and for the years ended December 31, 1998 and 1999, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Internet Capital Group, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

KPMG LLP

Philadelphia, Pennsylvania
March 8, 2000

                          INTERNET CAPITAL GROUP, INC.

                          Consolidated Balance Sheets

                     (in thousands, except per share data)

                                               As of December 31,
                                               -------------------   March 31,
                                                1998       1999        2000
                                               -------  ----------  -----------
                                                                    (Unaudited)
Assets
Current Assets
  Cash and cash equivalents................... $26,841  $1,343,459  $  858,567
  Short-term investments......................     --        3,359         --
  Accounts receivable, less allowances for
   doubtful accounts ($61--1998; $67--1999)...   1,842       1,207       3,403
  Prepaid expenses and other current assets...   1,119       6,347      41,544
                                               -------  ----------  ----------
  Total current assets........................  29,802   1,354,372     903,514
  Fixed assets, net...........................   1,151       4,015       9,459
  Ownership interests in and advances to
   Partner Companies..........................  59,492     547,339   1,157,635
  Available-for-sale securities...............   3,251      46,767     350,596
  Intangible assets, net......................   2,476      23,649      21,477
  Deferred taxes..............................     --       34,388         --
  Other.......................................     613      39,854      28,376
                                               -------  ----------  ----------
Total Assets.................................. $96,785  $2,050,384  $2,471,057
                                               =======  ==========  ==========
Liabilities and Shareholders' Equity
Current Liabilities
  Current maturities of long-term debt........ $   288  $    3,000  $    2,612
  Line of credit..............................   2,000         --          754
  Accounts payable............................   1,348       6,750       8,170
  Accrued expenses............................   1,823       4,205      21,348
  Notes payable to Partner Companies..........   1,713      34,134      24,704
  Deferred revenue............................   2,177         --          --
  Other.......................................     --          903       1,348
                                               -------  ----------  ----------
  Total current liabilities...................   9,349      48,992      58,936
  Long-term debt..............................     352       3,185       2,690
  Other liability (Note 8)....................     --        4,255       4,880
  Deferred taxes..............................     --          --       84,685
  Minority interest...........................   6,360       7,481       4,553
  Convertible subordinated notes (Note 7).....     --      566,250     566,250
  Commitments and contingencies (Note 19)
Shareholders' Equity
  Preferred stock, $.01 par value; 10,000
   shares authorized; none issued.............     --          --          --
  Common stock, $.001 par value; 300,000
   shares authorized; 132,087 (1998), 263,579
   (1999), and 264,294 (2000) issued and
   outstanding................................     132         264         264
  Additional paid-in capital..................  74,932   1,513,615   1,583,022
  Retained earnings (accumulated deficit).....   5,257     (26,539)    325,436
  Unamortized deferred compensation...........  (1,330)    (11,846)    (11,720)
  Notes receivable-shareholders...............     --      (79,790)    (79,396)
  Accumulated other comprehensive income......   1,733      24,517     (68,543)
                                               -------  ----------  ----------
  Total shareholders' equity..................  80,724   1,420,221   1,749,063
                                               -------  ----------  ----------
Total Liabilities and Shareholders' Equity.... $96,785  $2,050,384  $2,471,057
                                               =======  ==========  ==========

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                     Consolidated Statements of Operations

                                                              Three Months
                                Year Ended December 31,           Ended
                               ---------------------------  ------------------
                                1997      1998      1999     1999      2000
                               -------  --------  --------  -------  ---------
                                  (in thousands except per share data)
                                                               (Unaudited)
Revenue....................... $   792  $  3,135  $ 16,536  $ 3,111  $   1,830
Operating Expenses
  Cost of revenue.............   1,767     4,643     8,156    1,553        689
  Selling, general and
   administrative.............   5,743    15,514    48,924    3,848     32,663
                               -------  --------  --------  -------  ---------
  Total operating expenses....   7,510    20,157    57,080    5,401     33,352
                               -------  --------  --------  -------  ---------
                                (6,718)  (17,022)  (40,544)  (2,290)   (31,522)
                               -------  --------  --------  -------  ---------
Other income, net (Note 18)...     --     30,483    67,384   28,677    657,686
Interest income...............     264     1,306     9,631      310     18,800
Interest expense..............    (126)     (381)   (3,897)     (14)    (9,340)
                               -------  --------  --------  -------  ---------
Income (Loss) Before Income
 Taxes, Minority Interest and
 Equity Income (Loss).........  (6,580)   14,386    32,574   26,683    635,624
Income taxes..................     --        --     23,722      663   (209,499)
Minority interest.............    (106)    5,382     6,026      146      5,901
Equity income (loss)..........     106    (5,869)  (92,099)  (7,413)   (80,051)
                               -------  --------  --------  -------  ---------
Net Income (Loss)............. $(6,580) $ 13,899  $(29,777) $20,079    351,975
                               =======  ========  ========  =======  =========
Net Income (Loss) Per Share
  Basic....................... $ (0.10) $   0.12  $  (0.15) $  0.14  $    1.33
                               =======  ========  ========  =======  =========
  Diluted..................... $ (0.10) $   0.12  $  (0.15) $  0.14  $    1.30
                               =======  ========  ========  =======  =========
Weighted Average Shares
 Outstanding
  Basic.......................  68,198   112,205   201,851  145,292    264,191
                               =======  ========  ========  =======  =========
  Diluted.....................  68,198   112,299   201,851  147,400    270,132
                               =======  ========  ========  =======  =========
Pro Forma Information
 (Unaudited) (Note 2):
Pro forma net income (loss)
  Pretax income (loss)........          $ 13,899  $(53,499) $19,417
  Pro forma income taxes......            (5,143)   16,050   (7,184)
                                        --------  --------  -------
  Pro forma net income
   (loss).....................          $  8,756  $(37,449) $12,233
                                        ========  ========  =======
Pro forma net income (loss)
 per share
  Basic.......................          $   0.08  $  (0.19) $  0.08
                                        ========  ========  =======
  Diluted.....................          $   0.08  $  (0.19) $  0.08
                                        ========  ========  =======
Pro forma weighted average
 shares outstanding
  Basic.......................           112,205   201,851  145,292
                                        ========  ========  =======
  Diluted.....................           112,299   201,851  147,400
                                        ========  ========  =======

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                Consolidated Statements of Shareholders' Equity

                                                        Retained                              Accumulated
                           Common Stock   Additional    Earnings   Unamortized     Notes         Other
                          ---------------  Paid-In    (Accumulated   Deferred   Receivable-- Comprehensive
                          Shares   Amount  Capital      Deficit)   Compensation Shareholders    Income       Total
                          -------  ------ ----------  ------------ ------------ ------------ ------------- ----------
                                                               (in thousands)
Balance as of December
 31, 1996...............   51,779   $ 52  $   15,762    $ (2,062)    $   (893)    $    --      $    --     $   12,859
Issuance of common
 stock..................   40,275     40      20,097         --           --           --           --         20,137
Issuance of restricted
 stock..................    3,546      4         414         --          (418)         --           --            --
Forfeitures of
 restricted stock.......   (2,033)    (2)       (176)        --           178          --           --            --
Amortization of deferred
 compensation...........      --     --          --          --           218          --           --            218
Net loss................      --     --          --       (6,580)         --           --           --         (6,580)
                          -------   ----  ----------    --------     --------     --------     --------    ----------
Balance as of December
 31, 1997...............   93,567     94      36,097      (8,642)        (915)         --           --         26,634
Issuance of common
 stock, net.............   38,520     38      38,167         --           --           --           --         38,205
Issuance of stock
 options to non-
 employees..............      --     --          668         --          (668)         --           --            --
Net unrealized
 appreciation in
 available-for-sale
 securities.............      --     --          --          --           --           --         1,733         1,733
Amortization of deferred
 compensation...........      --     --          --          --           253          --           --            253
Net income..............      --     --          --       13,899          --           --           --         13,899
                          -------   ----  ----------    --------     --------     --------     --------    ----------
Balance as of December
 31, 1998...............  132,087    132      74,932       5,257       (1,330)         --         1,733        80,724
Issuance of common
 stock, net.............   78,258     78   1,072,494         --           --           --           --      1,072,572
Issuance of common stock
 and income tax benefit
 upon exercise of
 options................   35,992     36      90,512         --           --       (81,148)         --          9,400
Shareholder loans
 principal payments.....      --     --          --          --           --         1,358          --          1,358
Issuance of common stock
 for acquisitions.......    1,887      2     172,001         --           --           --           --        172,003
Issuance of common stock
 and waiving of accrued
 interest upon
 conversion of
 convertible notes......   15,000     15      91,070         --           --           --           --         91,085
Issuance of common stock
 upon exercise
 of Warrants............      784      1       3,968         --           --           --           --          3,969
Issuance of warrants in
 connection with line of
 credit.................                       1,030         --           --           --           --          1,030
Issuance of stock
 options to employees
 below estimated fair
 value on date of
 grant..................      --     --       12,731         --       (12,731)         --           --            --
Amortization of deferred
 compensation...........      --     --          --          --         5,699          --           --          5,699
Issuance of stock
 options to non-
 employees..............      --     --        3,691         --        (3,691)         --           --            --
Foreign currency
 adjustment.............      --     --          --          --           --           --            (1)           (1)
Net unrealized
 appreciation in
 available-for-sale
 securities.............      --     --          --          --           --           --        22,785        22,785
LLC termination (Note
 2).....................      --     --       (8,657)      8,657          --           --           --            --
Distribution to former
 LLC members............      --     --          --      (10,676)         --           --           --        (10,676)
Other...................     (429)   --         (157)        --           207          --           --             50
Net loss................      --     --          --      (29,777)         --           --           --        (29,777)
                          -------   ----  ----------    --------     --------     --------     --------    ----------
Balance as of December
 31, 1999...............  263,579    264   1,513,615     (26,539)     (11,846)     (79,790)      24,517     1,420,221
Issuance of common stock
 and income tax benefit
 upon exercise of
 options................       50    --           50         --           --           --           --             50
Issuance of common stock
 for acquisitions,
 including value of tax
 basis increase.........      600    --       65,998         --           --           --           --         65,998
Issuance of common stock
 upon exercise
 of Warrants............       65    --          600         --           --           --           --            600
Issuance of stock
 options to non-
 employees..............      --     --        1,727         --        (1,727)         --           --            --
Shareholder loans
 principal payments.....      --     --          --          --           --           394          --            394
Amortization of deferred
 compensation...........      --     --          --          --         1,853          --           --          1,853
Impact of issuance of
 stock by a
 subsidiarty or equity
 method partner company,
 excluding, recognition
 of any gains...........      --     --        1,032         --           --           --           --          1,032
Foreign currency
 adjustment.............      --     --          --          --           --           --           (38)          (38)
Net unrealized
 depreciation available-
 for-sale securities....      --     --          --          --           --           --       (93,022)      (93,022)
Net income..............      --     --          --      351,975          --           --           --        351,975
                          -------   ----  ----------    --------     --------     --------     --------    ----------
Balance as of March 31,
 2000 (unaudited).......  264,294   $264  $1,583,022    $325,436     $(11,720)    $(79,396)    $(68,543)   $1,749,063
                          =======   ====  ==========    ========     ========     ========     ========    ==========

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

             Consolidated Statements of Comprehensive Income (Loss)

                                                                Three Months
                                                                   ended
                                   Year Ended December 31,       March 31,
                                   -------------------------  -----------------
                                    1997     1998     1999     1999      2000
                                   -------  ------- --------  -------  --------
                                                (in thousands)
                                                                (Unaudited)
Net Income (Loss)................  $(6,580) $13,899 $(29,777) $20,079  $351,975
                                   -------  ------- --------  -------  --------
Other Comprehensive Income (Loss)
 Before Tax
  Unrealized holding gains in
   available-for-sale
   securities....................      --     1,733   38,039    4,530  (119,489)
  Foreign currency translation
   adjustment....................      --       --        (1)     --        (60)
  Reclassification adjustments...      --       --    (2,051)  (2,050)  (26,967)
Tax Related to Comprehensive
 Income (Loss)
  Unrealized holding gains in
   available-for-sale
   securities....................      --       --   (13,920)  (1,585)   43,349
  Foreign currency transaction
   adjustment....................      --       --       --       --         20
  Reclassification adjustments...      --       --       717      111    10,085
                                   -------  ------- --------  -------  --------
Other Comprehensive Income.......      --     1,733   22,784    1,006    93,062
                                   -------  ------- --------  -------  --------
Comprehensive Income (Loss)......  $(6,580) $15,632 $ (6,993) $21,085  $258,913
                                   =======  ======= ========  =======  ========



                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                     Consolidated Statements of Cash Flows

                                                          Three Months Ended
                                                               March 31,
                            Year Ended December 31,           (Unaudited)
                          ------------------------------  --------------------
                            1997      1998       1999       1999       2000
                          --------  --------  ----------  --------  ----------
                                           (in thousands)
Operating Activities
Net income (loss).......  $ (6,580) $ 13,899  $  (29,777) $ 20,079  $  351,975
Adjustments to reconcile
 to net cash used in
 operating activities:
  Other income..........       --    (30,483)    (67,636)  (28,685)   (657,686)
  Depreciation and
   amortization.........       446     1,135      12,742       551       5,691
  Equity (income) loss..      (106)    5,869      92,099     7,413      80,051
  Minority interest.....       106    (5,382)     (6,026)     (146)     (5,901)
  Deferred taxes........       --        --      (23,722)     (914)    209,499
Changes in assets and
 liabilities, net of
 effect of acquisitions:
  Accounts receivable,
   net..................     1,574    (1,183)     (4,278)     (674)     (2,132)
  Prepaid expenses and
   other assets.........      (142)   (1,347)    (28,603)       70      (4,620)
  Accounts payable......       566       620       7,194      (332)      1,119
  Deferred revenue......       494     1,250         (49)      (97)        498
  Accrued expenses......       205     1,415       6,700       903      17,812
                          --------  --------  ----------  --------  ----------
    Net cash used in
     operating
     activities.........    (3,437)  (14,207)    (41,356)   (1,832)     (3,694)
Investing Activities
  Capital expenditures..      (272)     (545)     (7,120)     (156)     (6,212)
  Proceeds from sales of
   available-for-sale
   securities...........       --     36,431       2,496     2,574         --
  Proceeds from sales of
   Partner Company
   ownership interests..       --        300       3,506     2,655         --
  Advances to Partner
   Companies............    (2,800)  (12,779)     (9,679)   (1,892)     (6,092)
  Repayment of advances
   to Partner
   Companies............       950       677       4,581     1,913       2,809
  Acquisitions of
   ownership interests
   in Partner
   Companies............   (14,466)  (35,822)   (329,161)  (22,481)   (477,202)
  Other acquisitions
   (Note 5).............       --     (1,858)     (9,732)      --          --
  Other advances........       --        --      (12,850)      (62)        --
  Purchase of short-term
   investments..........       --        --      (22,279)      --          --
  Proceeds from
   maturities of short-
   term investments.....       --        --       18,920       --        3,362
  Reduction in cash due
   to deconsolidation Of
   Partner Companies....       --        --      (13,393)   (5,646)        --
                          --------  --------  ----------  --------  ----------
    Net cash used in
     investing
     activities.........   (16,588)  (13,596)   (374,711)  (23,095)   (483,335)
Financing Activities
  Issuance of common
   stock, net...........    20,138    38,205   1,077,405    31,980         650
  Long-term debt and
   capital lease
   repayments...........       (58)     (322)       (448)      (59)       (746)
  Proceeds from
   convertible
   subordinated notes...       --        --      656,250       --        1,926
  Line of credit
   borrowings...........     2,500     2,000      25,000       576         --
  Line of credit
   repayments...........        (2)   (2,500)    (25,281)      --          --
  Distribution to former
   LLC members..........       --        --      (10,676)  (10,676)        --
  Advances to
   employees............       --        --       (8,765)      --          --
  Repayment of advances
   to employees.........       --        --          --        --           46
  Treasury stock
   purchase by
   subsidiary...........       --        --       (4,469)   (4,463)        --
  Issuance of stock by
   subsidiary...........       200    11,293      23,669       100         261
                          --------  --------  ----------  --------  ----------
    Net cash provided by
     financing
     activities.........    22,778    48,676   1,732,685    17,458       2,137
                          --------  --------  ----------  --------  ----------
Net Increase in Cash and
 Cash Equivalents.......     2,753    20,873   1,316,618    (7,469)   (484,892)
Cash and cash
 equivalents at
 beginning of period....     3,215     5,968      26,841    26,841   1,343,459
                          --------  --------  ----------  --------  ----------
Cash and Cash
 Equivalents at End of
 Period.................  $  5,968  $ 26,841  $1,343,459  $ 19,372     858,567
                          ========  ========  ==========  ========  ==========

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                 Notes to the Consolidated Financial Statements

1. Significant Accounting Policies

      Internet Capital Group, Inc. (or the "Company") was formed on March 4, 1996. The Company is an Internet company actively engaged in business-to-business, or B2B, e-commerce through a network of companies. The Company defines e-commerce as conducting or facilitating business transactions over the Internet. As of December 31, 1999, the Company owned interests in 49 companies engaged in e-commerce, which the Company calls its "Partner Companies". The Company's goal is to become the premier B2B e-commerce company. The Company's operating strategy is to integrate its Partner Companies into a collaborative network that leverages the collective knowledge and resources of the Company and the network.

      Although the Company refers to the companies in which it has acquired an equity ownership interest as its "Partner Companies" and that it has a "partnership" with these companies, it does not act as an agent or legal representative for any of its Partner Companies, it does not have the power or authority to legally bind any of its Partner Companies, and it does not have the types of liabilities in relation to its Partner Companies that a general partner of a partnership would have.

    Basis of Presentation

      On February 2, 1999, the Company converted from a Limited Liability Corporation ("LLC") to a Corporation. All shareholder transactions have been presented as if the conversion occurred on March 4, 1996.

      The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Internet Capital Group Operations, Inc. (the "Operations Company") and Internet Capital Group (Europe) Limited, and its majority owned subsidiaries, VerticalNet, Inc. ("VerticalNet") for the years ended December 31, 1997 and 1998 and Animated Images, Inc., ("Animated Images"), CyberCrop.com, Inc., ("CyberCrop.com"), EmployeeLife.com, ICG Commerce, Inc. ("ICG Commerce") and iParts for portions of the year ended December 31, 1999.

      Additionally, the consolidated financial statements for the year ended December 31, 1999 reflect Breakaway Solutions' results of operations and cash flows as a consolidated company from the date of acquisition through September 1999 and accounted for under the equity method for the remainder of the year due to the decrease in the Company's direct and indirect voting ownership interest to below 50% in October 1999 as a result of Breakaway Solutions' initial public offering.

      In December 1999, the Company recorded a two for one stock split effected as a one hundred percent (100%) stock dividend. The common stock and additional paid-in capital accounts and all share and per share amounts have been retroactively restated in these financial statements to give effect to this stock dividend.

    Principles of Accounting for Ownership Interests in Partner Companies

      The various interests that the Company acquires in its Partner Companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company's voting interest in a Partner Company.

      Consolidation. Partner Companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a Partner Company's results of operations are reflected within the Company's Consolidated Statements of Operations. All significant intercompany accounts and transactions are eliminated. Participation

                          INTERNET CAPITAL GROUP, INC.

1. Significant Accounting Policies (Continued)

of other Partner Company shareholders in the earnings or losses of a consolidated Partner Company is reflected in the caption "Minority interest" in the Company's Consolidated Statements of Operations. Minority interest adjusts the Company's consolidated results of operations to reflect only the Company's share of the earnings or losses of the consolidated Partner Company. The results of operations and cash flows of a Consolidated Partner Company are included through the latest interim period in which the Company owned a greater than 50% direct or indirect voting ownership for the entire interim period. Upon dilution of control below 50%, the accounting method is adjusted to the equity or cost method of accounting, as appropriate, for subsequent periods.

      In 1999, the Company acquired a controlling majority interest in Breakaway Solutions, Inc. for $17.2 million and in Animated Images, CyberCrop.com, EmployeeLife.com, ICG Commerce and iParts ("Other Majority Owned Subsidiaries") for $29.8 million in the aggregate. Breakaway Solutions' operations have historically consisted primarily of implementation of customer relational management systems and custom integration to other related applications. In 1999, Breakaway Solutions expanded to provide service offerings in custom web development and application hosting both through internal expansion and acquisitions. Breakaway Solutions' revenue is generally recognized upon performance of services. ICG Commerce provides strategic sourcing consulting and on-line internet purchasing. The Other Majority Owned Subsidiaries, excluding ICG Commerce, are development stage companies that have generated negligible revenue since their inception. In connection with the acquisition of its ownership interest in Breakaway Solutions and the Other Majority Owned Subsidiaries, the Company recorded the excess of cost over net assets acquired of $13.0 million and $11.8 million, respectively, as goodwill which is being amortized over three years. Breakaway Solutions had revenue of $10.0 million and $25.4 million for the years ended December 31, 1998 and 1999, respectively. ICG Commerce had revenue of $1.3 million for the year ended December 31, 1999.

      Direct and indirect voting interest in Animated Images, CyberCrop.com, EmployeeLife.com, ICG Commerce, and iParts at December 31, 1999 was 50.1%, 80%, 52%, 60%, and 67%, respectively.

      During the periods ended December 31, 1996, 1997 and 1998 the Company acquired equity ownership interests in VerticalNet for $1.0 million, $2.0 million and $4.0 million, respectively. The excess of cost over net assets acquired related to the 1996 and 1997 acquisitions was $.7 million and $.8 million, respectively. The Company's carrying value of VerticalNet, including the excess of cost over net assets acquired related to the 1996 and 1997 acquisitions, was reduced to below zero and became a liability as a result of consolidating VerticalNet's losses after amounts attributed to Minority Interest were exhausted. For the same reason, the 1998 acquisition did not result in an intangible asset. In 1998, the Company made advances in the form of convertible notes to VerticalNet of $5.0 million. Of this amount, $.8 million was repaid by VerticalNet, $2.1 million was purchased from the Company by one of its principal shareholders, and $2.1 million was converted into common stock during the year ended December 31, 1999. The Company's direct and indirect voting interest in VerticalNet at December 31, 1997 and 1998 was 63% and 52%, respectively. The consolidated financial statements for the year ended December 31, 1999, reflect VerticalNet accounted for on the equity method of accounting due to the decrease in the Company's ownership interest to below 50% in February 1999 as a result of VerticalNet's initial public offering.

      Equity Method. Partner Companies whose results are not consolidated, but over whom the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to a Partner Company depends on an evaluation of several factors including, among others, representation on the Partner Company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Partner Company, including

                          INTERNET CAPITAL GROUP, INC.

1. Significant Accounting Policies (Continued)

voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the Partner Company. Under the equity method of accounting, a Partner Company's results of operations are not reflected within the Company's Consolidated Statements of Operations; however, the Company's share of the earnings or losses of the Partner Company is reflected in the caption "Equity income (loss)" in the Consolidated Statements of Operations.

      The amount by which the Company's carrying value exceeds its share of the underlying net assets of Partner Companies accounted for under the consolidation or equity methods of accounting is amortized on a straight-line basis over three years which adjusts the Company's share of the Partner Company's earnings or losses. Goodwill amortization of consolidated companies is included in selling, general, and administrative, while goodwill amortization of equity method companies is included in equity income (loss).

      Cost Method. Partner Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of such companies is not included in the Consolidated Statements of Operations. However, cost method Partner Company impairment charges are recognized in the Consolidated Statement of Operations with the new cost basis not written-up if circumstances suggest that the value of the Partner Company has subsequently recovered.

      The Company records its ownership interest in debt securities of Partner Companies accounted for under the cost method at cost as it has the ability and intent to hold these securities until maturity. The Company records its ownership interest in equity securities of Partner Companies accounted for under the cost method at cost, unless these securities have readily determinable fair values based on quoted market prices, in which case these interests would be classified as available-for-sale securities or some other classification in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. In addition to the Company's investments in voting and non-voting equity and debt securities, it also periodically makes advances to its Partner Companies in the form of promissory notes which are accounted for in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan.

      The Company continually evaluates the carrying value of its ownership interests in and advances to each of its Partner Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Partner Company relative to carrying value, the financial condition and prospects of the Partner Company, and other relevant factors. The business plan objectives and milestones the Company considers include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a web site or the hiring of key employees. The fair value of the Company's ownership interests in and advances to privately held Partner Companies is generally determined based on the value at which independent third parties have or have committed to invest in its Partner Companies.

    Revenue Recognition

      All of the Company's revenue during 1997 and 1998 was attributable to VerticalNet.

      VerticalNet's revenue is derived principally from advertising contracts which include the initial development of storefronts. A storefront is a Web page posted on one of VerticalNet's trade communities that

                          INTERNET CAPITAL GROUP, INC.

1. Significant Accounting Policies (Continued)

provides information on an advertiser's products, links a visitor to the advertiser's Web site and generates sales inquiries from interested visitors. The advertising contracts generally do not extend beyond one year. Advertising revenue is recognized ratably over the period of the advertising contract. Deferred revenue of $2.2 million at December 31, 1998 represents the unearned portion of advertising contracts for which revenue will be recognized over the remaining period of the advertising contract.

      VerticalNet also generates revenue through providing educational courses and selling books. Revenue from educational courses is recognized in the period in which the course is completed and revenue from the sale of books is recognized in the period in which the books are shipped.

      Barter transactions are recorded at the lower of estimated fair value of goods or services received or the estimated fair value of the advertisements given. Barter revenue is recognized when the VerticalNet advertising impressions (VNAI) are delivered to the customer and advertising expense is recorded when the customer advertising impressions (CAI) are received from the customer. If the CAI are received from the customer prior to VerticalNet delivering the VNAI, a liability is recorded, and if VerticalNet delivers the VNAI to the customer prior to receiving the CAI, a prepaid expense is recorded. For the period March 4, 1996 (inception) through December 31, 1997, VerticalNet barter transactions were immaterial. For the year ended December 31, 1998, VerticalNet recognized approximately $.6 million and $.5 million of advertising revenues and expenses, respectively, from barter transactions. Included in prepaid expenses and other current assets at December 31, 1998 is approximately $.2 million relating to barter transactions.

      The Company's 1999 revenue was attributable to its consolidated subsidiaries, including Animated Images, Breakaway Solutions, and ICG Commerce. Due to Breakaway Solutions' initial public offering in October 1999, our voting ownership interest in Breakaway Solutions decreased below 50%, therefore, we apply the equity method of accounting beginning in October 1999. The Company's other consolidated entities, CyberCrop.com, EmployeeLife.com, and iParts, have generated negligible revenue since their inception.

      Animated Images, Breakaway Solutions and ICG Commerce's revenues are generally recognized as services are rendered.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain amounts recorded to reflect our share of losses of partner companies accounted for under the equity method are based on unaudited results of operations of those partner companies and may require adjustments in the future when audits of these entities are made final.

    Cash and Cash Equivalents

      The Company considers all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash and cash equivalents at December 31, 1998 and 1999 are invested principally in money market accounts and commercial paper.

                          INTERNET CAPITAL GROUP, INC.

1. Significant Accounting Policies (Continued)

    Short-term Investments

      Short-term investments are debt securities maturing in less than one year and are carried at amortized cost, which approximates fair value.

    Financial Instruments

      Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost which approximates fair value due to the short-term maturity of these instruments. The Company's interests in public Partner Companies accounted for under the equity method of accounting had a fair value of $2.6 billion as of December 31, 1999 compared to a carrying value of $42.6 million. Available-for-sale securities are carried at fair value. Long-term debt is carried at cost which approximates fair value as the debt bears interest at rates approximating current market rates. The Company's convertible subordinated notes had a fair value of $835.2 million as of December 31, 1999 versus a carrying value of $566.3 million.

    Available-for-Sale Securities

      Available-for-sale securities are reported at fair value, based on quoted market prices, with the net unrealized gain or loss reported as a component of "Accumulated other comprehensive income" in shareholders' equity.

      Unrealized gains or losses related to available-for-sale securities are recorded net of deferred taxes subsequent to February 2, 1999, the date the Company converted from an LLC to a corporation.

    Intangibles

      Goodwill, the excess of cost over net assets of businesses acquired, and other intangible assets are amortized on a straight-line basis over three to five years. Goodwill at December 31, 1998 of $2.5 million, net of accumulated amortization of $.3 million, was attributable to acquisitions by VerticalNet. Goodwill and other intangible assets at December 31, 1999 of $23.6 million, net of accumulated amortization of $1.1 million, is attributable to the Company's acquisitions of ownership interests in Animated Images, Inc. ($6.6 million), CyberCrop.com ($0.8 million), EmployeeLife.com ($1.1 million), ICG Commerce ($2.2 million) and iParts ($0.1 million) and ICG Commerce's acquisitions of Purchasing Group, Inc and Integrated Sourcing, LLC ($12.8 million). Goodwill related to the acquisition of Breakaway during 1999 was reclassified as of December 31, 1999 in connection with the deconsolidation of Breakaway. The carrying value of goodwill is evaluated for possible impairment based on achievement of business plan objectives and milestones, the fair value of each ownership interest in and advances to the partner company relative to carrying value, the financial condition and prospects of the partner company, and other relevant factors. If impairment exists, the carrying amount of the goodwill will be reduced by the estimated shortfall of discounted cash flows.

    Fixed Assets

      Fixed assets are carried at cost less accumulated depreciation, which is based on the estimated useful lives of the assets computed using the straight-line method. Computer equipment and software, and office equipment have an estimated useful life of three years, and furniture has an estimated useful life of seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

                          INTERNET CAPITAL GROUP, INC.

1. Significant Accounting Policies (Continued)

      Equipment acquired under long-term capital lease arrangements is recorded at amounts equal to the net present value of the future minimum lease payments using the interest rate implicit in the lease. Amortization is provided by use of the straight-line method over the estimated useful lives of the related assets.

    Income Taxes

      Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      From the Company's inception in March 1996 to February 1999, the Company was not subject to federal and state income taxes (Note 2).

    Net Income (Loss) Per Share

      Net income (loss) per share (EPS) is computed using the weighted average number of common shares outstanding during each year. Diluted EPS includes common stock equivalents (unless anti-dilutive) which would arise from the exercise of stock options and conversion of other convertible securities and is adjusted, if applicable, for the effect on net income (loss) of such transactions and for the effect on net income (loss) of the Company's share of dilution related to Partner Companies which are consolidated or accounted under the equity method of accounting.

      Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net income per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

    Gain or Loss on Issuances of Stock By Partner Companies

      Pursuant to SEC Staff Accounting Bulletin No. 84, at the time a Partner Company accounted for under the consolidation or equity method of accounting issues its common stock at a price different from the Partner Company's book value per share, the Company's share of the Partner Company's net equity changes. If at that time, the Partner Company is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor is there question as to the Company's ability to continue in existence, the Company records the change in its share of the Partner Company's net equity as a gain or loss in its Consolidated Statements of Operations.

    Foreign Currency Translation

      The functional currency for the Company's international subsidiary is the local currency of the country in which it operates. Assets and liabilities are translated using the exchange rate at the balance sheet date. Revenue, expenses, gains and losses are translated at the average exchange rate in the month those elements are recognized. Translation adjustments, which have not been material to date, are included in other comprehensive income (loss).

                          INTERNET CAPITAL GROUP, INC.

1. Significant Accounting Policies (Continued)

    Stock Based Compensation

      The Company has adopted Statement of Financial Accounting No. 123, Accounting for Stock Based Compensation (SFAS 123). As permitted by SFAS No. 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at fair value at the date of grant. Fair value is determined using the Black-Scholes method and the expense is amortized over the vesting period. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

    Comprehensive Income (Loss)

      The Company reports and displays comprehensive income (loss) and its components in the Consolidated Statements of Comprehensive Income (Loss). Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Excluding net income (loss), the Company's sources of comprehensive income (loss) is from net unrealized appreciation on its available-for-sale securities and foreign currency translation adjustments; such translation adjustments have been negligible through December 31, 1999. Reclassification adjustments result from the recognition in net income of gains or losses that were included in comprehensive income (loss) in prior periods.

    Reclassifications

      Certain prior year amounts have been reclassified to conform with the current year presentation. The impact of these changes is not material and did not affect net income (loss).

    Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

2. Pro Forma Information (Unaudited)

      On February 2, 1999, the Company converted from an LLC to a C Corporation. The Company became subject to corporate federal and state income taxes concurrent with the conversion to a C corporation. The accompanying Consolidated Statement of Operations for the years ended December 31, 1998 and 1999 include pro forma information with respect to income taxes, net income
(loss) and net income (loss) per share assuming the Company had been taxed as a C Corporation since January 1, 1998. The unaudited pro forma information provided does not necessarily reflect the income taxes, net income (loss) and net income (loss) per share that would have occurred had the Company been taxed as a C corporation since January 1, 1998.

    Pro Forma Income Taxes

      The Company's 1998 and 1999 pro forma effective tax rate of 37% and 30%, respectively, differed from the federal statutory rate of 35% principally due to non-deductible permanent differences.

                          INTERNET CAPITAL GROUP, INC.

2. Pro Forma Information (Unaudited) (Continued)

      Based upon the cumulative temporary differences (primarily relating to the difference between the book and tax carrying value of its Partner Companies), the Company would have recognized a pro forma net deferred federal and state asset of $8.2 million at December 31, 1998. In the opinion of management, it is more likely than not that such asset would be realized and accordingly, a valuation allowance was not considered necessary in calculating this pro forma amount.

      In 1998, the difference between basic and diluted weighted average shares outstanding of 94,000 was due to the dilutive effect of stock options.

3. Net Income (Loss) per Share

      The calculations of Net Income (Loss) per Share were:

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  ------- --------
                                                          (in thousands
                                                         except per share
                                                             amounts)
   Basic
     Net Income (loss).............................. $(6,580) $13,899 $(29,777)
                                                     -------  ------- --------
     Average common shares outstanding..............  68,198  112,205  201,851
                                                     =======  ======= ========
     Basic.......................................... $ (0.10) $  0.12 $  (0.15)
                                                     =======  ======= ========
   Diluted
     Net Income (loss).............................. $(6,580) $13,899 $(29,777)
                                                     -------  ------- --------
     Average common shares outstanding..............  68,198  112,205  201,851
     Effect of dilutive securities..................     --        94      --
                                                     -------  ------- --------
     Average common shares assuming dilution........  68,198  112,299  201,851
                                                     =======  ======= ========
     Diluted........................................ $ (0.10) $  0.12 $  (0.15)
                                                     =======  ======= ========

      Options to purchase 188,000 and 5,173,000 shares of common stock at average prices of $0.50 and $23.74, respectively, were outstanding as of December 31, 1997 and 1999, but were not included in the computation of diluted EPS. Warrants to purchase 2,215,717 shares of common stock at $6.00 per share were outstanding as of December 31, 1999, but were not included in the computation of diluted EPS. Convertible subordinated notes convertible into 4,443,267 shares of common stock were outstanding as of December 31, 1999, but were not included in the computation of diluted EPS. An option to convert a Note Payable into 1,049,426 shares of common stock was outstanding as of December 31, 1999, but was not included in the computation of diluted EPS. These options and warrants are not included in diluted EPS as their effect would have been anti-dilutive.

                          INTERNET CAPITAL GROUP, INC.

4. Ownership Interests in and Advances to Partner Companies

      The following summarizes the Company's ownership interests in and advances to Partner Companies accounted for under the equity method or cost method of accounting. The ownership interests are classified according to applicable accounting methods at December 31, 1998 and 1999. Cost basis represents the Company's original acquisition cost less any impairment charges in such companies.

                              As of December 31, 1998   As of December 31, 1999
                             ------------------------- -------------------------
                             Carrying Value Cost Basis Carrying Value Cost Basis
                             -------------- ---------- -------------- ----------
                                               (in thousands)
   Equity Method............    $21,311      $27,588      $491,977     $578,922
   Cost Method..............     38,181       38,181        55,362       55,362
                                -------                   --------
                                $59,492                   $547,339
                                =======                   ========

      At December 31, 1999 the Company's carrying value in its Partner Companies accounted for under the equity method of accounting exceeded its share of the underlying equity in the net assets of such companies by $293.7 million. This excess relates to ownership interests acquired through December 31, 1999 and is being amortized over a three year period. Amortization expense of $.4 million and $19.8 million is included in "Equity income (loss)" in the accompanying Consolidated Statements of Operations for the years ended December 31, 1998 and 1999, respectively.

      During the year ended December 31, 1999 the Company acquired an interest in a new Partner Company from shareholders of the Partner Company who have an option, exercisable at any time through August 2000, of electing to receive cash of $11.3 million or 2,083,334 shares of the Company's common stock. As of December 31, 1999, $5.6 million of the obligation has been converted into 1,033,908 shares of the Company's common stock.

      During the year ended December 31, 1999 the Company acquired an interest in a new Partner Company from shareholders of the Partner Company by exchanging 852,631 shares of the Company's common stock, valued at $150.2 million, as consideration, in addition to cash.

      During the year ended December 31, 1999 the Company acquired an interest in a new Partner Company by issuing a short-term note payable for $21.2 million, net of imputed interest of $1.8 million, in addition to cash.

      During the year ended December 31, 1999 the Company acquired an interest in a new Partner Company by committing $7 million in cash consideration to be paid in 2000, in addition to cash consideration paid in 1999.

      As of December 31, 1999, the Company had $9.6 million in advances to Partner Companies which mature on various dates through 2004 and bear interest rates between 5.25% and 12.50% and are convertible into the Partner Companies' equity.

                          INTERNET CAPITAL GROUP, INC.

4. Ownership Interests in and Advances to Partner Companies (Continued)

      The following unaudited summarized financial information for Partner Companies accounted for under the equity method of accounting at December 31, 1998 and 1999 and for each of the years in the three-year period ending December 31, 1999 has been compiled from the financial statements of the respective Partner Companies.

Balance Sheets

                                                                As of December
                                                                     31,
                                                               ----------------
                                                                1998     1999
                                                               ------- --------
                                                                (in thousands)
Current assets................................................ $33,645 $494,745
Non-current assets............................................   7,148  329,133
                                                               ------- --------
  Total assets................................................ $40,793 $823,878
                                                               ------- --------
Current liabilities...........................................  11,712  149,799
Non-current liabilities.......................................     759  268,197
Shareholder's equity..........................................  28,322  405,882
                                                               ------- --------
  Total liabilities and Shareholders' equity.................. $40,793 $823,878
                                                               ======= ========

Results of Operations

                                                     Year Ended December 31,
                                                    ---------------------------
                                                     1997     1998      1999
                                                    ------- --------  ---------
                                                          (in thousands)
Revenue............................................ $18,912 $ 21,496  $ 192,759
Net income (loss).................................. $   255 $(14,969) $(254,027)

5. Other Acquisitions

      During 1999, the Company expended approximately $29.8 million to acquire interests in five companies that it owns a direct or indirect interest of more than 50% of the outstanding voting securities as of December 31, 1999. The Company accounts for these Partner Companies under the consolidation method of accounting, and accordingly, the purchase price of these acquisitions has been allocated to the assets purchased and liabilities assumed based upon their fair values at the dates of acquisition. The consolidated financial statements reflect the operations and cash flows of the acquired interests since the respective acquisition dates. The excess of the purchase price over the fair value of the net assets acquired of approximately $11.8 million was recorded as goodwill and is being amortized over three years. Accumulated amortization relating to this goodwill totaled $1.1 million at December 31, 1999.

      In May 1999, the Company expended approximately $3.9 million in the acquisition of its interest in EmployeeLife.com, which provides Internet-based solutions that enable the online procurement and management of employee health and welfare benefits.

      In June 1999, the Company expended approximately $.8 million in the acquisition of its interest in iParts, which provides Internet-based sales and distribution of electronic components.

                          INTERNET CAPITAL GROUP, INC.

5. Other Acquisitions (Continued)

      In September 1999, the Company expended approximately $3.9 million and $9.2 million in its acquisitions of its interests in CyberCrop.com and Animated Images, respectively. Cybercrop.com is developing a system to provide an Internet-based service for agriculture producers to purchase services and inputs, as well as market their grain crops that include corn, wheat and soybeans. Animated Images provides Internet-based design, communication, and procurement services for the apparel and sewn goods industries.

      In October 1999, the Company expended $12 million in its acquisition of its interest in ICG Commerce which provides strategic sourcing consulting and on-line Internet purchasing. In 1999, ICG Commerce acquired all of the outstanding capital stock of Purchasing Group, Inc. (PGI) and Integrated Sourcing, LLC (ISL) from two of ICG Commerce's founders for $14.9 million in cash and notes payable to these founders. These acquisitions were accounted for using the purchase method of accounting. The excess of purchase price over the fair value of the net assets acquired of approximately $12.9 million was recorded as goodwill and is being amortized over 5 years. Accumulated amortization relating to this goodwill totaled $0.8 million at December 31, 1999.

      The following unaudited pro forma financial information presents the combined results of operations as if the Company had owned EmployeeLife.com, iParts, CyberCrop.com, Animated Images, and ICG Commerce since January 1, 1998; and is if ICG Commerce had owned PGI and ISL since January 1, 1998, after giving effect to certain adjustments including goodwill and income taxes. The unaudited pro forma financial information is provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had the acquisitions been consummated on the dates assumed and do not project the Company's results of operations for any future period:

                                                     Year Ended December 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
                                                           (Unaudited)
                                                          (in thousands)
Revenue............................................. $    11,441  $     24,477
Pro forma net income (loss)......................... $     9,788  $    (32,486)
Pro forma net income (loss) per share............... $     (0.09) $      (0.16)

6. Fixed Assets

      These pro forma amounts exclude the impact of 12 acquisitions of equity method Partner Companies consummated or announced through March 8, 2000.

      Fixed assets consists of the following:

                                                         As of December 31,
                                                         --------------------
                                                           1998       1999
                                                         ---------  ---------
                                                           (in thousands)
Computer equipment and software, office equipment and
 furniture.............................................. $   1,877  $   2,855
Construction in progress................................       --       1,483
Leasehold improvements..................................        46        354
                                                         ---------  ---------
                                                             1,923      4,692
Less: accumulated depreciation and amortization.........      (772)      (677)
                                                         ---------  ---------
                                                         $   1,151  $   4,015
                                                         =========  =========

                          INTERNET CAPITAL GROUP, INC.

7. Debt

    Convertible Subordinated Notes

      In May, 1999, the Company issued $90 million of convertible subordinated notes which converted to 14,999,732 shares of the Company's common stock upon the completion of the Company's initial public offering in August 1999. The notes bore interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. In connection with the conversion of these notes, all accrued interest was waived and reclassed to additional paid-in-capital and the Company issued 3,000,000 warrants to purchase the Company's common stock at $6 per share (the IPO price) through May 2002 which will increase additional paid-in capital upon exercise. The warrants may also be exercised by a cashless exercise or net issue, whereby a portion of the warrants are forfeited based upon an average fair market price in place of cash. During 1999, 661,434 and 122,849 shares of the Company's common stock were issued in connection with cash and net issue warrant exercises, respectively.

      In December, 1999, the Company issued $566.3 million of convertible subordinated notes. The notes bear interest at an annual rate of 5.5% and mature in December, 2004. The notes are convertible at the option of the holder, at any time on or before maturity into shares of the Company's common stock at a conversion price of $127.44 per share, which is equal to a conversion rate of 7.8468 shares per $1,000 principal of notes. Additionally, the notes may be redeemed by the Company if the Company's closing stock price exceeds 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days. The conversion rate is subject to adjustment. The Company recorded interest expense of $1.0 million relating to these notes during 1999 with the first interest payment due June 21, 2000 and subsequent interest payments due each six months following through December 21, 2004. Issuance costs of $18.3 million were recorded in other assets and are being amortized as interest expense over the term of the notes using the effective interest method.

    Revolving Credit Facilities

      In March 1998, the Company entered into an unsecured $3 million revolving credit facility. Borrowings under this facility accrued interest at a premium to prime ranging from .75% to 1.5%. The Company borrowed up to $2 million under this facility during 1998. No amounts were outstanding at December 31, 1998 and the facility expired in March 1999.

      In April 1999, the Company entered into a $50 million revolving bank credit facility. In connection with the facility, the Company issued 400,000 warrants exercisable for seven years at $5 per share. The warrants, valued at $1.0 million, were recorded as debt issuance costs in other assets and additional paid-in-capital and are being amortized to interest expense over the one year term of the credit facility.

      The facility expires in April 2000, is subject to a .25% unused commitment fee, bears interest, at the Company's option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of the Company's assets. Borrowing availability under the facility is based on the fair market value of the Company's holdings of publicly traded Partner Companies and the value, as defined in the facility, of the Company's private Partner Companies. During year ended December 31, 1999, the Company borrowed and repaid $25 million under the facility. The Company is currently in negotiations to replace this line of credit on or before its expiration date.

      EmployeeLife.com has a $1,000,000 revolving credit facility and a $500,000 equipment line of credit at December 31, 1999. Borrowings under the credit facility accrue interest at a rate of prime plus .75% and the

                         INTERNET CAPITAL GROUP, INC.

7. Debt (Continued)

equipment line of credit accrues interest at the two year treasury rate plus 1.75%. No amounts were outstanding at December 31, 1999. The revolving credit facility expires in March 2001 and the equipment line expires in June 2000.

    Long-Term Debt

      The Company's long-term debt relates to its Consolidated Partner Companies, is non-recourse to the Company, and consists of the following:

                                                           As of December 31,
                                                           --------------------
                                                             1998       1999
                                                           --------- ----------
                                                             (In thousands)
Term notes with related parties........................... $    --   $    6,136
Capital leases............................................      640          49
                                                           --------  ----------
                                                                640       6,185
Less: current portion.....................................     (288)     (3,000)
                                                           --------  ----------
Long-term debt............................................ $    352  $    3,185
                                                           ========  ==========

      The term notes with related parties of ICG Commerce and EmployeeLife.com relate to a secured notes due to shareholders with interest rates ranging from 8.0% to 9.25% at December 31, 1999. These notes will mature through 2001.

      CyberCrop.com has capital leases on its equipment with a lease term of five years. The interest rate implicit in the leases is 11.0%. At December 31, 1999, the book value of assets held under capital leases was approximately equal to the principal balance due.

8. Other Liability

      At December 31, 1999, long-term debt, including capital leases, is scheduled to mature as follows:

                                                                  (in thousands)
                                                                  --------------
        2000.....................................................     $3,000
        2001.....................................................      3,158
        2002.....................................................         18
        2003.....................................................          6
        2004.....................................................          3
                                                                      ------
          Total..................................................     $6,185
                                                                      ======

      In October 1999, ICG Commerce sold shares of redeemable convertible preferred stock that are convertible, at the option of the holder, into common stock. The $4.3 million balance as of December 31, 1999 represents those shares sold to a holder other than the Company and the related accrued dividend payable. Upon conversion of this other liability balance by the holder, minority interest will be increased.

                          INTERNET CAPITAL GROUP, INC.

9. Accrued Expenses

      Accrued expenses consists of the following:

                                                            As of December 31,
                                                            -------------------
                                                              1998      1999
                                                            --------- ---------
                                                              (in thousands)
Accrued compensation and benefits.......................... $     454 $     868
Accrued interest...........................................       --        952
Accrued marketing costs....................................       446       --
Other......................................................       923     2,385
                                                            --------- ---------
                                                            $   1,823 $   4,205
                                                            ========= =========

10. Segment Information

      The Company's reportable segments, using the "management approach", consist of Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet for the year ended December 31, 1997 and December 31, 1998 and Animated Images, Breakaway Solutions, CyberCrop.com, EmployeeLife.com, ICG Commerce, and iParts for the period from acquisition in 1999 through December 31, 1999, excluding results of operations subsequent to de-consolidation, if applicable, and recording the Company's share of earnings and losses of Partner Companies accounted for under the equity method of accounting. VerticalNet's operations include creating and operating industry-specific trade communities on the Internet. Breakaway Solutions' operations include implementation of various computer applications. Animated Images' operations include software development and consulting services and ICG Commerce's operations include purchasing services and consulting services. CyberCrop.com, EmployeeLife.com and iParts are development stage companies that have generated negligible revenue since their inception. Partner Companies accounted for under the equity method of accounting operate in various Internet-related businesses. General ICG Operations represents the expenses of providing strategic and operational support to the Internet-related Partner Companies, as well as the related administrative costs. General ICG Operations also includes the effect of transactions and other events incidental to the Company's general operations and the Company's ownership interests in and advances to Partner Companies. The Company's and Partner Companies' operations were principally in the United States of America during 1997, 1998 and 1999.

                          INTERNET CAPITAL GROUP, INC.

10. Segment Information (Continued)

      The following summarizes the information related to the Company's segments. All significant intersegment activity has been eliminated. Assets are owned or allocated assets used by each operating segment.

                                                   Year Ended December 31,
                                                  ----------------------------
                                                   1997      1998      1999
                                                  -------  --------  ---------
                                                        (in thousands)
Partner Company Operations
  Revenue........................................ $   792  $  3,135  $  16,536
                                                  -------  --------  ---------
Operating expenses
  Cost of revenue................................   1,767     4,643      8,156
  Selling, general and administrative............   3,689    12,001     25,535
                                                  -------  --------  ---------
  Total operating expenses.......................   5,456    16,644     33,691
                                                  -------  --------  ---------
                                                   (4,664)  (13,509)   (17,155)
  Other income (expense), net....................     --        --        (258)
  Interest income................................      11       212        243
  Interest expense...............................    (126)     (297)      (175)
                                                  -------  --------  ---------
  Income (loss) before income taxes, minority
   interest and equity income (loss).............  (4,779)  (13,594)   (17,345)
  Income taxes...................................     --        --         --
  Minority interest..............................    (106)    5,382      6,026
  Equity income (loss)...........................     106    (5,869)   (92,099)
                                                  -------  --------  ---------
Loss from Partner Company Operations............. $(4,779) $(14,081) $(103,418)
                                                  =======  ========  =========
General ICG Operations
  General and administrative..................... $ 2,054  $  3,513  $  23,389
                                                  -------  --------  ---------
  Other income, net..............................     --     30,483     67,642
  Interest income................................     253     1,094      9,388
  Interest expense...............................     --        (84)    (3,722)
                                                  -------  --------  ---------
  Income (loss) from General ICG Operations
   before income taxes...........................  (1,801)   27,980     49,919
  Income taxes...................................     --        --      23,722
                                                  -------  --------  ---------
Income (loss) from General ICG Operations........ $(1,801) $ 27,980  $  73,641
                                                  =======  ========  =========

                          INTERNET CAPITAL GROUP, INC.

10. Segment Information (Continued)

                                                             As of December 31,
                                                             ------------------
                                                              1998      1999
                                                             ------- ----------
                                                               (in thousands)
Assets
Partner Company Operations
  Carrying value of equity method Partner Companies......... $21,311 $  491,977
  Other.....................................................  12,343     45,075
                                                             ------- ----------
                                                              33,654    537,052
General ICG Operations
  Cash and cash equivalents.................................  21,178  1,326,560
  Carrying value of cost method Partner Companies...........  38,181     55,362
  Other.....................................................   3,772    131,410
                                                             ------- ----------
                                                              63,131  1,513,332
                                                             ------- ----------
                                                             $96,785 $2,050,384
                                                             ======= ==========

11. Parent Company Financial Information

      Parent Company financial information is provided to present the financial position and results of operations of the Company as if VerticalNet, Animated Images, Breakaway Solutions, CyberCrop.com, EmployeeLife.com, ICG Commerce and iParts ("consolidated companies") were accounted for under the equity method of accounting for all periods presented. The Company's share of consolidated companies' losses is included in "Equity income (loss)" in the Parent Company Statements of Operations for all periods presented based on the Company's ownership percentage in each period. The losses recorded in excess of carrying value of VerticalNet at December 31, 1998 are included in "Non-current liabilities" and the carrying value of the consolidated companies as of December 31, 1999 are included in "Ownership interests in and advances to Partner Companies" in the Parent Company Balance Sheets.

Parent Company Balance Sheets

                                                                   Three Months
                                                As of December 31,    Ended
                                                ------------------  March 31,
                                                 1998      1999        2000
                                                ------- ---------- ------------
                                                        (in thousands)
                                                                   (Unaudited)
Assets
  Current assets............................... $21,597 $1,332,803  $  876,672
  Ownership interests in and advances to
   Partner Companies...........................  59,492    571,706   1,187,596
  Other........................................   3,354    125,166     382,955
                                                ------- ----------  ----------
    Total assets............................... $84,443 $2,029,675  $2,447,223
                                                ======= ==========  ==========
Liabilities and shareholders' equity
  Current liabilities..........................   2,082     43,204      47,224
  Non-current liabilities......................   1,637    566,250     650,935
  Shareholders' equity.........................  80,724  1,420,221   1,749,064
                                                ------- ----------  ----------
    Total liabilities and shareholders'
     equity.................................... $84,443 $2,029,675  $2,447,223
                                                ======= ==========  ==========

                          INTERNET CAPITAL GROUP, INC.

11. Parent Company Financial Information (Continued)

Parent Company Statements of Operations

                                                             Three Months
                                                                 Ended
                              Year Ended December 31,          March 31,
                             ----------------------------  ------------------
                              1997      1998      1999      1999      2000
                             -------  --------  ---------  -------  ---------
                                            (In thousands)
                                                              (Unaudited)
Revenue..................... $   --   $    --   $     --   $   --   $     --
Operating expenses
  General and
   administrative...........   2,054     3,513     23,389    1,733     16,889
                             -------  --------  ---------  -------  ---------
    Total operating
     expenses...............   2,054     3,513     23,389    1,733     16,889
                             -------  --------  ---------  -------  ---------
                              (2,054)   (3,513)   (23,389)  (1,733)   (16,889)
Other income, net...........     --     30,483     67,642   28,684    657,686
Interest income, net........     253     1,010      5,666      278      9,458
                             -------  --------  ---------  -------  ---------
Income (loss) before income
 taxes and equity income
 (loss).....................  (1,801)   27,980     49,919   27,229    650,255
Income taxes................     --        --      23,722      663   (210,270)
Equity income (loss)........  (4,779)  (14,081)  (103,418)  (7,813)   (88,010)
                             -------  --------  ---------  -------  ---------
Net income (loss)........... $(6,580) $ 13,899  $ (29,777) $20,079  $ 351,975
                             =======  ========  =========  =======  =========

                          INTERNET CAPITAL GROUP, INC.

11. Parent Company Financial Information (Continued)

Parent Company Statements of Cash Flows

                                                          Three Months Ended
                            Year Ended December 31,            March 31,
                          ------------------------------  --------------------
                            1997      1998       1999       1999       2000
                          --------  --------  ----------  --------  ----------
                                           (in thousands)
Operating Activities
 Net income (loss)......  $ (6,580) $ 13,899  $  (29,777) $ 20,079  $  351,975
 Adjustments to
  reconcile to net cash
  used in operating
  activities:
  Gains included in
   other income.........       --    (32,552)    (67,636)  (28,684)   (657,686)
  Depreciation and
   amortization.........        55       298       6,558       135       3,454
  Equity (income) loss..     4,779    16,150     103,418     7,813      88,010
  Deferred taxes........       --        --      (23,722)     (914)    210,270
  Changes in assets and
   liabilities, net of
   effect of
   acquisitions:
   Accounts receivable,
    net.................     2,003      (125)        --                 (1,570)
   Prepaid expenses and
    other assets........         1      (262)    (23,382)       75      (4,717)
   Accounts payable.....        56        39       5,344       334         331
   Accrued expenses.....        70        12       3,844       451      13,656
                          --------  --------  ----------  --------  ----------
    Net cash provided by
     (used in) operating
     activities.........       384    (2,541)    (25,353)     (711)      3,723
Investing Activities
 Capital expenditures...       (37)      (61)     (3,558)      (84)     (3,159)
 Proceeds from sales of
  available-for-sale
  securities............       --     36,431       2,496     2,574         --
 Proceeds from sales of
  Partner Company
  ownership interests
  and advances to
  shareholders..........       --        300       3,506     2,655         --
 Advances to Partner
  Companies.............    (2,640)  (12,224)    (10,079)   (1,893)    (19,592)
 Repayment of advances
  to Partner Companies..       950       677       4,581     1,914       2,808
 Acquisitions of
  ownership interests in
  Partner Companies.....   (16,466)  (44,822)   (368,159)  (30,771)   (477,202)
 Other advances.........       --        --      (12,850)      --          --
 Purchase of short-term
  investments...........       --        --      (18,920)      --          --
 Proceeds from
  maturities of short-
  term investments......       --        --       18,920       --          --
                          --------  --------  ----------  --------  ----------
    Net cash provided by
     (used in) investing
     activities.........   (18,193)  (19,699)   (384,063)  (25,605)   (497,145)
Financing Activities
 Issuance of common
  stock, net............    20,138    38,205   1,077,405    31,980         650
 Proceeds from
  convertible
  subordinated notes....       --        --      656,250       --          --
 Line of credit
  borrowings............       --        --       25,000       --          --
 Line of credit
  repayments............       --        --      (25,000)      --          --
 Distribution to former
  LLC members...........        (2)      --      (10,676)  (10,676)        --
 Advances to employees..       --        --       (8,181)      --          --
 Repayments of Advances
  to Employees..........       --        --          --        --          394
                          --------  --------  ----------  --------  ----------
    Net cash provided by
     financing
     activities.........    20,136    38,205   1,714,798    21,304       1,044
                          --------  --------  ----------  --------  ----------
Net Increase in Cash and
 Cash Equivalents.......     2,327    15,965   1,305,382    (5,012)   (492,378)
Cash and cash
 equivalents at
 beginning of period....     2,886     5,213      21,178    21,178   1,326,560
                          --------  --------  ----------  --------  ----------
Cash and Cash
 Equivalents at End of
 Period.................  $  5,213  $ 21,178  $1,326,560  $ 16,166  $  834,182
                          ========  ========  ==========  ========  ==========

                          INTERNET CAPITAL GROUP, INC.

12. Shareholders' Equity

      During 1999, the Company increased it's authorized capital stock to 300,000,000 shares of common stock, par value $.001 per share. The holders of common stock are entitled to one vote per share and are entitled to dividends as declared.

      Dividends may be restricted by the inability to liquidate ownership interests in Partner Companies to fund cash dividends and may be subject to the preferential rights of the holders of the Company's preferred stock, if any. No cash dividends have been declared to date and may not be declared for the foreseeable future. As of December 31, 1999, the Company's bank line of credit agreement precludes dividends.

      The Company may establish one or more classes or series of preferred stock. The holders of the preferred stock may be entitled to preferences over common stock or shareholders with respect to dividends, liquidation, dissolution, or winding up of the Company, as established by the Company's Board of Directors. At December 31, 1999, 10,000,000 shares of preferred stock were authorized.

      Certain shareholders were granted registration rights and piggy-back rights which were effective after completion of the Company's public offering in August 1999.

      Shareholders' equity contributions are recorded when received. The Company issued 31,980,000 shares of common stock for net proceeds of $32 million in 1999. These shares had been subscribed at December 31, 1998.

    Initial Public Offering

      In August 1999, the Company completed its initial public offering ("IPO") of 30,620,000 shares of its common stock at $6.00 per share. Concurrently, the Company completed a private placement of 7,500,000 shares of its common stock at $6.00 per share. Net proceeds to the Company from these transactions aggregated approximately $209.5 million (net of underwriters' commission and offering expenses of approximately $19.2 million).

    Stock Dividend

      In December 1999, the Company recorded a one hundred percent (100%) stock dividend effected in the form of a 2 for 1 stock split. The common stock and additional paid-in capital accounts and all share and per share amounts have been retroactively restated in these financial statements to reflect this stock dividend.

    Secondary Offering

      In December 1999, the Company completed its secondary offering of common stock and convertible subordinated notes (Note 7). The Company sold 6,900,000 shares of its common stock at $108.00 per share. Just prior to and concurrent with the secondary offering, the Company completed private placements of 609,533 shares and 648,147 shares of its common stock at $82.02 and $108.00 per share, respectively. Net proceeds to the Company from these transactions aggregated approximately $831.0 million (net of underwriters' commission and offering expenses of approximately $34.2 million).

                          INTERNET CAPITAL GROUP, INC.

12. Shareholders' Equity (Continued)

    Issuance of Common Stock Under Equity Compensation Plans

      During 1996 and 1997, 12,054,034 and 1,513,216 shares of restricted common stock ("restricted stock") were granted, net of forfeitures, to employees, consultants and advisors at no cost as performance incentives under the Membership Profit Interest Plan. The restricted stock vests in equal annual installments over a five year period.

      At December 31, 1997 and 1998, the 13,567,250 shares of restricted stock has been granted at a weighted average fair value of $0.10 per share or an aggregate of $1.3 million based on independent valuations of the shares. These independent valuations took into account certain factors, primarily the restrictions on the ability of restricted shareholders to receive distributions of dividends or profits and the uncertainty of realization of any return from these shares. The $1.3 million of deferred compensation is classified as a reduction of shareholders' equity and is being amortized over the five-year vesting period. Through 1999, 486,532 shares were forfeited and were available for grant in the form of restricted stock or stock options. These forfeitures reduced additional paid-in capital by $0.1 million. Compensation expense related to the restricted stock totaling $0.2 million, $0.3 million and $0.2 million was recorded in 1997, 1998 and 1999, respectively.

      In April through July 1999 the Company's Board of Directors authorized the acceptance of full recourse promissory notes totaling $79.8 million from its employees and a director as consideration for exercising all or a portion of their vested and unvested stock options issued under the 1999 Equity Compensation Plan (a total of 35,991,500 shares of common stock were issued in connection with these exercises). The $79.8 million notes receivable from employees is recorded as a reduction of Shareholders' Equity at December 31, 1999 to offset the increase in additional paid-in capital as a result of the common stock issuance. The Company has the right, but not the obligation, to repurchase unvested shares under certain circumstances. The exercise of unvested options by the employees and director and the acceptance of promissory notes by the Company was in accordance with the terms of the Company's equity compensation plans and related option agreements. The Company's Board of Directors also approved loaning employees the funds, under the terms of full recourse promissory notes, to pay the income taxes that become due in connection with the option exercises. These loans totaled $8.1 million and are classified as Other Assets. The Company recorded 1999 interest income of $3.3 million related to these loans of which $2.3 million is included in other current assets as a receivable at December 31, 1999.

      Through December 31, 1999, the Company recorded aggregate unearned compensation expense of $17.1 million, net of $5.5 million in accumulated amortization, in connection with the grant of stock options to non-employees and the grant of stock options to employees, under the 1999 Equity Compensation Plan, where it was determined that the exercise prices was less than the deemed fair value on the respective dates of grant.

    Tax Distribution

      In March 1999 the Company made a distribution of $10.7 million to former LLC members in accordance with the LLC agreements to satisfy the members' tax liabilities.

                          INTERNET CAPITAL GROUP, INC.

13. Stock Option Plans

      Incentive or non-qualified stock options may be granted to Company employees, directors and consultants under the Membership Profit Interest Plan ("MPI") or the 1999 Equity Compensation Plan ("1999 Plan") (together the "Plans"). Generally, the options vest over a four to five year period and expire eight to ten years after the date of grant. At December 31, 1999, the Company reserved 6,008,500 and 486,532 shares of common stock under the 1999 Plan and MPI Plan, respectively, for possible future issuance. Most Partner Companies also maintain their own stock option plans.

      The following table summarizes the activity of the Company's stock option plans:

                                                                     Weighted
                                                                     Average
                                                       Shares     Exercise Price
                                                     -----------  --------------
   Outstanding at January 1, 1997...................         --       $  --
   Options granted..................................     188,000        0.50
   Options canceled/forfeited.......................         --          --
                                                     -----------      ------
   Outstanding at December 31, 1997.................     188,000        0.50
   Options granted..................................  12,144,000        1.00
   Options canceled/forfeited.......................     (94,000)      (0.50)
                                                     -----------      ------
   Outstanding at December 31, 1998.................  12,238,000        1.00
   Options granted..................................  28,995,500        6.82
   Options exercised................................ (35,991,500)       2.26
   Options canceled/forfeited.......................     (69,000)       2.44
                                                     -----------      ------
   Outstanding at December 31, 1999.................   5,173,000      $23.74
                                                     ===========      ======

      At December 31, 1997, 1998 and 1999 there were 188,000, 12,238,000 and
4,688,000 options exercisable at $0.50, $1.00 and $24.62 per share under the plans, respectively.

      The following table summarizes information about stock options outstanding at December 31:

                                 Weighted                    Weighted                    Weighted
                                  Average                     Average                     Average
                    Number       Remaining      Number       Remaining      Number       Remaining
                  Outstanding   Contractual   Outstanding   Contractual   Outstanding   Contractual
 Exercise Price     at 1997   Life (in Years)   at 1998   Life (in Years)   at 1999   Life (in Years)
 ---------------  ----------- --------------- ----------- --------------- ----------- ---------------
 $ 0.50--$  4.00    188,000         9.0       12,238,000       10.0        2,771,000        9.2
 $ 4.01--$ 50.00        --          --               --         --           606,000        9.6
 $50.01--$ 60.00        --          --               --         --         1,450,000        9.8
 $60.01--$108.13        --          --               --         --           346,000        9.9
                    -------         ---       ----------       ----        ---------        ---
                    188,000         9.0       12,238,000       10.0        5,173,000        9.5
                    =======         ===       ==========       ====        =========        ===

      Included in the 1998 option grants are 94,000 stock options to non-employees. The fair value of these options of $.4 million was recorded as deferred compensation in 1998 and is being amortized over the five year vesting period. The fair value of these options was determined using the Black-Scholes method assuming a volatility of 80%, a dividend yield of 0%, an average expected option life of 5 years, and a risk-free interest rate of 5.2%.

                          INTERNET CAPITAL GROUP, INC.

13. Stock Option Plans (Continued)

      Included in the 1999 option grants are 1,636,000 stock options to non-employees. The fair value of these options of $3.7 million was recorded as deferred compensation in 1999 and is being amortized over the five year vesting period. The fair value of these options was determined using the Black-Scholes method assuming a volatility of 80%, a dividend yield of 0%, an average expected option life of 5 years, and a risk-free interest rate of 5.2%.

      Included in the 1999 option grants are 23,047,500 stock options to employees issued below market value on the date of grant. The aggregate difference between the strike price and market value on the date of grant, for these options granted, of $12.7 million was recorded as deferred compensation in 1999 and is being amortized over the five year vesting period.

      The Company applies APB 25 and related interpretations to account for its stock options plans. Had compensation cost been recognized pursuant to SFAS 123, the Company's net income (loss) would have been as follows:

                                              Year Ended December 31,
                                      ----------------------------------------
                                          1997          1998         1999
                                      ------------- --------------------------
                                      (in thousands except per share amounts)
   Net income (loss)
     As reported..................... $     (6,580) $     13,899 $     (29,777)
     SFAS 123 pro forma.............. $     (6,649) $     13,437 $     (41,499)
   Net income (loss) per share
     As reported..................... $       (.10) $        .12 $        (.15)
     SFAS 123 pro forma.............. $       (.10) $        .12 $        (.21)

      The per share weighted-average fair value of options issued by the Company during 1997, 1998 and 1999 was approximately $0.11, $0.22 and $3.94, respectively.

      Prior to its initial public offering, the Company used the minimum value method to value option grants using a 5.2% to 5.5% risk-free interest rate, an expected life of 5 years, and no dividend yield. The following assumptions were used to determine the fair value of stock options granted to employees by the Company following its initial public offering through December 31, 1999:

   Volatility...........................................................  101.5%
   Average expected option life......................................... 5 years
   Risk-free interest rate..............................................    5.5%
   Dividend yield.......................................................    0.0%

      The Company also includes its shares of its Partner Companies SFAS 123 pro forma expense in the Company's SFAS 123 pro forma expense. The methods used by the Partner Companies included the minimum value method for private Partner Companies and the Black-Scholes method for public Partner Companies with assumptions between 2 to 6 years for average expected option life, 5.0% to 5.5% for risk-free interest rate, no dividend yield, and volatility up to 100%.

                          INTERNET CAPITAL GROUP, INC.

14. Income Taxes

      At December 31, 1999, the Company had a net operating loss carry forward of approximately $6.0 million which may be used to offset future taxable income. These carry forwards expire beginning in 2019 and may be limited should certain changes in the Company's ownership occur.

      Income taxes for the year ended December 31, 1999 comprise a $23.7 million deferred tax benefit relating primarily to differences in the book and tax basis of ownership interests in Partner Companies.

      The Company's net deferred tax assets consist of the following:

                                                                     As of
                                                               December 31, 1999
                                                               -----------------
                                                                (in thousands)
     Net operating loss carryforward..........................     $  2,065
     Partner Company basis difference.........................       37,695
     Stock compensation.......................................        8,283
     Other, net...............................................         (466)
     Other comprehensive income...............................      (13,189)
                                                                   --------
     Net deferred tax asset...................................     $ 34,388
                                                                   ========

      The Company's deferred tax asset includes approximately $15.0 million of additional Partner Company basis difference generated from the conversion of 1,033,908 shares of the Company's common stock (Note 4).

      The effective tax rate differs from the federal statutory rate as follows:

                                                                  Year ended
                                                               December 31, 1999
                                                               -----------------
     Tax benefit at statutory rate............................       (35.0)%
     Change in tax status.....................................       (14.5)%
     Stock-based compensation.................................         3.0%
     Non-deductible expenses and other........................         2.2%
                                                                     -----
                                                                     (44.3)%
                                                                     =====

15. Related Parties

      The Company provides strategic and operational support to its Partner Companies in the normal course of its business. These services are generally provided by the Company's employees, members of its Advisory Board and Board of Directors and outside consultants. The costs related to employees are paid by the Company and are reflected by the Company in general and administrative expenses of the General ICG Operations segment. Members of the Company's Advisory Board and Board of Directors are generally compensated with stock options in the Company which are accounted for in accordance with Statement of Financial Accounting Standards No. 123 with any expense related to these options included in general and administrative expenses of the General ICG Operations segment. The cost of outside consultants are generally paid directly by the Partner Company.

                          INTERNET CAPITAL GROUP, INC.

15. Related Parties (Continued)

      The Company entered into various cost sharing arrangements with the same principal shareholder during 1997, 1998 and 1999, whereby the Company reimbursed, under fair market terms, this shareholder for certain operational expenses. The amounts incurred for such items were $0.1 million, $0.2 million and $0.3 million in 1997, and 1998 and 1999, respectively.

      The Company loaned an officer $.1 million during 1998, evidenced by a term note with an interest rate of prime plus 1% (8.75% at December 31, 1998) to purchase a portion of the Company's interest in a Partner Company at the Company's cost. This note was repaid in January 1999 and is included in other current assets in the December 31, 1998 Consolidated Balance Sheet.

      In September 1998 the Company entered into a $.2 million one-year consulting contract with a Partner Company.

      The Company shares certain acquisition rights with certain of its principal shareholders whereby these shareholders have the ability to purchase a portion of the Company's interest in certain Partner Companies. During 1998 and 1999, one shareholder exercised this right and acquired a portion of the Company's interest in or advances to three Partner Companies for cash of $3.0 million and assumption of $.4 million of a payable to a Partner Company. At the time of the transactions, there was no difference between the consideration received and the Company's cost basis of the ownership interest or advance sold. These rights terminated upon our initial public offering in August 1999.

      The Company loaned an officer $0.6 million during 1999, evidenced by a term note with an interest rate of 4.98% to purchase the Company's stock in the initial public offering. This note was repaid in 1999.

      Certain executives of the Company and its Partner Companies have the option to purchase a portion of the Company's ownership interest in various Partner Companies at the Company's cost.

16. Other supplemental non-cash financing and investing activities

      During the years ended December 31, 1997, 1998 and 1999, the Company converted $1.4 million, $1.8 million and $2.8 million, respectively, of advances to Partner Companies into ownership interests in Partner Companies.

      During the year ended December 31, 1998, the Company exchanged all of its holdings in Matchlogic and Wisewire for shares of Excite and Lycos, respectively (Note 18).

      Interest paid in the periods ended December 31, 1998 and 1999 was $0.2 million and $0.1 million, respectively.

      The Company paid no income taxes in 1997 and 1998 due to its tax status as an LLC. No income taxes were paid in 1999 as the Company had a net operating loss.

      In 1998, the Company acquired an ownership interest in a Partner Company in exchange for a $1.7 million note payable. The note was payable in two equal installments through June 1999, did not bear interest and was secured with the acquired stock of the Partner Company. In March 1999, a shareholder of the Company assumed $.4 million of this note. This note was paid in 1999.

                          INTERNET CAPITAL GROUP, INC.

17. Defined Contribution Plan

      In 1997, the Company established a defined contribution plan that covers all of its employees. Participants may contribute 1% to 15% of pre-tax compensation, as defined. The Company may make discretionary contributions to the plan but has never done so.

18. Other Income

      Other income consists of the following:

                                       Year Ended           Quarter Ended
                                      December 31,            March 31,
                                     ----------------  -----------------------
                                                          1999        2000
                                      1998     1999    (unaudited) (unaudited)
                                     -------  -------  ----------- -----------
                                                 (in thousands)
     Issuance of stock by
      VerticalNet................... $   --   $50,717    $28,254    $176,794
     Issuance of stock by Breakaway
      Solutions.....................     --    17,304        --          --
     Sale of SMART Technologies to
      i2 Technologies...............     --     2,942        --          --
     Sale of Matchlogic to Excite...  12,822      --         --          --
     Sales of Excite holdings.......  16,814    2,051      2,051         --
     Sale of Excite to @Home
      Corporation...................     --     2,719        --          --
     Sale of WiseWire to Lycos......   3,324      --         --          --
     Sales of Lycos holdings........   1,472      --         --          --
     Partner company impairment
      charges.......................  (3,949)  (8,097)    (1,620)        --
     Other..........................     --      (252)       --          --
     Issuance of stock by Universal
      Access........................     --       --         --        4,641
     Sale of i2 Technologies
      holdings......................     --       --         --       26,967
     Tradex sale to Ariba...........     --       --         --      449,284
                                     -------  -------    -------    --------
                                     $30,483  $67,384    $28,685    $657,686
                                     =======  =======    =======    ========

      Gains on sales of Partner Companies' and available-for-sale securities are determined using average cost.

      As a result of VerticalNet completing its initial public offering in February 1999 and issuing additional shares for acquisitions in 1999, the Company's share of VerticalNet's net equity increased by $50.7 million. This increase adjusts the Company's carrying value in VerticalNet and results in a non-operating gain of $50.7 million, before deferred taxes of $17.7 million, in the year ended December 31, 1999. As a result of Breakaway Solutions completing its initial public offering in October 1999, the Company's share of Breakaway Solutions' net equity increased by $17.3 million. This increase adjusts the Company's carrying value in Breakaway Solutions and results in a non-operating gain of $17.3 million, before deferred taxes of $6.1 million, in the year ended December 31, 1999. These gains were recorded in accordance with SEC Staff Accounting Bulletin No. 84 and the Company's accounting policy with respect to such transactions.

      In August 1999, the Company divested its ownership interest in SMART Technologies, Inc. due to the agreement of merger of SMART Technologies, Inc. and i2 Technologies, Inc. Upon completion of this merger, during the three months ended September 30, 1999, the Company's ownership interest in and advances to SMART Technologies, Inc. were converted into cash, common stock and warrants to purchase common stock of i2 Technologies, Inc. The Company's non-operating gain before taxes from this transaction was $2.9 million.

      In February 1998, the Company exchanged all of its holdings of Matchlogic, Inc. for 763,820 shares of Excite, Inc. The $14.3 million market value of the Excite shares received on the date of exchange was used

                          INTERNET CAPITAL GROUP, INC.

18. Other Income (Continued)

to determine the gain of $12.8 million. Throughout the remainder of 1998, the Company sold 716,082 shares of Excite, which resulted in $30.2 million of proceeds and $16.8 million of gains. During 1999, the Company sold 23,738 shares of Excite, which resulted in $2.5 million of proceeds and $2.1 million of gains.

      In May 1999, @Home Corporation announced it would exchange its shares for all of the outstanding stock of Excite. As part of this merger, the Company received shares of @Home Corporation in exchange for its shares in Excite, resulting in a non-operating gain before taxes of $2.7 million.

      In April 1998, the Company exchanged all of its holdings of WiseWire for 191,922 shares of Lycos, Inc. The $5.3 million market value of the Lycos shares received on the date of exchange was used to determine the gain of $3.3 million. Throughout the remainder of 1998, the Company sold 169,548 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

      The Company's remaining holdings of @Home Corporation, Lycos, and i2 Technologies at December 31, 1999 are accounted for as available-for-sale securities and are marked to market, with the difference between carrying value and market value, net of deferred taxes, recorded in "Accumulated other comprehensive income" in the shareholders' equity section of its Consolidated Balance Sheets in accordance with Statement of Financial Accounting Standards No. 115.

      In December 1998, the Company recorded an impairment charge of $1.9 million for the decrease in value of one of its partner companies accounted for under the cost method of accounting as a result of selling the partner company interest below its carrying value. The Company had acquired its ownership interest in the partner company during 1996 and 1997. In December 1998, the partner company agreed to be acquired by an independent third party. The transaction was completed in January 1999. The impairment charge it recorded was determined by calculating the difference between the proceeds it received from the sale and its carrying value.

      For the years ended December 31, 1998 and 1999, the Company recorded impairment charges of $2 million and $8.1 million, respectively, for the other than temporary decline in the fair value of a cost method partner company. From the date the Company initially acquired an ownership interest in this partner company through December 31, 1999, its funding to this partner company represented all of the outside capital the company had available to fund its net losses and capital asset requirements. During the year ended December 31, 1999 the Company fully guaranteed the partner company's new bank loan and agreed to provide additional funding. The Company acquired additional non-voting convertible debentures of this partner company for $8 million in 1999. The impairment charges the Company recorded were determined by the decrease in net book value of the partner company caused by its net losses, which were funded entirely based on the Company's funding and bank guarantee. Given its continuing losses, the Company will continue to determine and record impairment charges in a similar manner for this partner company until the status of its financial position improves.

19. Commitments and Contingencies

      The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company and its subsidiaries.

                          INTERNET CAPITAL GROUP, INC.

19. Commitments and Contingencies (Continued)

      In connection with its ownership interests in certain Partner Companies as of December 31, 1999, the Company guaranteed $5.5 million of bank loan and other commitments and has committed capital of $9.2 million to existing Partner Companies to be funded in 2000.

      The Company and its consolidated subsidiaries, Animated Images, CyberCrop.com, Breakaway Solutions, EmployeeLife.com, ICG Commerce and iParts, lease their facilities under operating lease agreements expiring through 2004. Future minimum lease payments as of December 31, 1999 under the leases are as follows:

                                           (in thousands)
            2000..........................    $ 1,640
            2001..........................      1,641
            2002..........................      1,531
            2003..........................      1,329
            2004..........................      1,161
            Thereafter....................     10,205

      Rent expense under the noncancelable operating leases was approximately $.1 million in 1997, $.3 million in 1998 and $.4 million in 1999.

      Because many of its Partner Companies are not majority-owned subsidiaries, changes in the value of the Company's interests in Partner Companies and the income or loss and revenue attributable to them could require the Company to register under the Investment Company Act unless it takes action to avoid being required to register. However, the Company believes it can take steps to avoid being required to register under the Investment Company Act which would not adversely affect its operations or shareholder value.

      Animated Images, CyberCrop.com, EmployeeLife.com, and ICG Commerce have entered into employment agreements with certain employees. The agreements are cancelable, but require severance upon termination. As of December 31, 1999, Animated Images, CyberCrop.com, EmployeeLife.com, and ICG Commerce would be required to pay up to $1.3 million in aggregate severance in the event that these employment agreements are cancelled.

                          INTERNET CAPITAL GROUP, INC.

20. Selected Quarterly Financial Information (Unaudited)

      The following table sets forth selected quarterly financial and stock price information for the years ended December 31, 1998 and 1999. The operating results for any given quarter are not necessarily indicative of results for any future period.

                            Fiscal 1998 Quarter Ended            Fiscal 1999 Quarter Ended
                         ----------------------------------  -------------------------------------
                         Mar. 31  Jun. 30  Sep. 30  Dec. 31  Mar. 31  Jun. 30   Sep. 30   Dec. 31
                         -------  -------  -------  -------  -------  --------  --------  --------
                                                   (in thousands)
Revenue................. $   377  $   587  $   897  $ 1,273  $ 3,111  $  4,480  $  7,192  $  1,753
Cost of revenue.........     628    1,075    1,195    1,744    1,553     2,450     3,421       731
Selling, general and
 administrative.........   2,459    3,220    4,151    5,684    3,848     9,428    17,727    17,922
                         -------  -------  -------  -------  -------  --------  --------  --------
                          (2,710)  (3,708)  (4,449)  (6,155)  (2,290)   (7,398)  (13,956)  (16,900)
Other income, net.......  12,322   11,727     (534)   6,969   28,677     2,397    15,927    20,382
Interest income.........      56      247      443      559      310       975     2,892     5,454
Interest expense........    (110)    (108)     (15)    (148)     (14)     (953)     (803)   (2,125)
                         -------  -------  -------  -------  -------  --------  --------  --------
                           9,558    8,158   (4,555)   1,225   26,683    (4,979)    4,060     6,811
Income taxes............     --       --       --       --       663     5,134     7,044    10,882
Minority interest.......     --       976    1,723    2,682      146     1,302     2,685     1,893
Equity income (loss)....    (290)  (2,390)  (1,289)  (1,899)  (7,413)  (12,667)  (29,063)  (42,958)
                         -------  -------  -------  -------  -------  --------  --------  --------
Net income (loss)....... $ 9,268  $ 6,744  $(4,121) $ 2,008  $20,079  $(11,210) $(15,274) $(23,372)
                         =======  =======  =======  =======  =======  ========  ========  ========

      The selected quarterly financial information includes the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. and its majority owned subsidiaries, VerticalNet, for each of the quarters in the year ended December 31, 1998; Breakaway Solutions for the period from January 1, 1999 through October 4, 1999 (the date of Breakaway's initial public offering); EmployeeLife.com and iParts for each of the quarters in the year ended December 31, 1999; CyberCrop.com for the quarters ended September 30, 1999 and December 31, 1999; and Animated Images, Inc. and ICG Commerce for the quarter ended December 31, 1999, all of which were consolidated from their date of acquisition.

      During the period January 1 through March 8, 2000, the Company has issued 150,000 shares of common stock for an acquisition, is contingently obligated to issue up to 11,197,238 shares of common stock for acquisitions, and has granted options to purchase 6,766,000 shares of common stock at an average exercise price of $110.50 per share.

21. Interim Financial Information (Unaudited)

      In February 2000, eMerge Interactive completed its initial public offering (IPO), selling 7,200,000 newly issued shares of its common stock at $15 per share. The Company's ownership following the offering was approximately 22%.

      In March 2000, Onvia.com, Inc. completed its IPO, selling 8,000,000 newly issued shares of its common stock at $21 per share, including 2,666,666 shares sold to the Company at the IPO price in a concurrent private placement. The Company's ownership following the offering was approximately 22%.

                          INTERNET CAPITAL GROUP, INC.

21. Interim Financial Information (Unaudited) (Continued)

      In March, 2000, Universal Access completed its initial public offering
(IPO), selling 11,000,000 newly issued shares of its common stock at $14 per share. The Company's ownership following the offering was approximately 25%.

      The interim consolidated financial statements of the Company for the three months ended March 31, 1999 and 2000, included herein, have been prepared by the Company, without audit, pursuant to the interim financial statements rules and regulations of the SEC. In the opinion of management, the accompanying unaudited consolidated interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the three months ended March 31, 1999 and 2000 and are not necessarily indicative of the results that may be expected for the year ending December 31, 2000 or for any other interim period. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

      The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. (the "Operations Company") and its majority owned subsidiary Breakaway Solutions, Inc. ("Breakaway Solutions") for the three months ended March 31, 1999. For the three months ended March 31, 2000, the consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, the Operations Company and Internet Capital Group (Europe) Limited, and its majority owned subsidiaries, Animated Images, Inc. ("Animated Images"), CyberCrop.com, Inc. ("CyberCrop.com"), EmployeeLife.com, ICG Commerce, Inc. ("ICG Commerce") and iParts, each of which was consolidated since its date of acquisition.

      Goodwill and other intangible assets at March 31, 2000 of $21.5 million, net of accumulated amortization of $2.2 million, is attributable to the Company's acquisitions of ownership interests in Animated Images ($5.9 million), CyberCrop.com ($.7 million), EmployeeLife.com ($1.0 million), ICG Commerce ($2.0 million), and iParts ($0.1 million) and ICG Commerce's acquisitions of Purchasing Group, Inc. and Integrated Sourcing, LLC ($11.8 million). The Company's direct and indirect voting interest in Animated Images, CyberCrop.com, EmployeeLife.com, ICG Commerce and iParts at March 31, 2000 was 50.1%, 75%, 52%, 50.2% and 67%, respectively.

      The Company's carrying value and cost basis of Partner Companies accounted for under the equity method of accounting at March 31, 2000 was $1.1 billion and $971.2 million, respectively. The Company's carrying value and cost basis of Partner Companies accounted for under the cost method of accounting at March 31, 2000 was $64.1 million. At March 31, 2000, the Company's carrying value in its Partner Companies accounted for under the equity method exceeded its share of the underlying equity in the net assets of such companies by $503.5 million.

      The Company's Partner Companies accounted for under the equity method of accounting had total revenues of $10.9 million and $151 million and total net loss of $17.9 million and $140.7 million during the three months ended March 31, 1999 and 2000, respectively.

      Basic and diluted net income per share for the three months ended March 31, 1999 of $0.14 were calculated based on net income of $20,079 and basic and diluted weighted average shares outstanding of 145,292 and 147,400, respectively. The difference between basic and diluted weighted average shares

                          INTERNET CAPITAL GROUP, INC.

21. Interim Financial Information (Unaudited)

outstanding of 2,108 was due to the dilutive effect of stock options. Basic and diluted net income per share for the three months ended March 31, 2000 of $1.33 and $1.30, respectively, were calculated based on net income and adjusted net income of $351,975 and $350,637, respectively, and basic and diluted weighted average shares outstanding of 264,191 and 270,132, respectively. Of the difference between basic and diluted weighted average shares outstanding 2,976 was due to the dilutive effect of stock options and 2,965 was due to the dilutive effect of other securities. The adjustment to net income of $1,338 was due to the impact of a partner company's dilutive securities. The impact of the conversion of the Company's convertible subordinated notes has not been included as its impact would be anti-dilutive.

      The Company's effective tax rate for the three months ended March 31, 1999 differed from the federal statutory rate of 35% principally due to the impact of changing its tax status from an LLC to a corporation on February 2, 1999 and non-deductible permanent differences. The Company's effective tax rate for the three months ended March 31, 2000 differed from the federal statutory rate of 35% principally due to the impact of state taxes and certain nondeductible expenses.

      The Company's net deferred tax liability of $84.7 million at March 31, 2000 consists of deferred tax liabilities of $166.2 million relating primarily to the gain on the sale of a Partner Company for marketable securities, offset by net deferred tax assets of $81.5 million relating primarily to the excess of tax carrying values over book carrying values of its Partner Companies and net unrealized depreciation in available-for-sale securities.

      The Company's revenue and loss from the Partner Company Operations segment for the three months ended March 31, 1999 and 2000 was $3,111 and $7,813 and $1,830 and $88,010, respectively. The Company's income before tax from the General ICG Operations segment for the three months ended March 31, 1999 and 2000 was $27,229 and $650,255, respectively, primarily due to other income of $28,684 and $657,686, respectively.

      Partner Company Operations' assets were $1.1 billion at March 31, 2000, including $1 billion of carrying value of Partner Companies accounted for under the equity method of accounting. General ICG Operations' assets were $1.3 billion at March 31, 1999, including $834.1 million, $64.1 million and $425.4 million of cash and cash equivalents, carrying value of Partner Companies accounted for under the cost method, and other, respectively.

      In March 2000, the Company's revolving bank credit facility was amended to, among other things, increase the Company's credit facility to provide for borrowings up to $250 million, including the issuance of letters of credit up to $125 million. The agreement includes a $125 million 364-day secured line of credit and a $125 million two-year secured revolving credit facility. Prior to this amendment, the credit facility was structured as a $50 million term revolving credit facility bearing interest at the Company's option at prime or LIBOR plus 2.5%.

      The revolving facility and line of credit are subject to .375% and .25% unused commitment fees, respectively, bear interest, at the Company's option at LIBOR plus 2.0% or the lenders' Base Rate (the lenders' Base Rate being the greater of (i) the prime rate or (ii) the Federal Funds Rate plus .5%) and are secured by substantially all of the Company's assets (including the Company's holdings in Partner Companies). Borrowing availability under the facility is based on the fair market value of the Company's holdings of publicly traded Partner Companies and the value, as defined in the facility, of the Company's private Partner Companies. The

                          INTERNET CAPITAL GROUP, INC.

21. Interim Financial Information (Unaudited)

credit facility contains certain financial covenants which include restrictions on, among other things, dispositions, certain other indebtedness and payment of dividends and similar distributions. No amounts were outstanding on these facilities as of March 31, 2000.

      In March 2000, the Company entered into cashless collar agreements (the "Equity Collars") to hedge 2.2 million shares of its holdings of Ariba, Inc. accounted for at fair value. The Equity Collars limit the Company's exposure to and benefits from price fluctuations in the underlying equity securities. The Equity Collars mature between 2001 and 2003. As the Company accounts for the Equity Collars as a hedge, changes in the value of the Equity Collars are substantially offset by changes in the value of the underlying investment securities. Each of these changes are marked-to-market through accumulated other comprehensive income (loss) in the Company's Consolidated Balance Sheets.

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of eCredit.com, Inc.

We have audited the accompanying consolidated balance sheets of eCredit.com, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eCredit.com, Inc. and subsidiaries at December 31, 1998 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

March 6, 2000
Boston, Massachusetts

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of eCredit.com, Inc.

In our opinion, the accompanying consolidated statements of operations, of redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the results of operations and cash flows of eCredit.com, Inc. and its subsidiary for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of eCredit.com, Inc. for any period subsequent to December 31, 1997.

PricewaterhouseCoopers LLP

Boston, Massachusetts
September 30, 1998
                               eCREDIT.COM, INC.

                          Consolidated Balance Sheets
                       (in thousands, except share data)

                                                          Pro Forma
                                       December 31       -----------
                                    -------------------  December 31  March 31
                                      1998      1999        1999        2000
                                    --------  ---------  ----------- -----------
                                                         (unaudited) (unaudited)
Assets
Current assets:
 Cash and cash equivalents......... $  2,312  $  35,210   $  38,870   $  20,605
 Accounts receivable, net of
  allowance for doubtful accounts
  of $36 at December 31, 1998 and
  1999.............................    1,154      4,196       4,196       2,849
 Prepaid expenses..................       16         55          55         357
 Other current assets..............       37        940         940         650
                                    --------  ---------   ---------   ---------
 Total current assets..............    3,519     40,401      44,061      24,461
Fixed assets, net..................      581      2,762       2,762       4,210
Capitalized software costs.........       --        681         681         875
Notes receivable from officers.....       --      1,302       1,302       1,302
Other assets.......................       96        668         668         668
                                    --------  ---------   ---------   ---------
 Total assets...................... $  4,196  $  45,814   $  49,474   $  31,516
                                    ========  =========   =========   =========
Liabilities, redeemable preferred
 stock and stockholders' deficit
Current liabilities:
 Current portion of note payable...       --  $     461   $     461   $     528
 Current portion of capital lease.. $    112         76          76          65
 Accounts payable..................      192      3,008       3,008       3,158
 Accrued expenses..................      661      3,199       3,199       4,157
 Deferred revenue..................      442        907         907         884
 Billings in excess of cost and
  estimated earnings on uncompleted
  contracts, net...................      351        787         787         959
                                    --------  ---------   ---------   ---------
 Total current liabilities.........    1,758      8,438       8,438       9,751
Capital lease obligations, net of
 current portion...................       99         69          69          58
Notes payable, net of current
 portion...........................       --      1,172       1,172       1,092
                                    --------  ---------   ---------   ---------
 Total liabilities.................    1,857      9,679       9,679      10,901
Commitments and contingencies
Redeemable convertible preferred
 stock:
 Series A Redeemable convertible
  preferred stock, $.001 par value;
  946,808 shares authorized, issued
  and outstanding at December 31,
  1998 and 1999 issued for $2,225..    5,597     68,171          --     138,272
 Series B Redeemable convertible
  preferred stock, $.001 par value;
  184,432 shares authorized, issued
  and outstanding at December 31,
  1998 and 1999 issued for $1,540..    1,639     19,923          --      40,401
 Series C Redeemable convertible
  preferred stock, $.001 par value;
  1,297,076 shares authorized,
  757,156 issued and outstanding at
  December 31, 1998 and 1999 issued
  for $6,205.......................    7,421     90,410          --     183,383
 Series D Redeemable convertible
  preferred stock, $.001 par value;
  6,695,618 shares authorized,
  issued and outstanding at
  December 31,
  1999 issued for $23,876..........       --    160,695          --     325,942
 Series E Redeemable convertible
  preferred stock, $.001 par value;
  1,914,053 shares authorized,
  1,435,535 issued and outstanding
  at December 31, 1999 issued for
  $23,899..........................       --     34,453          --      69,882
 Common stock, $.001 par value;
  16,935,842 and 33,962,013 shares
  authorized at December 31, 1998
  and 1999, respectively, 2,550,000
  and 6,513,648 shares issued at
  December 31, 1998 and 1999,
  respectively, 2,100,000,
  6,063,648 and 23,212,123 shares
  outstanding at December 31 1998,
  1999
  and 1999 Pro Forma, respectively..       3          7          31           7
 Additional paid-in capital........      394     41,844     905,390      51,780
 Accumulated deficit...............  (12,490)  (341,042)   (836,125)   (743,981)
 Notes receivable..................       --     (3,095)     (3,095)     (2,863)
 Deferred compensation.............       --    (35,006)    (26,181)    (41,983)
 Common stock held in treasury,
  450,000 shares at cost...........     (225)      (225)       (225)       (225)
                                    --------  ---------   ---------   ---------
 Total stockholders' equity
  (deficit)........................  (12,318)  (337,517)     39,795    (737,265)
                                    --------  ---------   ---------   ---------
 Total liabilities, redeemable
  preferred stock and
  stockholders' equity (deficit)... $  4,196  $  45,814   $  49,474   $  31,516
                                    ========  =========   =========   =========

                            See accompanying notes.

                               eCREDIT.COM, INC.

                     Consolidated Statements of Operations
                (in thousands, except share and per share data)

                                                                               Three Months
                                   December 31                Pro Forma       Ended March 31
                         ----------------------------------  -----------  ------------------------
                                                             December 31
                            1997        1998        1999        1999         1999         2000
                         ----------  ----------  ----------  -----------  -----------  -----------
                                                             (unaudited)  (unaudited)  (unaudited)
Revenues
  Transaction & related
   implementation.......         --          --          --                       --   $       79
  Software licenses and
   related
   implementation....... $    3,358  $    3,763  $    6,702  $     6,702  $      992          870
  Services and software
   support..............        585       1,061       1,699        1,699         564          819
                         ----------  ----------  ----------  -----------  ----------   ----------
  Total revenues........      3,943       4,824       8,401        8,401       1,556        1,768
Cost of revenues
  Transaction and
   related
   implementation.......         --          --          --           --          --          385
  License and related
   implementation (1999
   and Pro Forma
   excludes $351 and
   $17,371 stock
   compensation,
   respectively)........      2,153       1,987       5,230        5,230         741        1,616
  Services (1999 and Pro
   Forma excludes $72
   and $3,563 stock
   compensation,
   respectively) .......        440         708       1,195        1,195         166          830
                         ----------  ----------  ----------  -----------  ----------   ----------
  Total cost of
   revenues.............      2,593       2,695       6,425        6,425         907        2,831
                         ----------  ----------  ----------  -----------  ----------   ----------
  Gross profit (loss)         1,350       2,129       1,976        1,976         649       (1,063)
Operating expenses
  Selling and marketing
   (1999 and Pro Forma
   excludes $613 and
   $30,339 stock
   compensation,
   respectively)........      1,151       2,262      11,225       11,225         980        7,434
  Research and
   development (1999 and
   Pro Forma excludes
   $23 and $1,138 stock
   compensation,
   respectively)........        419         472         823          823         116        2,731
  General and
   administrative (1999
   and Pro Forma
   excludes $1,227 and
   $60,724 stock
   compensation,
   respectively)........      1,598       1,802       4,159        4,159         499        4,863
  Stock compensation....         --          --       2,286      113,135          44        2,938
                         ----------  ----------  ----------  -----------  ----------   ----------
Total operating
 expenses...............      3,168       4,536      18,493      129,342       1,639       17,966
                         ----------  ----------  ----------  -----------  ----------   ----------
Loss from operations....     (1,818)     (2,407)    (16,517)    (127,366)       (990)     (19,029)
Interest income.........         --          27         185          185          12          374
Interest expense........       (128)       (147)        (72)         (72)         (8)         (56)
Other income............         --          --          31           31          --           --
                         ----------  ----------  ----------  -----------  ----------   ----------
Net loss................     (1,946)     (2,527)    (16,373)    (127,222)       (986)     (18,711)
  Accretion of preferred
   stock................         --      (5,081)   (312,179)          --      (4,016)    (384,228)
                         ----------  ----------  ----------  -----------  ----------   ----------
  Net loss attributable
   to common
   stockholders......... $   (1,946) $   (7,608) $ (328,552) $  (127,222) $   (5,002)  $ (402,939)
                         ==========  ==========  ==========  ===========  ==========   ==========
  Basic and diluted net
   loss per share....... $    (0.93) $    (3.62) $  (110.02) $     (5.48) $    (2.38)  $   (66.35)
                         ==========  ==========  ==========  ===========  ==========   ==========
  Weighted average
   shares used in
   computing basic and
   diluted net loss per
   common share.........  2,100,000   2,100,000   2,986,305   23,212,123   2,100,000    6,073,167
                         ==========  ==========  ==========  ===========  ==========   ==========

                            See accompanying notes.

                               eCREDIT.COM, INC.

     Consolidated Statements of Redeemable Convertible Preferred Stock and
                             Stockholders' Deficit
                       (in thousands, except share data)

                                                       Series A        Series B        Series C          Series D
                                                      Redeemable      Redeemable      Redeemable        Redeemable
                                                      Convertible     Convertible     Convertible      Convertible
                                                    Preferred Stock Preferred Stock Preferred Stock  Preferred Stock
                                                    --------------- --------------- --------------- ------------------
                                                    Shares  Amount  Shares  Amount  Shares  Amount   Shares    Amount
                                                    ------- ------- ------- ------- ------- ------- --------- --------
Balance,
 December 31,
 1996...........                                    946,808 $ 2,225
Issuance of
 Series B
 redeemable
 convertible
 preferred
 stock..........                                                    184,432 $ 1,540
Net loss........
Balance,
 December 31,
 1997...........                                    946,808   2,225 184,432   1,540
Issuance of
 Series C
 convertible
 preferred stock
 with warrants,
 net of issuance
 costs of $117..                                                                    757,156 $ 5,811
Issuance of
 warrants.......
Accretion of
 redeemable
 preferred stock
 to redemption
 value..........                                              3,372              99           1,610
Net loss........
Balance,
 December 31,
 1998...........                                    946,808   5,597 184,432   1,639 757,156   7,421
Issuance of
 Series D
 convertible
 preferred
 stock, net of
 issuance costs
 of $124........                                                                                    6,695,618 $ 23,876
Issuance of
 Series E
 convertible
 preferred stock
 with warrants,
 net of issuance
 costs of $102
 ...............
Issuance of
 warrants.......
Issuance of
 restricted
 stock to
 officers and
 directors......
Issuance of
 common stock in
 connection with
 the exercise of
 stock options..
Expenses
 associated with
 remeasurement
 of employee
 stock option...
Deferred
 compensation
 related to
 stock awards
 and option
 grants.........
Amortization of
 deferred
 compensation...
Repayment of
 officers
 notes..........
Accretion of
 redeemable
 preferred stock
 to redemption
 value..........                                             62,574          18,284          82,989            136,819
Net loss........
                                                    ------- ------- ------- ------- ------- ------- --------- --------
Balance,
 December 31,
 1999...........                                    946,808 $68,171 184,432 $19,923 757,156 $90,410 6,695,618 $160,695
                                                    ======= ======= ======= ======= ======= ======= ========= ========
                                Series E
                               Redeemable
                               Convertible
                             Preferred Stock   Common         Additional                                                  Total
                            -----------------   Stock    Par   Paid-in   Accumulated   Notes      Deferred   Treasury Stockholders'
                             Shares   Amount   Shares   value  capital     deficit   receivable compensation  stock      deficit
                            --------- ------- --------- ----- ---------- ----------- ---------- ------------ -------- -------------
Balance,
 December 31,
 1996...........                              2,550,000 $  3              $  (2,936)                          $(225)    $  (3,158)
Issuance of
 Series B
 redeemable
 convertible
 preferred
 stock..........
Net loss........                                                             (1,946)                                       (1,946)
Balance,
 December 31,
 1997...........                              2,550,000    3                 (4,882)                           (225)       (5,104)
Issuance of
 Series C
 convertible
 preferred stock
 with warrants,
 net of issuance
 costs of $117..
Issuance of
 warrants.......                                               $   394                                                        394
Accretion of
 redeemable
 preferred stock
 to redemption
 value..........                                                             (5,081)                                       (5,081)
Net loss........                                                             (2,527)                                       (2,527)
Balance,
 December 31,
 1998...........                              2,550,000    3       394      (12,490)                           (225)      (12,318)
Issuance of
 Series D
 convertible
 preferred
 stock, net of
 issuance costs
 of $124........
Issuance of
 Series E
 convertible
 preferred stock
 with warrants,
 net of issuance
 costs of $102
 ...............            1,435,535 $22,940
Issuance of
 warrants.......                                                   959                                                        959
Issuance of
 restricted
 stock to
 officers and
 directors......                              3,924,273    4     3,152                $(3,104)                                 52
Issuance of
 common stock in
 connection with
 the exercise of
 stock options..                                 39,375             47                                                         47
Expenses
 associated with
 remeasurement
 of employee
 stock option...                                                   111                                                        111
Deferred
 compensation
 related to
 stock awards
 and option
 grants.........                                                37,181                            $(37,181)
Amortization of
 deferred
 compensation...                                                                                     2,175                  2,175
Repayment of
 officers
 notes..........                                                                            9                                   9
Accretion of
 redeemable
 preferred stock
 to redemption
 value..........                       11,513                              (312,179)                                     (312,179)
Net loss........                                                            (16,373)                                      (16,373)
                            --------- ------- --------- ----- ---------- ----------- ---------- ------------ -------- -------------
Balance,
 December 31,
 1999...........            1,435,535 $34,453 6,513,648 $  7   $41,844    $(341,042)  $(3,095)    $(35,006)   $(225)    $(337,517)
                            ========= ======= ========= ===== ========== =========== ========== ============ ======== =============

                            See accompanying notes.

                               eCREDIT.COM, INC.

                     Consolidated Statements of Cash Flows
                                 (in thousands)

                                                              Three Months
                              Year ended December 31         Ended March 31
                             --------------------------  -----------------------
                              1997     1998      1999       1999        2000
                             -------  -------  --------  ----------- -----------
                                                         (unaudited) (unaudited)
Cash flows provided by
 (used in) operating
 activities
Net loss...................  $(1,946) $(2,527) $(16,373)   $ (986)    $(18,711)
Depreciation and
 amortization..............      173      221       479        52          374
Amortization of stock
 compensation..............       --       --     2,286        44        2,938
Loss on disposal of fixed
 assets....................       10       --         4        --           --
Changes in assets and
 liabilities
 Accounts receivable.......       13     (135)   (3,042)     (184)       1,347
 Prepaid expenses and
  other current assets.....      129       (4)     (942)     (159)         (12)
 Other assets..............       --      (64)     (572)        1           --
 Accounts payable..........      382     (306)    2,816       189          150
 Accrued expenses..........      344     (192)    2,538        29          958
 Deferred revenue..........        6      263       465       103          (23)
 Billings in excess of
  cost and estimated
  earnings on uncompleted
  contracts, net...........     (413)     324       436        (4)         172
                             -------  -------  --------    ------     --------
   Net cash used in
    operating activities...   (1,302)  (2,420)  (11,905)     (915)     (12,807)
Cash flows used in
 investing activities
Purchases of fixed assets..     (157)    (369)   (2,601)      (55)      (1,711)
Capitalized software
 additions.................       --       --      (681)       --         (245)
                             -------  -------  --------    ------     --------
Net cash used in investing
 activities................     (157)    (369)   (3,282)      (55)      (2,016)
Cash flows provided by
 (used in) financing
 activities
Borrowings under bridge
 financing arrangement from
 stockholders..............       --    1,300     3,000        --           --
Proceeds received from note
 payable...................       --       --     1,655       110           --
Principal payments made on
 note payable..............      (13)    (974)      (22)       --          (13)
Notes receivable from
 officers..................       --       --    (1,302)       --           --
Proceeds on repayment of
 officers and directors
 notes receivable..........       --       --         9        --          232
Payments on capital lease
 obligations...............     (104)    (140)     (129)      (26)         (22)
Proceeds from issuance of
 Series B redeemable
 convertible preferred
 stock, net of issuance
 costs.....................    1,540       --        --        --           --
Proceeds from issuance of
 Series C redeemable
 convertible preferred
 stock and preferred stock
 warrants, net of issuance
 costs.....................       --    4,905        --        --           --
Proceeds from issuance of
 Series D redeemable
 convertible preferred
 stock, net of issuance
 costs.....................       --       --    20,876        --           --
Proceeds from issuance of
 Series E redeemable
 convertible preferred
 stock and common stock
 warrants, net of issuance
 costs.....................       --       --    23,899        --           --
Proceeds from exercise of
 stock options.............       --       --        47        --           21
Proceeds from issuance of
 restricted stock..........       --       --        52        --           --
                             -------  -------  --------    ------     --------
Net cash provided by
 financing activities......    1,423    5,091    48,085        84          218
                             -------  -------  --------    ------     --------
Net increase (decrease) in
 cash and cash
 equivalents...............      (36)   2,302    32,898      (886)     (14,605)
Cash and cash equivalents,
 beginning of period.......       46       10     2,312     2,312       35,210
                             -------  -------  --------    ------     --------
Cash and cash equivalents,
 end of period.............  $    10   $2,312  $ 35,210    $1,426     $ 20,605
                             =======  =======  ========    ======     ========
Supplemental disclosure of
 cash flow information:
 Cash paid for interest....  $   128  $   147  $     72    $    8     $     56
Supplemental disclosure of
 non-cash investing and
 financing activities:
 Additions to capital
  lease obligations for
  purchases of fixed
  assets...................      214       96        63
 Conversion of note
  payable to stockholders
  into redeemable
  convertible preferred
  stock....................       --    1,300     3,000

                            See accompanying notes.

                               eCREDIT.COM, INC.

                   Notes to Consolidated Financial Statements
        December 31, 1999; Three Months Ended March 31, 2000 (Unaudited)

1. Nature of Business

      eCredit.com, Inc. (the "Company" or "eCredit") is a provider of Internet and client server-based credit management and financing solutions for business-to-business and business-to-consumer commerce. The Company's principal market is the United States. The Company manages its business as a single segment.

      The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, and dependence on key personnel.

      The Company has experienced operating losses since inception and through December 31, 1999. Such losses resulted from the Company's lack of substantial revenue in addition to costs incurred in the development of the Company's services and in the establishment of the Company's market presence. For the foreseeable future the Company expects to continue to experience significant growth in its operating expenses in order to execute its business plan, particularly engineering and development, and sales and general and administrative expenses.

      eCredit expects to seek additional financing through further rounds of private equity financing or an initial public offering. In the event that the Company were to be unable to raise further financing to meet its anticipated cash needs for working capital and capital expenditures, eCredit would reduce its current growth plans. Management believes, if required, it is able to reduce its cost structure and therefore meet its working capital requirements for the next 12 months.

2. Summary of Significant Accounting Policies

    Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, SRR Solutions (India) Private Limited, a company incorporated under the laws of India and eCredit.com Limited, a company incorporated in the United Kingdom. At December 31, 1999, the Company owned 99% and 100% of the subsidiaries, respectively; amounts pertaining to the minority interest are insignificant. All intercompany accounts and transactions have been eliminated in consolidation.

    Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents include money market funds at December 31, 1998 and 1999. The carrying value of these instruments approximates their fair values.

    Advertising Expenses

      The Company expenses advertising costs as incurred. Advertising costs were approximately $82,000, $92,000 and $2,940,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

    Fixed Assets

      Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Equipment held under capital lease is stated at the lower of the fair value of
                               eCREDIT.COM. INC.

2. Summary of Significant Accounting Policies--(continued)

the equipment or the present value of the minimum lease payments at the inception of the lease and is amortized on a straight-line basis over the shorter of the estimated lives of the related assets or the lease term.

    Stock Split

      On October 1, 1999, the Company authorized a three-for-one stock split of its common stock. As a result, all common stock share data included in the accompanying consolidated financial statements and notes have been retroactively restated for this split.

    Research and Development

      The Company's products are highly technical in nature and require a large and continuing research and development effort. All research and development costs are expensed as incurred.

      Costs associated with the development of computer software that is to be sold to customers are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" (FAS 86) and are expensed as incurred prior to establishing technological feasibility. Technological feasibility is demonstrated by a working model. Software development costs are capitalized thereafter until the product is available for general release. Software development costs qualifying for capitalization under FAS 86 were not significant during the years ended December 31, 1997, 1998, and 1999.

    Capitalized Software Development Costs

      Capitalized software costs consist of costs incurred in the development of the Company's internet-based technology. Such costs consist of salaries and personnel costs for the design, deployment and enhancement of the Company's technology. The Company capitalizes such costs under Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). Under SOP 98-1, costs of internal use software are expensed during the preliminary project and post-implementation stages. Costs are capitalized during the application development stage. Capitalization ends when the project is substantially complete and the software is ready for its intended use. The Company adopted SOP 98-1 on January 1, 1999. There has been no amortization of cost to date.

      The carrying value of the Company's software costs are reviewed on a quarterly basis for the existence of facts and circumstances both internally and externally that may suggest impairment. If an impairment is indicated, the Company will adjust the carrying value of its capitalized software costs, accordingly.

    Revenue Recognition

      The Company's software systems are sold for a one-time perpetual license fee. The license fee is recognized upon the delivery of the software when the system does not require significant customization, modification, integration or installation services (collectively, "related implementation services"), and fees for services are recognized as the services are performed provided that the related contract is executed, fees are fixed and determinable and collection is probable. When significant implementation services are required,
                               eCREDIT.COM. INC.

2. Summary of Significant Accounting Policies--(continued)

the license fee and fees for these services are recognized as the services are performed utilizing the percentage of completion method based on cost incurred in relation to expected total cost upon completion. Service revenues consist of consulting fees not related to initial deliveries of systems and revenues for software support contracts. Consulting fees are recognized as the services are performed. Revenues from software support contracts are deferred and recognized on a straight-line basis over the contract period, which is typically one year.

    Stock-Based Compensation

      The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations. Accordingly, compensation expense is recorded for stock options awarded to employees and directors to the extent that the option exercise prices are less than the common stock's fair market value on the date of grant, where the number of shares and exercise price are fixed. The difference between the fair value of the Company's common stock and the exercise price of the stock option, if any, is recorded as deferred compensation and is amortized to compensation expense over the vesting period of the underlying stock option. The Company follows the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123). All stock-based awards to non-employees are accounted for at their fair value in accordance with FAS 123.

    Net Loss Per Share

      The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). FAS 128 requires the calculation and presentation of basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted-average number of common shares outstanding, and excludes any dilutive effects of warrants, stock options, or other types of securities. Diluted earnings per share is calculated based on the weighted-average number of common shares outstanding and the dilutive effect of stock options, warrants, and related securities. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is antidilutive.

    Concentration of Credit Risk and Major Customers

      Financial instruments which potentially subject the Company to concentrations of credit risk include cash, cash equivalents and accounts receivable. The Company invests its excess cash in money market funds of major financial institutions that, in management's opinion, are subject to minimal credit and market risk.

      The Company sells its products primarily to Fortune 500 corporate customers located domestically. Concentrations of credit risk with respect to trade receivables are limited due to the stability of the customers comprising the Company's customer base. The Company performs ongoing evaluations of its customers' financial condition and, consistent with industry practice, does not generally require collateral. The Company monitors its accounts receivable credit risk as a matter of policy, and losses on accounts receivable have historically been within the Company's estimates. At December 31, 1998, three customers accounted for 14%, 13%, and 12% of the Company's accounts receivable. At December 31, 1999, one customer accounted for 63% of the Company's accounts receivable.

                               eCREDIT.COM. INC.

2. Summary of Significant Accounting Policies--(continued)

      For the year ended December 31, 1997, two customers accounted for 25% and 15% of the Company's total revenue. For the year ended December 31, 1998, one customer accounted for 11% of the Company's total revenue. For the year ended December 31, 1999, one customer accounted for 45% of the Company's total revenue.

    Foreign Currency Translation

      The functional currency for the Company's foreign operations is the U.S. dollar. Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at exchange rates in effect as of the balance sheet date and nonmonetary assets and liabilities are translated at historical exchange rates. Results of operations are translated at the average exchange rates for the period. Foreign exchange gains and losses, which are insignificant, are included in the Company's results of operations.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Components particularly subject to estimation include revenue recognized under the percentage-of-completion method and the corresponding deferred revenue amount. Actual results could differ from these estimates.

    Fair Value of Financial Instruments

      The carrying value of the Company's financial instruments, which include cash and cash equivalents accounts receivable, notes receivable, accounts payable, accrued expenses and notes payable approximate their fair values at December 31, 1998 and 1999.

    Accounts Receivable

      At December 31, 1998 and 1999, accounts receivable included unbilled amount of approximately $79,000 and $477,000, respectively.

    Notes Receivable from Officers

      Notes receivable from officers are full-recourse notes with certain of the Company's executive officers. The notes bear interest at market rates and are due on December 30, 2005.

    Income Taxes

      Deferred taxes are determined based on the difference between financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not some or all of the deferred tax assets will not be realized.

                               eCREDIT.COM. INC.

2. Summary of Significant Accounting Policies--(continued)

    Segment Reporting

      In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). This statement requires companies to report information about operating segments consistent with management's internal view of the Company. The Company adopted FAS 131 effective for its fiscal year ended December 31, 1998. The Company operates in a single segment: retail domestic sales and related services. As of December 31, 1999, the Company has no organizational structure dictated by product lines, geography or customer type.

    Comprehensive Income

      In June 1997, the FASB issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes standards for the reporting and display of comprehensive income and its components in financial statements. The adoption of FAS 130 did not impact the Company's financial statements as the Company had no items of other comprehensive income during the years ended December 31, 1997, 1998 and 1999.

    Recent Accounting Pronouncements

      In March 1998, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. eCredit.com adopted SOP 98-1 on January 1, 1999, resulting in capitalization of $681,000 through December 31, 1999 related to the Global Financing Network.

      In December 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position 98-9 (SOP 98-9), "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 (as amended by SOP 98-4) to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP 98-9 is effective for transactions entered into in fiscal years beginning after March 15, 1999 (calendar 2000 for the Company).

      Also, the provisions of SOP 97-2 that were deferred by SOP 98-4 will continue to be deferred until the date SOP 98-9 becomes effective. The Company does not expect that the adoption of SOP 98-9 will have a significant impact on its results of operations or financial position.

      In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (FAS
133) which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that
                               eCREDIT.COM. INC.

2. Summary of Significant Accounting Policies--(continued)

the adoption of FAS 133 will have a material impact on its financial reporting and related disclosures. The Company will adopt FAS 133 as required by FAS 137, "Deferral of the Effective Date of the FASB Statement No. 133," in fiscal year 2001.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements". SAB 101 summarizes the application of generally accepted accounting principles to revenue recognition in financial statements. The Company will adopt SAB 101 in the fourth quarter of fiscal 2000 and is presently analyzing the impact that SAB 101 will have on its financial statements. Based on the Company's review to date, SAB 101 is not expected to materially impact the Company's financial position or operating results.

      In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation-an Interpretation of APB Opinion No. 25". FIN 44 is generally effective for transactions occurring after July 1, 2000 but applies to repricings and some other transactions after December 15, 1998. The Company does not believe that this interpretation will have a material impact on its financial position or operating results.

    Interim Financial Information

      The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and adjustments) considered necessary for a fair presentation of the interim financial information have been included. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

3. Fixed Assets

      Fixed assets consist of the following:

                                                      Estimated    December 31
                                                     useful life  -------------
                                                       (years)     1998   1999
                                                    ------------- ------ ------
                                                                       (in
                                                                   thousands)
Furniture and fixtures.............................      5-7      $  166 $  607
Computer equipment.................................      3-5       1,096  2,971
Leasehold improvements............................. Term of lease     87    427
                                                                  ------ ------
                                                                   1,349  4,005
Less accumulated depreciation and amortization.....                  768  1,243
                                                                  ------ ------
                                                                  $  581 $2,762
                                                                  ====== ======

      At December 31, 1998 and 1999, assets held under capital lease totaled approximately $626,000 and $677,000, respectively. Amortization expense of equipment held under capital lease approximated $97,000, $120,000 and $112,000 for the years ended December 31, 1997, 1998, and 1999 respectively. Related
                               eCREDIT.COM, INC.

3. Fixed Assets--(continued)

accumulated amortization of assets held under capital lease totaled approximately $427,000 and $538,000 at December 31, 1998 and 1999, respectively.

4. Accrued Expenses

      Accrued liabilities consists of the following at December 31:

                                                                    1998  1999
                                                                    ---- ------
                                                                        (in
                                                                    thousands)
Consulting and professional........................................ $110 $1,225
Legal..............................................................   33    549
Vacation...........................................................  246    458
Bonus..............................................................  162    443
Other..............................................................  110    524
                                                                    ---- ------
  Total............................................................ $661 $3,199
                                                                    ==== ======

5. Note Payable and Lines-of-Credit

      On October 31, 1997 borrowings under a prior line-of-credit were replaced by a $1,000,000 demand note payable (the "Note") secured by the Company's accounts receivable and intangible assets. The Note originally expired on December 31, 1997 and was extended to June 30, 1998. In May 1998, the Company entered into a line-of-credit agreement (the "Line") with another bank to provide maximum borrowings of $1,500,000; borrowings under the Line were used to repay the Note in the amount of $973,800. The Line was scheduled to expire in January 2000. At December 31, 1998, there were no borrowings outstanding under the Line. In July 1999 the Company amended and restated its Line entered into in May 1998. The amended facility provides for maximum borrowings of $2,500,000 under a revolving line and $500,000 under an equipment line of credit, subject to a limit of $1,500,000 until the Company closes equity financing. In November 1999, as a result of equity financing, the Company amended its line-of-credit entered into in July 1999. The amended facility provides maximum borrowings of $3,000,000 under a revolving line and $2,000,000 under an equipment line. The ability to draw on the revolving line and the equipment line expires in July 2000 and September 2000, respectively. Repayment of amounts drawn on the lines occurs based on the maturity schedule as defined in the agreement, through 2003. Interest is payable monthly at the prime rate plus 0.75% for the revolving line and at the prime rate plus 1.0% for the equipment line. The Company is required to comply with certain financial covenants including maintaining certain financial statement ratios. At December 31 1999, there were no borrowings outstanding under the revolving line-of-credit and $1,633,000 outstanding under the equipment line. Borrowing under the revolving line-of-credit and equipment line are secured by substantially all business assets.

      Scheduled principal repayments on long-term debt are as follows:

                                                                  (in thousands)
                                                                  --------------
   Year end December 31:
   2000..........................................................    $   461
   2001..........................................................        568
   2002..........................................................        531
   2003..........................................................         73
                                                                     -------
                                                                     $ 1,633
                                                                     =======

                               eCREDIT.COM, INC.

6. Redeemable Convertible Preferred Stock

      In September 1993, the Company issued 425,532 shares of Series A redeemable convertible preferred stock (the "Series A preferred stock") at a price of $2.35 per share for total cash proceeds of $1,000,000. In June 1995, bridge loans totaling $650,000 were converted into 276,595 shares of Series A preferred stock, and 244,681 shares of Series A preferred stock were sold for total cash proceeds of $575,000.

      In May 1997, the Company issued 184,432 shares of Series B redeemable convertible preferred stock (the "Series B preferred stock") at a price of $8.35 per share for total cash proceeds of $1,540,000.

      In September 1998, the Company issued 598,802 shares of Series C redeemable convertible preferred stock (the "Series C preferred stock") at a price of $8.35 per share for total cash proceeds of $4,905,000. In addition, bridge loans issued during 1998 totaling $1,300,000 were converted into 158,354 shares of Series C preferred stock at a price of $8.35 per share. In conjunction with the issuance of Series C preferred stock, the Company issued warrants for the purchase of 539,920 additional shares of Series C preferred stock at a price of $8.35 per share. The Company ascribed a value of $394,000 to these warrants which is included in additional paid in capital at December 31, 1999. The warrants expire on the earlier of September 21, 2003 or the date on which the Company completes a qualifying public offering of its common stock, as defined in the agreement.

      On October 22, 1999 and November 12, 1999, the Company issued 3,989,473 and 1,869,192 shares, respectively, of Series D redeemable convertible preferred stock (the "Series D preferred stock") at a price of $3.58 per share for net proceeds of $20,876,000. Also, on October 22, 1999, the Company issued 836,953 shares of Series D preferred in exchange for the conversion of a $3,000,000 bridge note payable.

      On December 22, 1999, the Company issued 1,435,535 shares of Series E Redeemable convertible preferred stock (the "Series E preferred stock") at a price of $16.72 per share for net proceeds of $23,899,000. In conjunction with the Series E preferred stock issuance, the Company issued warrants for the purchase of 191,378 shares of its common stock at a price of $25.08 per share. The Company ascribed a value of $959,000 to these warrants, which is included in additional paid in capital at December 31, 1999. These warrants expire on the earlier of December 22, 2001 or the sale of the Company. In conjunction with the issuance of Series C preferred stock, certain rights of the Series A and Series B preferred stock were conformed with the Series C preferred stock. The Series A, Series B, Series C, Series D and Series E preferred stock have the following characteristics:

    Conversion Rights

      The Series A, Series B, Series C, Series D and Series E preferred stock is convertible into the Company's common stock, at any time, at the rate of 3.0, 4.5, 5.0, 1.0 and 1.0 shares of common stock, respectively, for each share of preferred stock, adjustable for certain dilutive events, as defined by the agreement.

      The Series A, Series B, Series C, Series D and Series E preferred stock is automatically converted into 3.0, 4.5, 5.0, 1.0 and 1.0 shares of common stock, respectively, upon the closing of an initial public offering in which proceeds to the Company equal or exceed $20,000,000 and in which the price to the public is at least $8.35 per common share.

                               eCREDIT.COM, INC.

6. Redeemable Convertible Preferred Stock--(continued)

    Liquidation Preference

      Upon liquidation of the Company, the Series E preferred stockholders shall first be entitled to $16.72 per share. The Series D preferred stockholders, which as a shareholder class are subordinate to the Series E preferred stockholders, are entitled to $3.58 per share. The Series A, Series B, and Series C preferred stockholders, which as a class are subordinate to the Series D and Series E preferred stockholders, are entitled to $2.35, $8.35, and $8.35, respectively, per share. If any net assets are remaining after the preferred stock payments, they shall be distributed pro-rata among preferred and common stockholders.

    Voting Rights

      The holders of the preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock could be converted at the time the vote is taken.

    Protective Provisions

      As long as at least 50% of the collective initially issued shares of Series A, Series B, Series C, Series D and Series E preferred stock remain outstanding, consent of the holders of at least two-thirds of the Series A, Series B, Series C, Series D and Series E preferred stock, voting together as a single class, will be required for the approval of certain events relating to the sale, merger, liquidation or winding up of the Company, the issuance of additional preferred stock or significant borrowings, as defined by the agreement.

    Dividend Rights

      No dividend will accrue or be paid on preferred stock unless declared by the Board of Directors.

    Redemption

      Two-thirds of the Series A, Series B, Series C, Series D and Series E preferred stock, voting together as a single class, may require the Company to redeem the Series A, Series B Series C, Series D and Series E preferred stock in two equal annual installments commencing on December 22, 2004, at a redemption price equal to the greater of the fair market value or the original purchase price per share of each Series plus any accrued and unpaid dividends.

7. Common Stock

      Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. As long as the preferred stock is outstanding, no dividends shall be paid on the common stock.

      At December 31, 1999, the Company had 24,573,132 shares of its common stock reserved for issuance upon conversion of preferred stock and exercise of warrants and options.

      In conjunction with the issuance of restricted common stock, the Company received full recourse notes receivable from officers of the Company in the amount of $2,841,000, from Advisory Directors in the amount
                               eCREDIT.COM, INC.

7. Common Stock--(continued)

of $100,000, and made advances to Directors in the amount of $154,000. The notes bear interest at 6.02% and are payable in full by October 19, 2005.

8. Stock Option Plan

      In September 1993, the Company adopted the 1993 Stock Option Plan (the "1993 Plan"). The 1993 Plan provides for issuance of nonqualified stock options, awards of restricted stock, and direct stock purchase opportunities to directors, officers, employees and consultants of the Company. At December 31, 1999 the total number of shares which could be issued under the 1993 Plan was 712,941. As of December 31, 1999 no options were available for future grant under the 1993 Plan. Nonqualified options may be granted at an exercise price less than, equal to or greater than the fair market value on the date of grant, as determined by the Board of Directors. Vesting of the options is over a four year period.

      In September 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for issuance of incentive stock options to employees of the Company and non-qualified stock options, awards of restricted stock, and direct stock purchase opportunities to directors, officers, employees and consultants of the Company. The total number of shares which may be issued under the 1998 Plan is 9,338,184. At December 31, 1999, there were 4,570,236 options outstanding under the 1998 Plan and 843,675 available for future grant. Incentive stock options may not be granted at less than the fair market value of the Company's common stock at the date of grant and for a term not to exceed ten years. For holders of 10% or more of the Company's outstanding common stock, options may not be granted at less than 110% of the fair market value of the common stock at the date of grant and the option term may not exceed five years. Incentive stock options and nonqualified stock options vest over a four year period.

      A restricted stock award, as allowed by the 1993 Plan and 1998 Plan, provides for the issuance of common stock to directors, officers, consultants and other key personnel at prices determined by the Board of Directors. Participants unvested shares are subject to repurchase by the Company at the original purchase price plus interest accrued for up to four years.

      A summary of the activity under the Company's 1993 Plan and 1998 Plan as of December 31, 1999, and changes during the three years then ended is presented below:

                                                                   Weighted-
                                                     Number of      average
                                                       Shares    exercise price
                                                     ----------  --------------
   Outstanding--December 31, 1996                       439,800      $0.78
   Granted (exercise price equal to fair value).....    375,870       1.18
   Canceled.........................................    (11,400)      0.78
                                                     ----------      -----
   Outstanding--December 31, 1997...................    804,270       0.97
   Granted (exercise price equal to fair value).....    338,250       1.19
   Granted (exercise price below fair value)........    141,000        .78
   Canceled.........................................    (64,500)      0.97
                                                     ----------      -----
   Outstanding--December 31, 1998...................  1,219,020       1.01
   Granted (exercise price below fair value)........  8,473,509       1.77
   Exercised........................................ (3,963,648)      0.81
   Canceled.........................................   (445,704)      0.84
                                                     ----------      -----
   Outstanding--December 31, 1999...................  5,283,177      $2.35
                                                     ==========      =====

                               eCREDIT.COM, INC.

8. Stock Option Plan--(continued)

      There were 327,450, 458,961 and 624,100 stock options that were exercisable at December 31, 1997, 1998 and 1999, respectively.

      The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                          Weighted-average
                                        remaining contractual
   Exercise price   Options outstanding     life in years     Options exercisable
   --------------   ------------------- --------------------- -------------------
       $0.78             3,307,680               9.0                534,663
        1.19               235,875               8.2                 89,437
        5.50             1,739,622               9.9                     --
                         ---------                                  -------
                         5,283,177                                  624,100
                         =========                                  =======

      FAS 123 encourages but does not require companies to record compensation cost for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in APB 25 and related interpretations. Accordingly, deferred compensation cost for restricted stock awards and stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. From January 1, 1999 through December 31, 1999, the Company recorded approximately $37,181,000 in deferred compensation for restricted stock awards and options to purchase common stock granted at exercise prices subsequently determined to be below the fair value of the common stock on the date of grant. Compensation expense of approximately $2,175,000 was recognized during 1999.

      Option valuation models have been developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Such models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The fair value of each option grant is estimated on the date of grant using the minimum value method. The following assumptions were made for grants in 1997, 1998, and 1999, respectively:

                                                    1997    1998        1999
                                                    ---- ----------- -----------
   Dividend yield..................................   0%          0%          0%
   Expected lives of options (years)...............  5           5           5
   Risk-free interest rate......................... 6.2% 4.41%-5.46% 5.25%-6.24%
   Volatility...................................... --          --          --

      The fair value of the options granted during 1997 is estimated to be $0.22. The fair value of the options granted during 1998 is estimated to be $0.28 for options granted with exercise prices equal to the common stock fair value and $1.10 for options granted with exercise prices below the common stock fair value. The fair value of the options granted during 1999 is estimated to be $4.73. Had the Company accounted for stock options to employees under the fair value method prescribed under FAS 123, pro forma net losses attributable to common stockholders, and basic diluted net loss per share would have been as follows (the effects of applying FAS 123 in this pro forma disclosure are not indicative of future amounts):

                               eCREDIT.COM, INC.

8. Stock Option Plan--(continued)

                                                    1997     1998      1999
                                                   -------  -------  ---------
                                                   (in thousands except per
                                                          share data)
Net loss attributable to common stockholders (as
 reported).......................................  $(1,946) $(7,608) $(328,552)
Stock compensation...............................      (18)    (114)    (2,583)
                                                   -------  -------  ---------
Pro forma net loss attributable to common
 stockholders....................................  $(1,964) $(7,722) $(331,135)
                                                   =======  =======  =========
Pro forma basic and diluted net loss per share...  $ (0.94) $ (3.68) $ (110.88)

9. Income Taxes

      A reconciliation of the Company's income tax provision to the statutory federal provision is as follows:

                                                         Year ended December
                                                                 31
                                                         ---------------------
                                                         1997   1998    1999
                                                         -----  -----  -------
                                                           (in thousands)
Statutory federal income tax provision.................. $(662) $(860) $(5,567)
State income taxes net of federal tax benefit...........  (121)  (157)  (1,136)
Change in deferred tax asset valuation allowance........   778  1,010    7,617
Stock compensation expense..............................    --     --     (970)
Other...................................................     5      7       56
                                                         -----  -----  -------
Income tax provision.................................... $  --  $  --  $    --
                                                         =====  =====  =======

      At December 31, 1999, the Company had unused net operating loss carryforwards of approximately $24,956,000 available to reduce federal and state taxable income, these loss carryforwards expire through 2019. Due to the degree of uncertainty related to the use of the loss carryforwards, the Company has fully reserved this tax benefit. Additionally, the future utilization of the net operating loss carryforwards may be subject to limitations under the change in stock ownership rules of the Internal Revenue Service.

      Significant components of the Company's deferred tax assets are as follows:

                                                                 1998    1999
                                                                ------  -------
                                                                (in thousands)
Deferred tax assets:
  Net operating loss carryforwards............................. $2,670  $ 9,975
  Other........................................................      7      338
  Tax credit carryforwards.....................................    153      134
                                                                ------  -------
Total deferred tax assets......................................  2,830   10,447
Valuation allowance............................................ (2,830) (10,447)
                                                                ------  -------
Net deferred tax assets........................................ $   --  $    --
                                                                ======  =======

      The valuation allowance increased by $1,010,000 and $7,617,000 during 1998 and 1999, respectively, due primarily to the increase in net operating loss carryforwards.

                               eCREDIT.COM, INC.

10. Employee Benefit Plan

      In 1995, the Company established a savings plan for its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan within statutory and plan limits. The Company has not contributed to the savings plan to date.

11. Commitments

    Leases

      The Company leases its operating facilities and certain computer equipment and furniture and fixtures under noncancelable operating and capital lease agreements. Rent expense for the years ended December 31 1997, 1998 and 1999 was $137,000, $311,000, and $505,000, respectively. Future minimum lease commitments at December 31, 1999 are as follows:

                                                               Operating Capital
                                                                 Lease   Leases
                                                               --------- -------
                                                                (in thousands)
Year ending December 31:
2000..........................................................  $1,111    $ 97
2001..........................................................     559      39
2002..........................................................     556      21
2003..........................................................     556      21
2004..........................................................     555      11
Thereafter....................................................   1,657      --
                                                                ------    ----
Total minimum lease payments..................................  $4,994     189
                                                                ======
Less amount represent interest................................             (44)
                                                                          ----
Present value of minimum lease payments.......................            $145
                                                                          ====

      The Company's obligations on one of its operating leases is collateralized by a $780,000 letter-of-credit with a commercial bank. The letter of credit is collateralized by a $520,000 certificate of deposit held by eCredit. The certificate of deposit has been classified as a component of Other Assets at December 31, 1999.

    Employment Agreements

      During 1994, the Company entered into a separation agreement with an officer and stockholder. Pursuant to the terms of the separation agreement, the Company repurchased 450,000 shares of common stock for $225,000 and entered into a stock call option agreement. Pursuant to the stock call option, the Company may purchase an additional 300,000 shares held by the former officer at fair market value on the date of exercise. The call option terminates upon the earlier of June 26, 2000 or immediately subsequent to a public offering of common stock, or a sale, liquidation or merger of the Company, as defined by the agreement.

      In April 1999, the Company entered into a separation agreement with an officer of the Company. Pursuant to the terms of the separation agreement, the Company repriced the then vested options to allow the officer to acquire 81,666 shares of common stock at $0.78 per share. Accordingly, under the Proposed Interpretation of APB 25, the Company will be required to recognize compensation expense on July 1, 2000 for the effect of the repricing.

                               eCREDIT.COM, INC.

12. Subsequent Events--Pro Forma Balance Sheet, Statement of Operations and Net Loss Per Share (Unaudited)

      On February 24, 2000 the Company signed a definitive exchange offer agreement with Internet Capital Group, Inc. ("ICG"). ICG will offer to purchase from existing stockholders 30% of eCredit common stock, including authorized but unallocated options, on a fully diluted basis. Upon the closing of the exchange offer, ICG will exchange that number of shares of ICG common stock equal to $450,000,000 divided by the average closing share price of ICG common stock on the three consecutive days preceding the second trading day preceding the close of the transaction. The implied price per eCredit common share is $48.68. Prior to the expiration of the exchange offer, eCredit preferred stock will convert into common stock.

      eCredit will grant ICG a warrant to purchase up to 5% of eCredit common stock on a fully-diluted basis, which is exercisable over a period of 48 months following an initial public offering at an aggregate price of $300,000,000 during the first 18 months and $400,000,000 thereafter until expiration. The value of the warrant approximates $40,000,000.

      The unaudited pro forma balance sheet is stated as if the transaction occurred at December 31, 1999, the unaudited pro forma statement of operations is stated as if the transaction occurred at January 1, 1999. The pro forma balance sheet and statement of operations reflect the following:

    . Conversion of all its outstanding shares of preferred stock into a total of 15,568,618 shares of common stock.

    . Acceleration and exercise of 1,579,853 common stock options at a weighted average exercise price of $2.32. Such acceleration and exercise, in conjunction with the issuance of the warrant results in a stock compensation charge of $62,000,000, and acceleration of deferred compensation of $8,800,000. This assumes an implied price per eCredit common share of $48.68.

    . Issuance of warrants to ICG, valued at approximately $40,000,000, in conjunction with the purchase of eCredit's shares. Such warrants are exercisable upon an initial public offering of shares of eCredit.

      On June 9, 2000, the Company completed its exchange of common stock with ICG. The implied price per eCredit common share was $19.81 on the date of conversion. As part of the exchange, the Company accelerated the vesting of 1,730,011 common stock options and restricted common shares and converted all outstanding shares of preferred stock into a total of 15,568,618 shares of common stock. Shareholders exchanged 8,768,268 shares of eCredit.com, Inc. common stock for shares of ICG while the Company directly issued 471,289 shares to ICG.

                    Report of Independent Public Accountants

To RightWorks Corporation:

We have audited the accompanying balance sheets of RightWorks Corporation (a California corporation) as of December 31, 1999 and 1998, and the related statements of operations and comprehensive loss, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RightWorks Corporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

San Jose, California
April 11, 2000

                             RIGHTWORKS CORPORATION

                                 Balance Sheets

                                                            December 31,
                                         March 31,    -------------------------
                                            2000          1999         1998
                                        ------------  ------------  -----------
                                        (Unaudited)
Assets
Current Assets:
 Cash and cash equivalents............  $ 15,993,463  $ 11,921,721  $ 3,948,840
 Accounts receivable, net of allowance
  for doubtful accounts of 138,347,
  $30,000 and $0, respectively........     4,160,476     3,162,920       58,500
 Prepaid expenses and other current
  assets..............................       157,339       128,960       44,930
 Deferred debt costs, current
  portion.............................        31,333        41,779           --
                                        ------------  ------------  -----------
 Total current assets.................    20,342,611    15,255,380    4,052,270
Property and Equipment, net...........     1,836,515       412,683      175,515
Restricted cash.......................     1,081,885            --           --
Other assets..........................       455,937        24,432       27,825
Deferred debt costs, less current
 portion..............................        85,574        76,596           --
                                        ------------  ------------  -----------
   Total assets.......................  $ 23,802,522  $ 15,769,091  $ 4,255,610
                                        ============  ============  ===========
Liabilities and Shareholders' Equity
Current liabilities:
 Accounts payable.....................  $  1,716,138  $    634,518  $   204,196
 Accrued payroll......................     1,388,043       866,094      250,682
 Accrued professional services........            --       317,155           --
 Deferred revenue.....................     2,896,068     1,760,583       58,500
 Other current liabilities............     1,220,573       273,780           --
 Capital leases, current portion......       110,748       106,471           --
 Notes payable, current portion.......       750,000       576,706           --
                                        ------------  ------------  -----------
 Total current liabilities............     8,081,570     4,535,307      513,378
Capital leases, less current portion..       335,757       206,111           --
Notes payable, less current portion...     2,250,000     2,423,294           --
                                        ------------  ------------  -----------
   Total liabilities..................    10,667,327     7,164,712      513,378
                                        ------------  ------------  -----------
Commitments (Note 4)
Shareholders' equity:
 Convertible preferred stock, $0.001
  par value;
 Series A: Authorized--3,000,000
  shares
  Outstanding--3,000,000 shares at
   March 31, 2000, December 31, 1999
   and 1998; liquidation preference
   of $150,000........................         3,000         3,000        3,000
 Series B: Authorized--4,946,000
  shares
  Outstanding--4,946,000 shares at
   March 31, 2000, December 31, 1999
   and 1998; liquidation preference
   of $525,018........................         4,946         4,946        4,946
 Series C: Authorized--9,139,485
  shares
  Outstanding--9,139,485 shares at
   March 31, 2000, December 31, 1999
   and 1998; liquidation preference
   of $1,902,110......................         9,139         9,139        9,139
 Series D: Authorized--7,838,085
  shares
  Outstanding--7,838,085 shares at
   March 31, 2000, December 31, 1999
   and 1998; liquidation preference
   of $2,250,000......................         7,838         7,838        7,838
 Series E: Authorized--14,417,093
  shares
  Outstanding--12,700,370 shares at
   March 31, 2000, December 31, 1999
   and 1998; liquidation preference
   of $1,831,012......................        12,701        12,701       12,701
 Series F: Authorized--35,000,000
  shares
  Outstanding--34,681,280 shares at
   March 31, 2000, December 31, 1999
   and 1998; liquidation preference
   of $5,000,000......................        34,681        34,681       34,681
 Series G: Authorized--1,000,000
  shares
  Outstanding--935,616 shares at
   March 31, 2000 and December 31,
   1999 and no shares in at December
   31, 1998; liquidation preference
   of $748,493........................           936           936           --
 Series H: Authorized--8,428,935
  shares
  Outstanding--5,845,938 shares at
   March 31, 2000 and December 31,
   1999, and no shares at December
   31, 1998; liquidation preference
   of $13,094,901.....................         5,846         5,846           --
 Series H-1: Authorized--6,621
  Outstanding--no shares at March 31,
   2000, December 31, 1999 and 1998;
   no liquidation preference..........            --            --           --
 Series I: Authorized--3,500,000
  shares
  Outstanding--2,449,407, 162,179 and
   0 shares at March 31, 2000,
   December 31, 1999 and 1998,
   respectively; liquidation
   preference of $501,663.............         2,449           162           --
 Common stock, $0.001 par value:
  Authorized--100,000,000 shares
 Outstanding--7,211,485, 4,409,885
  and 1,855,152 shares at March 31,
  2000, December 31, 1999 and 1998,
  respectively........................         7,211         4,410        1,855
 Warrants.............................       567,495       567,495      161,293
 Additional paid-in capital...........    67,733,954    28,946,240   11,583,708
 Notes receivable from shareholders...    (1,404,934)     (367,667)          --
 Deferred compensation................   (33,299,191)   (3,239,420)          --
 Accumulated deficit..................   (20,550,876)  (17,385,928)  (8,076,929)
                                        ------------  ------------  -----------
   Total shareholders' equity.........    13,135,195     8,604,379    3,742,232
                                        ------------  ------------  -----------
   Total liabilities and shareholders'
    equity............................  $ 23,802,522  $ 15,769,091  $ 4,255,610
                                        ============  ============  ===========

   The accompanying notes are an integral part of these financial statements.

                             RIGHTWORKS CORPORATION

                Statements of Operations and Comprehensive Loss

                            Three Months Ended
                                 March 31,                Year Ended December 31,
                          ------------------------  -------------------------------------
                             2000         1999         1999         1998         1997
                          -----------  -----------  -----------  -----------  -----------
                                (Unaudited)
Revenues:
  Product license.......  $ 4,122,032  $    50,000  $ 2,149,757  $        --  $        --
  Services..............      777,188        2,124      273,667       75,000       19,160
  Discount related to
   warrant..............           --           --     (271,887)          --           --
                          -----------  -----------  -----------  -----------  -----------
    Total revenue.......    4,899,220       52,124    2,151,537       75,000       19,160
  Cost of Revenue.......      936,683           --      429,960           --           --
                          -----------  -----------  -----------  -----------  -----------
    Gross profit........    3,962,537       52,124    1,721,577       75,000       19,160
                          -----------  -----------  -----------  -----------  -----------
Operating Expenses:
  Research and
   development..........    1,265,061      806,173    3,344,721    2,262,607    1,200,707
  Sales and marketing...    3,986,912      596,135    6,061,872    2,261,838      312,691
  General and
   administrative.......    1,304,988      253,088    1,543,769    1,036,573      551,936
  Amortization of
   deferred
   compensation.........      665,510           --      150,578           --           --
                          -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........    7,222,471    1,655,396   11,100,940    5,561,018    2,065,334
                          -----------  -----------  -----------  -----------  -----------
    Loss from
     operations.........   (3,259,934)  (1,603,272)  (9,379,363)  (5,486,018)  (2,046,174)
Interest and Other
 Income (Expense), net..       94,986       29,315       70,364     (135,547)      29,337
                          -----------  -----------  -----------  -----------  -----------
Net Loss and
 Comprehensive Loss.....  $(3,164,948) $(1,573,957) $(9,308,999) $(5,621,565) $(2,016,837)
                          ===========  ===========  ===========  ===========  ===========
Basic and diluted net
 loss per common share..  $     (0.82) $     (0.97) $     (5.05) $     (3.48) $     (1.44)
                          ===========  ===========  ===========  ===========  ===========
Shares used in computing
 basic and diluted net
 loss per common share..    3,863,000    1,630,000    1,845,000    1,615,000    1,402,000
                          ===========  ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                            RIGHTWORKS CORPORATION

                       Statement of Shareholders' Equity

                     Convertible                                                 Notes
                   Preferred Stock     Common Stock              Additional    Receivable
                  ------------------ -----------------             Paid-In        From        Deferred    Accumulated
                    Shares   Amount   Shares    Amount  Warrants   Capital    Shareholders  Compensation    Deficit
                  ---------- ------- ---------  ------  -------- -----------  ------------  ------------  ------------
Balances at
December 31,
1996............   7,946,000 $ 7,946 1,289,833  $1,290  $     -- $   688,648  $        --   $         --  $   (438,527)
Issuance of
Series C
convertible
preferred stock,
net.............   9,139,485   9,139        --      --        --   1,892,161           --             --            --
Exercise of
stock options...          --      --   226,555     227        --       9,192           --             --            --
Exercise of
options issued
in conjunction
with bridge
financing.......          --      --   152,000     152        --       7,448           --             --            --
Net loss........          --      --        --      --        --          --           --             --    (2,016,837)
                  ---------- ------- ---------  ------  -------- -----------  -----------   ------------  ------------
Balances at
December 31,
1997............  17,085,485  17,085 1,668,388   1,668        --   2,597,449           --             --    (2,455,364)
Issuance of
Series D
convertible
preferred stock,
net.............   7,838,085   7,838        --      --        --   2,225,559           --             --            --
Issuance of
Series E
convertible
preferred stock,
net.............  12,700,370  12,701        --      --        --   1,802,423           --             --            --
Issuance of
Series F
convertible
preferred stock,
net.............  34,681,280  34,681        --      --        --   4,926,529           --             --            --
Issuance of
warrants to
purchase Series
E convertible
preferred
stock...........          --      --        --      --   161,293          --           --             --            --
Exercise of
stock options...          --      --   263,564     264        --      35,471           --             --            --
Repurchase of
common stock....          --      --   (76,800)    (77)       --      (3,763)          --             --            --
Net loss........          --      --        --      --        --          --           --             --    (5,621,565)
                  ---------- ------- ---------  ------  -------- -----------  -----------   ------------  ------------
Balances at
December 31,
1998............  72,305,220  72,305 1,855,152   1,855   161,293  11,583,708           --             --    (8,076,929)
Issuance of
Series G
convertible
preferred stock
in exchange for
technology......     935,616     936        --      --        --     133,952           --             --            --
Issuance of
Series H
convertible
preferred stock,
net.............   5,845,938   5,846        --      --        --  13,018,440      (16,667)            --            --
Issuance of
Series I
convertible
preferred stock,
net.............     162,179     162        --      --        --     432,163           --             --            --
Issuance of
warrants to
purchase
convertible
preferred
stock...........          --      --        --      --   406,202          --           --             --            --
Exercise of
stock options...          --      --   254,907     255        --      43,758           --             --            --
Repurchase of
common stock....          --      --   (40,174)    (40)       --      (4,439)          --             --            --
Exercise of
options via
promissory
note............          --      -- 2,340,000   2,340        --     348,660     (351,000)            --            --
Deferred
Compensation....          --      --        --      --        --   3,389,998           --     (3,389,998)           --
Amortization of
deferred
compensation....          --      --        --      --        --          --           --        150,578            --
Net loss........          --      --        --      --        --          --           --             --    (9,308,999)
                  ---------- ------- ---------  ------  -------- -----------  -----------   ------------  ------------
Balances at
December 31,
1999
(unaudited).....  79,248,953  79,249 4,409,885   4,410   567,495 $28,946,240     (367,667)    (3,239,420)  (17,385,928)
Issuance of
Series I
convertible
preferred stock,
net
(unaudited).....   2,287,228   2,287        --      --        --   6,964,000           --             --            --
Exercise of
stock options
(unaudited).....          --      --   190,348     190        --      75,584           --             --            --
Repurchase of
common stock
(unaudited).....          --      --    (4,960)     (5)       --     (11,802)          --             --            --
Exercise of
options via
promissory note
(unaudited).....          --      -- 2,616,212   2,589        --   1,034,651   (1,037,267)            --            --
Deferred
compensation
(unaudited).....          --      --        --      --        --  30,725,281           --    (30,725,281)           --
Amortization of
deferred
compensation
(unaudited).....          --      --        --      --        --          --           --        665,510            --
Net loss
(unaudited).....          --      --        --      --        --          --           --             --    (3,164,948)
                  ---------- ------- ---------  ------  -------- -----------  -----------   ------------  ------------
Balances at
March 31, 2000
(unaudited).....  81,536,181 $81,536 7,211,485  $7,211  $567,495 $67,733,954  $(1,574,610)  $(33,299,191) $(20,550,876)
                  ========== ======= =========  ======  ======== ===========  ===========   ============  ============
                     Total
                  ------------
Balances at
December 31,
1996............  $   259,357
Issuance of
Series C
convertible
preferred stock,
net.............    1,901,300
Exercise of
stock options...        9,418
Exercise of
options issued
in conjunction
with bridge
financing.......        7,600
Net loss........   (2,016,837)
                  ------------
Balances at
December 31,
1997............      160,838
Issuance of
Series D
convertible
preferred stock,
net.............    2,233,437
Issuance of
Series E
convertible
preferred stock,
net.............    1,815,124
Issuance of
Series F
convertible
preferred stock,
net.............    4,961,210
Issuance of
warrants to
purchase Series
E convertible
preferred
stock...........      161,293
Exercise of
stock options...       35,735
Repurchase of
common stock....       (3,840)
Net loss........   (5,621,565)
                  ------------
Balances at
December 31,
1998............    3,742,232
Issuance of
Series G
convertible
preferred stock
in exchange for
technology......      134,888
Issuance of
Series H
convertible
preferred stock,
net.............   13,007,619
Issuance of
Series I
convertible
preferred stock,
net.............      432,325
Issuance of
warrants to
purchase
convertible
preferred
stock...........      406,202
Exercise of
stock options...       44,013
Repurchase of
common stock....       (4,479)
Exercise of
options via
promissory
note............           --
Deferred
Compensation....           --
Amortization of
deferred
compensation....      150,578
Net loss........   (9,308,999)
                  ------------
Balances at
December 31,
1999
(unaudited).....    8,604,379
Issuance of
Series I
convertible
preferred stock,
net
(unaudited).....    6,966,287
Exercise of
stock options
(unaudited).....       75,774
Repurchase of
common stock
(unaudited).....      (11,807)
Exercise of
options via
promissory note
(unaudited).....           --
Deferred
compensation
(unaudited).....           --
Amortization of
deferred
compensation
(unaudited).....      665,510
Net loss
(unaudited).....   (3,164,948)
                  ------------
Balances at
March 31, 2000
(unaudited).....  $13,135,195
                  ============

  The accompanying notes are an integral part of these financial statements.

                             RIGHTWORKS CORPORATION

                            Statements of Cash Flows

                           Three Months Ended
                                March 31,                Year Ended December 31,
                         ------------------------  -------------------------------------
                            2000         1999         1999         1998         1997
                         -----------  -----------  -----------  -----------  -----------
                               (Unaudited)
Cash flows from
 operating activities:
Net loss...............  $(3,164,948) $(1,573,957) $(9,308,999) $(5,621,565) $(2,016,837)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
 Restricted cash.......   (1,081,885)          --
 Provision for bad
  debt.................      108,347           --       30,000           --           --
 Depreciation and
  amortization.........      768,424       30,607      306,048      100,490       59,948
 Conversion of accrued
  interest to preferred
  stock................           --           --           --       26,012           --
 Warrants issued in
  conjunction with
  bridge financing.....           --           --           --      161,293           --
 Valuation of warrants
  issued in connection
  with revenue
  contracts and lease
  lines................           --           --      406,202           --           --
 Write off of abandoned
  technology exchanged
  for preferred stock..           --           --      134,888           --           --
 Changes in operating
  assets and
  liabilities:
 Accounts receivable...   (1,106,403)      58,500   (3,134,420)     (58,500)      34,457
 Prepaid expenses and
  other current
  assets...............      (28,379)     (40,000)     (84,030)     (44,689)       6,825
 Other assets..........     (431,505)          --        3,393           --      (23,623)
 Deferred debt costs...        1,469           --     (118,375)          --           --
 Accounts payable and
  accrued liabilities..    2,233,707      (13,873)   1,636,669      244,565      192,089
 Deferred revenue......    1,135,485      (52,126)   1,702,083       58,500      (10,000)
                         -----------  -----------  -----------  -----------  -----------
  Net cash used in
   operating
   activities..........   (1,565,688)  (1,590,849)  (8,426,541)  (5,133,894)  (1,757,141)
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 investing activities:
Purchase of property
 and equipment.........   (1,359,051)     (19,464)     (60,817)    (120,550)    (142,246)
                         -----------  -----------  -----------  -----------  -----------
  Net cash used in
   investing
   activities..........   (1,359,051)     (19,464)     (60,817)    (120,550)    (142,246)
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 financing activities:
Advances from related
 party.................           --           --           --           --      500,000
Proceeds from bridge
 financing.............           --           --           --    1,650,000           --
Proceeds from issuance
 of common stock.......       75,773          250       44,013       35,735       17,018
Repurchase of common
 stock.................      (11,807)          --       (4,479)      (3,840)          --
Proceeds from issuance
 of preferred stock,
 net...................    6,966,287           --   13,439,944    6,833,759    1,901,300
Additions (repayments)
 of capital lease
 obligations...........      (34,772)          --      (19,239)          --           --
Proceeds from issuance
 of note payable.......           --          250    3,000,000           --           --
                         -----------  -----------  -----------  -----------  -----------
  Net cash provided by
   financing
   activities..........    6,995,481          250   16,460,239    8,515,654    2,418,318
                         -----------  -----------  -----------  -----------  -----------
Net Increase (Decrease)
 in Cash and Cash
 Equivalents...........    4,071,742   (1,610,063)   7,972,881    3,261,210      518,931
Cash and Cash
 Equivalents, Beginning
 of Period.............   11,921,721    3,948,840    3,948,840      687,630      168,699
                         -----------  -----------  -----------  -----------  -----------
Cash and Cash
 Equivalents, End of
 Period................  $15,993,463  $ 2,338,777  $11,921,721  $ 3,948,840  $   687,630
                         ===========  ===========  ===========  ===========  ===========
Supplemental schedule
 of noncash financing
 activities:
Warrants issued in
 conjunction with
 bridge financing......  $        --  $        --  $        --  $   161,293  $        --
                         ===========  ===========  ===========  ===========  ===========
Write off of abandoned
 technology exchanged
 for preferred stock...  $        --  $        --  $   134,888  $        --  $        --
                         ===========  ===========  ===========  ===========  ===========
Note receivable from
 officer in exchange
 for preferred stock...  $        --  $        --  $    16,667  $        --  $        --
                         ===========  ===========  ===========  ===========  ===========
Notes receivable from
 officers for exercise
 of common stock
 options...............  $ 1,037,267  $        --  $   351,000  $        --  $        --
                         ===========  ===========  ===========  ===========  ===========
Equipment purchased
 under capital leases..  $   168,695  $        --  $   331,821  $        --  $        --
                         ===========  ===========  ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                             RIGHTWORKS CORPORATION

                         Notes to Financial Statements

1. Organization

      RightWorks Corporation (the "Company" or "RightWorks") was incorporated in California in September 1994 to develop and market Web-based enterprise-class electronic procurement solutions.

      The Company has financed its operations primarily through the sale of convertible preferred stock. In February 1999, the Company released and shipped the production version of its initial product and emerged from the development stage. However, the Company continues to be subject to the risks and challenges associated with companies in a comparable stage of development, including: dependence on key employees for technology development and support, dependence on a limited number of customers, rapidly changing technology, potential competition from larger, more established companies, the successful development and marketing of its products and the ability to obtain adequate financing to support its growth.

      The Company incurred a net loss of $9.3 million for the year ended December 31, 1999 and, as of December 31, 1999, has an accumulated deficit of $17.4 million. During January and February 2000, the Company raised approximately $7.1 million in gross proceeds from the sale of its Series I preferred stock. In March 2000, Internet Capital Group entered into an agreement, with tendering preferred shareholders of the Company, to acquire a majority interest in the Company. The Company expects to incur additional losses in the future. Management anticipates funding future operations through additional equity financing, as required, and successful operations; however, there is no assurance that such efforts will be successful.

2. Significant Accounting Policies

    Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Statements of Cash Flows

      For purposes of the statements of cash flows, RightWorks considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist of amounts on deposit at a commercial bank.

    Concentration of Credit Risk and Significant Customers

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, to date, have not been material.

                             RIGHTWORKS CORPORATION

      Receivables due from significant customers as a percentage of total accounts receivable were as follows:

                                                 As of    As of December 31,
                                               March 31,  ------------------
                                                 2000       1999        1998
                                              ----------- ---------   ---------
                                              (Unaudited)
      Customer A.............................       *             *         100%
      Customer B.............................       *            56%          *
      Customer C.............................       *            13%          *
      Customer D.............................      23%            *           *
      Customer E.............................      20%            *           *
      Customer F.............................      17%            *           *

      * Represents less than 10% for the indicated period.

      Sales to significant customers as a percentage of total revenues were as follows:

                                                                   Years Ended
                                                         As of     December 31,
                                                       March 31,  ----------------
                                                         2000     1999  1998  1997
                                                      ----------- ----  ----  ----
                                                      (Unaudited)
      Customer B.....................................       *      86%    *     *
      Customer D.....................................       *       *     *    49%
      Customer E.....................................       *       *     *    51%
      Customer F.....................................       *       *    67%    *
      Customer G.....................................       *       *    33%    *
      Customer H.....................................      23%      *     *     *
      Customer I.....................................      19%      *     *     *
      Customer J.....................................      19%      *     *     *
      Customer K.....................................      14%      *     *     *

      * Represents less than 10% for the indicated period.

    Property and Equipment

      Property and equipment is stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives of the assets, which is generally three years. Depreciation expense is included in operating expenses.

      Property and equipment consists of the following at December 31:

                                                             1999       1998
                                                           ---------  ---------
      Computer equipment.................................. $ 592,240  $ 279,062
      Furniture and fixtures..............................   136,933     69,370
      Purchased software..................................    24,397     12,500
                                                           ---------  ---------
                                                             753,570    360,932
      Accumulated depreciation and amortization...........  (340,887)  (185,417)
                                                           ---------  ---------
      Property and equipment, net......................... $ 412,683  $ 175,515
                                                           =========  =========

                             RIGHTWORKS CORPORATION

    Software Development Costs

      Under the criteria set forth in Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product, which the Company defines as establishment of a working model and is further defined as a beta version of the software. The period of time commencing when a product achieves beta status and ending when a product is offered for sale is typically very short. Accordingly, amounts that could have been capitalized under SFAS No. 86 after consideration of the above factors and overall recoverability of capitalizable amounts were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

    Stock-Based Compensation

      The Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. This accounting standard permits the use of either a fair value-based method of accounting or the method defined in Accounting Principles Board Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employees" to account for stock-based compensation arrangements. Companies that elect to employ the method prescribed by APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value-based method. RightWorks has elected to continue to account for its stock-based compensation arrangements under the provisions of APB 25 and, accordingly, has included in Note 6 the pro forma disclosures required under SFAS No. 123.

    Revenue Recognition

      The Company did not complete development of its principal product until February 1999 and, accordingly, had no product revenue in 1998. Revenue recognized in the years ended December 31, 1998 and 1997 related to royalties and services.

      RightWorks' revenues for 1999 and 2000 are derived from two sources; license fees and services. Services include software maintenance and support, training and system implementation consulting.

      Fees from licenses are recognized as revenue upon contract execution, provided all shipment obligations have been met, fees are fixed or determinable, collection is probable, and vendor-specific objective evidence exists to allocate the total fee between all elements of the arrangement. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

      Maintenance revenue is recognized ratably over the term of the maintenance contract, which is typically twelve months. If maintenance is included in an arrangement which includes a license agreement, amounts related to maintenance are unbundled from the license fee based on vendor-specific objective evidence. Consulting and training revenue is recognized when the services are performed.

      Cost of revenue consists of compensation and related overhead costs for persons engaged in consulting, training and maintenance for our customers.

    Advertising Costs

      The Company expenses all advertising costs as incurred. The Company does not incur any direct-response advertising costs.

                             RIGHTWORKS CORPORATION

    Comprehensive Income (Loss)

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which RightWorks adopted beginning on January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with shareholders ("comprehensive income"). Comprehensive income is the total of net income and all other non-owner changes in equity. For each of the three years ended December 31, 1999 and the quarter ended March 31, 2000, RightWorks' comprehensive loss was equal to net loss.

    Computation of Basic and Diluted Net Loss Per Share

      Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, "Earnings Per Share," for all periods presented. In accordance with SFAS No. 128, basic net loss per common share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase (in thousands, except per share amounts).

                                     Three Months
                                         Ended         Years Ended December
                                       March 31,                31,
                                    ----------------  -------------------------
                                     2000     1999     1999     1998     1997
                                    -------  -------  -------  -------  -------
                                      (Unaudited)
      Net loss....................  $(3,165) $(1,574) $(9,309) $(5,622) $(2,017)
                                    =======  =======  =======  =======  =======
      Basic and diluted:
        Weighted average shares of
         common stock
         outstanding..............    6,586    1,854    2,511    1,852    1,534
        Less: Weighted average
         shares subject to
         repurchase...............   (2,723)    (224)    (666)    (224)    (133)
        Weighted average shares
         used in computing basic
         and diluted net loss per
         common share.............    3,863    1,630    1,845    1,615    1,402
                                    =======  =======  =======  =======  =======
      Basic and diluted net loss
       per common share...........  $ (0.82) $ (0.97) $ (5.05) $ (3.48) $ (1.44)
                                    =======  =======  =======  =======  =======

      RightWorks has excluded all convertible preferred stock, warrants for convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share were approximately 84,500,000, 75,100,000 and 17,500,000 for the years ended December 31, 1999, 1998 and 1997, respectively, and 89,000,000 and 75,500,000 for the three months ended March 31, 2000 and 1999, respectively. See Notes 5 and 6 for further information on these securities.

    Segment Reporting

      During 1998, RightWorks adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires a new basis of determining reportable business segments (i.e., the management approach). This approach requires that business segment information used by management to

                             RIGHTWORKS CORPORATION
assess performance and manage company resources be the source for segment information disclosure. On this basis, RightWorks is organized and operates as one business segment; the design, development, and marketing of software solutions.

      During the years ended December 31, 1999, 1998 and 1997, and the three months ended March 31, 2000 and 1999 (unaudited), respectively, RightWorks did not generate revenues in foreign countries and had no assets in foreign countries.

    Interim Financial Information

      The financial information as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 is unaudited and includes all adjustments, consisting only of normal and recurring accruals, that management considers necessary for a fair presentation of its consolidated financial position, operating results and cash flows. Results for the three months ended March 31, 2000 are not necessarily indicative of results to be expected for the full fiscal year 2000 or for any future period.

    Recent Accounting Pronouncements

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to record derivative financial instruments on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS No. 137, "Accounting For Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (or January 1, 2001 for RightWorks). Management believes that this statement will not have a material impact on the financial condition or results of the operations of RightWorks.

      In December 1998, the AICPA issued Statement of Position ("SOP") 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 by extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. RightWorks does not anticipate that this statement will have a material impact on its statement of operations.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes the application of generally accepted accounting principles to revenue recognition in financial statements. The SEC issued an amendment to SAB 101 delaying the effective date for certain companies. The Company will adopt SAB 101 in the fourth quarter of fiscal 2000 and is presently analyzing the impact that SAB 101 will have on its financial statements. Based on the Company's review to date, SAB 101 is not expected to materially impact the Company's financial position or operating results.

      In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (an interpretation of APB Opinion No. 25). This Interpretation provides guidance regarding the application of APB Opinion No. 25 to stock compensation involving employees. This interpretation is effective July 1, 2000 and is not expected to have a material effect on the Company's financial statements.

                            RIGHTWORKS CORPORATION

3. Borrowings

      In June 1999, the Company entered into a convertible subordinated note agreement with a financing company totaling $3,000,000, secured by the assets of the Company. The note bears interest at 10%, is payable initially, in twelve monthly installments of interest only. Beginning July 2000, principal and interest is payable in twenty-four equal monthly installments. The Company is required to maintain compliance with certain financial covenants, including minimum tangible net worth and liquidity coverage. Until 45 days prior to an initial public offering of the Company's common stock, 30% of the note is convertible into preferred stock of the Company at a conversion rate equal to the lower of the price per share of preferred stock representing a $20 million valuation or the price per share of preferred stock at the next financing round. None of the note was converted during the year ended December 31, 1999. In conjunction with the agreement, the Company issued a warrant to purchase 143,916 shares of Series H preferred stock at an exercise price of $2.24 per share (see note 5).

      Future maturities of principal on these note agreements as of December 31, 1999 are as follows:

      2000........................................................... $  576,706
      2001...........................................................  1,485,761
      2002...........................................................    937,533
                                                                      ----------
                                                                      $3,000,000
                                                                      ==========

      In June 1999, the Company entered into a note payable agreement with a leasing company. The note accrues interest monthly at 3.09% and matures in June 2002. The note is secured by the equipment acquired with the proceeds from this note. The principal amount outstanding at December 31, 1999 under this note is $312,582. In conjunction with the agreement, the Company issued a warrant to purchase 23,986 shares of Series H preferred stock at an exercise price of $2.24 per share (see Note 5).

      Included in property and equipment are assets acquired under capital leases. Future minimum lease payments on capital leases are as follows at December 31, 1999:

      Years Ending December 31,
        2000......................................................... $ 139,088
        2001.........................................................   139,088
        2002.........................................................   119,877
                                                                      ---------
        Total minimum lease payments.................................   398,053
        Less: Imputed interest (7.0%)................................   (85,471)
                                                                      ---------
        Present value of payments under capital leases...............   312,582
        Less: Current portion........................................  (106,471)
                                                                      ---------
        Long-term capital lease obligations.......................... $ 206,111
                                                                      =========

4. Commitments

      RightWorks leases its facilities under operating lease agreements. The facility leases expire at various dates in 2000. As of December 31, 1999, future minimum payments required under RightWorks' operating leases in 2000 were $130,810.

                             RIGHTWORKS CORPORATION

      In April 2000, RightWorks entered into an operating lease agreement for a new office facility. The term of the lease is eight years and expires in March 2008. Future minimum lease payments under the lease are as follows:

        2000......................................................... $  914,359
        2001.........................................................  1,044,732
        2002.........................................................  1,044,732
        2003.........................................................  1,044,732
        2004.........................................................  1,044,732
        Thereafter...................................................  3,395,379
                                                                      ----------
                                                                      $8,488,666
                                                                      ==========

      Rent expense was $240,898, $197,470 and $112,030 for the years ended December 31, 1999, 1998 and 1997, respectively.

5. Preferred Stock

      At December 31, 1999, the Company has authorized 87,276,219 shares of preferred stock, of which 3,000,000 shares have been designated as Series A Preferred Stock ("Series A"); 4,946,000 shares have been designated as Series B Preferred Stock ("Series B"); 9,139,485 shares have been designated as Series C Preferred Stock ("Series C"); 7,838,085 shares have been designated as Series D Preferred Stock ("Series D"); 14,417,093 shares have been designated as Series E Preferred Stock ("Series E"); 35,000,000 shares have been designated as Series F Preferred Stock ("Series F"); 1,000,000 shares have been designated as Series G Preferred Stock ("Series G"); 8,435,556 shares have been designated as Series H Preferred Stock ("Series H"); and 3,500,000 shares have been designated as Series I Preferred Stock ("Series I"). Significant rights, restrictions and preferences of the preferred stock are as follows:

    . Each share of preferred stock is entitled to receive dividends at a rate of $0.005 to $0.3083 per share, payable in preference and priority to payment of any dividend on common stock, when, and if, declared by the board of directors of the Company. The right to dividends on the preferred stock shall not be cumulative. No dividends have been declared as of March 31, 2000.

    . In the event of liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of preferred stock shall be entitled to receive, pari passu with each other and in preference to any distribution to holders of common stock, an amount per share ranging from $0.05 to $3.083. If the assets and funds are not sufficient to permit the payment of these amounts, then the entire assets and funds of the corporation shall be distributed ratably among the holders of preferred stock in proportion to the number of shares of each series of preferred stock held by each such holder. Any remaining assets will be distributed proportionally among the holders of common stock and preferred stock on an as-converted basis.

    . Each share of preferred stock is convertible at the option of the holder into one share of common stock (subject to adjustments for events of dilution). The shares will be converted into common shares immediately prior to the closing of a public stock offering which meets certain criteria. The shares will also be automatically converted into common shares upon written consent of the holders of not less than 66.67% of the then outstanding preferred shares.

                             RIGHTWORKS CORPORATION

    . Each share of preferred stock is entitled to vote in an amount equivalent to the number of common shares into which it is convertible.

      Series G Preferred Stock

      In 1999, the Company entered into an agreement with another company to exchange certain technology for Series G. In conjunction with this agreement, the Company agreed to issue 935,616 shares of Series G, valued at approximately $135,000, which has similar rights and preferences as other series of preferred stock as noted above. The Company anticipated using the technology to incorporate into their product to sell to companies desiring to purchase an internal procurement software product. During 1999, the Company abandoned the use of the technology as it re-focused its efforts on selling software to companies establishing digital marketplaces on the internet. The write-off of the technology is included in research and development expense in the accompanying statements of operations.

      Series I Preferred Stock

      During January and February 2000, the Company issued an additional 2,287,228 shares of Series I at $3.083 per share. Total proceeds from the additional issuance amounted to approximately $7.1 million.

      Warrants

      In August and October 1998, the Company issued $1,150,000 and $500,000, respectively, of Convertible Promissory Notes (the "Notes") pursuant to Note and Warrant Purchase Agreements. The Notes bore interest at 8.5%, and the principal of $1,650,000 and accrued interest of $26,012 were converted into Series E Preferred Stock at a conversion price of $0.14417.

      In conjunction with this bridge financing, the Company issued warrants to purchase 1,716,723 shares of Series E Preferred Stock at an exercise price of $0.14417. The warrants were exercisable after the closing of the Series E financing and expire in August 2003. The fair value of the warrants on the date of grant was estimated using the Black-Scholes model using the following assumptions: risk-free interest rate of 5.46%, expected life of 5 years, and expected volatility of 75%, and was determined to be $161,293. This amount has been recognized as additional interest expense in the accompanying statement of operations.

      In conjunction with four software and value added reseller arrangements, the Company issued warrants to purchase 2,400,536 shares of the Company's preferred stock at exercise prices ranging from $2.24 to $3.083 per share, the fair value of the underlying preferred stock on the dates of the agreements. The warrants have terms ranging from December 31, 2002 to December 31, 2004 and will be earned over their terms as certain performance milestones are achieved. Warrants for 150,000 shares were earned during 1999 and the fair value of these warrants was determined to be approximately $281,000 and was estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6%; expected lives of three to five years; and expected volatility of 70%. This amount was recognized as a reduction of revenue on the accompanying statements of operations and comprehensive loss. The residual 2,250,536 warrants were unearned at December 31, 1999 and March 31, 2000 (unaudited).

      In conjunction with the note agreements (see note 3), the Company issued 167,902 warrants to purchase Series H preferred stock at exercise prices of $2.24 per share which are exercisable until either June 25, 2006 or three years from the Company's initial public offering. The fair value of these warrants was determined to be approximately $125,000 and was estimated using the Black-Scholes option pricing model

                             RIGHTWORKS CORPORATION
with the following assumptions: risk-free interest rate of 6%; expected life of seven years; and expected volatility of 70%. This amount, net of amortization for 1999, was recorded as debt issuance costs in other assets and is being amortized to interest expense over the one-year term of the agreement.

6. Common Stock

    Reserved for Future Issuance

      As of December 31, 1999, the Company has reserved the following shares of authorized but unissued common stock:

      Series A.......................................................  3,000,000
      Series B.......................................................  4,946,000
      Series C.......................................................  9,139,485
      Series D.......................................................  7,838,085
      Series E....................................................... 12,700,370
      Series F....................................................... 34,681,280
      Series G.......................................................    935,616
      Series H.......................................................  5,845,938
      Series I.......................................................    162,179
      Warrants to purchase preferred stock...........................  4,285,160
      Stock options..................................................  4,372,667
                                                                      ----------
                                                                      87,906,780
                                                                      ==========

    Stock-Based Compensation

      In connection with the grant of certain stock options to employees during the year ended December 31, 1999 and for the three months ended March 31, 2000, the Company recorded deferred compensation of $3,389,998, and $30,725,281 (unaudited), respectively, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price or stock sale price at the date of the option grant or stock sale. Such amount is presented as a reduction of shareholders' equity and amortized over the vesting period of the applicable options. $150,578 and $665,510 (unaudited) was expensed during the year ended December 31, 1999 and for the three months ended March 31, 2000, respectively. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

    1996 Stock Option Plan

      In August 1996, the board of directors approved the 1996 Stock Option Plan (the "Plan"). Under the Plan, incentive and nonqualified stock options to purchase up to 7,258,093 shares of common stock may be granted to employees, directors, and consultants to the Company. The option price per share shall not be less than the fair value, as determined by the board of directors, for incentive stock option grants or not less than 85% of the fair value for nonqualified stock options. Any options granted to a shareholder with more than 10% of the voting power (a "ten-percent owner") shall not have an option price of less than 110% of the fair value. Options become exercisable as determined by the board of directors, which is generally over four years. Options generally expire ten years after the date of grant, or five years for greater than ten-percent owners.

                             RIGHTWORKS CORPORATION

      The following table summarizes stock option activity under the Plan:

                         Three Months Ended       Year Ended          Year Ended         Year Ended
                           March 31, 2000      December 31, 1999   December 31, 1998  December 31, 1997
                         -------------------- -------------------- ------------------ ------------------
                                     Weighted             Weighted           Weighted           Weighted
                                     Average              Average            Average            Average
                                     Exercise             Exercise           Exercise           Exercise
                           Shares     Price     Shares     Price    Shares    Price    Shares    Price
                         ----------  -------- ----------  -------- --------  -------- --------  --------
                             (Unaudited)
Beginning outstanding
 balance................  2,712,343   $0.18      887,763   $0.25    300,865   $0.05    116,459   $0.05
  Granted...............  3,555,677   $5.34    5,710,835   $0.17    917,287   $0.25    381,006   $0.10
  Exercised............. (2,806,560)  $0.40   (2,594,907)  $0.15   (263,564)  $0.15   (126,555)  $0.05
  Cancelled.............   (624,755)  $0.05   (1,291,348)  $0.21    (66,825)  $0.30    (70,045)  $0.05
                         ----------           ----------           --------           --------
Ending outstanding
 balance................  2,836,705   $6.46    2,712,343   $0.18    887,763   $0.25    300,865   $0.05
                         ==========           ==========   =====   ========   =====   ========   =====
Options exercisable.....  1,074,226   $0.10      260,157   $0.13    275,830   $0.10    205,828   $0.05
                         ==========           ==========   =====   ========   =====   ========   =====

      RightWorks accounts for its stock option plans pursuant to APB 25 whereby the difference between the exercise price and the fair value at the date of grant is recognized as compensation expense. Had compensation expense for stock option plans been determined consistent with SFAS No. 123, net losses would have increased to the following pro forma amounts (in thousands, except per share amounts):

                                                     Years Ended December
                                                              31,
                                 Three Months Ended -------------------------
                                   March 31, 2000    1999     1998     1997
                                 ------------------ -------  -------  -------
                                    (Unaudited)
   Net loss as reported.........      $(3,165)      $(9,309) $(5,622) $(2,017)
   Net loss pro forma...........      $(5,066)      $(9,378) $(5,626) $(2,082)
   Net loss per share as
    reported....................      $ (0.82)      $ (5.05) $ (3.48) $ (1.44)
   Net loss per share pro
    forma.......................      $ (1.31)      $ (5.08) $ (3.48) $ (1.49)

      The weighted average fair value of options granted during the years ended 1999, 1998, and 1997 was $0.05, $0.05 and $0.02, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions: risk-free interest rates ranging from 4.22% to 6.63%; expected dividend yield of zero percent for all three periods; an average expected life of 2.5 years; and expected volatility of 0.001% for all periods.

                             RIGHTWORKS CORPORATION

      The following table summarizes the stock options outstanding and exercisable:

                        December 31, 1999                         March 31, 2000 (unaudited)
          --------------------------------------------- ----------------------------------------------
                                        Options Vested                                Options Vested
              Options Outstanding      and Exercisable      Options Outstanding      and Exercisable
          ---------------------------- ---------------- --------------------------- ------------------
                    Weighted  Weighted         Weighted           Weighted Weighted           Weighted
Range of             Average  Average          Average            Average  Average            Average
Exercise            Remaining Exercise         Exercise            Number  Exercise           Exercise
 Prices    Number     Years    Price   Number   Price    Number    Years    Price    Number    Price
--------  --------- --------- -------- ------- -------- --------- -------- -------- --------- --------
 $0.05       61,671    6.9     $0.05    54,658  $0.05       9,162    6.7    $ 0.05      8,475  $0.05
 $0.10       98,003    7.6     $0.10    82,837  $0.10      22,817    7.4    $ 0.10     16,781  $0.10
 $0.15    1,342,412    5.9     $0.15    75,879  $0.15     720,756    5.7    $ 0.15    720,806  $0.15
 $0.22    1,175,435    9,8     $0.22    36,393  $0.22     238,250    9.6    $ 0.22        --   $0.22
 $0.50       34,822    7.9     $0.50    10,390  $0.50     570,720    7.7    $ 0.50    328,164  $0.50
                                                        1,275,000   10.0    $14.00
          ---------                    -------          ---------                   ---------
          2,712,343                    260,157          2,836,705                   1,074,226
          =========                    =======          =========                   =========

Non-Plan Stock Options

      In October 1995, non-qualified stock options for a total of 99,600 shares of common stock were granted to an employee at an exercise price of $0.025 per share. These options are fully vested and expire ten years from the date of grant.

Stock Split

      On June 2, 1999, RightWorks' board of directors approved a 5-for-1 reverse stock split of RightWorks' outstanding common stock. All share and per share information relating to common stock included in these financial statements has been retroactively adjusted to reflect this reverse stock split.

7. Income Taxes

      The Company accounts for income taxes pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes," which provides for an asset and liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable. The Company has not had any taxable income or related tax liabilities for any period. A valuation allowance has been recorded for the total deferred tax assets as a result of uncertainties regarding realization of the assets based upon the limited operating history of the Company, the lack of profitability to date, and the uncertainty of future profitability.

      The components of the deferred income tax asset are as follows:

                                                          As of December 31,
                                                         ----------------------
                                                            1999        1998
                                                         ----------  ----------
      Net operating loss carryforwards.................. $4,057,314  $2,101,786
      Temporary differences.............................    648,679      46,586
      Capitalized start up costs........................  2,217,234   1,888,655
      Research and development credits..................    321,239     210,324
                                                         ----------  ----------
                                                          7,244,466   4,247,351
      Valuation allowance............................... (7,244,466) (4,247,351)
                                                         ----------  ----------
      Net deferred income tax asset..................... $       --  $       --
                                                         ==========  ==========

                             RIGHTWORKS CORPORATION

      As of December 31, 1999, the Company has Federal and State net deferred tax assets of approximately $7,244,000 consisting primarily of net operating loss carryforwards. The Company has established a valuation allowance equal to this net deferred tax asset. The Company has research and development credits of approximately $287,000 and $34,000 to offset future Federal and State taxable income, respectively. Additionally, the Company has capitalized start-up costs of approximately $5,430,000 and has net operating loss carryforwards of approximately $9,954,000 to offset future Federal and State taxable income. The net operating loss carryforwards expire at various dates through the year 2019. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

8. Related Party Transactions

      On December 31, 1997, the Company received a $500,000 advance payment from a shareholder in conjunction with the Series D financing which closed in January 1998. Upon closure of the financing, the advance was converted into 1,741,796 shares of Series D.

      During 1999, an officer of the Company was given a loan to purchase 11,121 shares of Series H at $2.24 per share and certain other officers were given loans, with full-recourse, to exercise 2,340,000 common stock options at $0.15 per share. In April 2000, the loan for Series H was paid-in-full. The loans for the option exercises bear interest at 6% and are due in four years.

9. Subsequent Events

      In March 2000, the Company entered into an agreement to sell a majority interest of the Company to Internet Capital Group, Inc. The transaction closed in June 2000.

      Included in revenue for the quarter ended March 31, 2000 is $1.0 million and $1.0 million from ICG commerce and Emerge Interactive, respectively, affiliates of Internet Capital Group, Inc.

      At March 31, 2000, the number of shares reserved for the 1996 option plan totaled 9,046,452.

                          Independent Auditors' Report

To the Board of Directors of
eMerge Interactive, Inc.:

We have audited the accompanying consolidated balance sheets of eMerge Interactive, Inc. as of December 31, 1997 and 1998 and September 30, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, and for the nine months ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eMerge Interactive, Inc. at December 31, 1997 and 1998 and September 30, 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, and for the nine months ended September 30, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Orlando, Florida
December 6, 1999

                            EMERGE INTERACTIVE, INC.

                          Consolidated Balance Sheets

                                                                         Proforma
                                                                       September 30,
                             December 31,  December 31,  September 30,     1999
                                 1997          1998          1999       (note 1(b))
                             ------------  ------------  ------------- -------------
                                                                        (unaudited)
Assets
Current assets:
 Cash......................  $       400   $       268    $ 1,650,134   $ 1,650,134
 Trade accounts
  receivable...............           --       368,421      2,790,427     2,790,427
 Inventories (note 3)......      635,963       706,557        655,129       655,129
 Cattle deposits...........           --            --        489,760       489,760
 Prepaid expenses..........       33,642        27,837        103,242       103,242
 Net assets of discontinued
  operations (note 12).....    1,066,804     2,285,341        390,336       390,336
                             -----------   -----------    -----------   -----------
 Total current assets......    1,736,809     3,388,424      6,079,028     6,079,028
Property and equipment, net
 (note 4)..................      428,140       513,837      1,711,404     1,711,404
Capitalized offering
 costs.....................           --            --        341,967       341,967
Investment in Turnkey
 Computer Systems, Inc.
 (note 5)..................           --            --      1,822,833     1,822,833
Intangibles, net (note 6)..           --     2,699,828      6,273,309     6,273,309
                             -----------   -----------    -----------   -----------
   Total assets............  $ 2,164,949   $ 6,602,089    $16,228,541   $16,228,541
                             ===========   ===========    ===========   ===========
Liabilities and
 Stockholders' Equity
 (Deficit)
Current liabilities:
 Current installments of
  capital lease obligation
  with related party (note
  10)......................  $        --   $    79,852    $    83,917   $    83,917
 Note payable (note 5).....           --            --        500,000       500,000
 Accounts payable..........      725,369       423,946      1,633,132     1,633,132
 Accrued liabilities:
 Salaries and benefits.....      175,597       283,103        908,271       908,271
 Other.....................       98,704       319,989      1,435,987     1,435,987
 Advanced payments from
  customers................           --            --        619,270       619,270
 Due to related parties
  (note 10)................    8,040,304     5,187,334     13,405,957    13,405,957
                             -----------   -----------    -----------   -----------
 Total current
  liabilities..............    9,039,974     6,294,224     18,586,534    18,586,534
Capital lease obligation
 with related party,
 excluding current
 installments (note 10)....           --       305,018        242,673       242,673
Note payable (note 5)......           --            --        900,000       900,000
                             -----------   -----------    -----------   -----------
 Total liabilities.........    9,039,974     6,599,242     19,729,207    19,729,207
                             -----------   -----------    -----------   -----------
Commitments and
 contingencies (notes 6, 10
 and 13)
Redeemable Class A common
 stock, issued and
 outstanding. No shares
 issued and outstanding in
 1997 and 1998, 62,500
 shares issued and
 outstanding in 1999. No
 shares issued and
 outstanding pro forma
 (note 5).....................        --            --        406,000            --
                             -----------   -----------    -----------   -----------
Stockholders' equity
 (deficit) (notes 7, 9 and
 14):
 Preferred stock, $.01 par
  value, authorized
  15,000,000 shares:
 Series A preferred stock,
  (aggregate involuntary
  liquidation preference
  of $6,741,954 in 1997,
  $7,386,314 in 1998 and
  $7,545,198 in 1999),
  designated 6,500,000
  shares, issued and
  outstanding 6,443,606
  shares in 1997, 1998 and
  1999. No shares
  designated, issued and
  outstanding pro forma....       64,436        64,436         64,436            --
 Series B junior preferred
  stock, (aggregate
  involuntary liquidation
  preference of $-0- in
  1997, $4,801,315 in 1998
  and $4,919,671 in 1999),
  designated 2,400,000
  shares, issued and
  outstanding -0- shares
  in 1997, 2,400,000
  shares in 1998 and 1999.
  No shares designated,
  issued and outstanding
  pro forma................           --        24,000         24,000            --
 Series C preferred stock,
  designated 1,300,000
  shares, issued and
  outstanding -0- shares
  in 1997 and 1998 and
  1,100,000 shares in
  1999. No shares
  designated, issued and
  outstanding pro forma....           --            --         11,000            --
 Series D preferred stock,
  designated 4,555,556
  shares, no shares issued
  and outstanding in 1997,
  1998 and 1999. No shares
  designated, issued and
  outstanding pro forma....           --            --             --            --
 Common stock, $.008 par
  value, authorized
  100,000,000 shares:
 Class A common stock,
  designated 92,711,110
  shares, issued and
  outstanding 3,258,125
  shares in 1997,
  5,845,625 shares in 1998
  and 6,957,694 shares in
  1999 and 19,449,702
  shares pro forma.........       26,065        46,765         55,662       155,723
 Class B common stock,
  designated 7,288,890
  shares; no shares issued
  and outstanding in 1997,
  1998, 1999 or pro
  forma....................           --            --             --            --
 Additional paid-in
  capital..................    1,982,986    16,648,286     23,454,170    23,859,545
 Accumulated deficit.......   (8,948,512)  (16,780,640)   (27,452,825)  (27,452,825)
 Unearned compensation.....           --            --        (63,109)      (63,109)
                             -----------   -----------    -----------   -----------
   Total stockholders'
    equity (deficit).......   (6,875,025)        2,847     (3,906,666)   (3,500,666)
                             -----------   -----------    -----------   -----------
   Total liabilities and
    stockholders' equity
    (deficit)..............  $ 2,164,949   $ 6,602,089    $16,228,541   $16,228,541
                             ===========   ===========    ===========   ===========

          See accompanying notes to consolidated financial statements.

                            EMERGE INTERACTIVE, INC.

                     Consolidated Statements of Operations

                                                                    Nine Months Ended
                               Years Ended December 31,               September 30,
                          -------------------------------------  -------------------------
                             1996         1997         1998         1998          1999
                          -----------  -----------  -----------  -----------  ------------
                                                                 (unaudited)
Revenue.................  $        --  $        --  $ 1,792,471  $ 1,106,452  $ 18,338,645
Cost of revenue
 (including $0, $0,
 $511,000, $388,000 and
 $255,000 to related
 parties--note 10)......           --           --    2,623,447    1,628,757    18,282,330
                          -----------  -----------  -----------  -----------  ------------
    Gross profit
     (loss).............           --           --     (830,976)    (522,305)       56,315
                          -----------  -----------  -----------  -----------  ------------
Operating expenses:
  Selling, general and
   administrative
   (including $0,
   $219,000, $627,000,
   $507,000, and
   $600,000 to related
   parties--note 10)....           --      627,606    3,659,810    2,427,944     7,539,689
  Research and
   development
   (including $0,
   $51,000, $119,000,
   $95,000 and $171,000
   to related parties--
   note 10).............           --      727,753    1,109,382      759,434     2,756,262
                          -----------  -----------  -----------  -----------  ------------
    Total operating
     expenses...........           --    1,355,359    4,769,192    3,187,378    10,295,951
                          -----------  -----------  -----------  -----------  ------------
Profit (loss) from
 continuing operations..           --   (1,355,359)  (5,600,168)  (3,709,683)  (10,239,636)
Related party interest
 expense (note 10)......           --     (141,167)    (331,594)    (231,000)     (458,624)
Other income............           --           --           --           --        15,655
                          -----------  -----------  -----------  -----------  ------------
    Profit (loss) from
     continuing
     operations before
     income taxes.......           --   (1,496,526)  (5,931,762)  (3,940,683)  (10,682,605)
                          -----------  -----------  -----------  -----------  ------------
Income tax expense
 (benefit) (note 8).....           --           --           --           --            --
    Profit (loss) from
     continuing
     operations.........           --   (1,496,526)  (5,931,762)  (3,940,683)  (10,682,605)
Discontinued operations
 (note 12):
  Income (loss) from
   operations of
   discontinued
   transportation
   segment (including
   $468,000, $814,000,
   $370,000, $287,000,
   and $171,000 to
   related parties--note
   10)..................   (1,719,492)  (3,987,097)  (1,808,951)  (1,721,060)       10,420
  Loss on disposal of
   transportation
   segment..............           --           --      (91,415)          --            --
                          -----------  -----------  -----------  -----------  ------------
Net profit (loss).......  $(1,719,492) $(5,483,623) $(7,832,128) $(5,661,743) $(10,672,185)
                          ===========  ===========  ===========  ===========  ============
Profit (loss) from
 continuing operations
 per common share--basic
 and diluted............  $        --  $     (3.91) $     (1.36) $     (0.67) $      (1.59)
                          ===========  ===========  ===========  ===========  ============
Net profit (loss) per
 common share--basic and
 diluted................  $     (9.24) $    (14.34) $     (1.80) $     (0.97) $      (1.59)
                          ===========  ===========  ===========  ===========  ============
Weighted average number
 of common shares
 outstanding--basic and
 diluted................      186,096      382,273    4,356,926    5,845,625     6,709,854
                          ===========  ===========  ===========  ===========  ============

          See accompanying notes to consolidated financial statements.

                           EMERGE INTERACTIVE, INC.

           Consolidated Statements of Stockholders' Equity (Deficit)

                   Preferred Stock   Preferred Stock   Preferred Stock  Preferred Stock       Common Stock    Common Stock
                      Series A          Series B          Series C         Series D              Class A         Class B
                  ----------------- ----------------- ----------------- -----------------   ----------------- -------------
                   Shares   Amount   Shares   Amount   Shares   Amount  Shares    Amount     Shares   Amount  Shares Amount
                  --------- ------- --------- ------- --------- ------- -------   -------   --------- ------- ------ ------
Balances at
December 31,
1995............         -- $    --        -- $    --        -- $    --       --   $    --      1,250 $    10   --    $--
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........         --      --        --      --        --      --       --        --    248,750   1,990   --     --
Issuance of
common stock for
cash at $.008
per share.......         --      --        --      --        --      --       --        --    175,000   1,400   --     --
Exercise of
stock options
for cash at
$.008 per
share...........         --      --        --      --        --      --       --        --     25,000     200   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
December 31,
1996............         --      --        --      --        --      --       --        --    450,000   3,600   --     --
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........         --      --        --      --        --      --       --        --  2,808,125  22,465   --     --
Sale of Series A
preferred stock
for cash at
$1.00 per share
(note 7)........  6,443,606  64,436        --      --        --      --       --        --         --      --   --     --
Transfer of
technology by XL
Vision, Inc.
(note 10).......         --      --        --      --        --      --       --        --         --      --   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
December 31,
1997............  6,443,606  64,436        --      --        --      --       --        --  3,258,125  26,065   --     --
Contribution of
debt to equity
by XL Vision,
Inc. (note 10)..         --      --        --      --        --      --       --        --         --      --   --     --
Issuance of
Series B
preferred stock
in exchange for
contribution of
debt to equity
by XL Vision,
Inc. at $2.00
per share (notes
7 and 10).......         --      -- 2,400,000  24,000        --      --       --        --         --      --   --     --
Issuance of
common stock in
connection with
Nutri-Charge
transaction at
$0.80 per share
(note 6)........         --      --        --      --        --      --       --        --  2,587,500  20,700   --     --
Contribution of
put rights by XL
Vision, Inc.
(note 6)........         --      --        --      --        --      --       --        --         --      --   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
December 31,
1998............  6,443,606  64,436 2,400,000  24,000        --      --       --        --  5,845,625  46,765   --     --
Exercise of
stock options
for cash at
$0.80 per
share...........         --      --        --      --        --      --       --        --    112,069     897   --     --
Issuance of
common stock in
connection with
CIN transaction
at $0.96 per
share (note 6)..         --      --        --      --        --      --       --        --    750,000   6,000   --     --
Issuance of
common stock in
connection with
Cyberstockyard
transaction at
$1.80 per share
(note 6)........         --      --        --      --        --      --       --        --    250,000   2,000   --     --
Issuance of
Series C
preferred stock
at $5.00 per
share (note 7)..         --      --        --      -- 1,100,000  11,000       --        --         --      --   --     --
Accretion to
redemption value
of Class A
common stock
issued in
connection with
the Turnkey
Computer
Systems, Inc.
(note 5)........         --      --        --      --        --      --       --        --         --      --   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
Unearned
compensation
(note 9)........         --      --        --      --        --      --       --        --         --      --   --     --
Amortization of
unearned
compensation
(note 9)........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
September 30,
1999............  6,443,606 $64,436 2,400,000 $24,000 1,100,000 $11,000       --   $    --  6,957,694 $55,662   --    $--
                  ========= ======= ========= ======= ========= =======  =======   =======  ========= =======  ===    ===
                  Additional
                    Paid-in    Accumulated     Unearned
                    Capital      Deficit     Compensation    Total
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1995............  $     3,816  $ (1,745,397)   $     --   $(1,741,571)
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........           --            --          --         1,990
Issuance of
common stock for
cash at $.008
per share.......           --            --          --         1,400
Exercise of
stock options
for cash at
$.008 per
share...........           --            --          --           200
Net profit
(loss)..........           --    (1,719,492)         --    (1,719,492)
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1996............        3,816    (3,464,889)         --    (3,457,473)
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........           --            --          --        22,465
Sale of Series A
preferred stock
for cash at
$1.00 per share
(note 7)........    6,379,170            --          --     6,443,606
Transfer of
technology by XL
Vision, Inc.
(note 10).......   (4,400,000)           --          --    (4,400,000)
Net profit
(loss)..........           --    (5,483,623)         --    (5,483,623)
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1997............    1,982,986    (8,948,512)         --    (6,875,025)
Contribution of
debt to equity
by XL Vision,
Inc. (note 10)..    7,500,000            --          --     7,500,000
Issuance of
Series B
preferred stock
in exchange for
contribution of
debt to equity
by XL Vision,
Inc. at $2.00
per share (notes
7 and 10).......    4,776,000            --          --     4,800,000
Issuance of
common stock in
connection with
Nutri-Charge
transaction at
$0.80 per share
(note 6)........    2,049,300            --          --     2,070,000
Contribution of
put rights by XL
Vision, Inc.
(note 6)........      340,000            --          --       340,000
Net profit
(loss)..........           --    (7,832,128)         --    (7,832,128)
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1998............   16,648,286   (16,780,640)         --         2,847
Exercise of
stock options
for cash at
$0.80 per
share...........       88,758            --          --        89,655
Issuance of
common stock in
connection with
CIN transaction
at $0.96 per
share (note 6)..      714,000            --          --       720,000
Issuance of
common stock in
connection with
Cyberstockyard
transaction at
$1.80 per share
(note 6)........      448,000            --          --       450,000
Issuance of
Series C
preferred stock
at $5.00 per
share (note 7)..    5,489,000            --          --     5,500,000
Accretion to
redemption value
of Class A
common stock
issued in
connection with
the Turnkey
Computer
Systems, Inc.
(note 5)........       (6,000)           --          --        (6,000)
Net profit
(loss)..........           --   (10,672,185)         --   (10,672,185)
Unearned
compensation
(note 9)........       72,126            --     (72,126)           --
Amortization of
unearned
compensation
(note 9)........           --            --       9,017         9,017
                  ------------ ------------- ------------ ------------
Balances at
September 30,
1999............  $23,454,170  $(27,452,825)   $(63,109)  $(3,906,666)
                  ============ ============= ============ ============

         See accompanying notes to consolidated financial statements.

                            EMERGE INTERACTIVE, INC.

                     Consolidated Statements of Cash Flows

                                                                    Nine Months ended
                               Years ended December 31,               September 30,
                          -------------------------------------  -------------------------
                             1996         1997         1998         1998          1999
                          -----------  -----------  -----------  -----------  ------------
                                                                 (Unaudited)
Cash flows from
 operating activities:
Net profit (loss).......  $(1,719,492) $(5,483,623) $(7,832,128) $(5,661,743) $(10,672,185)
Adjustments to reconcile
 net profit (loss) to
 net cash used in
 operating activities:
 Depreciation and
  amortization..........        1,503      122,486      438,576      230,964     1,176,431
 Amortization of
  unearned
  compensation..........           --           --           --           --         9,017
 Changes in operating
  assets and
  liabilities:
 Trade accounts
  receivable, net.......           --           --     (368,421)    (138,705)   (2,405,456)
 Inventories............           --     (635,963)     (70,594)     (30,741)       51,428
 Cattle deposits........           --           --           --           --      (489,760)
 Prepaid expenses and
  other assets..........       (1,304)     (32,338)       5,805      (77,079)      (75,405)
 Net assets of
  discontinued
  operations............      (96,209)    (853,501)  (1,140,425)  (1,477,150)           --
 Accounts payable.......        5,675      719,694     (301,423)     (32,037)    1,038,877
 Accrued liabilities....       75,542      198,759      328,791      151,016       214,739
 Advanced payments from
  customers.............           --           --           --           --       619,270
                          -----------  -----------  -----------  -----------  ------------
  Net cash used by
   operating
   activities...........   (1,734,285)  (5,964,486)  (8,939,819)  (7,035,475)  (10,533,044)
                          -----------  -----------  -----------  -----------  ------------
Cash flows from
 investing activities:
Business combinations,
 net of cash acquired of
 $737...................           --           --           --           --    (1,799,263)
Purchases of property
 and equipment..........      (56,861)    (506,540)    (460,290)    (269,831)   (1,228,432)
Purchase of
 intangibles............     (100,000)          --     (431,923)    (431,923)           --
Proceeds from
 discontinued
 operations.............           --           --           --           --     1,825,407
Investment in Turnkey
 Computer Systems, Inc..           --           --           --           --       (22,833)
                          -----------  -----------  -----------  -----------  ------------
  Net cash used by
   investing
   activities...........     (156,861)    (506,540)    (892,213)    (701,754)   (1,225,121)
                          -----------  -----------  -----------  -----------  ------------
Cash flows from
 financing activities:
Net borrowings from
 related parties........    1,889,101        3,810    9,447,030    7,737,227     8,218,623
Proceeds from capital
 lease financing with
 related party..........           --           --      440,832           --            --
Payments on capital
 lease obligations......           --           --      (55,962)          --       (58,280)
Offering costs..........           --           --           --           --      (341,967)
Sale of preferred
 stock..................           --    6,443,606           --           --     5,500,000
Sale of common stock....        3,590       22,465           --           --        89,655
                          -----------  -----------  -----------  -----------  ------------
  Net cash provided by
   financing
   activities...........    1,892,691    6,469,881    9,831,900    7,737,227    13,408,031
                          -----------  -----------  -----------  -----------  ------------
  Net increase
   (decrease) in cash...        1,545       (1,145)        (132)          (2)    1,649,866
Cash--beginning of
 period.................           --        1,545          400          400           268
                          -----------  -----------  -----------  -----------  ------------
Cash--end of period.....  $     1,545  $       400  $       268  $       398  $  1,650,134
                          ===========  ===========  ===========  ===========  ============
Supplemental
 disclosures:
Cash paid for interest..  $        --  $        --  $    23,594  $    13,517  $     20,628
Non-cash investing and
 financing activities:
 Transfer of technology
  by XL Vision, Inc.
  (note 10).............           --    4,400,000           --           --            --
 Contribution of debt to
  equity by XL Vision,
  Inc. (note 10)........           --           --    7,500,000           --            --
 Issuance of preferred
  stock in exchange for
  contribution of debt
  to equity by XL
  Vision, Inc. (note
  10)...................           --           --    4,800,000           --            --
 Non-cash issuance of
  Class A common stock
  in connection with
  Nutri-Charge
  transaction (note 6)..           --           --    2,070,000    2,070,000            --
 Contribution of put
  rights by XL Vision,
  Inc. (note 6).........           --           --      340,000      340,000            --
 Issuance of Class A
  common stock in
  connection with CIN
  transaction (note 6)..           --           --           --           --       720,000
 Issuance of Class A
  common stock with
  Cyberstockyard
  transaction (note 6)..           --           --           --           --       450,000
 Issuance of redeemable
  Class A common stock
  with Turnkey Computer
  Systems, Inc.
  transaction (note 5)..           --           --           --           --       400,000
 Issuance of note
  payable to Turnkey
  Computer Systems, Inc.
  (note 5)..............           --           --           --           --     1,400,000

          See accompanying notes to consolidated financial statements.

                           EMERGE INTERACTIVE, INC.

                  Notes to Consolidated Financial Statements
  (Information insofar as it relates to September 30, 1998 or the nine months ended
                       September 30, 1998 is unaudited)

(1) Organization

    (a) Overview

      eMerge Interactive, Inc. (the "Company") is a Delaware corporation that was incorporated on September 12, 1994 as Enhanced Vision Systems, a wholly owned subsidiary of XL Vision, Inc. ("XL Vision"). The Company's name was changed to eMerge Vision Systems, Inc. on July 16, 1997 and to eMerge Interactive, Inc. on June 11, 1999.

      The Company was incorporated to develop and commercialize infrared technology focused on the transportation segment. In 1997, the Company entered a new business segment, animal sciences, by developing an infrared camera system for use primarily by veterinarians. The Company further expanded its operations in 1998 by licensing NutriCharge and infrared technology (see note
5) for commercialization. In December 1998, the Company's Board of Directors decided to dispose of the transportation segment. The Company's AMIRIS thermal imaging system, which was the sole product sold by the transportation segment, was sold on January 15, 1999.

    (b) Basis of Presentation

      The consolidated financial statements include the accounts of eMerge Interactive, Inc. and its wholly-owned subsidiaries, STS Agriventures, Ltd. ("STS"), a Canadian corporation and Cyberstockyard, Inc. ("Cyberstockyard").

      All significant intercompany balances and transactions have been eliminated upon consolidation.

      The pro forma balance sheet as of September 30, 1999 assumes the conversion of all preferred stock to Class A common stock upon the Company's planned initial public offering ("IPO").

    (c) Management's Plans

      As of September 30, 1999, the Company had a working capital deficiency of $12,507,506 and stockholders' deficit of $3,906,666. Management expects additional working capital requirements as the Company continues its marketing and development efforts for its products. Subsequent to September 30, 1999, the Company obtained equity financing (see note 14). The Company also plans an IPO. Although management believes that its IPO will be successful, there can be no assurances that it will be completed.

(2) Summary of Significant Accounting Policies

    (a) Revenue Recognition

      The Company recognizes revenue in accordance with the terms of the sale or contract, generally as products are shipped or services are provided. The Company bears both the inventory and credit risk with respect to sales of all of its products. In cattle sales transactions, the Company purchases cattle from the seller, takes title at shipment and records the cattle as inventory until delivered to and accepted by the buyer, typically a 24 to 48 hour period. In both cattle auction and resale transactions, the Company acts as a principal in purchasing cattle from suppliers and sales to customers so that the Company recognizes revenue equal to the amount paid by customers for the cattle.

                           EMERGE INTERACTIVE, INC.

    (b) Inventories

     Inventories are stated at standard cost which approximates the lower of first-in, first-out cost or market.

    (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Amortization of equipment under capital lease is computed over the shorter of the lease term or the estimated useful life of the related assets.

    (d) Intangibles

     Intangibles are stated at amortized cost. Amortization is computed using the straight-line method over the estimated useful lives of the assets.

    (e) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
    Of

     The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of". This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.

    (f) Income Taxes

     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (g) Stock-Based Compensation

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                            EMERGE INTERACTIVE, INC.

    (h) Use of Estimates

      The preparation of the Company's consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

    (i) Net Profit (Loss) Per Share

      Net profit (loss) per share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing the net profit (loss) allocable to common stockholders (net profit (loss) less accretion related to redeemable Class A common stock) by the weighted average number of shares of common stock outstanding less the 62,500 shares of redeemable Class A common stock. The Company's stock options (338,125 at December 31, 1997, 1,632,500 at December 31, 1998 and 2,488,494 at September 30, 1999) and convertible preferred stock (6,443,606 at December 31, 1997, 8,843,606 at December 31, 1998 and 9,943,606
at September 30, 1999), have not been used in the calculation of diluted net profit (loss) per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net profit (loss) per share allocable to common stockholders are equal.

      Pursuant to Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98 and SEC staff policy, all common stock and common stock equivalents issued for nominal consideration during the periods presented herein and through the filing of the registration statement for the IPO are to be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required in the calculation of net profit (loss) per share; the Company did not have any such issuances.

    (j) Estimated Fair Value of Financial Instruments

      The carrying value of cash, trade accounts receivable, accounts payable, accrued liabilities and amounts due to related parties reflected in the consolidated financial statements approximates fair value due to the short-term maturity of these instruments.

    (k) Interim Financial Information

      The consolidated financial statements for the period ended September 30, 1998 are unaudited but reflect only normal and recurring adjustments which are, in the opinion of management, necessary for the fair presentation of financial position and results of operations. Operating results for the nine months ended September 30, 1999 and 1998 are not necessarily indicative of the results that may be expected for the full year.

(3) Inventories

      Inventories consist of:

                                                   December 31,
                                                 ----------------- September 30,
                                                   1997     1998       1999
                                                 -------- -------- -------------
      Raw materials............................. $346,335 $424,130   $594,337
      Work-in-process...........................  289,628  282,427     60,792
                                                 -------- --------   --------
                                                 $635,963 $706,557   $655,129
                                                 ======== ========   ========

                            EMERGE INTERACTIVE, INC.

(4) Property and Equipment

      Property and equipment consists of:

                                    December 31,
                                  ----------------- September 30,  Estimated
                                    1997     1998       1999      useful lives
                                  -------- -------- ------------- ------------
     Engineering and
      manufacturing equipment.... $258,082 $366,150  $  634,625     5 years
     Office and computer
      equipment..................  179,315  259,462   1,532,298     3 years
     Furniture and fixtures......   67,282  104,706     112,122     7 years
     Leasehold improvements......   46,865   46,865      80,430     7 years
     Automobiles.................       --       --      54,717     5 years
                                  -------- --------  ----------
                                   551,544  777,183   2,414,192
     Less accumulated
      depreciation and
      amortization...............  123,404  263,346     702,788
                                  -------- --------  ----------
     Property and equipment,
      net........................ $428,140 $513,837  $1,711,404
                                  ======== ========  ==========

      Assets under capital lease amounted to $-0-, $440,832 and $440,832 as of December 31, 1997, 1998 and September 30, 1999, respectively. Accumulated amortization for assets under capital lease totaled approximately $-0-, $152,300 and $217,500 as of December 31, 1997, 1998 and September 30, 1999,
respectively.

(5) Investment in Turnkey Computer Systems, Inc.

      On August 16, 1999, the Company acquired 19% of the common stock of Turnkey Computer Systems, Inc. ("Turnkey") for $1,822,833. The purchase price consisted of 62,500 shares of the Company's redeemable Class A common stock valued at $400,000, $1,400,000 in cash and $22,833 of transaction costs. The $1,400,000 is payable upon the earlier of the completion of the Company's IPO or $500,000 at December 31, 1999, $500,000 at December 31, 2000 and $400,000 at
December 31, 2001. This investment is carried on the cost method since the Company does not have significant influence over Turnkey. The common stock purchase agreement with Turnkey contains a put right which allows Turnkey to have a one time right to put to the Company its 62,500 redeemable Class A common shares with a fixed purchase price of $500,000. The put right can only be exercised upon a change in control or after December 31, 2001, if the Company has not completed an IPO. This redeemable Class A common stock is classified outside of stockholders' equity (deficit). The difference between the carrying amount and the redemption amount of $500,000 is being accreted to redeemable Class A common stock as a charge to additional paid-in capital from issuance to December 31, 2001 using the effective interest method.

                            EMERGE INTERACTIVE, INC.

(6) Intangibles

      Intangibles consists of:

                                        December 31,                  Estimated
                                      ----------------- September 30,  useful
                                       1997     1998        1999        life
                                      ------ ---------- ------------- ---------
     NutriCharge license............  $   -- $2,273,538  $2,273,538   10 years
     Infrared technology license....      --    568,385     568,385    5 years
     Goodwill--CIN..................      --         --   2,076,368    5 years
     Non-compete agreement--CIN.....      --         --     100,000    5 years
     Goodwill--Cyberstockyard.......      --         --     427,274    3 years
     Non-compete agreement--
      Cyberstockyard................      --         --     100,000    3 years
     Goodwill--PCC..................      --         --   1,487,791    5 years
     Non-compete agreement--PCC.....      --         --     100,000    4 years
                                      ------ ----------  ----------   --------
                                          --  2,841,923   7,133,356
     Less accumulated amortization..      --    142,095     860,047
                                      ------ ----------  ----------
     Intangibles, net...............  $   -- $2,699,828  $6,273,309
                                      ====== ==========  ==========

      On July 29, 1998, the Company acquired licenses for NutriCharge and infrared technology. The purchase price of $2,841,923 (consisting of $300,000 in cash, 2,587,500 of the Company's Class A common shares valued at $0.80 per share, $131,923 in acquisition costs and the estimated fair value of put rights granted by XL Vision) was allocated to the acquired NutriCharge and infrared technology licenses based on estimated fair values determined by estimated cash flows from the underlying licensed product. In connection with the transaction, XL Vision granted a put right that allows the sellers to require XL Vision to purchase up to 1,250,000 shares of the Company's Class A common stock at $3.00 per share. The fair value of the put was estimated to be $340,000 and was credited to additional paid-in capital. The put right may only be exercised thirty days prior to or after the fourth anniversary of the agreement. The ultimate amount payable under the put agreement is reduced by the amount, if any, of indemnification obligations related to the transaction. The estimated fair value of the put was determined with the assistance of an independent, third party valuation expert by calculating the net present value (at 10% interest) of the product of the $2,000,000 intrinsic value of the put adjusted for the 25% probability that the put would be exercised.

      On February 24, 1999, the Company acquired substantially all of the tangible and intangible assets of CIN, LLC d/b/a/ Cattlemen's Information Network ("CIN") for $2,296,610. The purchase price for the assets consisted of 750,000 shares of the Company's Class A common stock valued at $720,000, the assumption of $812,021 of liabilities, a cash payment due in October 1999 of $357,816, and an agreement to pay the first $350,000 from Internet sales of third party products over the Company's Web site and transaction costs of $56,773. CIN is in the business of selling access to its cattle feedlot performance measurements database. Immediately after the closing, CIN changed its name to Lost Pelican, L.L.C.

      On March 29, 1999, the Company acquired 100% of the stock of Cyberstockyard, Inc. for $542,265. The purchase price consisted of 250,000 shares of the Company's Class A common stock valued at $450,000, the assumption of $89,972 of liabilities and transaction costs of $2,293. Cyberstockyard, Inc. is in the business of selling cattle through its proprietary auction software over the Internet.

      On May 19, 1999, the Company acquired substantially all of the tangible and intangible assets of PCC, LLC d/b/a Professional Cattle Consultants, L.L.C. ("PCC") for $1,827,861. The purchase price consists of a

                            EMERGE INTERACTIVE, INC.

cash payment of $1,800,000 and an assumption of $2,861 of liabilities and transaction costs of $25,000. PCC is in the business of providing comparative analysis and market information for the feedlot industry. Immediately after the closing, PCC changed its name to QDD Investment Company, L.L.C.

      Each acquisition was accounted for as a purchase and the results of operations of the acquired companies is included in the statement of operations since the respective date of acquisition.

      The aggregate purchase price of the above acquisitions was approximately $4,666,736, which included related acquisition costs of approximately $84,000 and was allocated as follows:

      Goodwill...................................................... $3,991,433
      Non-compete agreements........................................    300,000
      Equipment.....................................................    358,016
      Current assets, including cash acquired of $737...............     17,287
                                                                     ----------
                                                                     $4,666,736
                                                                     ==========

      Unaudited pro forma information for the Company as if the acquisitions above had been consummated as of January 1, 1998 and 1999 follows:

                                             Nine months ended September 30,
                                             ---------------------------------
                                                  1998              1999
                                             ---------------  ----------------
      Revenue............................... $     1,687,077  $     18,560,565
                                             ===============  ================
      Net profit (loss)..................... $    (4,987,862) $    (11,097,329)
                                             ===============  ================
      Net profit (loss) per common share.... $         (0.97) $          (1.61)
                                             ===============  ================

(7) Equity

    Common Stock

      As of September 30, 1999, the Company had authorized the issuance of 100,000,000 shares of common stock.

      Class A--In 1999, the Company designated 92,711,110 shares as Class A common stock.

      Class B--In 1999, the Company designated 7,288,890 shares as Class B common stock. Holders of Class B common stock are entitled to two and one-half votes for each share. The shares of Class A and Class B are identical in all other respects.

    Preferred Stock

      As of September 30, 1999, the Company had authorized the issuance of 15,000,000 shares of preferred stock and had designated 6,500,000 as Series A shares, and 2,400,000 as Series B shares, 1,300,000 as Series C shares and 4,555,556 as Series D shares. Each share of preferred stock is convertible into
1.25 shares of Class A common stock at the option of the holder or upon the vote of holders of two-thirds of the respective preferred stock class outstanding except for Series D shares which is convertible at the offering price into 1.25 shares Class B common stock. Preferred stock is automatically converted into common stock upon a qualified

                            EMERGE INTERACTIVE, INC.

IPO of at least $10 million with a Company valuation of at least $30 million or upon a public rights offering of the Company to shareholders of Safeguard Scientifics, Inc.

      Series A--The Series A shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $1.00 per share plus an additional $.10 per year (pro rated for partial years) from July 16, 1997 or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. The holders of Series A preferred stock are entitled to vote as a separate class to elect two directors to the Board of Directors of the Company.

      Series B--Series B shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $2.00 per share plus an additional $.20 for each year (pro rated for partial years) from December 31, 1998 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. Series B shares are junior to Series A, C and D shares.

      Series C--Series C shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $5.00 per share plus an additional $.50 for each year (pro rated for partial years) from April 15, 1999 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. Series C shares are on parity with Series A and D shares except as to voting rights.

      Series D--Series D shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $9.00 per share plus an additional $1.00 for each year (pro rated for partial years) from October 27, 1999 or until the date of distribution of available assets or (b) the amount which would be distributed if all the preferred stock of the Company were converted to Class B common stock prior to liquidation. Series D shares are on parity with Series A and C shares except as to voting rights. Series D stockholders are entitled to two and one-half votes per share.

(8) Income Taxes

      Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liability are as follows:

                                               December 31,
                                           ---------------------- September 30,
                                              1997        1998        1999
                                           ----------  ---------- -------------
     Deferred tax assets:
       Net operating loss carryforwards..  $3,237,000  $5,967,000  $ 8,057,000
       Amortization of acquired
        technology from XL Vision (note
        10)..............................   1,829,000   1,704,000    1,704,000
       Research and experimentation tax
        credits..........................     294,000     448,000      718,000
       Other.............................     125,000     596,000    1,524,000
                                           ----------  ----------  -----------
                                            5,485,000   8,715,000   12,003,000
       Less valuation allowance..........   5,370,000   8,715,000   12,003,000
                                           ----------  ----------  -----------
         Net deferred tax assets.........     115,000          --           --
     Deferred tax liability:
       Imputed interest..................    (115,000)         --           --
                                           ----------  ----------  -----------
         Net deferred tax asset
          (liability)....................  $       --  $       --  $        --
                                           ==========  ==========  ===========

                            EMERGE INTERACTIVE, INC.

      The Company has available at September 30, 1999 for federal income tax purposes, unused net operating loss carryforwards of approximately $21,000,000 which may be applied against future taxable income and expires in years beginning in 2010. The Company also has approximately $718,000 in research and experimentation credits carryforwards. The research and experimentation credits, which begin to expire in 2010, can also be used to offset future regular tax liabilities. A valuation allowance for deferred tax assets is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

      The difference between the "expected" tax benefit (computed by applying the federal corporate income tax rate of 34% to the loss before income taxes) and the actual tax benefit is primarily due to the effect of the valuation allowance.

(9) Stock Plan

      In January 1996, the Company adopted an equity compensation plan (the "1996 Plan") pursuant to which the Company's Board of Directors may grant shares of common stock or options to acquire common stock to certain directors, advisors and employees. The Plan authorizes grants of shares or options to purchase up to 2,168,750 shares of authorized but unissued common stock. Stock options granted have a maximum term of ten years and have vesting schedules which are at the discretion of the Compensation Committee of the Board of Directors and determined on the effective date of the grant.

      In May 1999, the Company's stockholders approved the 1999 Equity Compensation Plan (the "1999 Plan"). Under the 1999 Plan, an additional 1,250,000 shares of authorized, unissued shares of common stock of the Company are reserved for issuance to employees, advisors and for non-employee members of the Board of Directors. Option terms under the 1999 Plan may not exceed 10 years.

      A summary of option transactions follows:

                                                                  Weighted
                                      Range of                     average
                                      exercise     Weighted       remaining
                                     prices per    average       contractual
                           Shares      share    exercise price life (in years)
                          ---------  ---------- -------------- ---------------
Balance outstanding, De-
 cember 31, 1996.........     3,125  $     0.80     $0.80           4.85
                                                                    ====
  Granted................   335,000        0.80      0.80
                          ---------  ----------     -----
Balance outstanding, De-
 cember 31, 1997.........   338,125        0.80      0.80           9.64
                                                                    ====
  Granted................ 1,692,500   0.80-1.60      0.84
  Canceled...............  (398,125)       0.80      0.80
                          ---------  ----------     -----
Balance outstanding, De-
 cember 31, 1998......... 1,632,500   0.80-1.60       .84           9.48
                                                                    ====
  Granted................ 1,010,250   1.60-7.20      2.58
  Exercised..............  (112,069)       0.80      0.80
  Canceled...............   (42,187)  0.80-1.60      1.04
                          ---------  ----------     -----
Balance outstanding,
 September 30, 1999...... 2,488,494  $0.80-7.20     $1.54           9.08
                          =========  ==========     =====           ====

      At December 31, 1997, 1998 and September 30, 1999, there were 76,719, 414,375 and 716,369 shares exercisable, respectively at weighted average exercise prices of $0.80, $0.82 and $1.06, respectively.

      At December 31, 1997 and 1998 and September 30, 1999, 99,375, 511,250 and
747,250 shares were available for grant, respectively.

                            EMERGE INTERACTIVE, INC.

      The per share weighted-average fair value of stock options granted was $0 in 1996, $0 in 1997, $0.08 in 1998 and $0.84 in 1999 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                         1996  1997  1998  1999
                                                         ----  ----  ----  ----
      Volatility........................................    0%    0%    0%    0%
      Dividend paid.....................................    0%    0%    0%    0%
      Risk-free interest rate........................... 6.35% 6.11% 4.73% 4.99%
      Expected life in years............................ 5.77  6.75  5.57  6.75

      No volatility was assumed due to the use of the Minimum Value Method of computation for options issued by the Company as a private entity as prescribed by SFAS No. 123.

      All stock options granted, except as noted in the paragraph below, have been granted to directors or employees with an exercise price equal to the fair value of the common stock at the date of grant. The Company applies APB Opinion No. 25 for issuances to directors and employees in accounting for its Plan and, accordingly, no compensation cost has been recognized in the consolidated financial statements through December 31, 1998.

      On March 19, 1999, the Company granted 360,625 stock options with an exercise price of $1.60 and a fair value of $1.80. The Company recorded $72,126 of unearned compensation at the date of grant and is amortizing the unearned compensation over the vesting period. Compensation expense amounted to $9,017 for the nine months ended September 30, 1999.

      Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                  1996         1997         1998          1999
                               -----------  -----------  -----------  ------------
      Net loss as reported.... $(1,719,492) $(5,483,623) $(7,832,128) $(10,672,185)
                               ===========  ===========  ===========  ============
      Pro forma net loss...... $(1,719,492) $(5,483,623) $(7,865,031) $(10,887,665)
                               ===========  ===========  ===========  ============
      Net loss per share, as
       reported:
        Basic and diluted..... $     (9.24) $    (14.34) $     (1.80) $      (1.59)
                               ===========  ===========  ===========  ============
      Pro forma net loss per
       share:
        Basic and diluted..... $     (9.24) $    (14.34) $     (1.81) $      (1.62)
                               ===========  ===========  ===========  ============

(10) Related Party Transactions

    Due to Related Parties

      Due to related parties consist of:

                                               December 31,
                                           --------------------- September 30,
                                              1997       1998        1999
                                           ---------- ---------- -------------
      XL Vision........................... $8,029,995 $5,158,436  $ 6,057,978
      Safeguard Scientifics, Inc. and
       Safeguard Delaware, Inc............     10,309     28,898    7,347,979
                                           ---------- ----------  -----------
                                           $8,040,304 $5,187,334  $13,405,957
                                           ========== ==========  ===========

                            EMERGE INTERACTIVE, INC.

    Amounts Due to XL Vision

      Amounts due to XL Vision consist of:

      Balance as of December 31, 1996............................  $ 3,636,494
        Allocation of costs and funding of working capital to the
         Company.................................................    6,318,405
        Technology transfer fee..................................    4,400,000
        Interest charges on technology transferred...............      141,167
        Proceeds from Series A Preferred Stock...................   (6,443,606)
        Issuance of Class A common stock.........................      (22,465)
                                                                   -----------
      Balance as of December 31, 1997............................    8,029,995
        Allocation of costs and funding of working capital to the
         Company.................................................    9,120,441
        Interest charges on technology transferred...............      308,000
        Contribution of debt to equity...........................   (7,500,000)
        Contribution of debt to equity in exchange for Series B
         Preferred Stock.........................................   (4,800,000)
                                                                   -----------
      Balance as of December 31, 1998............................    5,158,436
        Allocation of costs and funding of working capital to the
         Company.................................................      668,542
        Interest charges on technology transferred...............      231,000
                                                                   -----------
      Balance as of September 30, 1999...........................  $ 6,057,978
                                                                   ===========

      The average outstanding balance due to XL Vision was approximately $2,690,900 in 1996, $6,239,600 in 1997, $12,782,400 in 1998 and $7,342,435 in
1999.

      On January 1, 1999, the Company signed a revolving promissory note with XL Vision for up to $3,000,000. The revolving promissory note bears interest at the prime rate plus 1% and is due in full when the Company completes an IPO or sells all of its assets or stock.

    Note Payable to Safeguard Delaware, Inc.

      On July 21, 1999, the Company obtained a $3,000,000 revolving note payable from Safeguard Delaware, Inc ("Safeguard"). The revolving note payable, as amended, bears interest payable monthly at the prime rate plus 1% and is due December 31, 1999.

      In August, September and October 1999, the Company signed demand notes with interest payable monthly at the prime rate plus 1% with Safeguard for $2,500,000, $2,000,000 and $2,500,000, respectively. These notes were cancelled in October 1999, in exchange for a $7,050,000 note due in full on October 25, 2000, the repayment of a promissory note issued concurrently with the sale of Series D preferred stock or an IPO, whichever is earlier.

    Technology Fee

      On July 15, 1997, the Company entered into an agreement with XL Vision for the transfer of certain technology that is used by the Company in the sale of its products for a $4,400,000 note payable. The transfer was accounted for as a distribution to XL Vision as it represented amounts paid for an asset to an entity under common control in excess of the cost of such asset. The note payable bears interest at 7% per annum. Interest expense was $141,167 in 1997, $308,000 in 1998 and $231,000 in 1999.

    Direct Charge Fee

      Prior to April 1, 1997 personnel, and other services were provided by XL Vision and the costs were allocated to the Company. The Company believes that the allocation method used by XL Vision was

                            EMERGE INTERACTIVE, INC.

reasonable. Effective April 1, 1997, the Company entered into a direct charge fee agreement with XL Vision which allows for cost-based charges based upon actual hours incurred. Costs allocated by or service fees charged by XL Vision were approximately $468,000 in 1996, $720,000 in 1997, $460,000 in 1998 and
$390,000 in 1999. A portion of the fees in 1998 and 1999 and all of the costs and fees in 1996 and 1997 were allocated to the discontinued transportation segment.

    Administrative Services Fee

      Effective December 15, 1997, the Company entered into an agreement which requires accrual of an administrative services fee based upon a percentage of gross revenues. The fee for administrative support services, including management consultation, investor relations, legal services and tax planning, is payable monthly to XL Vision and Safeguard Scientifics, Inc., the largest shareholder of XL Vision, based upon an aggregate of 1.5% of gross revenues with such service fees to be not more than $300,000 annually. Effective August 17, 1999, the agreement was amended such that the administrative services fee is applied to net contribution margin on cattle sales and gross revenue for all other sales. The fee is accrued monthly but is only payable in months during which the Company has achieved positive cash flow from operations. The agreement extends through December 31, 2002 and continues thereafter unless terminated by any party. Administrative service fees were approximately $10,300 in 1997, $37,200 in 1998 and $43,500 in 1999.

    Leases

      The Company leases equipment under a capital lease, effective April 20, 1998, with an affiliated entity, XL Realty, Inc. Future minimum lease payments, including imputed interest at 7.53%, are $79,852 in 1999, $85,765 in 2000, $92,684 in 2001, $100,154 in 2002 and $26,415 in 2003. Interest expense was
$23,594 in 1998 and $20,627 in 1999.

      The Company rents its facility from XL Vision. Rent expense varies based on space occupied by the Company and includes charges for base rent, repairs and maintenance, telephone and networking expenses, real estate taxes and insurance. Rent expense is approximately $68,000 in 1996, $354,000 in 1997, $1,129,000 in 1998, and $528,000 in 1999.

    License Agreement with XL Vision, Inc.

      In February 1999, the Company signed a license agreement with XL Vision, granting XL Vision a license to use Company software for the limited purpose of evaluating whether the software could provide the basis for a new company that would operate in the agricultural industry. The license agreement terminated on November 30, 1999. If XL Vision forms a new company, the Company will negotiate a long-term license agreement. In addition, XL Vision is obligated to give the Company at least 25% of the new company. The Company is obligated to transfer all amounts up to 25% of the company to Lost Pelican, LLC.

(11) Segment Information

      In 1998, the Company adopted SFAS No. 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required. The management approach requires the Company to report certain financial information related to continuing operations that is provided to the Company's chief operating decision-maker. The Company's chief operating decision-maker receives revenue and contribution margin (revenue less direct costs and excluding overhead) by source, and all other statement of operations data and balance sheet on a consolidated basis. The Company's reportable segments consist of cattle sales and animal sciences products and services. While the Company operates entirely in the animal science marketplace, the contribution margin associated with cattle sales and the related prospects for this portion of the Company's business differ from the rest of the Company's product offerings.

                            EMERGE INTERACTIVE, INC.

      The following summarizes revenue, cost of revenue and gross profit and contribution margin information related to the Company's two operating segments:

                                                          Nine months ended
                                                      -------------------------
                                       Year ended     September 30,  September
                                    December 31, 1998     1998       30, 1999
                                    ----------------- ------------- -----------
                                                       (Unaudited)
Revenue:
  Cattle...........................    $        --     $        --  $17,022,862
  Animal sciences..................      1,792,471       1,106,452    1,315,783
                                       -----------     -----------  -----------
  Total............................    $ 1,792,471     $ 1,106,452  $18,338,645
                                       ===========     ===========  ===========
Cost of revenue:
  Direct costs:
    Cattle.........................    $        --     $        --  $16,860,452
    Animal sciences................        900,824         603,410      492,115
                                       -----------     -----------  -----------
    Total direct costs.............        900,824         603,410   17,352,567
  Unallocated overhead.............      1,722,623       1,025,347      929,763
                                       -----------     -----------  -----------
  Total............................    $ 2,623,447     $ 1,628,757  $18,282,330
                                       ===========     ===========  ===========
Gross profit (loss):
  Contribution margin:
    Cattle.........................    $        --     $        --  $   162,410
    Animal sciences................        891,647         503,042      823,668
                                       -----------     -----------  -----------
    Total..........................        891,647         503,042      986,078
  Unallocated overhead.............     (1,722,623)     (1,025,347)    (929,763)
                                       -----------     -----------  -----------
  Gross profit (loss)..............    $  (830,976)    $  (522,305) $    56,315
                                       ===========     ===========  ===========

      The Company's assets, and other statement of operations data are not allocated to a segment.

(12) Discontinued Operations

      In December 1998, the Company's Board of Directors decided to dispose of its transportation segment. The Company's AMIRIS thermal imaging system, which was the sole product sold in the transportation segment, was sold on January 15, 1999 to Sperry Marine, Inc. for approximately $1,900,000. The Company received $200,000 of cash at closing and collected an additional $1,388,000 through September 30, 1999. The remaining balance of approximately $312,000 is expected to be collected by December 31, 1999. The Company is entitled to a royalty of 8% of net AMIRIS system sales, up to a maximum royalty of $4.3 million over a four year period or up to a maximum royalty of $5.0 million, if $4.3 million is not received within four years.

      Net assets of the discontinued transportation segment consist of:

                                              December 31,
                                          ----------------------  September 30,
                                             1997        1998         1999
                                          ----------  ----------  -------------
Accounts receivable...................... $  145,500  $  381,435    $ 419,784
Inventory, net...........................  1,076,043   2,020,625      123,093
Property and equipment, net..............     22,650     134,098           --
Intangibles, net.........................     94,444      61,108       36,106
Accounts payable.........................   (271,833)    (80,510)     (63,647)
Accrued liabilities including provision
 for operating loss during phase out
 period of $72,667 in 1998 and $18,748 in
 1999....................................         --    (231,415)    (125,000)
                                          ----------  ----------    ---------
    Net assets........................... $1,066,804  $2,285,341    $ 390,336
                                          ==========  ==========    =========

                            EMERGE INTERACTIVE, INC.

(13) Commitments and Contingencies

    Voluntary Employee Savings 401(k) Plan

      The Company established a voluntary employee savings 401(k) plan in 1997 which is available to all full time employees 21 years or older. The plan provides for a matching by the Company of the employee's contribution to the plan for 50% of the first 6% of the employee's annual compensation. The Company's matching contributions were $6,300 in 1996, $38,195 in 1997, $62,108 in 1998 and $54,229 in 1999.

    Royalties

      In connection with the NutriCharge license, the Company is obligated to a royalty of 5% of gross revenues from the sale of NutriCharge products and infrared technology related to the Company's Canadian license agreement.

      The Company is also obligated to a royalty of 6% of net revenues from product or services related to technology patented by Iowa State University.

(14) Subsequent Events

    Sale of Series D Preferred Stock

      On October 27, 1999, the Company agreed to issue 4,555,556 shares of Series D preferred stock and a warrant to acquire 1,138,889 shares of Class B common stock. Each share of Series D preferred stock is convertible into 1.25 shares of Class B common stock at any time at the option of the holder or immediately upon an IPO. The warrant is exercisable at the Company's IPO price. In the event the Company does not complete an IPO, the warrant is exercisable at $9.00 after November 16, 2000 or earlier if the Company has an equity financing of not less that $20,000,000 from private investors. The warrant expires on November 16, 2002. In return for these instruments, the Company received $18,000,000 of cash in November 1999 and a $23,000,000 non-interest, bearing note receivable due on October 27, 2000. Imputed interest at 9.5% amounts to $2,185,000 over the life of the note.

      The net consideration of $38,815,000 was allocated to the warrant and preferred stock as follows. The warrant was valued at $3,325,553 using the Black-Scholes method and assuming a strike price of $11.20, expiration of three years, 90% volatility, and 5.8% interest. The remaining proceeds were allocated to preferred stock and amounted to $7.79 per preferred share ($6.23 per common share). The beneficial conversion feature was calculated as the difference between the conversion price ($6.23) and the fair value of the common stock ($7.20) multiplied by the number of Class B common shares into which the preferred stock is convertible (5,694,445) and amounts to $5,523,612.

      The note receivable will be shown as a reduction of stockholders' equity, net of imputed interest. Interest income will be accreted over the life of the note using the effective interest method. The value of the warrant will be credited to additional paid-in capital. The beneficial conversion feature will be credited to preferred stock with a corresponding charge to additional paid-in capital at issuance. The beneficial conversion feature will reduce net income available to common shareholders.

    Stock Split

      On December 6, 1999, the Board of Directors of the Company authorized a five-for-four stock split. The stock split has been reflected in these financial statements as if it had occurred on the first day of the first period presented.

                            EMERGE INTERACTIVE, INC.

    Legal Proceeding (Unaudited)

      The Company has been named as a defendant in a lawsuit filed by Central Biotech, Inc. on January 12, 2000 in the Queen's Bench Judicial Centre of Regina, Providence of Saskatchewan, Canada. The complaint alleges that eMerge and E-Y laboratories, Inc. were each subject to confidentiality agreements with the plaintiff, and subsequently engaged in discussions concerning a potential business arrangement in violation of such agreements. The complaint asserts damages, including punitive damages, from the defendants in the aggregate amount of $18,000,000 (Canadian dollars), as well as injunctive relief. Although the Company has not yet completed its assessment of these claims, the Company believes that there are a number of substantive and procedural defenses that exist and intends to defend these claims vigorously.

    Initial Public Offering (Unaudited)

      On February 17, 2000, the Company closed on its IPO and a concurrent private placement of common stock and raised net proceeds of approximately $107,400,000. Approximately $12,800,000 of the proceeds were used to pay amounts due to related parties and $900,000 was paid to Turnkey.

    Acquisitions (Unaudited)

Agreement for the Purchase of Assets from Eastern Livestock Co., Inc.

      On April 20, 2000 eMerge Interactive, Inc. entered into an Agreement for the Purchase and Sale of Assets with Eastern Livestock Co., and its shareholders, which closed on May 1, 2000. eMerge purchased Eastern's rollover business which engages in buying cattle for immediate or short-term resale. The purchase of the rollover business includes acquisition of all tangible and intangible systems used in the conduct or operation of the business, all furniture and/or equipment and systems associated with the business, and any presence on the World Wide Web, including email addresses, maintained by or on behalf of Eastern in connection with the rollover business. The purchase price for these assets consisted of (i) $17,000,000 in cash, (ii) 1,215,913 shares of eMerge common stock and (iii) $4,500,000 in cash to be paid one year after the closing date or earlier upon certain events occurring.

Agreement for the Purchase of Assets from W.P. Land and Livestock, Inc.

      On April 21, 2000 eMerge Interactive entered into an Agreement for the Purchase and Sale of Assets with W.P. Land and Livestock, Inc., and its shareholders, which purchase is expected to close on or before May 15, 2000. Upon the closing of this purchase, eMerge will purchase all of the tangible and intangible property of W.P. Land and Livestock relating to its business of purchasing and reselling of cattle through auction as well as any presence on the World Wide Web maintained by or on behalf of W.P. Land and Livestock, including the page located at URL http://www.jordancattle.com and any email addresses used in connection with the business. The purchase price for these assets will be $2,784,595 in cash plus the value of certain inventory.

      On April 21, 2000 eMerge entered into a Contract for Sale and Purchase of Real Estate with shareholders of W.P. Land and Livestock to purchase three parcels of land used in the above described business of W.P. Land and Livestock for a purchase price of $3,472,000 in cash. This sale will close at the time of the closing of the above described purchase of assets.

                         Report of Independent Auditors

Board of Directors and Stockholders
JusticeLink, Inc.
(formerly LAWPlus, Inc.)

We have audited the balance sheets of JusticeLink, Inc. (formerly LAWPlus, Inc.) as of December 31, 1999 and 1998, and the related statements of operations, mandatory redeemable convertible stock and other capital (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JusticeLink, Inc. (formerly LAWPlus, Inc.) at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Ernst & Young

Dallas, Texas
February 18, 2000, except for the second and third sections of Note 10, for which is May 5, 2000

                               JusticeLink, Inc.
                            (formerly LAWPlus, Inc.)

                                 Balance Sheets

                                                                December 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
                                                               (In thousands)
Assets
Current assets:
  Cash and cash equivalents..................................  $12,163  $    14
  Accounts receivable--trade.................................       68       74
  Prepaids...................................................       29       27
                                                               -------  -------
  Total current assets.......................................   12,260      115
Property and equipment, net..................................    2,218      747
Notes receivable, affiliates.................................       --      135
Deposits.....................................................       49      106
Debt issuance cost, net......................................       --       91
Goodwill and other intangible assets, net of accumulated
 amortization of $844........................................    5,547       --
Other........................................................       --        4
                                                               -------  -------
Total assets.................................................  $20,074  $ 1,198
                                                               =======  =======
Liabilities, Mandatory Redeemable Convertible Stock and Other
 Capital (Deficiency)
Current liabilities:
  Accounts payable trade.....................................  $   463  $   763
  Accrued liabilities........................................      669      401
  Accrued lease cancellation fees............................       --      161
  Deferred compensation......................................       80      546
  Current portion of capital lease obligations...............      592      375
  Notes payable and current portion of long-term debt........    4,992      243
                                                               -------  -------
Total current liabilities....................................    6,796    2,489
Capital lease obligations, less current portion..............      406      125
Long-term debt, less current portion.........................    1,000    4,927
Notes payable, long-term debt and accrued interest converted to Series B mandatory redeemable convertible preferred stock
 during 1999.................................................       --    7,563
Commitments and contingencies
Mandatory Redeemable Convertible Stock
  Series B mandatory redeemable convertible preferred stock, par value $.01 per share, 10,000,000 shares authorized,
   9,461,468 shares issued and outstanding...................   19,353       --
  Series C mandatory redeemable convertible preferred stock, par value $.01 per share, 7,200,000 shares authorized,
   7,108,707 shares issued and outstanding...................   14,337       --
Other Capital (Deficiency)
  Series A convertible preferred stock, $.01 par value,
   15,000,000 shares authorized, 3,200,000 shares issued and
   outstanding ($3,809,536 aggregate liquidation value)......       --       32
  Common stock, $.05 par value, 25,000,000 shares authorized,
   10,000 shares in 1999 and 683,242 shares in 1998 issued
   and outstanding...........................................        1       34
  Additional capital.........................................    7,942    6,157
  Accumulated deficit........................................  (29,761) (20,129)
                                                               -------  -------
Total other capital (deficiency).............................  (21,818) (13,906)
                                                               -------  -------
Total liabilities, mandatory redeemable convertible stock and other capital...............................................  $20,074  $ 1,198
                                                               =======  =======

                            See accompanying notes.

                               JusticeLink, Inc.
                            (formerly LAWPlus, Inc.)

                            Statements of Operations

                                                     Year ended December 31,
                                                     -------------------------
                                                        1999          1998
                                                     -----------  ------------
                                                          (in thousands)
Revenue............................................. $       277  $        272
Operating expenses:
  Selling and customer support......................       2,875         2,179
  Product development...............................         909         2,004
  Operations........................................       1,613         1,824
  General and administrative........................       1,726         2,249
  Depreciation and amortization.....................       1,744           693
                                                     -----------  ------------
                                                           8,867         8,949
                                                     -----------  ------------
Loss from operations................................      (8,590)       (8,677)
Interest income.....................................          71            --
Interest expense....................................      (1,113)       (1,578)
                                                     -----------  ------------
Net loss............................................ $    (9,632) $    (10,255)
                                                     ===========  ============




                            See accompanying notes.

                               JusticeLink, Inc.
                            (formerly LAWPlus, Inc.)

     Statements of Mandatory Redeemable Convertible Stock and Other Capital
                                  (Deficiency)

                             Mandatory Redeemable
                               Convertible Stock                               Other Capital
                         ----------------------------- -----------------------------------------------------------------
                            Series B       Series C       Series A
                           Preferred      Preferred      Convertible         Common
                             Stock          Stock      Preferred Stock        Stock
                         -------------- -------------- -----------------  -------------- Additional Accumulated
                         Shares Amount  Shares Amount  Shares    Amount   Shares  Amount  Capital     Deficit    Total
                         ------ ------- ------ ------- --------  -------  ------  ------ ---------- ----------- --------
                                                               (In thousands)
Balance at January 1,
 1998...................                                  3,200   $   32     687   $ 34    $5,744    $ (9,874)  $ (4,064)
Issuance of warrants
 attached to Revolving
 Note guarantee and 1998
 Bridge Loans...........                                    --       --      --     --        503         --         503
Other...................                                    --       --       (4)   --        (90)        --         (90)
Net loss and
 comprehensive loss.....                                    --       --      --     --        --      (10,255)   (10,255)
                                                       --------   ------  ------   ----    ------    --------   --------
Balance at December 31,
 1998...................                                  3,200       32     683     34     6,157     (20,129)   (13,906)
Exercise of warrants
 issued in connection
 with the 1998 and 1999
 Bridge Loans...........                                    --       --    7,754    388       --          --         388
Recapitalization of
 LAWPlus, Inc........... 3,462  $ 6,925                  (3,200)     (32) (8,437)  (422)    2,994         --       2,540
Series B mandatory
 redeemable preferred
 stock issued in
 connection with the
 acquisition of
 JusticeLink, Inc....... 1,187    2,375                     --       --      --     --        --          --         --
Series B mandatory
 redeemable preferred
 stock issued in
 exchange for 1999
 Bridge Loans and
 accrued interest....... 1,114    2,228                     --       --      --     --        --          --         --
Sale of Series B
 mandatory redeemable
 preferred stock, net... 2,398    4,795                     --       --      --     --       (583)        --        (583)
Issuance of Series B
 mandatory redeemable
 preferred stock in
 connection with Lexis-
 Nexis agreement........ 1,300    2,600                     --       --      --     --        --          --         --
Sale of Series C
 mandatory redeemable
 preferred stock, net...   --       --  7,109  $14,217      --       --      --     --        (80)        --         (80)
Accrued dividends on
 Series B and C
 mandatory redeemable
 preferred stock........   --       430   --       120      --       --      --     --       (550)        --        (550)
Exercise of employee
 stock options..........                  --       --       --       --       10      1         4         --           5
Net loss and
 comprehensive loss.....   --       --    --       --       --       --      --     --        --       (9,632)    (9,632)
                         -----  ------- -----  ------- --------   ------  ------   ----    ------    --------   --------
Balance at December 31,
 1999................... 9,461  $19,353 7,109  $14,337      --    $  --       10   $  1    $7,942    $(29,761)  $(21,818)
                         =====  ======= =====  ======= ========   ======  ======   ====    ======    ========   ========


                            See accompanying notes.

                               JusticeLink, Inc.
                            (formerly LAWPlus, Inc.)

                            Statements of Cash Flows

                                                                 Year ended
                                                                December 31,
                                                              -----------------
                                                               1999      1998
                                                              -------  --------
                                                               (in thousands)
Operating Activities
Net loss....................................................  $(9,632) $(10,255)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization.............................    1,744       693
  Amortization of debt issuance costs.......................       91        26
  Loss on disposal of property and equipment................       --       434
  Interest related to warrants attached to debt.............       --       503
  Non-cash interest expense.................................       --       563
  Bad debt expense..........................................        5        --
  Write-off of note receivable--affiliates..................      135        --
  Changes in operating assets and liabilities, net of
   effects of an acquired business in 1999:
    Accounts receivable trade...............................        1       (52)
    Prepaids, deposits and other............................       53       (57)
    Notes receivable, affiliates............................      --        115
    Accounts payable and accrued liabilities................     (294)      489
                                                              -------  --------
      Net cash used in operating activities.................   (7,897)   (7,541)
Investing Activities
  Cash acquired from merger with JusticeLink, Inc...........        1        --
  Merger costs..............................................     (474)       --
  Purchases of property and equipment.......................   (1,269)     (154)
                                                              -------  --------
    Net cash used in investing activities...................   (1,742)     (154)
Financing Activities
  Proceeds from the exercise of warrants for LAWPlus, Inc.
   common stock.............................................      388        --
  Proceeds from the exercise of stock options...............        5        --
  Net proceeds from sale of Series B and Series C preferred
   stock....................................................   18,349        --
  Proceeds from issuance of notes payable and long-term
   debt.....................................................    3,762     6,375
  Payments on notes payable and long-term debt..............     (250)     (591)
  Payments on capital lease obligations.....................     (466)     (361)
  Other.....................................................       --       (90)
                                                              -------  --------
    Net cash provided by financing activities...............   21,788     5,333
                                                              -------  --------
Increase (decrease) in cash and cash equivalents............   12,149    (2,362)
Cash and cash equivalents at beginning of year..............       14     2,376
                                                              -------  --------
Cash and cash equivalents at end of year....................  $12,163  $     14
                                                              =======  ========
Supplemental Cash Flow Information
Cash paid for interest......................................  $ 1,581  $    527
Significant Noncash Investing and Financing Activities
Common stock, Series A preferred stock and debt converted to
 Series B preferred stock (including accrued interest of
 $928,000)..................................................  $11,693  $     --
Series B preferred stock issued in connection with the
 merger with JusticeLink, Inc...............................  $ 2,375  $     --
Series B preferred stock issued in connection with the
 Lexis-Nexis agreement......................................  $ 2,600  $     --
Property and equipment acquired with capital leases.........  $   967  $     --
Additional capital allocated to Series B and C preferred
 stock for dividends........................................  $   550  $     --

                            See accompanying notes.

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                         Notes to Financial Statements
                               December 31, 1999

1. Organization and Description of Business

      LAWPlus, LLC, a Texas limited liability corporation was formed on April 20, 1995 (inception) and was 94% owned by COREPlus LLC. At the commencement of operations on July 16, 1997, the members of LAWPlus, LLC exchanged their membership units for shares of common stock of LAWPlus, Inc., a Delaware corporation incorporated on July 9, 1997, and COREPlus, LLC transferred assets of $25,000 and liabilities of $2,701,000, recorded at their historical basis, to LAWPlus, Inc.

      On May 25, 1999, LAWPlus, Inc. acquired all of the outstanding common stock of JusticeLink, Inc. in exchange for 1,187,495 shares of Series B Preferred Stock. Additionally, LAWPlus, Inc. acquired assets of $180,000 and assumed a note payable of $1,072,000. Effective with the merger, the Company changed its name to JusticeLink, Inc. The merger has been accounted for using the purchase method of accounting and, accordingly, results of the acquired operations of JusticeLink, Inc. are included in the Company's statements of operations from the date of its acquisition. The pro forma effects on the Company's operations for the years ended December 31, 1999 and 1998, assuming that JusticeLink was acquired as of September 1, 1998 (its inception), would be to increase the net loss by $1,456,000 and $1,843,000, respectively. JusticeLink had no net revenues during either period.

      The Company provides electronic document transmission and storage services to court systems, attorneys and litigants accessed via the Internet. The Company has executed service agreements with court systems and law firms participating within certain court systems in the states of Texas, California, Colorado, Alabama, and Georgia. The Company continues to pursue opportunities to expand its services throughout the United States.

2. Summary of Significant Accounting Policies

      Revenue Recognition

      The Company recognizes revenue as services are provided.

      Cash and Cash Equivalents

      The Company considers short-term investments with original maturity dates of 90 days or less at the date of purchase to be cash equivalents.

      Property and Equipment

      Property and equipment are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets which range from three to five years. Leasehold improvements and assets under capital leases are amortized over the lesser of the base lease term or estimated useful life of the respective asset and included in depreciation expense.

      Product Development Costs

      In 1998, the Company expensed all product development costs as incurred. Product development costs represent the internal and external costs associated with developing the Company's electronic internet applications.

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)


      In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP is effective for all fiscal years beginning after December 15, 1998 and requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. SOP 98-1 does not require restatement of prior year financial statements upon adoption. As of December 31, 1999, the Company has capitalized $1,311,000 in connection with developing internal use software of which $754,000 has been placed in service as of December 31, 1999. Amortization expense for internally developed software was $84,000 for the year ended December 31, 1999.

      Intangibles

      Intangible assets consist of goodwill, trademarks, customer lists, technological capabilities and strategic relationships and are amortized using the straight-line method over the estimated useful lives of three years.

      Impairment of Long-Lived Assets

      The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

      Debt Issuance Costs

      Debt issuance costs were carried at cost of $130,000 less accumulated amortization of $39,000 as of December 31, 1998 which was calculated using the interest method over the term of the debt, and are included in other assets. During 1999, the remaining unamortized balance of $33,000 was written off in connection with the Company's recapitalization (see Note 7).

      Income Taxes

      Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Valuation allowances are provided against deferred tax assets when the realization of the assets is not reasonably assured.

      Use of Estimates

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held primarily with one financial institution and exceed federally insured amounts. The Company has not incurred any losses relating to such concentration and none are expected. The Company's accounts receivable are comprised of small balances due from a large number of customers for which collateral is generally not required. The allowance for doubtful

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)

accounts as of December 31, 1999 was $5,000 and no allowance was necessary as of December 31, 1998. Losses on accounts receivable have historically been within management's expectation.

      Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company has not completed a thorough review of all its contracts for embedded derivatives and, accordingly, the effects, if any, upon adoption of SFAS 133 on its financial position or results of operations have not been determined.

3. Property and Equipment

      Property and equipment consisted of the following:

                                                                December 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
                                                               (in thousands)
     Computer and data network equipment...................... $ 2,313  $ 1,513
     Software.................................................   1,783      261
     Office and other equipment...............................     197      154
                                                               -------  -------
                                                                 4,293    1,928
     Less accumulated depreciation............................  (2,075)  (1,181)
                                                               -------  -------
     Property and equipment, net.............................. $ 2,218  $   747
                                                               =======  =======

      Included within property and equipment are assets under capital leases of $998,000 and $1,250,000 and related accumulated amortization of $261,000 and $556,000 at December 31, 1999 and 1998, respectively.

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)


4. Notes Payable and Long-Term Debt

      Notes payable and long-term debt consisted of the following:

                                                               December 31,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                                                              (in thousands)
Note payable................................................. $ 1,072  $    --
Revolving Note...............................................   3,500    3,500
Senior Note..................................................      84      334
12% Subordinated Notes.......................................      --    3,440
1998 Bridge Loans ...........................................      --    2,500
12% Senior Subordinated Notes ...............................      --    1,060
Subordinated Note ...........................................   1,000    1,000
8% Senior Subordinated Note..................................     336      336
                                                              -------  -------
                                                                5,992   12,170
Less current portion not converted to Series B mandatory
 redeemable convertible preferred stock .....................  (4,992)    (243)
Less, in 1998, notes payable and long-term debt converted to
 Series B mandatory redeemable convertible preferred stock
 during 1999.................................................      --   (7,000)
                                                              -------  -------
Long-term debt, less current portion......................... $ 1,000  $ 4,927
                                                              =======  =======

      In connection with the recapitalization of LAWPlus, Inc. and the merger with JusticeLink, Inc. in May 1999, the Company's outstanding 12% Senior Subordinated Notes, 12% Subordinated Notes and the 1998 Bridge Loans were converted to Series B Convertible Preferred Stock (See Note 7). These amounts totaling $7,000,000 plus accrued interest of $563,000 at December 31, 1998 are shown separately on the balance sheet at December 31, 1998 as Notes payable, long-term debt and accrued interest converted to Series B mandatory redeemable convertible preferred stock during 1999.

      In July 1997, the Company assumed 12% Senior Subordinated Notes totaling $1,060,000, a Subordinated Note of $1,000,000, and an 8% Senior Subordinated Note of $450,000 from COREP1us, LLC.

      The 12% Senior Subordinated Notes of $1,060,000 bore interest at 12% which was payable quarterly. The principal of the notes was originally due and payable on July 1, 2001, however, in conjunction with the 1999 recapitalization of LAWPlus, Inc. and the merger with JusticeLink, Inc., the Senior Subordinated Notes of $1,060,000 were converted to Series B Preferred Stock (see Note 7).

      The $1,000,000 Subordinated Note is unsecured and due on March 31, 2001. Interest accrues at prime plus 1% (9.50% at December 31, 1999) and is payable quarterly.

      The 8% Senior Subordinated Note between the Company and Southeast Texas NETPlus, Inc. (an entity owned by stockholders who were former directors or officers of the Company) accrues interest at 8% with principal and interest payable quarterly. On November 20, 1997 and May 4, 1998, the terms of the 8% Senior Subordinated Note for the then remaining principal of $436,000 and $386,000, respectively were

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)

amended to provide that interest will accrue at 8% per annum. Payment of such interest is deferred until the closing of a private placement equity financing at which time all such deferred interest payments shall be paid and interest would then be paid monthly. All deferred interest was paid in connection with the equity financing on July 1, 1999 described in Note 7. In addition, the Company made a required principal payment of $50,000 in connection with the May 4, 1998 amendment. As of December 31, 1999 and 1998, $336,000 principal was outstanding which is due on October 16, 2000.

      In July and November 1997, the Company issued 12% Subordinated Notes to venture capitalists for $3,440,476. The notes were originally due on June 30, 2002 with interest payable quarterly. However, in conjunction with the 1999 recapitalization of LAWPlus, Inc. and the merger with JusticeLink, Inc. (see
Note 7) the Subordinated Notes were converted to Series B Preferred Stock. As permitted by the terms of the 12% Subordinated Notes, accrued interest was added to the unpaid principal balance of the notes prior to the conversion.

      In May 1998, the Company entered into a Substitute Revolving Note (the "Revolving Note") with a bank under which it has borrowed $3,500,000 bearing interest at the bank's prime rate (8.50% at December 31, 1999). Interest is payable monthly with all outstanding principal due July 31, 2000. The borrowings under the Revolving Note are collateralized by substantially all the assets of the Company. In addition, the Revolving Note is guaranteed by two investment fund limited partnerships, which held all of the Company's Series A Preferred Stock, $5,940,000 in debt and had representatives on the Board of Directors of the Company at December 31, 1998, in return for 435,000 warrants to purchase an equal number of shares of common stock with an exercise price of $.05 per share through May 4, 2008. The fair value of the warrants at the date of grant, as determined by management, of $218,000 was recorded as additional capital and amortized to interest expense over the period to the original maturity date of the Revolving Note on August 31, 1998. The guarantee by the two investment fund limited partnerships may be reduced to $1,000,000 upon meeting conditions as to the size and valuation of an initial public offering.

      In December 1997, the Company entered into a term note (the "Senior Note") agreement with a commercial bank for $500,000 due on December 5, 2000. Interest accrues at prime plus 2% (10.50% at December 31, 1999). Principal payments, beginning January 5, 1998, were due in equal monthly installments of approximately $14,000 plus interest. The Senior Note agreement contains a penalty for prepayments and restricts the Company's ability to declare or pay any dividends during the term of the loan. A provision of the Senior Note required the Company to raise $10,000,000 in junior capital by March 31, 1998, The March 31, 1998 deadline was subsequently extended to September 30, 1998. In November 1998, the Company and the commercial bank agreed to renegotiate the terms of the agreement which resulted in a requirement for monthly payments of approximately $14,000 until March 5, 1999 (subsequently extended to August 5,
1999), at which time all unpaid principal and interest was due and payable. In September 1999, the Company and the commercial bank renegotiated the Senior Note as a six-month installment note, with monthly payments including principal and interest of approximately $46,000, maturing on February 5, 2000. The Senior
Note is collateralized by specific equipment. This note was paid in full on February 1, 2000.

      To fund operations in 1998, the Company entered into a series of bridge loans (the "1998 Bridge Loans") aggregating $2,500,000 at December 31, 1998. The 1998 Bridge Loans bore interest at 9% per annum with all principal and interest due at maturity of November 30, 1998 or March 15, 1999. In addition, the Company issued to the lenders 3,812,160 warrants expiring May 4, 2008 for an equal number of shares of common stock with an exercise price of $0.05 per share. Warrants for 641,180 shares were immediately exercisable. Warrants for 1,000,000 shares became exercisable on each of December 15, 1998, January 15,

                               JUSTICELINK, INC.
                           (Formerly LAWPlus, Inc.)

                  Notes to Financial Statements--(Continued)

1999 and February 15, 1999 and 171,080 became exercisable on January 12, 1999. If the 1998 Bridge Loans had been repaid by each of these dates or had the Company obtained third party financing, some or all of the warrants would have been voided. The fair value of the warrants at the date of grant, as determined by management, of $285,000, was recorded as additional capital and amortized to interest expense over the period from issue to the original maturity date of the 1998 Bridge Loans.

     To fund operations during 1999, the Company entered into additional bridge loans (the "1999 Bridge Loans") for an aggregate of $3,762,000 of borrowings, under substantially the same terms as the 1998 Bridge Loans including immediately exercisable warrants expiring on May 4, 2008 for an aggregate of 10,342,160 shares of common stock at an exercise price of $0.05 per share. The value of the warrants was determined by management to be nominal.

     In connection with the 1999 recapitalization of LAWPlus, Inc. and the merger with JusticeLink, Inc. the $2,500,000 of 1998 Bridge Loans and $1,862,000 of 1999 Bridge Loans were converted to Series B Preferred Stock (see Note 7). Additionally, on July 1, 1999, $1,900,000 of 1999 Bridge Loans were converted to Series B Preferred Stock at a ratio of $2.00 per share (see
Note 7).

     On May 25, 1999 in connection with the merger with JusticeLink, the Company assumed a $1,072,000 note payable to an entity which became a Series B Preferred stockholder in the Company. The note payable bore interest at 8% per annum. Principal and interest was due at maturity on March 12, 2000. At December 31, 1999, $1,072,000 was outstanding with accrued interest payable of $51,691. On February 11, 2000, the note payable was settled for $850,000 in cash plus certain equipment and software (see Note 10).

     Maturities of notes payable and long-term debt at December 31, 1999, are as follows (in thousands):

     2000................................................................ $4,992
     2001................................................................  1,000
                                                                          ------
         Total........................................................... $5,992
                                                                          ======

5. Income Taxes

     No provision for income taxes has been provided for the years ended December 31, 1999 and 1998 due to the Company's operating losses.

     The differences between the actual income tax benefit and the amount computed by applying the statutory federal tax rate to the loss before income taxes are as follows:

                                                               December 31
                                                             ----------------
                                                              1999     1998
                                                             -------  -------
                                                             (In thousands)
     Benefit computed at federal statutory rate............. $(3,275) $(3,487)
     Permanent differences..................................     260        9
     State income tax benefit, net of federal tax effect at
      state statutory rate..................................    (263)    (304)
     Increase in valuation reserve..........................   3,278    3,782
                                                             -------  -------
         Total.............................................. $    --  $    --
                                                             =======  =======

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)


      The components of the deferred tax assets and liabilities are as follows:

                                                                 December 31
                                                                ---------------
                                                                 1999    1998
                                                                ------  -------
                                                                (In thousands)
Deferred tax assets--net operating loss carryforwards.......... $9,444  $ 5,714
Valuation allowance for deferred tax assets.................... (8,959)  (5,681)
                                                                ------  -------
Deferred tax assets, net of valuation allowance................    485       33
Deferred tax liabilities
  Software development costs...................................   (454)      --
  Other, net...................................................    (31)     (33)
                                                                ------  -------
Total deferred tax liabilities.................................   (485)     (33)
                                                                ------  -------
Deferred income taxes, net..................................... $   --  $    --
                                                                ======  =======

      At December 31, 1999, the Company has approximately $25.6 million of federal net operating loss carryforwards which begin to expire in 2012. The Company has approximately $25.6 million of state net operating losses as of December 31, 1999.

      At December 31, 1999 and 1998, the Company has recorded a valuation allowance against its net deferred tax assets because management believes that, after considering all the available objective evidence, the realization of the assets is not reasonably assured.

6. Commitments and Contingencies

      Leases

      The Company has operating and capital lease commitments for office space and equipment with lease terms ranging from three to five years. The office space lease agreement includes an escalation clause and renewal option to extended the term by three years.

      Capital leases require monthly payments over periods ranging from 18 to 36 months with implicit interest rates ranging from 8% to 25%.

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)


      Future minimum lease payments under noncancelable capital and operating leases at December 31, 1999 were as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
                                                                (in thousands)
  2000........................................................  $ 592    $649
  2001........................................................    424     172
  2002........................................................    198      18
  2003........................................................     --       8
                                                                -----    ----
    Total minimum lease payments..............................  1,214    $847
                                                                         ====
Less amount representing interest.............................    216
                                                                -----
Present value of minimum capital lease payments...............    998
Less current portion..........................................    592
                                                                -----
Capital lease obligations, less current portion...............  $ 406
                                                                =====

      Rent expense for noncancelable operating leases was approximately $542,000 and $317,000 for the years ended December 31, 1999 and 1998, respectively.

      In February 1998, the Company entered into an outsourcing agreement with a third party to provide data processing and related information technology services for the Company's production operating system. Amounts paid to the third party in 1998 were approximately $322,000. The agreement was terminated in December 1998 and termination costs of approximately $161,000 were accrued.

      Legal

      From time to time, the Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these claims, legal actions and complaints will not have a material effect on the Company's financial position or result of operations.

7. Recapitalization of LAWPlus, Inc.

      Effective May 25, 1999, LAWPlus, Inc. recapitalized as a condition of closing the merger with JusticeLink, Inc. In the recapitalization, LAWPlus, Inc. issued 3,462,461 shares of Series B Preferred Stock in exchange for all of the 12% Senior Subordinated Notes, the 12% Subordinated Notes, the 1998 Bridge Loans, $1,862,000 of 1999 Bridge Loans, accrued interest of $600,000 on the 1998 and 1999 Bridge Loans, and all of the outstanding shares of Series A Preferred Stock and common stock at conversion rates negotiated by the stockholders.

      The recapitalization resulted in approximately $6,925,000 being allocated to Series B Preferred Stock at $2.00 per share and the remainder as an increase to additional capital.

      Additionally, outstanding stock options as of December 31, 1998 covering 593,068 shares were converted to options to purchase 226,223 shares of common stock at $1.3108 per share. These options were rescinded by the board of directors and were replaced by the June 8, 1999 stock option grant for shares in the merged Company, described in Note 8 under "Stock Options."

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)


8. Capital Stock

      Reverse Stock Split

      On October 29, 1998, LAWPlus, Inc. amended its Articles of Incorporation to convert each share of its $.01 par value common stock into one-fifth of one share of common stock, $.05 par value (reverse split). All common stock, options and warrants to purchase common shares outstanding on October 29, 1998 were adjusted to reflect the reverse split. The impact of the reverse split has been retroactively reflected in the accompanying financial statements.

      Series A Convertible Preferred Stock

      Each share of Series A Convertible Preferred Stock (the "Series A Preferred Stock") was convertible into one share of common stock. The Series A Preferred Stock would automatically convert to common stock upon closing of an initial public offering of common stock in which aggregate proceeds received by the Company would have been at least $25 million and which represented a valuation of the total common equity of the Company of at least $60 million. Holders of Series A Preferred Stock were not entitled to receive dividends prior, or in preference, to common shareholders. Holders of Series A Preferred Stock were to receive dividends upon declaration or payment of any dividend or distribution to common shareholders. Holders of Series A Preferred Stock had the right to vote with common shareholders on the basis of one vote per share of Series A Preferred Stock held. The liquidation preference of the Series A Preferred Stock was $1.19048 per share.

      In connection with the recapitalization of LAWPlus, Inc. and merger with JusticeLink, Inc., all of the issued and outstanding Series A Preferred Stock was exchanged for Series B Preferred Stock (see below).

      Series B Mandatory Redeemable Convertible Preferred Stock

      On July 1, 1999, the Company completed a sale of 2,397,500 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") at $2.00 per share. The Company received proceeds of $4,212,000, net of $583,000 of offering costs. Offering costs of $583,000 have been recorded against additional capital. In connection with arranging the offering, 234,250 immediately exercisable 10 year warrants to purchase common stock were issued to the underwriter with a $2.00 per share exercise price.

      Concurrently, on July 1, 1999, $1,900,000 of the 1999 Bridge Loans plus accrued interest of approximately $328,000 were converted to 1,114,017 shares of Series B Preferred Stock at $2.00 per share.

      Each share of Series B Preferred Stock is convertible into the number of shares of common stock that results from dividing the liquidation value (initially $2.00 per share) of the Series B Preferred Stock by the conversion price (initially $2.00 per share) for Series B Preferred Stock plus the number of shares that results from dividing the amount of any accrued and unpaid dividends divided by the amount equal to the fair value of the common stock. The holders of Series B Preferred Stock will be entitled to receive cumulative dividends at the rate of 5.0% of the original purchase price, which will be converted into common shares upon conversion of the Series B Preferred Stock at a conversion price equal to the fair market value of the common stock at the time of conversion. The Series B Preferred Stock automatically converts to common stock upon 1) the election of the holders of at least two-thirds of the issued and outstanding Series B and Series C Preferred Stocks or 2) the closing of an initial public offering of common stock in which aggregate proceeds are at least $20,000,000.

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)

Holders of Series B Preferred Stock vote with common shareholders on the basis of one vote per share of Series B Preferred Stock held. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of the Series B Preferred Stock have a liquidation preference in an amount equal to three times the liquidation value of $2.00 per share or their pro rata share if the assets of the Company are insufficient to pay in full the respective preferential amounts (see adjustment to liquidation preference upon issuance of Series C Preferred Stock described below).

      On October 28, 1999, the Company amended the Certificate of Designation for the Series B Preferred Stock making the Series B Preferred Stock mandatorily redeemable upon the vote of two thirds of the combined holders of Series B and Series C (see below) Preferred Stock. The redemption would be one third of the shares on each of July 1, 2004, 2005 and 2006 at liquidation value plus accrued unpaid dividends.

      As of December 31, 1999, $429,776 representing the pro-rata portion of the cumulative 5% dividend has been recorded to Series B Preferred Stock and charged to additional capital in the absence of positive retained earnings.

      Series C Mandatory Redeemable Preferred Stock

      On October 28, 1999, the Company's Board of Directors authorized 7,200,000 shares of Series C Preferred Stock (the "Series C Preferred Stock") with a par value of $0.01. The Series C Preferred Stock has essentially the same rights and preferences as the amended Series B Preferred Stock, except in the event of a liquidation. In the event of a liquidation where the assets available are insufficient for payment of the entire preferred liquidation preference, plus any cumulative but unpaid dividends, first, until the holders of the Series C Preferred Stock have received an amount per share equal to the liquidation value ($2.00 per share), plus any accrued dividends, sixty percent of such assets will be allocated ratably to Series C Preferred Stock holders and forty percent of such assets will be allocated ratably among the holders of Series B Preferred Stock. The holders of the Series B and C Preferred Stocks then share ratably until the holders have received an amount of three times the liquidation value, plus any cumulative but unpaid dividends.

      The Series C Preferred Stock is mandatorily redeemable upon the vote of two-thirds of the combined holders of Series B and C Preferred Stocks. The redemption would be one-third of the shares on each of July 1, 2004, 2005 and 2006 at liquidation value plus accrued unpaid dividends.

      In November 1999, the Company sold 6,415,422 shares of Series C Preferred Stock at $2.00 per share to Internet Capital Group, Inc. and a private investment banking firm. The Company received gross proceeds of $12,831,000 from these offerings. The terms of the Series C Preferred Stock offering restricted the use of the proceeds from paying debt and allowed existing stockholders of the Company to acquire up to 750,000 shares at $2.00 per share of which 693,285 shares have been sold as of December 31, 1999. As of December 31, 1999, the Company paid $80,000 of offering costs, which have been recorded against additional capital.

      As of December 31, 1999, $119,422 representing the pro-rata portion of the cumulative 5% dividend has been recorded to Series C Preferred Stock and charged to additional capital in the absence of positive retained earnings.

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)


      Agreement with Lexis-Nexis

      On November 1, 1999, the Company and Lexis-Nexis Group, a division of Reed Elsevier Inc. (Lexis) entered into a strategic alliance whereby the Company will become the exclusive court electronic filing solutions partner of Lexis. In the agreement the Company issued 1,300,000 shares of Series B Preferred Stock in exchange for the right to pursue certain Lexis customers for e-filing services and entering into a joint marketing agreement. The joint marketing agreement relates to co-branding and promoting each Company's services and listing the Company as Lexis' exclusive e-filing services provider. Lexis will use its best efforts to transition the specified customers to the Company's system. The shares issued are not contingent upon future performance or services. The Company agreed to issue additional common stock to Lexis contingent upon the level of revenue generated from these specified Lexis former customers, if they are converted to be Company customers, for a thirty-month period beginning after the transition period, which is expected to occur no earlier than March 31, 2000.

      Additionally, in connection with the agreement with Lexis, the Company issued immediately exercisable 10 year warrants for 150,000 shares of common stock at an exercise price of $2.50 per share to certain shareholders for services performed during the transaction. The value assigned to the warrants was nominal. The Company has recorded the $2.6 million of consideration to intangible assets at December 31, 1999. Any additional consideration given to Lexis related to future revenues will be charged to expense based on the fair value of the stock to be given as of the date of the resolution of the contingency.

      Stock Warrants

      As of December 31, 1999 and 1998, warrants to purchase 393,875 and 4,247,160 shares of common stock with an exercise price of $2.50 and $0.05, respectively, were outstanding. All of the warrants outstanding at December 31, 1999 were exercisable. The warrants expire from May 4, 2008 through November 1, 2009.

      In March 1999, 7,753,979 warrants of the 14,589,320 warrants issued in connection with the 1998 and 1999 Bridge Loans were exercised as a part of the recapitalization of LAWPlus, Inc. (see Note 7). Proceeds from the exercise approximated $388,000. The remaining warrants issued in connection with the 1998 and 1999 Bridge Loans were voided as a condition of the merger with JusticeLink, Inc.

      Employee Stock Options

      As of December 31, 1998, fully vested options granted prior to the incorporation of LAWPlus, Inc. to purchase 15,000 shares of common stock were outstanding with an exercise price of $0.0165 per share, exercisable through December 31, 2010. Subsequently, with the 1999 recapitalization of LAWPlus, Inc. and the merger with JusticeLink, Inc., these options were converted to options to purchase 9,246 shares of common stock with an exercise price of $0.0268 with the original expiration date.

      In October 1998, the stockholders of the Company approved an Employee Stock Option Plan authorizing 1,000,000 shares of the Company's common stock to be reserved for the granting of incentive stock options. Stock option grants for 593,068 shares with an exercise price of $0.50, representing the estimated fair value at the date of grant were awarded during 1998 and subsequently rescinded by the board of directors in December 1999. Generally, the options vested at six to twelve months from the date of grant at a rate of 25% of the initial grant and then pro rata each month thereafter until all options vest four years from the date of grant. As of December 31, 1998, 66,261 options were exercisable.

                               JUSTICELINK, INC.
                           (Formerly LAWPlus, Inc.)

                  Notes to Financial Statements--(Continued)


      In October 1998 and June 1999, the Company increased the number of shares available for grant under its Employee Stock Option Plan to 1,700,000 shares. During 1999, stock option grants covering 1,722,000 shares at an exercise price of $0.50 per share were awarded by the Company, with terms similar to the existing options with the vesting beginning from either their original hire date or October 28, 1998. As of December 31, 1999, 180,797 shares are available for grant under the plan.

      Data with respect to stock options of the Company are as follows:

                                  Options Outstanding      Exercisable Options
                                ------------------------- ----------------------
                                              Weighted               Weighted
                                              Average                Average
                                 Shares    Exercise Price Shares  Exercise Price
                                ---------  -------------- ------- --------------
January 1, 1998................     9,246       $.03        9,246     $ .03
Granted........................   593,068        .50
                                ---------       ----
December 31, 1998..............   602,314        .49       66,261     $(.43)
Granted........................ 1,722,000        .50
Exercised......................   (10,000)       .50
Rescinded......................  (593,068)       .50
Forfeitures....................  (212,043)       .50
                                ---------       ----
December 31, 1999.............. 1,509,203       $.50      331,354     $ .49
                                =========       ====

      Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, requires pro forma information regarding the Company's net loss determined as if the Company has accounted for its employee stock options under the fair value method. The fair value of the Company's options estimated at the dates of grant during 1999 and 1998 using a "minimum value" option pricing model was insignificant. Accordingly, the fair value method results in substantially the same net loss for the years ended December 31, 1999 and 1998 as that shown in the statements of operations.

      Reserved Shares

      Shares of common stock reserved for future issuance as of December 31, 1999 were as follows:

   Conversion of Series B Mandatory Redeemable Preferred Stock......  9,461,468
   Conversion of Series C Mandatory Redeemable Preferred Stock......  7,108,707
   Warrants.........................................................    393,875
   Employee Stock Option Plan.......................................  1,700,000
                                                                     ----------
                                                                     18,664,050
                                                                     ==========

9. Related Party Transactions

      On October 28, 1999, the Company's Board of Directors approved a settlement agreement (the "Agreement") between the Company and a former officer and shareholder, whereby the Company agreed to pay the former officer deferred compensation of $118,000, which is included in the deferred compensation liability at December 31, 1998. The amount will be payable in ten monthly installments of $10,000 and twelve monthly installments of $1,500 beginning November 1, 1999. As part of this Agreement, the Company wrote off the $135,000 note receivable from this former officer and shareholder.

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)


      An officer and director of the Company owns a facility from which the Company relocated effective December 1998. The Company incurred approximately $67,000 in rental expense related to this facility during the year ended December 31, 1998.

      Equipment is leased from a company in which a director of the Company has an ownership interest. During the year ended December 31, 1999 and 1998, the Company made approximately $397,000 and $266,000 in capital lease payments to this company.

      A partner of the Company's former outside legal counsel is also an equity owner in the Company. The Company incurred approximately $18,000 in legal expenses with the law firm during the year ended December 31, 1998.

      In February 1998, the Company entered into a third-party development contract for the design, engineering and development of a significant portion of the Company's electronic filing application. Certain shareholders and directors of the Company hold equity interests in the third party and serve on its board of directors. For the year ended December 31, 1999 and 1998, the Company made contract payments to this entity of approximately $816,000 and $515,000, respectively. This agreement expired in September of 1999.

10. Subsequent Events

      Note Payable Agreement

      On February 11, 2000, the Company reached an agreement with Series B Preferred stockholder which held the Note Payable in the amount of $1,072,000 (plus accrued interest of $62,000 as of February 11, 2000). Under the terms of the agreement, the Company will pay $850,000 and transfer certain tangible and intangible assets acquired in the merger with JusticeLink on May 25, 1999 to the stockholder by March 10, 2000 in full settlement of the note. As of December 31, 1999, the net book value of the tangible asset included in property and equipment was $97,721. As a result of the agreement goodwill and accrued interest will be reduced by $145,000 and $51,000, respectively.

      Asset Purchase Agreement

      On March 30, 2000, the Company entered into an asset purchase agreement with a software development company whereby the Company will purchase certain assets, including software for $4.0 million and a 1.5% common stock interest in the newly formed entity resulting from the merger with CourtLink. The Company must pay $2.0 million within thirty days of closing and $2.0 million on or before November 15, 2000.

      Also the Company entered into a cooperative marketing and limited grant license agreement with the software development company.

      Merger Agreement

      Effective May 1, 2000, the Company entered into an Agreement and Plan of Merger (the Agreement) with Data West Corporation, d.b.a CourtLink in a stock for stock transaction to be accounted for under the purchase method. Pursuant to the terms of the Agreement, the Company will exchange all of its outstanding Series B Preferred and Series C Preferred stocks into CourtLink Series B Preferred Stock at a defined rate of exchange. All of the Company's common stock will also be converted into CourtLink's common stock at a defined rate of exchange. The Company's outstanding warrants and options will be exchanged into options for CourtLink common stock at a rate consistent with the common stock exchange rate. The surviving company of the merger is CourtLink, however, the Company's operation will remain in Dallas with certain corporate functions being relocated to Seattle, Washington. The effects of the merger have not been reflected in the accompanying financial statements.

                               JUSTICELINK, INC.
                            (Formerly LAWPlus, Inc.)

                   Notes to Financial Statements--(Continued)


11. Year 2000 (Unaudited)

      The Company, in conjunction with its third-party technology developers and other third parties and key suppliers, completed an assessment of its internal information systems and the electronic filing application and has developed or modified portions of these information systems so that they would function properly with respect to dates in the Year 2000 and thereafter. The Company also modified the internet application underlying its electronic filing service so that the occurrence of the date January 1, 2000, would not, by itself, cause the current version of the JusticeLink system, owned and developed by the Company and licensed for use by the Company to its customers in the regular course of business, to materially fail to operate in accordance with published specifications.

      The Company did not experience any significant failures as a direct result of Year 2000, and management does not believe that there is any remaining exposure related to the Year 2000. Additionally, the Company continuously monitors the activity of the internet application and has standing operating procedures to address Year 2000 related failures should they occur. The Company has expensed a nominal amount in 1999 related to Year 2000 compliance, which was included in product development expense.

                    Report of Independent Public Accountants

To the Partners of
MetalSite General Partner, LLC:

      We have audited the accompanying consolidated balance sheet of MetalSite General Partner, LLC (a Delaware limited liability company) as of December 31, 1998 and the related consolidated statements of operations, partners' capital and cash flows for the period from Inception (November 15, 1998) through December 31, 1998. These financial statements are the responsibility of MetalSite General Partner, LLC's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MetalSite General Partner, LLC as of December 31, 1998, and the consolidated results of its operations and its cash flows for the period from Inception (November 15, 1998) through December 31, 1998 in conformity with accounting principles generally accepted in the United States.

      The accompanying consolidated financial statements have been prepared assuming that MetalSite General Partner, LLC will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, it is uncertain as to whether the Partnership will generate sufficient cash flows from operations. This factor raises substantial doubt about the Partnership's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Arthur Andersen LLP

Pittsburgh, Pennsylvania
January 12, 2000

                         METALSITE GENERAL PARTNER, LLC

                          Consolidated Balance Sheets
                    September 30, 1999 and December 31, 1998

                                                      (Unaudited)
                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                       Assets
Current Assets:
  Cash and cash equivalents.........................  $1,196,301    $1,129,323
  Trade accounts receivable.........................     395,894           789
  Other receivables.................................       5,516            --
  Prepaid service arrangement, net of accumulated
   amortization of $41,667 and $0, respectively.....     458,333            --
  Prepaid expenses..................................      47,427         2,194
                                                      ----------    ----------
    Total current assets............................   2,103,471     1,132,306
Fixed Assets:
  Furniture and fixtures............................       2,000         1,967
  Computer equipment and hardware...................     759,495       428,553
  Accumulated depreciation..........................    (276,193)      (30,293)
                                                      ----------    ----------
    Total fixed assets, net.........................     485,302       400,227
                                                      ==========    ==========
Other Assets:
  Notes receivable from employees...................     113,323            --
  Deposits..........................................      18,669        25,100
  Software and development costs, net of accumulated
   amortization of $1,141,668 and $65,400,
   respectively.....................................     564,306     1,189,965
                                                      ----------    ----------
    Total other assets..............................     696,298     1,215,065
                                                      ----------    ----------
Total Assets........................................  $3,285,071    $2,747,598
                                                      ==========    ==========
    Liabilities And Partners' Capital (Deficit)
Current Liabilities:
  Current portion of capital lease obligation.......  $  118,589    $       --
  Accounts payable..................................      67,295       594,502
  Accrued incentives................................     271,876            --
  Accrued interest..................................     222,548         4,652
  Other accrued liabilities.........................     709,161       345,041
  Deferred revenue..................................         450            --
                                                      ----------    ----------
    Total current liabilities.......................   1,389,919       944,195
Long-term Liabilities:
  Long-term portion of capital lease obligation.....     130,282           --
  Loans from partners...............................   4,826,566     1,826,566
                                                      ----------    ----------
    Total long-term liabilities.....................   4,956,848     1,826,566
                                                      ----------    ----------
Minority Interest in Limited Partnership............   1,115,794            --
Partners' Capital (Deficit).........................  (4,177,490)      (23,163)
                                                      ----------    ----------
Total Liabilities and Partners' Capital (Deficit)...  $3,285,071    $2,747,598
                                                      ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         METALSITE GENERAL PARTNER, LLC

                     Consolidated Statements Of Operations

      For the Nine Months Ended September 30, 1999 and for the Period from inception (November 15, 1998) through December 31, 1998

                                             (Unaudited)
                                             Nine Months     From Inception
                                                Ended     (November 15, 1998)
                                            September 30, through December 31,
                                                1999              1998
                                            ------------- --------------------
Revenues...................................  $ 1,022,216       $     789
  Cost of revenues.........................      442,728         121,250
                                             -----------       ---------
  Gross profit (loss)......................      579,488        (120,461)
                                             -----------       ---------
Operating Expenses:
  Product development......................    1,785,115         456,079
  Sales and marketing......................    1,369,137         255,000
  General and administrative...............    2,264,400         168,103
  Partnership interest based compensation..       65,200              --
                                             -----------       ---------
  Total operating expenses.................    5,483,852         879,182
                                             -----------       ---------
  Loss from operations.....................   (4,904,364)       (999,643)
                                             -----------       ---------
Interest expense, net......................      213,537           4,652
                                             -----------       ---------
Minority interest in loss of limited
 partnership...............................     (949,406)       (930,913)
                                             -----------       ---------
Net Loss...................................  $(4,168,495)      $ (73,382)
                                             ===========       =========



  The accompanying notes are an integral part of these consolidated financial statements.

                         METALSITE GENERAL PARTNER, LLC

             Consolidated Statements of Partners' Capital (Deficit)

      For the Nine Months Ended September 30, 1999 (Unaudited) and for the Period from inception (November 15, 1998) through December 31, 1998

Partners' Capital (Deficit),
 beginning balance at Inception (November 15, 1998)............... $       --
  Contributions...................................................      50,219
  Net loss........................................................     (73,382)
                                                                   -----------
Partners' Capital (Deficit),
 December 31, 1998................................................     (23,163)
                                                                   -----------
  Contributions...................................................      14,168
  Net loss........................................................  (4,168,495)
                                                                   -----------
Partners' Capital (Deficit),
 September 30, 1999............................................... $(4,177,490)
                                                                   ===========




  The accompanying notes are an integral part of these consolidated financial statements.

                         METALSITE GENERAL PARTNER, LLC

                     Consolidated Statements of Cash Flows

      For the Nine Months Ended September 30, 1999 and for the Period from inception (November 15, 1998) through December 31, 1998

                                              (Unaudited)
                                              Nine Months    From Inception
                                                 Ended     (November 15, 1998)
                                             September 30,       through
                                                 1999       December 31, 1998
                                             ------------- -------------------
Cash Flows From Operating Activities:
Net loss....................................  $(4,168,495)     $   (73,382)
Adjustments to reconcile net loss to net
 cash provided (used) by operating
 activities--
  Depreciation and amortization.............    1,284,401           95,693
  Minority interest in loss of Limited
   Partnership..............................     (949,406)        (930,913)
  Amortization of deferred compensation.....       65,200              --
Changes in assets and liabilities--
  Accounts receivable.......................     (395,105)            (789)
  Other receivables.........................       (5,516)             --
  Prepaid expenses..........................      (45,233)          (2,194)
  Other assets..............................     (106,892)             --
  Accounts payable..........................     (527,207)         594,502
  Accrued expenses..........................      853,892          349,693
  Deferred revenue..........................          450              --
                                              -----------      -----------
    Net cash (used) provided by operating
     activities.............................   (3,993,911)          32,610
                                              -----------      -----------
Cash Flows From Investing Activities:
  Additions to fixed assets, software, and
   development costs........................      453,279        1,685,885
  Deposits..................................          --            25,100
                                              -----------      -----------
    Cash used in investing activities.......     (453,279)      (1,710,985)
                                              -----------      -----------
Cash Flows From Financing Activities:
  General Partners' cash contributions......       14,168           50,219
  Limited Partners' cash contributions......    1,500,000          930,913
  Loans from partners.......................    3,000,000        1,826,566
                                              -----------      -----------
Cash provided by financing activities.......    4,514,168        2,807,698
                                              -----------      -----------
    Net increase in cash....................       66,978        1,129,323
                                              -----------      -----------
Cash and cash equivalents, beginning of
 period.....................................    1,129,323              --
                                              -----------      -----------
Cash and cash equivalents, end of period....  $ 1,196,301      $ 1,129,323
                                              ===========      ===========
Non-Cash Transactions:
  Purchase of equipment through capital
   lease....................................  $   248,871      $       --
  Contribution of prepaid service
   arrangement for Limited Partnership
   Interest.................................  $   500,000      $       --

  The accompanying notes are an integral part of these consolidated financial statements.

                         METALSITE GENERAL PARTNER, LLC

                   Notes to Consolidated Financial Statements

      For the Nine Months Ended September 30, 1999 (Unaudited) and for the Period from Inception (November 15, 1998) through December 31, 1998

1. Organization and Partnership Agreement:

      MetalSite General Partner, LLC ("MGP" or the "general partner") a Delaware limited liability company owns a 1% interest in MetalSite, L.P. (the "Partnership" or "MetalSite") a Delaware Limited Partnership and through the provisions of the Third Amended and Restated Operating Agreement of MGP (the "Agreement") controls MetalSite. MetalSite is a leading provider of business-to- business electronic commerce solutions to the metals industry. MetalSite's Internet-based marketplace permits raw material suppliers, integrated and mini-mill producers, service centers, distributors, toll processors, brokers, fabricators and original equipment manufacturers to efficiently buy and sell metals products. The Partnership was in the development stage for the period from Inception (November 15, 1998) through the first half of 1999.

      Weirton Steel Corporation ("WSC"), LTV Steel Company ("LTV") and Steel Dynamics, Inc. ("SDI") purchased their respective general partner and Partnership interests on November 15, 1998. LTV and SDI were also granted warrants allowing them to purchase additional limited partnership interests under specified terms (see Note 8). As the period from the time of respective Partnership interest purchase to December 31, 1998 is one and a half months, comparison to the nine-month period ending September 30, 1999 is not meaningful.

      For purposes of determining the ownership percentage of the Partnership, the cost incurred by WSC prior to the initial capitalization of the Partnership, for early development of the technology and intellectual property that supports the Partnership's business, was included as a component of WSC ("Predecessor") and was credited towards WSC's initial Partnership interest. To the extent that the expenditures composing this investment included assets contributed to the Partnership, these assets were accounted for using the net book value of the assets transferred from WSC's books. For financial reporting purposes, however, the amount contained in WSC's capital account excludes those costs that WSC expensed prior to the initial capitalization of the Partnership.

      On September 1, 1999, Ryerson Tull, Inc. ("RTI") purchased its respective general partner and Partnership interests in exchange for cash and intellectual property (see Note 2). Additionally on September 1, 1999, Bethlehem Steel Corporation ("BSC") purchased its respective general partner and Partnership interests in exchange for cash.

      As of December 31, 1998, WSC, LTV and SDI were collectively the limited partners of MetalSite. As of September 30, 1999, WSC, LTV, SDI, RTI, and BSC were collectively the limited partners of MetalSite (the "Limited Partners").

      The Limited Partnership Agreement provides, among other things, for the following:

      Management

      The affairs of the Partnership are managed by MGP, its general partner.

                         METALSITE GENERAL PARTNER, LLC

      Right of First Refusal

      Pursuant to the Limited Partnership Agreement of MetalSite L.P., a Class A Partner (the "Selling Partner") shall have the right to sell all (but not less than all) of its Class A interest in MetalSite ("Offered Interest") to a bonafide third party provided that the Selling Partner first gives the Partnership and the other Class A Partners (the "Non-Selling Partners") the opportunity to purchase the Offered Interest. The Selling Partner shall give written notice of any bona fide offer (the "Offer Notice") to MGP and each of the Non-Selling Partners. Within 60 days following receipt of the Offer Notice, the Partnership shall have the right to elect to purchase, at the same price and on the same terms and conditions specified in the Offer Notice, the Offered Interest.

      Term and Dissolution

      Pursuant to the Agreement of MGP, the Limited Partners shall not take part in the control, direction or operation of the affairs of MGP other than to exercise rights specifically provided in the Agreement, nor may the limited partners act for or bind the MGP. At all times the sole control of the Partnership shall rest exclusively with the general partner. Additionally, no prior consent or approval of a limited partner is required for any act or transaction to be taken by the general partner.

      The term of the Partnership will continue until there is either (a) a sale or distribution of all of MetalSite's assets, (b) a superceding of the original partnership agreement or (c) a termination by dissolution.

2. Summary of Significant Accounting Policies:

      Principles of Consolidation

      The accompanying consolidated financial statements are those of the general partner and include the accounts of MGP and the Partnership. All significant intercompany transactions have been eliminated in consolidation.

      Basis of Presentation and Management's Plans

      The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the ordinary course of business. Through September 30, 1999, MGP has incurred a cumulative net loss of $4,241,877 and has yet to generate significant revenues. Management anticipates that additional losses will be incurred while MetalSite's website aggregates sufficient commercial activity to cover its operating costs. Any substantial delay in the implementation of management's plans or substantial unanticipated costs associated with its plans (including delays in achieving sufficient commercial activity) could have an adverse effect on MGP's financial condition. As such, it is uncertain as to whether MetalSite will generate sufficient cash flows from operations. These factors raise substantial doubt about MGP's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      Management's plans include achieving sufficient commercial activity to cover its operating costs. Until this is achieved, the Partnership is dependent on the continued funding of its Limited Partners. On September 1, 1999, management obtained a Partnership Loan Facility from the Limited Partners to provide up to a maximum of $6,000,000 to fund Partnership operations (see Note
4).

                        METALSITE GENERAL PARTNER, LLC

      Minority Interest

      Minority interest includes the Limited Partner's Class A partnership interests in MetalSite, the value of warrants issued to two of the Limited Partners (see Note 8) and deferred compensation associated with the Class B partnership interests that were issued to certain members of the Partnership's management under a Restricted Partnership Interest Plan (the "RPIP"). Losses are allocated pro-rata to the Limited Partners until the minority interest balance is reduced to zero. At that time, all remaining losses are allocated to the general partner.

      Below is a reconciliation of the minority interest in the Limited Partnership at September 30, 1999:

Minority interest in Limited Partnership--December 31, 1998......... $       --
Limited Partners' cash contributions................................  1,500,000
Contribution of prepaid service arrangement for capital.............    500,000
Amortization of deferred compensation...............................     65,200
Minority interest in loss of Limited Partnership....................   (949,406)
                                                                     ----------
Minority interest in Limited Partnership--September 30, 1999........ $1,115,794
                                                                     ==========

      Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand and money market funds. All cash equivalents are recorded at cost, which approximates fair value.

      Fixed Assets

      Fixed assets are stated at cost. Depreciation is computed using the straight- line method to charge the cost of significant assets to income over their useful lives. For purposes of this computation, the useful lives are assumed to be as follows:

                                                              From Inception
                                                           (November 15, 1998)
                                                           to December 31, 1998
                                                           --------------------
Hardware and Software.....................................      3-5 years
Furniture and Fixtures....................................        5 years

      Based upon the Partnership reassessment of hardware and software's useful life, effective August 1, 1999, the Partnership changed the depreciable life of the above assets as follows:

Internally Developed or Capitalized Software Costs.................... 1.5 years
Externally Developed or Acquired Software and Hardware................   2 years

      The effect of the change in depreciable lives was an additional charge of $399,660 to the statement of operations during the nine months ended September 30, 1999.

      Capitalized Software Costs

      The Partnership capitalizes in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", certain internal and external development costs that relate

                         METALSITE GENERAL PARTNER, LLC
to the development of internal use software that will provide benefits to future periods. These costs are amortized over the shorter of their estimated useful life or 1.5 years.

      Prepaid Service Agreement

      In connection with the sale of Class A partnership interest to RTI, MGP, RTI and MetalSite have agreed that RTI shall provide certain of its consultants to MetalSite to perform analysis, design, consulting, and/or support for one-year from the date of RTI's investment. The consultants, in performing services, provide MetalSite with their knowledge, experiences, expertise, ideas, know-how, concepts and understandings, whether written or oral, to assist MetalSite with the further development of its catalog technology. The fair value of this prepaid service agreement ($500,000) is being amortized over the life of the agreement (one-year).

      Revenue Recognition

      MetalSite recognizes revenue from three types of occurrences conducted on or over its website: (1) fixed transaction fees for items with a set selling price at the time the seller accepts the buyer's order, (2) auction transaction fees derived from the highest bid received above seller specific reserve prices at the time an auction is closed and (3) advertising fees for posted customer advertisements at the time the service is performed. The specific reserve price in (2) above is defined as the bid price that must be received from the buyer before MetalSite is entitled to revenue. The seller, prior to placing a product for auction on the site, sets the reserve price.

      Cost of Revenues

      Cost of revenues consist primarily of the costs for hosting services provided by MetalSite's internet service provider for daily use of its server and employee costs.

      Income Taxes

      No provision for income taxes has been made in the financial statements as MGP is not subject to income tax. The tax effects of MGP and the Partnership's operations accrue to its Partners.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Notes Receivable from Employees:

      In connection with the Class B partnership interests that were issued at a discount to certain members of the Partnership's management under the RPIP, the Partnership recorded $113,323 in nonrecourse loans to these employees for tax payments the Partnership remitted to the government upon Class B partnership interest grant. The interest on these loans is recourse. These loans bear interest at 5% and are due in four equal annual installments beginning April 17, 2000 (see Note 10).

                         METALSITE GENERAL PARTNER, LLC

4. Related Party Transactions:

      Revenues

      As of December 31, 1998, the Partnership's exclusive revenue provider was WSC, a Limited Partner. As a result, the trade receivable recorded as of December 31, 1998 was solely from WSC. Subsequent to December 31, 1998, the Partnership began facilitating the sale of metal for other Limited Partners and new sellers recording transaction fee revenue and the resultant trade receivables from these sellers.

      Note Payable to WSC

      The Partnership received $1,826,566 in loans from WSC during the period from Inception (November 15, 1998) through December 31, 1998. The loans bear interest at an 8% fixed rate per annum and provide for the liquidation of principal balances on December 31, 2001. These loans are secured by a lien on the assets of the Partnership and are subordinated to the Partnership Loan Facility discussed below. Among other restrictions, the Partnership will be deemed to be in an "Event of Default" under the agreement if principal, interest, or other indebtedness under the note payable agreement with WSC is not paid when due. Included in the accompanying consolidated balance sheets related to the WSC loans is accrued interest of $113,947 and $4,652 as of September 30, 1999 and December 31, 1998, respectively. Interest expense for the nine months ended September 30, 1999 and the period from Inception (November 15, 1998) through December 31, 1998, was $109,295 and $4,652, respectively.

      Partnership Loan Facility

      On September 1, 1999, the Limited Partners established a Partnership Loan Facility (the "Facility") to provide working capital to fund the Partnership's operations. Under the terms of this Facility, the Partnership can borrow up to a maximum of $6,000,000. The Facility provides that upon the request of the Partnership, each Limited Partner will make loans to the Partnership in proportion to their respective ownership interests. These loans bear interest at the PNC Bank prime interest rate plus 1%. Accrued interest and principal balances are payable at maturity, which is March 26, 2001. Loans made under this facility are secured by a lien on accounts receivable and fixed assets of the Partnership and are subordinated to future bank borrowings. The amount outstanding under the facility at September 30, 1999 was $3,000,000. Among other restrictions, the Partnership will be deemed to be in an "Event of Default" under the Facility if principal, interest, or other indebtedness under the agreement is not paid when due. Additionally, the accompanying September 30, 1999 consolidated balance sheet includes accrued interest of $108,601 for outstanding amounts due under the Facility. This also represents the amount of interest expense incurred for the nine months ended September 30, 1999.

      Warrants

      Upon the earlier of (1) the date by which both LTV and SDI shall have exercised their warrants to purchase Partnership interest or (2) April 1, 2001, if a warrant in the Partnership previously expires without being exercised, WSC shall be required to make an additional capital contribution equal to the appraised value of the Partnership as of December 31, 1998, minus any capital contributions made by any of the Limited Partners through such date to the extent such appraised value of the Partnership exceeds the aggregate capital contributions made to the Partnership. As of September 30, 1999 and December 31, 1998, no additional capital contributions were required.

                         METALSITE GENERAL PARTNER, LLC

      Leases

      From its Inception (November 15, 1998) through September 30, 1999, the Partnership occupied facilities which were leased by WSC. WSC's monthly lease payment was recorded as a payable to WSC on the Partnership's balance sheet. On July 12, 1999, this lease was assigned to the Partnership and the Partnership began making payments directly to the lessor (see Note 7). WSC has remained a guarantor of this lease agreement.

      WSC has guaranteed a lease facility that the Partnership has used to purchase furniture for its offices. The maximum credit that will be extended under this facility is $175,000. As of September 30, 1999 and December 31, 1998, the Partnership had leased office furniture under this facility totaling approximately $175,000 and $83,000, respectively. This lease facility is accounted for as an operating lease by the Partnership.

5. Technology License Agreement:

      WSC developed the intellectual property and business processes ("Intellectual Property") that support the MetalSite website. Because this information is critical to the Partnership's operation, WSC has entered into a technology licensing agreement with the Partnership. This license allows the Partnership worldwide, royalty free and irrevocable usage of WSC's Intellectual Property in the metals industry. Upon a Transfer Event, as defined, WSC shall automatically assign all right, title and interest in and to the Intellectual Property to the Partnership free and clear of any claim, suit, proceedings, security interest, pledge or lien or encumbrance of any kind or nature. A Transfer Event, as defined by the technology licensing agreement is the earlier of (1) an initial public offering of securities by MetalSite; or (2) two years from the effective date of the agreement which is August 27, 1999.

6. Employee Benefit and Incentive Plans:

      The Partnership has established a 401(K) retirement program to provide the opportunity for substantially all employees to invest pretax earnings towards their retirement. The Partnership's program provides for the possibility of matching contributions up to a specified limit based on the extent to which the Partnership achieves financial and operating goals. No matching contributions were made to this Program during the nine months ended September 30, 1999 or the period from Inception (November 15, 1998) through December 31, 1998.

      The Partnership has also established various incentive bonus plans for its employees during 1999. No payments were made under these plans during the nine months ended September 30, 1999. MetalSite accrued $271,876 for these plans at September 30, 1999.

                         METALSITE GENERAL PARTNER, LLC

7. Leases:

      The Partnership leases certain office space and office furniture under operating leases. The following is a schedule of future minimum rental payments required under non-cancelable operating leases:

                                                                   September 30,
                                                                       1999
                                                                   -------------
   1999...........................................................   $115,000
   2000...........................................................    510,000
   2001...........................................................    226,000
   2002...........................................................     19,000
                                                                     --------
     Total........................................................   $870,000
                                                                     ========

      Rental expense for all operating leases was approximately $237,000 and $33,000 for the nine months ended September 30, 1999 and the period from Inception (November 15, 1998) through December 31, 1998, respectively. Future minimum lease payments include facility lease payments for office space subleased from WSC subsequent to December 31, 1998 (see Note 4).

      In August 1999, MetalSite entered into a capital lease with Exodus, an internet service provider, for a website server and related hardware. Under the terms of the lease, MetalSite is required to make twenty-four monthly payments of $14,364 through October 31, 2001. An asset and corresponding obligation were recorded for an amount equal to the present value of minimum lease payments at the beginning of the lease term, excluding that portion of the payments representing executory costs to be paid by the lessor. Payments were discounted using a 9% interest rate, which approximated MetalSite's incremental borrowing rate at the time the lease was executed. The principal balance outstanding under this lease agreement was $248,871 at September 30, 1999.

      Future minimum payments by year and in the aggregate, under capital leases consist of the following at September 30, 1999:

   1999.............................................................. $  28,728
   2000..............................................................   172,368
   2001..............................................................   143,640
                                                                      ---------
     Total minimum lease payments....................................   344,736
   Less--Amounts for executory costs.................................   (51,110)
   Less--Amounts representing interest...............................   (44,755)
                                                                      ---------
   Present value of net minimum lease payments.......................   248,871
   Less--Amounts due within one year.................................  (118,589)
                                                                      ---------
   Long-term capital lease obligations............................... $ 130,282
                                                                      =========

8. Warrants Outstanding:

      In connection with their purchase of an initial Partnership interest, two of the Partnership's limited partners, LTV and SDI obtained nontransferable warrants to purchase additional partnership interests. These warrants allow LTV and SDI to acquire additional partnership interests sufficient to double their initial Partnership interests. These warrants may be exercised at any time between January 1, 1999 and March 31,

                         METALSITE GENERAL PARTNER, LLC

2001 and allow the additional interests to be purchased for a price based upon a valuation of the Partnership as of December 31, 1998. The warrants entitle the holder to a discount on their exercise price ("Discount") based on tonnage the holder sells over the MetalSite website during the twelve months preceding the exercise. As of September 30, 1999 and December 31, 1998, these warrants remain unexercised. Additionally, as of December 31, 1998, neither LTV nor SDI met the tonnage requirements to receive a Discount. At the point in time that it becomes probable that LTV and SDI will achieve the tonnage targets, MetalSite will begin to accrete the Discount with a charge to transaction fee discount expense and a corresponding credit to warrants outstanding. At September 30, 1999 and December 31, 1998, warrants outstanding totaled $74,250.

9. Fair Value of Financial Instruments and Market Risks:

      Statement of Financial Accounting Standards No. 107 "Fair Value of Financial Instruments" requires disclosures about fair value for all financial statements. The $1,826,566 in loans from WSC bears interest at an 8% fixed rate per annum, with principal paid at maturity. The $3,000,000 outstanding from the Partnership Loan Facility bears interest at the PNC Bank prime rate plus 1%, with principal paid at maturity. The variable rate debt approximates current rates available to MetalSite for such debt, and accordingly the fair value of such floating rate debt approximates the current carrying amount. At September 30, 1999 and December 31, 1998, it is not practicable to determine the fair value of the fixed rate debt.

10. Management Ownership Plan:

      During 1999, the Partnership established a Management Ownership Plan ("MOP") to provide incentive to key employees of the Partnership to (i) achieve high levels of performance, and (ii) increase earnings and value of the Partnership. The MOP seeks to accomplish these goals by providing a means whereby such employees may acquire Class B interests in the Partnership through the grant of Class B interests or the exercise of Class B options.

      The grant of a Class B interest by the Partnership or the purchase of a Class B interest pursuant to the exercise of a Class B option under the MOP shall cause WSC's percentage interest in MetalSite (and a proportionate amount of their capital account) to decrease by the same amount as the grant or purchase of such Class B interest.

      To the extent that the Limited Partners are allowed to sell any Class A interests in MetalSite, or other securities into which the Class A interests may convert in a registered offering, the Class B Partners shall have the right to convert their respective Class B interest, or other securities into which the Class B interest may convert, into Class A securities and sell in the same registered offering, on the same terms as the Limited Partners. Each Class B Partner's right to sell pursuant to the foregoing shall be in proportion to the percentage of all Class A securities held by all Class B Partners that such Class B Partner holds. If the Partnership engages in an initial public offering ("IPO") of securities other than the Class B interests, the Class B Interests shall convert into the security being offered in the IPO immediately prior to the IPO.

      Under the provisions of the MOP, ownership interests totaling up to 10% will be transferred to employees. On April 17, 1999 the Class B partnership interests totaling 5% were issued to certain members of the Partnership's management under the RPIP, which is a component of the MOP. The RPIP provides for ownership of the Partnership interests to vest over a four-year period, with the potential for accelerated vesting under certain circumstances. The Class B partnership interests were recorded as deferred compensation at the appraised value on the date of grant ($250,000) in the accompanying consolidated statements of partners' capital (deficit). The deferred compensation is being amortized over the four-year vesting period. The total

                         METALSITE GENERAL PARTNER, LLC
compensation cost recognized in the accompanying consolidated statement of operations for the nine months ended September 30, 1999 was $65,200.

      Under the Class B Option Award Plan (the "Plan"), which is a component of the MOP, the Partnership may grant options for up to 1,000,000 units. The Partnership's Board of Directors or its designee determines the option price and vesting requirements. During the nine months ended September 30, 1999, the Partnership granted 374,500 options at a price of $0.50 per unit. Under the Plan, the option exercise price equals the unit's appraised value on the date of grant. The Class B option granted under the Plan may only be exercised in its entirety and only after the end of the applicable Plan Period, as defined in each Class B Option Award Agreement, while the recipient is employed by the Partnership, but in no event greater than 10 years from the award date.

      1999 activity under the Class B Option Award Plan is summarized below:

                                                                Weighted Average
                                                         Units   Exercise Price
                                                        ------- ----------------
Options outstanding at January 1, 1999.................      --      $  --
Granted--Class B Option Award Plan..................... 374,500       0.50
Forfeited..............................................      --         --
Exercised..............................................      --         --
                                                        -------      -----
Outstanding at September 30, 1999...................... 374,500      $0.50
Exercisable at September 30, 1999......................      --         --
Weighted Average fair vale of option granted...........      --      $0.13

      The Partnership accounts for the Class B Option Award Plan by application of APB No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Had compensation cost for the Class B Option Plan been determined based upon the fair value at the grant dates consistent with SFAS No. 123, "Accounting for Stock Based Compensation", the Partnership would have recorded additional compensation expense in the amount of $50,322.

      The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1999:

                                             9/29/99  9/27/99  9/15/99   9/2/99
                                             -------- -------- -------- --------
Risk free interest rate.....................    5.68%    5.62%    5.67%    5.74%
Expected dividend yield.....................       0%       0%       0%       0%
Expected life of options.................... 2 years  2 years  2 years  2 years
Expected volatility rate....................      40%      40%      40%      40%

11. New Accounting Pronouncements:

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). Statement 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133", which amends Statement 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

                         METALSITE GENERAL PARTNER, LLC

Management does not believe that the adoption of Statement 133 will have a material impact on MGP's financial position or its results of operations.

      On December 3, 1999 the SEC staff released Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB No. 101"), to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 explains the SEC staff's general framework for revenue recognition, stating that four criteria need to be met in order to recognize revenue. The four criteria, all of which must be met, are:

      . There must be persuasive evidence of an arrangement;

      . Delivery must have occurred or services must have been rendered;

      . The selling price must be fixed or determinable; and

      . Collectibility must be reasonably assured.

      SAB No. 101 does not change existing literature on revenue recognition. SAB No. 101 states that changes in accounting to apply the guidance contained therein may be accounted for as a change in accounting principle under APB Opinion No. 20, "Accounting Changes". The new standard did not require management to change existing revenue recognition policies and therefore had no impact on reported financial position and results of operations.

12. Subsequent Events:

      On December 29, 1999, Internet Capital Group, Inc. ("ICG") purchased its respective general partner and Partnership interests from WSC, pursuant to a Securities Purchase Agreement (the "Purchase Agreement") between ICG and WSC. Pursuant to the Purchase Agreement, ICG acquired a Class A limited partner interest in MetalSite representing a 44.42% interest on a basic per unit basis and a 35.35% interest on a diluted per unit basis. ICG also acquired a Membership Interest in the general partner representing a 47.26% interest on a basic per unit basis and a 39.72% interest on a diluted per unit basis.

      In addition, pursuant to the Purchase Agreement, ICG has been granted options to purchase additional interests in MetalSite and the general partner from WSC upon the occurrence of certain events, as defined in the Purchase Agreement. Further, ICG will have the right to appoint two voting members of the Board of Directors of the general partner.

                    Report of Independent Public Accountants

To the Board of Directors of
Weirton Steel Corporation:

      We have audited the accompanying statements of costs and expenses of MetalSite as a Component of Weirton Steel Corporation for the period from January 1, 1998 to November 15, 1998 and for the year ended December 31, 1997. These financial statements are the responsibility of Weirton Steel Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the statements of costs and expenses referred to above present fairly, in all material respects, the costs and expenses of MetalSite as a Component of Weirton Steel Corporation for the period from January 1, 1998 to November 15, 1998 and for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Pittsburgh, Pennsylvania
January 12, 2000

                          METALSITE AS A COMPONENT OF
                           WEIRTON STEEL CORPORATION

                        Statements of Costs and Expenses
          For the Period from January 1, 1998 to November 15, 1998 and
                      For the Year Ended December 31, 1997

                                                      Period From
                                                    January 1, 1998
                                                    To November 15, December 31,
                                                         1998           1997
                                                    --------------- ------------
Costs And Expenses:
  Product Development..............................   $2,110,563      $805,111
  Sales and Marketing..............................      324,753        80,053
  General and Administrative.......................      655,918       109,475
                                                      ----------      --------
    Total Costs and Expenses.......................   $3,091,234      $994,639
                                                      ==========      ========






   The accompanying notes are an integral part of these financial statements.

                          METALSITE AS A COMPONENT OF
                           WEIRTON STEEL CORPORATION

                         Notes to Financial Statements

          For the Period From January 1, 1998 to November 15, 1998 and
                      For the Year Ended December 31, 1997

1. Basis of Presentation:

      The accompanying financial statements represent the financial information of MetalSite as a Component of Weirton Steel Corporation (the "Component"). The costs and expenses of the Component were funded by Weirton Steel Corporation and accordingly, no balance sheets or statements of cash flows are presented for the Component. The statements of costs and expenses represent the Component's share of total spending by Weirton Steel Corporation on behalf of the Component for the respective periods presented. There was no activity related to the Component prior to January 1, 1997.

      On November 15, 1998, Weirton Steel Corporation, LTV Steel Company and Steel Dynamics, Inc. purchased their respective interests in MetalSite General Partner, LLC and MetalSite, L.P., at which time, the Component ceased to exist.

2. Research and Development:

      The costs incurred for the Component primarily represent research and development type expenditures related to the creation of the infrastructure of the Component and were incurred prior to the establishment of technical feasibility and were therefore expensed as incurred.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Syncra Software, Inc.

      In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Syncra Software, Inc. (a development stage enterprise) at December 31, 1998 and the results of its operations and its cash flows for the period from inception (February 11, 1998) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Boston, Massachusetts
April 29, 1999

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                                 Balance Sheet

                                                                                  (Unaudited)
                                                                    December 31,   March 31,
                                                                        1998          1999
                                                                    ------------  ------------
Assets
Current Assets:
  Cash and cash equivalents........................................ $ 1,700,370   $    176,953
  Prepaid expenses.................................................     185,506        149,366
  Other current assets.............................................      22,704         19,991
                                                                    -----------   ------------
  Total current assets.............................................   1,908,580        346,310
Fixed assets, net..................................................     351,752        342,690
Deposits...........................................................     136,998        136,998
                                                                    -----------   ------------
                                                                    $ 2,397,330   $    825,998
                                                                    ===========   ============
Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Current Liabilities:
  Accounts payable................................................. $   233,281   $    226,688
  Accrued expenses.................................................     316,918        347,771
  Notes payable to stockholders....................................   3,926,370             --
                                                                    -----------   ------------
  Total current liabilities........................................   4,476,569        574,459
                                                                    -----------   ------------

Redeemable Preferred Stock:
  Series A redeemable convertible preferred stock, $0.001 par value
   Authorized: 2,941,031 and 2,586,207 shares at December 31, 1998 and March 31, 1999 (unaudited), respectively; issued and
   outstanding: 2,586,207 shares at December 31, 1998 and March 31,
   1999 (unaudited) plus accrued dividends of $334,652 and $454,513 at December 31, 1998 and March 31, 1999 (unaudited),
   respectively; liquidation value of $6,334,651 and $6,454,512 at
   December 31, 1998 and March 31, 1999 (unaudited), respectively
   ................................................................   6,334,651      6,454,512
  Series B redeemable convertible preferred stock, $0.001 par value
   Authorized: 3,737,602 shares; subscribed and issued and
   outstanding: 3,287,602 shares at March 31, 1999 (unaudited);
   liquidation value of $13,150,408 at March 31, 1999 (unaudited)..          --     13,150,408
  Subscriptions receivable (unaudited).............................          --     (9,000,000)
  Preferred stock warrants.........................................     120,000        120,000
  Redeemable non-voting, non-convertible preferred stock, $0.001 par value Authorized: 150,000 and 130,000 shares at December 31,
   1998 and March 31, 1999 (unaudited), respectively; issued and outstanding: 130,000 shares at December 31, 1998 and March 31,
   1999 (unaudited) plus accrued dividends of $89,468 and $116,001 at December 31, 1998 and March 31, 1999 (unaudited),
   respectively; liquidation value of $1,389,468 and $1,416,001 at
   December 31, 1998 and March 31, 1999 (unaudited), respectively..   1,389,468      1,416,001
                                                                    -----------   ------------
  Total redeemable preferred stock.................................   7,844,119     12,140,921
                                                                    -----------   ------------

Stockholders' Deficit:
  Common stock, $0.001 par value; 10,000,000 shares authorized;
   396,000 shares issued and outstanding at December 31, 1998 and
   March 31, 1999 (unaudited)......................................         396            396
  Deficit accumulated during the development stage.................  (9,923,754)   (11,889,778)
                                                                    -----------   ------------
  Total stockholders' deficit......................................  (9,923,358)   (11,889,382)
                                                                    -----------   ------------
Commitments (Note 14)..............................................
                                                                    -----------   ------------
                                                                    $ 2,397,330   $    825,998
                                                                    ===========   ============

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                            Statement of Operations

                                     For the Period         (Unaudited)
                                     from Inception        For the Three
                                      (February 11,   Months Ended March 31,
                                      1998) through   ------------------------
                                    December 31, 1998    1998         1999
                                    ----------------- -----------  -----------
Costs and Expenses:
  Research and development.........    $ 1,501,267    $   235,127  $   480,701
  Selling and marketing............      2,425,532        271,723      767,148
  General and administrative.......      1,950,153        685,788      355,164
  Impairment charge for intangible
   assets..........................      1,312,500             --           --
  Settlement charge................      1,795,333             --           --
                                       -----------    -----------  -----------
Loss from operations...............     (8,984,785)    (1,192,638)  (1,603,013)
Interest expense, net..............        (90,430)        (2,565)    (156,617)
                                       -----------    -----------  -----------
Net loss...........................    $(9,075,215)   $(1,195,203) $(1,759,630)
                                       ===========    ===========  ===========




   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

  Statement of Changes in Redeemable Preferred Stock and Stockholders' Deficit

                                                     Series A Redeemable   Series B Redeemable                  Preferred
                                                       Preferred Stock       Preferred Stock                  Stock Warrants
                                                    --------------------- ---------------------               --------------
                                                               Carrying              Carrying   Subscriptions    Carrying
                                                     Shares      Value     Shares      Value     Receivable       Value
                                                    --------- ----------- --------- ----------- ------------- --------------
Issuance of
 common stock to
 founders.......
Issuance of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........
Issuance of
 Series A
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $170,752:
 Initial
  closing.......                                      948,276 $ 2,200,000
 Second
  closing.......                                      646,551   1,500,000
 Third closing..                                      991,380   2,299,999
Repurchase and
 retirement of
 common stock...
Redemption of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........
Series A
 redeemable
 convertible
 preferred stock
 warrants.......                                                                                                 $120,000
Accrual of
 cumulative
 dividends on
 redeemable
 preferred
 stock..........                                                  334,652
Net loss........
                                                    --------- ----------- --------- -----------  -----------     --------
Balance at
 December 31,
 1998...........                                    2,586,207   6,334,651                                         120,000
Issuance of
 Series B
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $60,000
 (Unaudited)....                                                          3,287,602 $13,150,408  $(9,000,000)
Accrual of
 cumulative
 dividends on
 redeemable
 preferred stock
 (Unaudited)....                                                  119,861
Net loss
 (Unaudited)....
                                                    --------- ----------- --------- -----------  -----------     --------
Balance at March
 31, 1999
 (Unaudited)....                                    2,586,207 $ 6,454,512 3,287,602 $13,150,408  $(9,000,000)    $120,000
                                                    ========= =========== ========= ===========  ===========     ========
                                                     Redeemable Non-
                                                          voting
                                                     Non-convertible                             Deficit
                                                     Preferred Stock         Common stock      Accumulated
                                                    -------------------- ---------------------    During
                                                              Carrying                         Development
                                                    Shares     Value       Shares    Par Value    Stage         Total
                                                    -------- ----------- ----------- --------- ------------- -------------
Issuance of
 common stock to
 founders.......                                                          1,396,000   $1,396                 $      1,396
Issuance of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........                                    150,000  $1,500,000
Issuance of
 Series A
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $170,752:
 Initial
  closing.......
 Second
  closing.......
 Third closing..                                                                               $   (170,752)     (170,752)
Repurchase and
 retirement of
 common stock...                                                         (1,000,000)  (1,000)      (249,000)     (250,000)
Redemption of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........                                    (20,000)   (204,667)
Series A
 redeemable
 convertible
 preferred stock
 warrants.......
Accrual of
 cumulative
 dividends on
 redeemable
 preferred
 stock..........                                                 94,135                            (428,787)     (428,787)
Net loss........                                                                                 (9,075,215)   (9,075,215)
                                                    -------- ----------- ----------- --------- ------------- -------------
Balance at
 December 31,
 1998...........                                    130,000   1,389,468     396,000      396     (9,923,754)   (9,923,358)
Issuance of
 Series B
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $60,000
 (Unaudited)....                                                                                    (60,000)      (60,000)
Accrual of
 cumulative
 dividends on
 redeemable
 preferred stock
 (Unaudited)....                                                 26,533                            (146,394)     (146,394)
Net loss
 (Unaudited)....                                                                                 (1,759,630)   (1,759,630)
                                                    -------- ----------- ----------- --------- ------------- -------------
Balance at March
 31, 1999
 (Unaudited)....                                    130,000  $1,416,001     396,000   $  396   $(11,889,778) $(11,889,382)
                                                    ======== =========== =========== ========= ============= =============

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                            Statement of Cash Flows

                                    For the Period         (Unaudited)
                                    From Inception    For the Three Months
                                     (February 11,       Ended March 31,
                                     1998) Through   ------------------------
                                   December 31, 1998    1998         1999
                                   ----------------- -----------  -----------
Cash flows from operating
 activities:
Net loss..........................    $(9,075,215)   $(1,195,203) $(1,759,630)
Adjustments to reconcile net loss
 to net cash used for operating
 activities:......................
  Depreciation....................         58,537            506       28,522
  Amortization and impairment of
   intangible assets..............      1,500,000        125,000           --
  Amortization of discounts on
   notes payable..................         46,370             --       73,630
  Changes in assets and
   liabilities:
    Prepaid expenses..............       (185,506)            --       36,140
    Other current assets..........        (22,704)       (54,333)       2,713
    Accounts payable..............        233,281          1,691       (6,593)
    Accrued expenses..............        316,918        126,233      121,261
                                      -----------    -----------  -----------
    Net cash used for operating
     activities...................     (7,128,319)      (996,106)  (1,503,957)
                                      -----------    -----------  -----------
Cash flows from investing
 activities:
Purchases of fixed assets.........       (410,289)       (28,543)     (19,460)
Increase in deposits..............       (136,998)            --           --
                                      -----------    -----------  -----------
    Net cash used for investing
     activities...................       (547,287)       (28,543)     (19,460)
                                      -----------    -----------  -----------
Cash flows from financing
 activities:
Proceeds from issuance of notes
 payable to stockholders..........      4,000,000             --           --
Proceeds from Series A redeemable
 convertible preferred stock, net
 of issuance costs................      5,829,247      1,829,248           --
Proceeds from issuance of common
 stock............................          1,396          1,396           --
Redemption of non-voting, non-
 convertible redeemable preferred
 stock and related dividends......       (204,667)            --           --
Repurchase of common stock........       (250,000)            --           --
                                      -----------    -----------  -----------
    Net cash provided by financing
     activities...................      9,375,976      1,830,644           --
                                      -----------    -----------  -----------
Net increase (decrease) in cash
 and cash equivalents.............      1,700,370        805,995   (1,523,417)
Cash and cash equivalents,
 beginning of period..............             --             --    1,700,370
                                      -----------    -----------  -----------
Cash and cash equivalents, end of
 period...........................    $ 1,700,370    $   805,995  $   176,953
                                      ===========    ===========  ===========
Non-cash investing and financing
 activities:
Software acquired in exchange for
 150,000 shares of non-voting,
 non-convertible redeemable
 preferred stock..................    $ 1,500,000    $ 1,500,000  $        --
                                      ===========    ===========  ===========
Conversion of notes payable to
 stockholders plus accrued
 interest of $150,408 into
 1,037,602 shares of Series B
 Preferred Stock..................    $        --    $        --  $ 4,150,408
                                      ===========    ===========  ===========

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

1. Nature of the Business

      Syncra Software, Inc. ("Syncra" or the "Company") was incorporated in Delaware on February 11, 1998. Syncra was formed to design, develop, produce and market supply chain collaboration software and solutions. Since its inception, Syncra has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets, raising capital, marketing and business development. Accordingly, Syncra is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

      Syncra is subject to risks and uncertainties common to growing technology-based companies, including rapid technological changes, growth and commercial acceptances of the Internet, dependence on principal products and third party technology, new product development and performance, new product introductions and other activities of competitors, dependence on key personnel, development of a distribution channel, international expansion, lengthy sales cycles and limited operating history.

2. Summary of Significant Accounting Policies

    Cash and Cash Equivalents

      Syncra considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Included in cash and cash equivalents at December 31, 1998 is approximately $1.6 million in money market accounts.

    Financial Instruments

      The carrying amount of Syncra's financial instruments, principally cash, notes payable, and redeemable preferred stock, approximates their fair values at December 31, 1998.

    Fixed Assets

      Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repairs and maintenance costs are expensed as incurred.

    Research and Development and Software Development Costs

      Costs incurred in the research and development of Syncra's products are expensed as incurred, except for certain research and development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility, as defined by SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed." Costs incurred subsequent to the establishment of technological feasibility and prior to the general release of the products are capitalized. During the period ended December 31, 1998, costs eligible for capitalization were immaterial.

    Accounting for Impairment of Long Lived Assets

      In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company records impairment of losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


    Stock-Based Compensation

      Syncra accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Syncra's Common Stock at the date of grant. Syncra has adopted the provisions of SFAS No. 123, " Accounting for Stock-Based Compensation", through disclosure only (Note 11). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Unaudited Interim Financial Statements

      The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited. In the opinion of Syncra's management, the March 31, 1998 and 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operation for that period. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1999.

3. Prepaid Expenses

      Prepaid expenses consist of the following at December 31, 1998:

     Trade shows and other marketing prepayments...................... $135,774
     Others...........................................................   49,732
                                                                       --------
                                                                       $185,506
                                                                       ========

4. Fixed Assets

      Fixed assets consist of the following:

                                                         Estimated
                                                        useful life December 31,
                                                          (years)       1998
                                                        ----------- ------------
   Computer equipment..................................       3       $246,631
   Office equipment....................................       5         71,783
   Furniture and fixtures..............................       7         91,875
                                                                      --------
                                                                       410,289
   Less: accumulated depreciation......................                 58,537
                                                                      --------
                                                                      $351,752
                                                                      ========

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


5. Impairment of Intangible Assets

      In accordance with SFAS No. 121, Syncra reviews for impairment of long-lived assets when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. In connection with the organization of Syncra in February 1998, Syncra purchased the rights to certain software from Benchmarking Partners, Inc. ("Benchmarking") in exchange for the issuance of 150,000 shares of Syncra's non-voting, non-convertible Redeemable Preferred Stock (Note 8). Syncra did not obtain an independent valuation of the technology and the fair value of the Redeemable Preferred Stock was not objectively determinable. Therefore, Syncra recorded the technology based upon the amount of the Redeemable Preferred Stock as determined by Syncra's Board of Directors. Syncra expected to use the acquired software as a core technology in its product development. In May 1998, management reassessed the status of Syncra's product development and the additional features and functionality planned to be included in Syncra's products. As a result of this re-evaluation, management concluded that the core technology acquired from Benchmarking would not be able to support Syncra's planned products. Accordingly, management decided to restart Syncra's product development activities without the use of the acquired software. An impairment charge of $1,312,500 was recognized in the December 31, 1998 statement of operations.

6. Notes Payable to Stockholders

      During 1998, the Company received aggregate cash proceeds totaling $4,000,000 pursuant to the issuance of convertible promissory notes (the "Notes") payable to certain of its stockholders. No repayments of principal or interest (which accrues at a rate of 9% per annum) were made during the year. The Note holders were also issued 344,828 warrants to purchase Series A Preferred Stock ("Preferred Stock Warrants") at $2.32 per share in 1998. The aggregate value of the Preferred Stock Warrants issued to all Note holders was estimated to be $120,000, which was accounted for as discount on the Notes and Preferred Stock Warrants. The discount is being amortized over the term of the Notes. Upon closing of the Series B Preferred Stock financing, each Note holder is entitled to a number of warrants equal to 20% of the face value of the Note held by such holder divided by the price per share of Series B Preferred Stock. As a result of the Series B Preferred Stock financing in 1999, the Notes were converted into shares of Series B Preferred Stock. Additionally, the Preferred Stock Warrants were converted to the equivalent number of warrants for Series B Preferred Stock totaling 200,000 shares at $4.00 per share (Note 7). The Preferred Stock Warrants have a term of ten years.

7. Redeemable Convertible Preferred Stock

      At December 31, 1998, the Company had authorized preferred stock of 5,000,000 shares, $.001 par value per share, of which 2,941,031 shares were designated as redeemable convertible Series A Preferred Stock ("Series A Preferred Stock") and 150,000 shares of which were designated as Redeemable Preferred Stock (the "Redeemable Preferred Stock").

      On March 31, 1999, the Company's authorized Preferred Stock was increased to 6,453,809 shares with a par value of $.001 per share of which 2,586,207 shares were designated as redeemable convertible Series A Preferred Stock, 3,737,602 shares as redeemable convertible Series B Preferred Stock ("Series B Preferred Stock") and 130,000 shares as Redeemable Preferred Stock. Of the designated Series B Preferred Stock, the Company issued 3,287,602 shares on March 31, 1999 in exchange for net cash proceeds of $9.0 million received on April 1, 1999 and the conversion of all principal and accrued interest due on the Notes (Note 6).

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


      The Series A and B Preferred Stock have the following characteristics:

    Voting

      Holders of Series A and B Preferred Stock are entitled to that number of votes equal to the number of shares of common stock into which the shares of Series A and B Preferred Stock are then convertible.

    Dividends

      Holders of Series A and B Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share. The Base Amount of each share is equal to the price paid for each share of Series A and B Preferred Stock of $2.32 and $4.00, respectively, plus unpaid dividends which accrue commencing on the date of original issuance of the Series A and B Preferred Stock. In the event that the full amount of dividends is not paid in any twelve-month period, the Base Amount will be increased by the amount of the unpaid dividend. After payment of all dividends owing to the holders of Series A and B Preferred Stock, such holders will not participate in any other dividends thereafter paid on Redeemable Preferred Stock or Common Stock.

    Liquidation

      In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of Series A and B Preferred Stock are entitled to receive, prior to and in preference to holders of both Redeemable Preferred Stock and Common Stock, an amount equal to $2.32 and $4.00 per share, respectively, plus all unpaid cumulative dividends on each share. After full payment of (i) the foregoing amounts and (ii) amounts to be paid to the holders of Redeemable Preferred Stock pursuant to the terms thereof (Note 8), the remaining assets of the Company will be distributed ratably among the holders of Common Stock.

    Conversion

      Each share of Series A and B Preferred Stock may be converted at any time, at the option of the stockholder, into one share of Common Stock, subject to certain anti-dilution adjustments, as defined in the terms of the Series A and B Preferred Stock.

      The Series A and B Preferred Stock will automatically convert into shares of Common Stock upon (i) a public offering of Syncra's Common Stock which results in gross proceeds to Syncra of at least $10,000,000, at a price per share of the Common Stock of at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) or (ii) upon approval of the two-thirds of the outstanding Series A and B Preferred Stockholders, voting separately, to convert all outstanding shares of Series A and B Preferred Stock to Common Stock.

    Redemption

      Any time after March 31, 2004, at the option of the holders of the Series A and B Preferred Stock, Syncra shall redeem all, but not less than all of such holder's shares of Series A and B Preferred Stock, at a redemption price equal to the original purchase price of $2.32 and $4.00 per share, respectively, plus all unpaid dividends thereon which have accrued through and including the redemption date.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


    Accretion

      The issuance cost incurred by the Company was accreted in full in 1998 and at March 31, 1999 as an adjustment to the carrying value of redeemable convertible Series A and B Preferred Stock.

8. Non-voting, Non-convertible Redeemable Preferred Stock

      As described in Note 5, Syncra's Redeemable Preferred Stock was issued in a non-cash exchange with Benchmarking for certain software. Subsequent to the issuance of the Redeemable Preferred Stock to Benchmarking, Syncra repurchased 20,000 shares of its Redeemable Preferred Stock from Benchmarking at a price per share of $10.00 plus accrued dividends of $4,667. In a separate transaction, Benchmarking transferred the remaining 130,000 shares of the Redeemable Preferred Stock to Internet Capital Group, Inc. ("ICG"), an existing stockholder of Syncra in exchange for a $1.3 million note, bearing interest at 8% per annum. At December 31, 1998, ICG continued to hold the 130,000 shares of Redeemable Preferred Stock. ICG is also a stockholder of Benchmarking.

      The Redeemable Preferred Stock has the following characteristics:

    Voting

      Except as required by law, holders of Redeemable Preferred Stock are not entitled to vote on any matters submitted to a vote of the stockholders of Syncra, including the election of directors.

    Dividends

      Holders of Redeemable Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share. The Base Amount of each share is equal to purchase price paid for such share of Redeemable Preferred Stock ($10.00) plus unpaid dividends which accrue commencing on the date of original issuance of the Redeemable Preferred Stock. In the event that the full amount of dividends is not paid in any twelve- month period, the Base Amount will be increased by the amount of the unpaid dividends. After payment of all dividends owing to the holders of Redeemable Preferred Stock, such holders will not participate in any other dividends thereafter paid on the Series A and B Preferred Stock or the Common Stock.

    Liquidation

      In the event of any liquidation, dissolution or winding-up of the affairs of Syncra, the holders of Redeemable Preferred Stock are entitled to receive, prior to and in preference to any holders of Common Stock, but after all distribution or payments required to be made to the holders of Series A and B Preferred Stock, an amount equal to $10.00 per share plus accrued but unpaid dividends. After payment in full of the amounts owed to holders of the Redeemable Preferred Stock, such holders are not entitled to share in the distribution of the remaining assets of Syncra.

    Redemption

      At any time after March 31, 2004, each holder may require Syncra to redeem all or any portion of such holder's shares at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


      At any time, and from time to time, Syncra may elect to redeem all, or any portion of the outstanding shares of its Redeemable Preferred Stock, at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

      Redeemable Preferred Stock is also redeemable by Syncra upon the earlier of (i) a public offering of Syncra's Common Stock which results in gross proceeds to Syncra of at least $10,000,000, at a price per share of the Common Stock of at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combinations, reclassifications, reorganizations or other similar events); or (ii) the consummation of a sale of all or substantially all of Syncra's assets or capital stock, either through a direct sale, merger, reorganization or other form of business combination in which control of Syncra is transferred and as a result holders of Series A and B Preferred Stock receive at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combination, reorganizations, reclassifications or other similar events).

9. Common Stock

      Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of Syncra's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the holders of the Series A and B Preferred Stock and the Redeemable Preferred Stock.

    Restricted Stock Agreements

      Syncra has entered into agreements with certain of its employee stockholders providing for restrictions on transfers of the shares subject to such agreement. Each agreement provides Syncra with a right to repurchase the shares held by such individual, in the event that the Company terminates the employment of the individual. The number of shares which may be repurchased by the Company and the price at which such shares may be repurchased differs per individual and is contingent on whether such individual's termination is for "cause' (as defined in the agreement) or other than for "cause'. At December 31, 1998, none of the restricted shares were subject to repurchase due to the restrictions contained in these agreements.

      Pursuant to a stockholders' agreement, as amended and restated on March 31, 1999, all of the outstanding capital stock (including the Common Stock, Series A and B Preferred Stock and Redeemable Preferred Stock) of the Company is subject to certain restrictions as to sale or transfer of such shares pursuant to a stockholders' agreement. The Company and its non-founder stockholders also hold rights of first refusal, under certain circumstances, on shares offered by a stockholder for sale to third parties, at the price per share to be paid by such third party.

    Reserved Shares

      At December 31, 1998, 2,833,857 shares were reserved for issuance upon conversion of the Series A Preferred Stock and exercise of outstanding options.

10. Repurchase of Common Stock and Redemption of Preferred Stock

      On June 5, 1998, the Company repurchased 1,000,000 shares of Common Stock and redeemed 20,000 shares of its Redeemable Preferred Stock from Benchmarking, one of the original founders in exchange for

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)

$2,250,000. The transaction was financed through the sale of additional Series A Preferred Stock to certain of the existing holders of Series A Preferred Stock. Of the 150,000 shares of Redeemable Preferred Stock originally issued to Benchmarking, the remaining 130,000 shares were transferred by Benchmarking to ICG (see Note 8).

      In addition to the shares acquired, the withdrawal of Benchmarking as a stockholder eliminated a potential conflict of interest for Syncra and its other stockholders with Benchmarking and its customers. The transaction also settled potential claims by Benchmarking against Syncra with respect to the transfer of technical talent from Benchmarking to Syncra and other potential claims by Benchmarking against the potential future value of Syncra.

      The difference between the total amount paid to Benchmarking and the aggregate of the redemption value of the Redeemable Preferred Stock plus accrued dividends of $204,667 and the fair value of the Common Stock of $250,000 was treated as settlement charge in the statement of operations.

11. Stock Option Plan

      In 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") which provides for the grant of incentive stock options and non-qualified stock options, stock awards and stock purchase rights for the purchase of up to 1,000,000 shares of the Company's Common Stock by officers, employees, consultants, and directors of the Company. The Board of Directors is responsible for administration of the 1998 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted, the rate at which each option is exercisable and the vesting period (generally ratably over four to five years). Incentive stock options may be granted to any officer or employee at an exercise price of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). Non-qualified stock options may be granted to any officer, employee, consultant, or director at an exercise price per share of not less than the book value per share.

      During the period from inception (February 11, 1998) through December 31, 1998, Syncra granted options aggregating 803,300 shares with a weighted average exercise price of $0.87 per share. Of the total options granted, 99,374 shares were exercisable at December 31, 1998. None of these vested options were exercised during the period. Options totaling 196,700 were available for future grant at December 31, 1998. The weighted-average remaining contractual life of the options outstanding is 9.5 years. No compensation expense has been recognized for employee stock-based compensation in 1998.

      The exercise price of the options is more than the fair market value of the common stock, therefore, the weighted average grant date fair value per share of the options granted during the year using the Black-Scholes option-pricing model is zero at December 31, 1998. As a result, had compensation expense been determined based on the fair value of the options granted to employees at the grant date consistent with the provision of SFAS No. 123, the Company's pro forma net loss would have been the same. The impact on the pro forma net loss is not necessarily indicative of the effects on future results of operations because the Company expects to grant options in future years.

      For purposes of pro forma disclosure of net loss, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1998; zero dividend yield; zero volatility; risk-free interest rate of 4.55%, and expected life of five years.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


12. Income Taxes

      Deferred tax assets consist of the following at December 31, 1998:

     Net operating loss carryforward................................ $2,386,619
     Fixed and intangible assets....................................    482,690
     Research and development credit carryforwards..................     90,891
     Accrued vacation...............................................     35,687
                                                                     ----------
     Net deferred tax assets........................................  2,995,887
     Deferred tax asset valuation allowance.........................  2,995,887
                                                                     ----------
                                                                     $       --
                                                                     ==========

      The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 1998.

      At December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $5.9 million available to reduce future taxable income, which will expire in 2019. The Company also has federal and state research and development tax credit carryforwards of approximately $72,490 and $27,881, respectively, available to reduce future tax liabilities.

      Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss carryforwards and research and development credit carryforwards which could be utilized annually to offset future taxable income and taxes payable.

13. 401(k) Savings Plan

      The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. The Company has not made any contributions to the 401(k) Plan through December 31, 1998.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


14. Commitments

      The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $134,000 for the period ended December 31, 1998.

      Future minimum lease commitments at December 31, 1998 are as follows:

                                                                Operating Leases
Year ending December 31,                                        ----------------
  1999.........................................................    $  272,328
  2000.........................................................       254,728
  2001.........................................................       254,728
  2002.........................................................       254,728
  Thereafter...................................................       127,364
                                                                   ----------
                                                                   $1,163,876
                                                                   ==========

15. Related Party Transactions

      In the normal course of business, Syncra had transactions with Benchmarking during the period from inception until May 1998 for certain operating expenses such as organizational costs, payroll, marketing, legal and other expenses. The total expenses reimbursed by Syncra to Benchmarking amounted to $496,344. Furthermore, Syncra also paid Benchmarking a management fee totaling $80,000 during the same period.

      In addition to the above transactions, Syncra also reimbursed ICG $500,000 related to professional services provided by Benchmarking to Syncra that originally were funded by ICG.

16. Subsequent Events

      In April 1999, Syncra issued 250,000 shares of Series B Preferred Stock for $1.0 million to a new investor.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To USgift.com Corporation:

We have audited the accompanying balance sheet of USgift.com Corporation (a Georgia corporation and wholly owned subsidiary of OneCoast Network Corporation in the development stage) as of September 30, 1999 and the related statements of operations and accumulated deficit and cash flows for the period from inception (April 27, 1999) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USgift.com Corporation as of September 30, 1999 and the results of its operations and its cash flows for the period from inception (April 27, 1999) to September 30, 1999 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Atlanta, Georgia
December 3, 1999

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)


                                 BALANCE SHEET

                               SEPTEMBER 30, 1999

Assets

Cash................................................................... $   204
Property and equipment, net............................................ 154,922
                                                                        -------

                                                                       $155,126
                                                                       ========

Liabilities and Stockholders' Deficit

Current Liabilities:
 Due to OneCoast...................................................... $645,774
 Accounts payable and accrued liabilities.............................  147,529
                                                                       --------
   Total current liabilities..........................................  793,303
                                                                       --------
Contingencies (Note 4)
Stockholders' Deficit:

 Common stock, no par value; 100,000,000 shares authorized, 0 shares
  issued and outstanding.............................................        0
 Deficit accumulated during the development stage.................... (638,177)
                                                                      --------
   Total stockholders' deficit....................................... (638,177)
                                                                      --------
                                                                      $155,126
                                                                      ========



       The accompanying notes are an integral part of this balance sheet.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)


                Statement of Operations and Accumulated Deficit

                         For the Period from Inception

                     (April 27, 1999) to September 30, 1999

Sales............................................................... $       0
                                                                     ---------
Costs and expenses:
 General and administrative.........................................   636,609
 Depreciation and amortization......................................     1,568
                                                                     ---------
   Total costs and expenses.........................................   638,177
                                                                     ---------
Net loss............................................................  (638,177)
Accumulated Deficit:
 Beginning of period................................................         0
                                                                     ---------
 End of period...................................................... $(638,177)
                                                                     =========




         The accompanying notes are an integral part of this statement.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)


                            Statement of Cash Flows

                         For the Period from Inception

                     (April 27, 1999) to September 30, 1999

Cash Flows from Operating Activities:
 Net loss........................................................... $(638,177)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization.....................................     1,568
  Changes in operating assets and liabilities:
   Due to OneCoast..................................................   645,774
   Accounts payable and accrued liabilities.........................   147,529
                                                                     ---------
    Net cash provided by operating activities.......................   156,694
                                                                     ---------
Cash Flows from Investing Activities:
 Purchases of property and equipment................................  (156,490)
                                                                     ---------
Change in Cash and Cash Equivalents.................................       204
Cash and Cash Equivalents, beginning of period......................         0
                                                                     ---------
Cash and Cash Equivalents, end of period............................ $     204
                                                                     =========
Supplemental Disclosures of Cash Flow Information:
 Interest paid...................................................... $       0
                                                                     =========
 Taxes paid......................................................... $       0
                                                                     =========



         The accompanying notes are an integral part of this statement.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)


                         Notes to Financial Statements

                               September 30, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

      USgift.com Corporation ("USgift" or the "Company") is a development stage enterprise organized by OneCoast Network Corporation ("OneCoast") under the laws of the state of Georgia on April 27, 1999. The Company did not issue any stock until November 10, 1999, and accordingly, has no outstanding capital stock at September 30, 1999. The Company was formed for the purpose of pursuing business to business e-Commerce solutions related to the ongoing business of OneCoast. OneCoast is a manufacturers' representative agency which solicits sales of home and gift accessories through various methods of retail distribution, including gift shops, merchandise marts, and catalogs throughout the United States.

      The Company's absence of operating history makes it difficult to predict future operating results. The Company's budgeted expense levels are based, in part, on its expectations of future growth. If revenue levels are below expectations or if the Company is unable to reduce expenses proportionately, operating results will be adversely affected. There is no assurance that the Company will be profitable. The Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in their early stages of development. While the Company believes that their business to business e-Commerce solutions will become a viable commercial operation, there can be no assurance in that regard. Accordingly, their business processes may not work as the Company expects, and to the extent that the Company is unable to make necessary adjustments to the business processes, the operating results of the Company may be adversely affected.

  History of Operating Losses

      The Company has incurred net losses since its formation. The Company will need to generate significant revenues to achieve and maintain profitability which cannot be assured. The Company plans to significantly increase its sales and marketing, research and development, and general and administrative expenses throughout the remainder of calendar year 1999. Advances from OneCoast as of September 30, 1999 were approximately $646,000. Subsequent to September 30, 1999, USgift became further indebted to OneCoast in the form of a promissory note totaling approximately $10.3 million (Note 5). This note matures upon the earlier of demand by OneCoast or proceeds from a qualified debt or equity financing. OneCoast has represented they will not demand payment of the note prior to the Company receiving adequate financing.

  Use of Estimates

      The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

      From inception (April 27, 1999) through September 30, 1999, OneCoast maintained a centralized cash management function; accordingly, the Company did not maintain a separate operating cash account, and its cash disbursements were settled by OneCoast. The cash balance at September 30, 1999 relates to petty cash.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)

                   Notes to Financial Statements--(Continued)


  Fair Value of Financial Instruments

      The book values of trade accounts payable approximate its fair value principally because of the short-term maturities of this instrument.

  Property and Equipment

      Property and equipment are stated at cost and are depreciated and amortized using the straight-line method over the estimated useful lives of three years.

    Computer software and equipment................................... $129,091
    Machinery and equipment...........................................   27,399
                                                                       --------
                                                                        156,490
    Less accumulated depreciation.....................................   (1,568)
                                                                       --------
                                                                       $154,922
                                                                       ========

      The Company records impairment losses on property and equipment used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Comprehensive Income

      The Company currently has no other comprehensive income items as defined by Statement of Financial Accounting Standard ("SFAS") No. 130 "Reporting Comprehensive Income."

  Segment Information

      USgift operates solely in one operating segment, business to business e-Commerce solutions for the gift and home accessories wholesale industry.

  Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which USgift will be required to adopt for the year ending December 31, 2001. This statement establishes a new model for accounting for derivatives and hedging activities. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because USgift currently holds no derivative financial instruments and does not currently engage in hedging activities, the adoption of SFAS No. 133 is expected to have no material impact on USgift's financial condition or results of operations.

2. PAYABLE TO ONECOAST

      The payable to OneCoast consists primarily of expenses incurred by OneCoast on behalf of USgift. These expenses include allocations of amounts estimated by management and the actual operating expenses of USgift. Advances through September 30, 1999 of $645,774 plus additional advances of $182,630 are included in the $10.3 million note payable discussed in Note 5.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)

                   Notes to Financial Statements--(Continued)


      Allocations of certain corporate expenses primarily relating to officer and corporate administration salaries and benefits and occupancy expense for corporate headquarters has been included as a component of general and administrative expense. Because specific identification of such expense was not practicable, a proportionate cost allocation was utilized to allocate these expenses to USgift based on management's estimate of officer and corporate administration's time incurred or total square footage utilized in relation to OneCoast's total corporate headquarters' square footage. Allocated expenses totaled approximately $208,000 for the period from inception (April 27, 1999) to September 30, 1999. Management has determined that such allocations are a practical and reasonable method of allocation. However, these financial statements are not necessarily indicative of the financial position that would have occurred if the Company had been an independent company. The amounts that would have been incurred on a stand-alone basis could differ significantly from the allocated amounts due to economies of scale, differences in management and operational practices, or other factors.

3. INCOME TAXES

      For the period from inception (April 27, 1999) to September 30, 1999, the Company's results were included in the federal and state income tax returns of OneCoast. For the purpose of these financial statements, the income tax provision has been determined on a basis as if the Company were a separate taxpayer. Due to the history of losses incurred by the Company, the net deferred tax asset resulting from temporary differences is not considered probable of realization and therefore is offset in all periods presented by a valuation allowance. Net operating loss carryforwards generated by USgift through November 10, 1999 will not be available to offset income taxes subsequent to the spin-off. A reconciliation of the provision of income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows for the period from inception (April 27, 1999) to September 30, 1999:

    Statutory federal tax rate...........................................  34.0%
    State tax rate, net of federal tax benefit...........................   4.0
    Valuation allowance.................................................. (38.0)
                                                                          -----
                                                                            0.0%
                                                                          =====

4. CONTINGENCIES

      For the period from inception (April 27, 1999) to August 31, 1999, the Company shared office space with OneCoast and was allocated total rent expense of $4,348. Commencing September 1, 1999, the Company entered into a lease agreement for separate office space with an obligation of $5,986 per month and is cancelable upon 30 days notice.

5. SUBSEQUENT EVENTS

  Agreement and Plan of Reorganization and Corporate Separation

      On April 27, 1999, the Company was organized under the laws of the state of Georgia. On September 9, 1999, OneCoast notified its shareholders of a spin-off of USgift whereby one share of USgift common stock would be distributed to each holder of (or the right to hold) one share of OneCoast common stock. On November 10, 1999, OneCoast subscribed to 1,634,096 shares of common stock of USgift, all the then outstanding shares of USgift common stock, for $16,341 for purposes of effecting the spin-off. Also on

                            USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                    Stage)

                  Notes to Financial Statements--(Continued)

November 10, 1999, pursuant to an agreement and plan of reorganization and corporate separation, OneCoast and USgift effected the following:

    Transfer of Assets

     OneCoast transferred certain assets with a nominal net book value to USgift in exchange for 10,178,152 shares of USgift common stock.

    Distribution of USgift Stock to OneCoast Shareholders

     OneCoast distributed all 10,178,152 shares of USgift common stock acquired above to each holder of OneCoast stock of any class, subject to the receipt by USgift of such shareholder's signature to the USgift shareholders agreement.

    Distribution of USgift Stock to OneCoast Warrant Holders

     At the direction of OneCoast, USgift reserved 2,081,428 shares of common stock for future issuance to holders of OneCoast warrants to purchase common stock.

    Purchase and Sale of OneCoast Assets

     USgift purchased certain tangible assets from OneCoast for an estimated net book value of $160,000.

    Reimbursement of Start-up and Transaction Costs; Loan to USgift

     In consideration of certain prior services provided by OneCoast, advances of $828,404 through October 31, 1999, an anticipated loan of approximately $1.6 million and tangible assets with a net book value of $160,000, USgift promised to pay OneCoast approximately $10.3 million in the form of a promissory note. The note bears interest at 13.33% per annum, payable quarterly. Principal is payable on demand or from any proceeds from any debt or equity financing. The note is secured by substantially all of the assets of USgift. The Company will account for monies due under the note in excess of assets received as a capital transaction.

  Shareholders Agreement and Registration Rights Agreement

     All recipients of USgift common stock and equivalents were required to sign the USgift shareholders agreement. The shareholders agreement, as amended, provides for the appointment of seven board members, one of which will be independent. The agreement requires any shareholder wishing to sell common stock to first offer the shares to the Company and existing shareholders prior to any sales to third parties. The agreement also grants certain investors rights to co-sale in the event of a sale to a third party.

     A significant portion of shareholders are also party to a registration rights agreement which requires the Company to effect a registration of common stock upon the earlier of October 8, 2000 or 180 days after the effective date of an initial public offering, as defined.

  License Agreement

     On November 10, 1999, One Coast and USgift entered into a 20-year license agreement. Pursuant to the agreement, OneCoast licensed certain technology and derivative works, including an electronic catalog and

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)

                   Notes to Financial Statements--(Continued)

electronic order processing system and certain data about OneCoast manufacturers and their products and OneCoast retailers, to USgift on a royalty free basis. USgift is required to share all derivative works with OneCoast for a period of four years.

  Strategic Alliance Agreement

      On November 10, 1999, OneCoast and USgift entered into a strategic alliance agreement. Pursuant to the agreement, OneCoast will use its best efforts to encourage OneCoast manufacturers and retailers to conduct business with and through USgift. In return, USgift agrees to pay OneCoast a percentage of its revenues through 2004. The percentage is 1.5% of revenues for calendar year 2000 and decreases .3% each year through 2004.

  Stock Option Plans

      On November 10, 1999, the board of directors of USgift approved the adoption of the 1999 USgift Stock Option and Incentive Plan (the "1999 Plan") and the 2000 USgift Stock Option and Incentive Plan (the "2000 Plan"). USgift reserved 2,447,286 shares of common stock for issuance under the 1999 Plan and 6,573,105 shares of common stock for issuance under the 2000 Plan (collectively, the "Plans"). The Plans provide for the granting of either incentive or nonqualified stock options to purchase shares of common stock and for other stock-based awards to employees, directors, consultants, and independent contractors.

      On November 10, 1999, the Company issued options to purchase 2,447,286 shares of common stock under the 1999 Plan, all with an exercise price of $.01 per share. The vesting of the options was immediate for 1,933,120 options and ratable over four years for the remaining 514,166 options. Certain of the options which vested immediately may be repurchased for $.01 by the Company if employment is terminated prior to December 1, 2000. The Company anticipates recording a compensation charge related to the issuance of these options.

      On November 10, 1999, the Company entered into agreements to issue options to purchase 2,592,378 shares of common stock under the 2000 Plan. The options were issued in connection with the preferred stock offering discussed below. The exercise price of the options is $2.21 per share and vest upon the attainment of certain goals, including effecting an exit transaction, as defined, or obtaining certain revenue goals for USgift. The Company anticipates recording a compensation charge related to the issuance of these options.

  Preferred Stock Offering

      On November 19, 1999, the Company amended its articles of incorporation whereby the authorized capital stock was increased to 113,000,000 shares of which 13,000,000 shares were designated as Series A Preferred Stock. Dividends are payable annually in cash or securities at a rate of 8% per annum. The preferred shares, together with any accrued and unpaid dividends, are convertible into an equal number of common shares and automatically convert upon the earlier of a public offering, as defined, or at the election of a two-thirds majority of the preferred shareholders. The shares are mandatorily redeemable five years from issuance at the greater of $2.21 per share or fair market value. The shares have a liquidation preference of $2.21 per share.

      On November 24, 1999, the Company sold 12,265,198 shares of Series A Preferred for consideration of $27.1 million, plus an earnout. A portion, $7 million, of the consideration is not payable until March 31, 2000. Additionally, an earnout of $7 million is payable if the Company's revenues for its fiscal year ended December 31, 2000 are not less than $25 million or the Company effects a public offering of its common stock, as defined, prior to December 31, 2000.

      A portion of the proceeds from the offering were used to repay the note payable to OneCoast.

                          Independent Auditors' Report

To the Board of Directors and
Shareholders of VerticalNet, Inc.:

      We have audited the accompanying consolidated balance sheets of VerticalNet, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VerticalNet, Inc. and subsidiaries as a December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

January 28, 2000
Philadelphia, Pennsylvania

                               VERTICALNET, INC.

                          Consolidated Balance Sheets

                                                    December 31,  December 31,
                                                        1999          1998
                                                    ------------  ------------
Assets
Current assets:
  Cash and cash equivalents........................ $ 14,253,828  $  5,662,849
  Short-term investments...........................   44,131,135            --
  Accounts receivable, net of allowance for
   doubtful accounts of $2,084,573 in 1999 and
   $61,037 in 1998.................................   45,776,520     1,794,728
  Inventory........................................    5,509,525            --
  Prepaid expenses and other assets................    5,964,422       747,951
                                                    ------------  ------------
    Total current assets...........................  115,635,430     8,205,528
                                                    ------------  ------------
Cash-restricted....................................    4,789,261            --
Property and equipment, net........................   13,147,628     1,072,063
Goodwill, net of accumulated amortization of
 $7,322,829 in 1999 and $282,990 in 1998...........  159,253,441     2,451,991
Other intangibles, net of accumulated amortization
 of $779,513 in 1999...............................   18,670,487            --
Long-term investments..............................   16,885,183            --
Other investments (Note 7).........................    6,700,000            --
Other assets.......................................    5,823,062       613,393
                                                    ------------  ------------
    Total assets................................... $340,904,492  $ 12,342,975
                                                    ============  ============
Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
  Current portion of long-term debt................ $  1,372,255  $    288,016
  Line of credit...................................           --     2,000,000
  Accounts payable.................................   14,515,309     1,220,562
  Accrued expenses.................................   20,101,348     1,582,038
  Deferred revenues................................    9,768,394     2,176,585
                                                    ------------  ------------
    Total current liabilities......................   45,757,306     7,267,201
                                                    ------------  ------------
Long-term debt, net of current portion.............    1,749,935       351,924
                                                    ------------  ------------
Convertible notes (Note 10)........................  115,000,000     5,000,000
Commitments and contingencies (Note 11)
Shareholders' Equity (Deficit):
  Preferred stock $.01 par value, 10,000,000 shares
   authorized, 7,805,667 shares issued and
   outstanding in 1998.............................           --        78,057
  Common stock $.01 par value, 90,000,000 shares
   authorized, 72,120,866 shares issued in 1999 and
   10,537,516 shares issued in 1998................      721,208       105,374
  Common stock to be issued (Note 2)...............   99,545,663            --
  Additional paid-in capital.......................  151,874,747    19,487,338
  Deferred compensation............................     (600,942)     (594,033)
  Accumulated other comprehensive loss.............     (218,671)           --
  Accumulated deficit..............................  (72,772,767)  (19,292,886)
                                                    ------------  ------------
                                                     178,549,238      (216,150)
  Treasury stock at cost, 649,936 shares in 1999
   and 645,156 shares in 1998......................     (151,987)      (60,000)
                                                    ------------  ------------
    Total shareholders' equity (deficit)...........  178,397,251      (276,150)
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $340,904,492  $ 12,342,975
                                                    ============  ============

          See accompanying notes to consolidated financial statements.

                               VERTICALNET, INC.

                     Consolidated Statements Of Operations

                                               Year Ended December 31,
                                        ---------------------------------------
                                            1999          1998         1997
                                        ------------  ------------  -----------
Revenues:
  Exchange transaction sales..........  $ 16,500,781  $         --  $        --
  Cost of exchange transaction sales..    14,171,345            --           --
                                        ------------  ------------  -----------
    Net exchange revenues.............     2,329,436            --           --
  Advertising and e-commerce
   revenues...........................    18,428,485     3,134,769      791,822
                                        ------------  ------------  -----------
    Combined revenues.................    20,757,921     3,134,769      791,822
Costs and Expenses:
  Editorial and operational...........     8,611,317     3,237,971    1,055,725
  Product development.................     7,396,316     1,404,557      711,292
  Sales and marketing.................    26,268,370     7,894,662    2,300,365
  General and administrative..........    11,886,681     3,823,593    1,388,123
  Amortization expense................     7,819,351       282,990           --
  In-process research and development
   charge (Note 3)....................    13,600,000            --           --
                                        ------------  ------------  -----------
    Operating loss....................   (54,824,114)  (13,509,004)  (4,663,683)
                                        ------------  ------------  -----------
Interest and dividend income..........     3,448,034       212,130       10,999
Interest expense......................    (2,103,801)     (297,401)    (126,105)
                                        ------------  ------------  -----------
Interest, net.........................     1,344,233       (85,271)    (115,106)
                                        ------------  ------------  -----------
Net loss..............................  $(53,479,881) $(13,594,275) $(4,778,789)
                                        ============  ============  ===========
Basic and diluted net loss per share..  $      (0.86) $      (1.32) $     (0.47)
                                        ============  ============  ===========
Weighted average shares outstanding
 used in basic and diluted per-share
 calculation..........................    62,391,416    10,282,200   10,107,460
                                        ============  ============  ===========



          See accompanying notes to consolidated financial statements.

                               VERTICALNET, INC.

  Consolidated Statement of Shareholders' Equity (Deficit) and Comprehensive
                                     Loss

                      Preferred              Common                                                Accumulated
                        Stock                 Stock          Common     Additional                    Other
                  -------------------  ------------------- Stock to be   Paid-In       Deferred   Comprehensive Accumulated
                    Shares    Amount     Shares    Amount    Issued      Capital     Compensation     Loss        Deficit
                  ----------  -------  ---------- -------- ----------- ------------  ------------ ------------- ------------
Balance, January
1, 1997.........     512,821  $ 5,128  10,107,460 $101,074 $        -- $    978,884   $      --     $      --   $   (919,822)
Issuance of
Series B
preferred
stock...........   2,579,580   25,796          --       --          --    1,974,204          --            --             --
Issuance of
Series C
preferred
stock...........     154,861    1,549          --       --          --      198,451          --            --             --
Issuance of
warrants in
connection with
debt financing..          --       --          --       --          --       50,000          --            --             --
Net loss........          --       --          --       --          --           --          --            --     (4,778,789)
                  ----------  -------  ---------- -------- ----------- ------------   ---------     ---------   ------------
Balance,
December 31,
1997............   3,247,262   32,473  10,107,460  101,074          --    3,201,539          --            --     (5,698,611)
                  ----------  -------  ---------- -------- ----------- ------------   ---------     ---------   ------------
Issuance of
Series D
preferred stock,
net of issuance
costs...........   4,558,405   45,584          --       --          --   15,089,770          --            --             --
Issuance of
common stock as
consideration
for private
placement fees..          --       --     227,920    2,280          --      147,720          --            --             --
Issuance of
fully vested
options to non
employees.......          --       --          --       --          --       19,096          --            --             --
Shares issued as
consideration
for
acquisitions....          --       --     193,416    1,932          --      158,362          --            --             --
Exercise of
employee stock
options.........          --       --       8,720       88          --        1,311          --            --             --
Unearned
compensation....          --       --          --       --          --      669,540    (669,540)           --             --
Amortization of
unearned
compensation....          --       --          --       --          --           --      75,507            --             --
Issuance of
warrants in
connection with
debt financing..          --       --          --       --          --      200,000          --            --             --
Net loss........          --       --          --       --          --           --          --            --    (13,594,275)
                  ----------  -------  ---------- -------- ----------- ------------   ---------     ---------   ------------
Balance,
December 31,
1998............   7,805,667   78,057  10,537,516  105,374          --   19,487,338    (594,033)           --    (19,292,886)
                  ----------  -------  ---------- -------- ----------- ------------   ---------     ---------   ------------
Comprehensive
loss:
Conversion to
common stock....  (7,805,667) (78,057) 38,939,384  389,396          --     (311,339)         --            --             --
Sale of common
stock in initial
public offering
(Note 1)........          --       --  16,100,000  161,000          --   58,126,314          --            --             --
Common stock to
be issued (Note
2)..............          --       --          --       --  99,545,663           --          --            --             --
Notes converted
to common
stock...........          --       --   1,250,000   12,500          --    4,987,500          --            --             --
Exercise of
options.........          --       --   2,214,908   22,148          --    1,358,259          --            --             --
Shares issued
through employee
stock purchase
plan............          --       --     143,122    1,430          --      571,068          --            --             --
Shares issued as
consideration
for
acquisitions....          --       --   2,787,640   27,876          --   67,127,029          --            --             --
Exercise of
warrants........          --       --     148,296    1,484          --       90,503          --            --             --
Unearned
compensation....          --       --          --       --          --      438,075    (494,855)           --             --
Amortization of
unearned
compensation....          --       --          --       --          --           --     487,946            --             --
Net loss........          --       --          --       --          --           --          --            --    (53,479,881)
Unrealized loss
on securities...          --       --          --       --          --           --          --      (218,671)            --
Comprehensive
loss............
                  ----------  -------  ---------- -------- ----------- ------------   ---------     ---------   ------------
Balance,
December 31,
1999............          --  $    --  72,120,866 $721,208 $99,545,663 $151,874,747   $(600,942)    $(218,671)  $(72,772,767)
                  ==========  =======  ========== ======== =========== ============   =========     =========   ============
                                 Total
                             Shareholders'  Comprehensive
                  Treasury      Equity         Income
                    Stock      (Deficit)       (Loss)
                  ---------- -------------- --------------
Balance, January
1, 1997.........  $ (60,000) $    105,264
Issuance of
Series B
preferred
stock...........         --     2,000,000
Issuance of
Series C
preferred
stock...........         --       200,000
Issuance of
warrants in
connection with
debt financing..         --        50,000
Net loss........         --    (4,778,789)
                  ---------- -------------- --------------
Balance,
December 31,
1997............    (60,000)   (2,423,525)
                  ---------- -------------- --------------
Issuance of
Series D
preferred stock,
net of issuance
costs...........         --    15,135,354
Issuance of
common stock as
consideration
for private
placement fees..         --       150,000
Issuance of
fully vested
options to non
employees.......         --        19,096
Shares issued as
consideration
for
acquisitions....         --       160,294
Exercise of
employee stock
options.........         --         1,399
Unearned
compensation....         --            --
Amortization of
unearned
compensation....         --        75,507
Issuance of
warrants in
connection with
debt financing..         --       200,000
Net loss........         --   (13,594,275)
                  ---------- -------------- --------------
Balance,
December 31,
1998............    (60,000)     (276,150)
                  ---------- -------------- --------------
Comprehensive
loss:
Conversion to
common stock....         --            --
Sale of common
stock in initial
public offering
(Note 1)........         --    58,287,314
Common stock to
be issued (Note
2)..............         --    99,545,663
Notes converted
to common
stock...........         --     5,000,000
Exercise of
options.........         --     1,380,407
Shares issued
through employee
stock purchase
plan............         --       572,498
Shares issued as
consideration
for
acquisitions....         --    67,154,905
Exercise of
warrants........    (91,987)           --
Unearned
compensation....         --       (56,780)
Amortization of
unearned
compensation....         --       487,946
Net loss........         --   (53,479,881)
Unrealized loss
on securities...         --      (218,671)  $(53,479,881)
Comprehensive
loss............                                (218,671)
                  ---------- -------------- --------------
Balance,
December 31,
1999............  $(151,987) $178,397,251   $(53,698,552)
                  ========== ============== ==============

         See accompanying notes to consolidated financial statements.

                               VERTICALNET, INC.

                     Consolidated Statements of Cash Flows

                                             Year ended December 31,
                                      ----------------------------------------
                                          1999           1998         1997
                                      -------------  ------------  -----------
Net loss............................  $ (53,479,881) $(13,594,275) $(4,778,789)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
 Loss from disposal of fixed
  assets............................         30,912            --        3,278
 Depreciation, amortization and
  other noncash charges.............      9,790,278       837,724      388,058
 In-process research and
  development charge................     13,600,000            --           --
 Change in assets net of effect of
  acquisitions:
 Accounts receivable................     (8,031,734)   (1,058,461)    (428,669)
 Inventory..........................      1,894,778            --           --
 Prepaid expenses and other
  assets............................     (1,944,568)   (1,085,213)    (143,420)
 Change in liabilities net of
  effect of acquisitions:
 Accounts payable...................      1,818,386       581,536      509,434
 Accrued expenses...................     12,486,254     1,403,491      135,057
 Deferred revenues..................      7,032,955     1,249,624      493,960
                                      -------------  ------------  -----------
   Net cash used in operating
    activities......................    (16,802,620)  (11,665,574)  (3,821,091)
                                      -------------  ------------  -----------
Cash flows from investing
 activities:
 Acquisitions, net of cash
  acquired..........................    (64,334,532)   (1,858,389)          --
 Loan to Informatrix prior to
  acquisition.......................             --      (550,914)          --
 Purchase of investments............   (195,042,538)           --           --
 Proceeds from sale and redemption
  of investments....................    133,782,760            --           --
 Restricted cash....................     (3,719,097)           --           --
 Loan receivable....................             --        (4,086)    (160,000)
 Bridge financing to Isadra prior
  to acquisition....................       (965,319)           --           --
 Purchase of equity investments.....     (6,700,000)
 Capital expenditures...............     (5,403,196)     (484,408)    (235,671)
                                      -------------  ------------  -----------
   Net cash used investing
    activities......................   (142,381,922)   (2,897,797)    (395,671)
                                      -------------  ------------  -----------
Cash flows from financing
 activities:
 Borrowings under line of credit....             --     2,000,000    2,500,000
 Repayment of line of credit........     (2,000,000)   (2,500,000)          --
 Loans from ICG.....................             --     6,550,000    1,600,000
 Repayment of loans from ICG........             --            --     (950,000)
 Repayment of loans from related
  parties...........................             --      (100,000)          --
 Principal payments on obligations
  under capital leases..............       (903,428)     (189,005)     (48,834)
 Repayment of long-term debt........       (603,261)      (32,852)      (9,139)
 Net proceeds from issuance of
  preferred stock...................             --    13,741,962    1,550,000
 Net proceeds from issuance of
  common stock in initial public
  offering..........................     58,459,305            --           --
 Net proceeds from convertible debt
  issuance..........................    110,870,000            --           --
 Proceeds from exercise of stock
  options and employee stock
  purchase plan.....................      1,952,905         1,399           --
                                      -------------  ------------  -----------
   Net cash provided by financing
    activities......................    167,775,521    19,471,504    4,642,027
                                      -------------  ------------  -----------
Net increase in cash................      8,590,979     4,908,133      425,265
Cash and cash equivalents--beginning
 of period..........................      5,662,849       754,716      329,451
                                      -------------  ------------  -----------
Cash and cash equivalents--end of
 period.............................  $  14,253,828  $  5,662,849  $   754,716
                                      =============  ============  ===========
Supplemental disclosure of cash flow
 information:
Cash paid during the period for
 interest...........................  $     300,806  $    199,016  $    52,925
                                      =============  ============  ===========
Supplemental schedule of noncash
 investing and financing activities:
 Equipment acquired under capital
  leases............................  $   3,120,292  $    383,816  $   415,195
 Issuance of common stock as
  consideration for acquisitions....  $  67,154,905  $    160,294  $        --
 Common stock to be issued as
  consideration for acquisitions....  $  99,545,663  $         --  $        --
 Issuance of common stock as
  consideration for private
  placement fees....................  $          --  $    150,000  $        --
 Issuance of warrants in connection
  with debt financing...............  $          --  $    200,000  $    50,000
 Warrant exercises..................  $      91,987  $         --  $        --
 Liabilities assumed in conjunction
  with acquisitions.................  $  18,671,532  $         --  $        --
 Loans from ICG converted to
  preferred stock...................  $          --  $  1,550,000  $   650,000
 Notes converted to common stock....  $   5,000,000  $         --  $        --
 Financing agreement for directors
  and officers liability
  insurance.........................  $     235,214  $         --  $        --

          See accompanying notes to consolidated financial statements.

                               VERTICALNET, INC.

                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

    Description of Company

      VerticalNet, Inc. ("VerticalNet" or the "Company") owns and operates vertical trade communities, which are targeted business-to-business communities of commerce on the Internet. The Company's vertical trade communities are Web sites that act as industry-specific comprehensive sources of information, interaction and electronic commerce. Vertical trade communities combine product information; industry news; requests for proposals; directories; classifieds; job listings; discussion forums; a variety of electronic commerce opportunities for buyers and sellers; and other services, such as online professional education courses and virtual trade shows. Each trade community is individually branded, focuses on one business sector and caters to individuals with similar professional interests. The virtual trade communities are designed to attract technical and purchasing professionals with highly specialized product and specification requirements and purchasing authority or influence. The Company was founded on July 28, 1995 and as of March 15, 2000 operates 55 vertical trade communities in eleven major industry groups: advanced technologies; communications; environmental; food and packaging; food service/hospitality; healthcare and science; manufacturing and metals; process; public sector; service; textiles and apparel.

      Through the December 16, 1999 acquisition of NECX.com LLC ("NECX"), a business-to-business market maker for the electronic components and hardware market, the Company is also engaged in the sale of electronic hardware and components. NECX acts as a third party intermediary, purchasing electronic hardware and components from various vendors for resale to foreign and domestic companies. NECX also has overseas subsidiaries in Sweden and Ireland that serve as sales offices to European exchange customers. NECX's functional currency is US dollars.

      On February 17, 1999, the Company completed its initial public offering (the "IPO") of 16,100,000 shares of its common stock at $4.00 per share (on a post-split basis). Net proceeds to the Company were approximately $58.3 million (net of underwriters' commission and offering expenses of $6.1 million).

      On July 21, 1999, the Board of Directors of the Company approved a two-for-one stock split of the Company's common stock. Shares resulting from the split were distributed on August 20, 1999 to shareholders of record at the close of business on August 9, 1999.

      On January 20, 2000, the Board of Directors of the Company approved a two-for-one stock split of the Company's common stock to be distributed in the form of a stock dividend, payable on or about March 31, 2000 for shareholders of record at the close of business on March 17, 2000.

      All references in the consolidated financial statements to shares, share prices and per share amounts have been adjusted retroactively for these splits.

    Principles of Consolidation

      The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                               VERTICALNET, INC.

    Revenue and Editorial and Operational Expenses

      Prior to the acquisition of NECX, the Company generated substantially all of its revenue from Internet advertising including the development of "storefronts" (Web pages that focus on advertisers' products and provide a link to the advertisers' Web sites). The advertising contracts generally do not extend beyond one year, although certain contracts are for multiple years. Advertising revenues are recognized ratably over the period of the advertising contract. In 1999, we also entered into a number of strategic co-marketing agreements where the Company is responsible for creating co-branded sites. Revenues from the development of these sites are recognized as earned. Additional revenues from advertising and maintenance services are recognized as earned over the term of the contract. Revenues from educational courses are recognized in the period in which the course is completed and revenues from the sale of books are recognized in the period in which the books are shipped. Auction revenues related to transaction fees are recognized at the time that the auction is successfully concluded. Web hosting revenues are recognized ratably over the period of service and web development fees are recognized as earned. All e-commerce revenues, whether transaction fees, a percentage of sale fee or a minimum guaranteed fee, are recognized when earned. Approximately $3.0 million and $1.0 million at December 31, 1999 and 1998, respectively, included in the accounts receivable balance, is unbilled due to customer payment terms.

      Gross exchange transaction sales are comprised of product sales, net of returns and allowances. Product sales typically involve electronic components, computer products and connectivity equipment. Revenue is recognized when the products are shipped to customers. The Company reflects the gross revenue and related product costs of exchange transactions in its consolidated financial statements since it takes title to the products exchanged in such transactions and is exposed to both inventory and credit risk related to the execution of the transactions. However, management believes that the amount of net revenue, resulting from exchange transactions is an important performance measure for the exchange business and has presented this amount as a subtotal in the consolidated statements of operations. Net exchange revenues as shown in the Company's consolidated financial statements are gross exchange transaction sales less exchange transaction costs primarily consisting of resale inventory purchases and freight charges. The Company records a reserve for exchange sales returns at the time of shipment, based on estimated return rates.

      Barter transactions are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the advertisements given based on historical cash transactions. Barter revenue is recognized when the advertising impressions are delivered to the customer and advertising expense is recorded when the advertising impressions or other advertising services are received from the customer. If the advertising impressions are received from the customer prior to the Company delivering the advertising impressions a liability is recorded, and if the Company delivers the advertising impressions to the customer prior to receiving the advertising impressions or other advertising a prepaid expense is recorded. For the year ended December 31, 1999 and 1998, the Company recognized approximately $3.8 million and $650,000 of advertising revenues and $3.0 million and $498,000 of advertising expenses from barter transactions, respectively. For the year ended December 31, 1997, barter transactions were immaterial. The Company has recorded approximately $968,000 and $175,000 in prepaid expenses related to barter transactions as of December 31, 1999 and 1998, respectively.

      Editorial and operational expenses primarily consist of Internet connection charges, depreciation, purchased content, salaries and benefits of operating and editorial personnel and other related operating costs and are recorded as incurred.

                               VERTICALNET, INC.

    Product Development

      Product development costs consist principally of salaries and related costs, which are charged to expense as incurred.

    Advertising Costs

      The Company charges advertising costs to expense as incurred. Advertising expense, exclusive of barter advertising discussed above, was approximately $4.3 million, $1.9 million and $198,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    Cash and Cash Equivalents

      Cash and cash equivalents include cash, money market investments and other highly liquid investments with original maturities of three months or less.

    Restricted Cash

      Restricted cash represents certificates of deposit held pursuant to a building lease agreement and standby letters of credit.

    Investments

      The Company accounts for investments in accordance with Statement of Financial Accounting Standard ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company's marketable investments are classified as available-for-sale as of the balance sheet date and are reported at fair value, with unrealized gains and losses, net of tax, recorded in shareholders' equity (deficit). Realized gains or losses and permanent declines in value, if any, on available-for-sale securities will be reported in other income or expense, as incurred.

      The Company holds equity instruments of privately held companies for business and strategic purposes. These investments are included in other investments and are accounted for under the cost method since ownership is less than 20% and the Company does not have the ability to exercise significant influence over the investees. For these non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

      The Company has investments in companies whose results are not consolidated, but over whom the Company exercises significant influence, these investments are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an investment depends on an evaluation of several factors including, among others, representation on the investee's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee, including voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the investee. Under the equity method of accounting, the Company's share of the earnings or losses of the investee is reflected in the Company's consolidated statements of operations.

                               VERTICALNET, INC.

    Inventory

      Inventory consists of NECX merchandise purchased for resale and is recorded at the lower of cost or market with the cost determined on the first-in, first-out basis.

    Property and Equipment

      Property and equipment are stated at cost, net of accumulated amortization and depreciation. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

      Computer equipment and purchased software....................... 3-5 years
      Office equipment and furniture.................................. 5-7 years
      Trade show equipment............................................   7 years
      Leasehold improvements..........................................   3 years

Internal Use Software

      Under the provisions of Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs associated with internally developed and/or purchased software systems for new products and enhancements to existing products that have reached the application stage and meet recoverability tests. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software, payroll and payroll related expenses for employees who are directly associated with and devote time to the internal-use software project and interest costs incurred, if material, while developing internal-use software. Capitalization of such costs begins when the preliminary project stage is complete and ceases no later than the point at which the project is substantially complete and ready for its intended purpose. The carrying value of the software is regularly reviewed and a loss is recognized if the value of estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost. As of December 31, 1999, capitalized costs are not yet being amortized since projects are still in process.

Goodwill and Intangible Assets

      Goodwill is amortized using the straight-line method from the date of acquisition over the period of the expected benefits, which ranges from three to five years. Other intangible assets resulting from the Company's acquisitions, including covenants not-to-compete, acquired technology, strategic relationships and acquired workforce, are also amortized using the straight-line method from the date of acquisition over the period of the expected benefits, ranging from at two to four years. The Company periodically assesses the recoverability of goodwill, as well as other long-lived assets, based upon expectations of future undiscounted cash flows.

Debt Issuance Costs

      Specific costs related to the convertible debt offering were capitalized upon issuance and are being amortized to interest expense using the effective interest rate method over five years. As of December 31, 1999, the remaining debt issuance costs are $3.7 million, classified in other assets on the balance sheet.

                               VERTICALNET, INC.

    Income Taxes

      The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Accounting for Impairment of Long-Lived Assets

      The Company assesses impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. The amount of the impairment, if any, is measured based on projected discounted future cash flows.

    Financial Instruments

      In accordance with the requirements of SFAS No. 107, Disclosure about Fair Value of Financial Instruments, the Company has determined the estimated fair value of its financial instruments using available market information and valuation methodologies. The Company's financial instruments consist of cash, accounts receivable, accounts payable, capital leases and convertible notes. Considerable judgment is required to develop the estimates of fair value; thus, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. However, the Company believes the carrying values of these assets and liabilities, with the exception of the convertible notes, is a reasonable estimate of their fair market values at December 31, 1999 and 1998 due to the short maturities of such items. Based on their quoted market value as of December 31, 1999, the convertible notes are estimated to have an aggregate fair market value of approximately $487.6 million.

    Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents in bank deposits accounts, marketable securities and trade receivables. The Company has not experienced significant losses related to cash and cash equivalents and marketable securities and does not believe it is exposed to any significant credit risks relating to its cash and cash equivalents. The Company's trade receivables from exchange sales are derived primarily from sales of electronic hardware products to a large number of customers worldwide. The Company establishes the allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical

                               VERTICALNET, INC.

trends and other information. At December 31, 1999 less than 1% of receivables (denominated in U.S. dollars) is due from exchange customers whose economies are considered highly inflationary. The Company does not anticipate any losses from these receivables in excess of the provided allowances. No single customer accounted for greater than 10% of total revenues during the years ended December 31, 1999, 1998 and 1997.

    Self Insurance

      The Company is self-insured for certain losses related to employee medical benefits as of December 1999. The Company has purchased stop-loss coverage in order to limit its exposure. Self insurance losses are accrued based upon the Company's estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry. At December 31, 1999, the accrued liability for self-insured losses included in other accrued expenses is $171,000.

    Stock Options

      Stock-based compensation is recognized using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). For disclosure purposes, pro forma net loss and loss per share data are provided in accordance with SFAS 123, Accounting for Stock-Based Compensation as if the fair value method had been applied.

    Computation of Historical Net Loss Per Share and Pro Forma Net Loss Per
    Share

      Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares potentially could include the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method) and the Company's convertible debt. Common equivalent shares are excluded from the calculation if their effect is anti-dilutive. Common stock to be issued upon the conversion of the convertible note given as consideration for the purchase of NECX was included in the calculation from the date of acquisition in December 1999 since the related securities were accounted for as equity.

      Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, including common equivalent shares from the convertible preferred stock (using the if-converted method), which automatically converted into common stock upon the completion of the IPO as if converted at the original date of issuance, for both basic and diluted net loss per share, even though inclusion is anti-dilutive.

      The following table sets forth the reconciliation between the weighted average shares outstanding for basic and diluted and pro forma net loss per share computations:

                                                   Year Ended December 31,
                                               --------------------------------
                                                  1999       1998       1997
                                               ---------- ---------- ----------
Weighted average shares outstanding basic and
 diluted.....................................  62,391,416 10,282,200 10,107,460
Effect of convertible preferred stock........   4,267,326 32,259,756 14,629,844
                                               ---------- ---------- ----------
Pro forma weighted average shares
 outstanding.................................  66,658,742 42,541,956 24,737,304
                                               ========== ========== ==========

                               VERTICALNET, INC.

      The following table sets forth the computation of net loss per share:

                                               Year Ended December 31,
                                        ---------------------------------------
                                            1999          1998         1997
                                        ------------  ------------  -----------
Basic and diluted net loss per share
Numerator: Net loss.................... $(53,479,881) $(13,594,275) $(4,778,789)
Denominator:
  Weighted average shares outstanding
   basic and diluted...................   62,391,416    10,282,200   10,107,460
Basic and diluted net loss per share... $      (0.86) $      (1.32) $     (0.47)
                                        ============  ============  ===========
Pro forma net loss per share
Numerator: Net loss.................... $(53,479,881) $(13,594,275) $(4,778,789)
Denominator:
  Pro forma weighted average shares
   outstanding basic and diluted.......   66,658,742    42,541,956   24,737,304
Basic and diluted net loss per share... $      (0.80) $      (0.32) $     (0.19)
                                        ============  ============  ===========

      The conversion of outstanding options, warrants and subordinated convertible debt resulting in 17,583,787, 2,704,474 and 1,464,292 common stock equivalents would have been anti-dilutive and were excluded from the calculations for the years ended December 31, 1999, 1998 and 1997, respectively.

    Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As we do not currently engage or plan to engage in derivative or hedging activities, it is not anticipated that there will be any impact on our results of operations, financial position or cash flows upon the adoption of this standard.

      In October 1999, the Chief Accountant of the Securities and Exchange Commission (the "SEC") requested that the Financial Accounting Standards Board Emerging Issues Task Force (the "EITF") address a number of accounting and financial reporting issues that the SEC believes had developed with respect to Internet businesses. The SEC identified twenty issues for which they believed some form of standard setting or guidance may be appropriate either because (1) there appeared to be diversity in practice or (2) the issues are not specifically addressed in current accounting literature or (3) the SEC Staff is concerned that developing practice may be inappropriate under generally accepted accounting principles. Many of the issues identified by the SEC, including those which address barter and revenue recognition, are potentially applicable to the Company. Although the EITF has begun to deliberate these issues, formal guidance has not been issued to date for the majority of them. In addition, in December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, which is required to be implemented in the quarter ended March 31, 2000. The Company is currently analyzing the potential impact of SAB No. 101 on its revenue recognition policies. Although the Company believes its historical accounting policies and practices conform with generally accepted accounting principles, there can be no assurance that final consensuses reached by the EITF on the Internet issues referred to above, or other actions by standard setting bodies, or the Company's formal implementation of SAB No. 101, will not result in changes to the Company's historical accounting policies and practices or to the manner in which certain transactions are presented and disclosed in the Company's consolidated financial statements.

                               VERTICALNET, INC.

(2) Acquisitions

      In September 1998, the Company acquired all of the outstanding capital stock of Boulder Interactive Technology Services Company ("BITC") for $1.8 million in cash. BITC operates a vertical trade community for professionals in the radio frequency and wireless communications industry. The acquisition was accounted for as a purchase and the excess of the purchase price over the fair value of the net assets acquired of approximately $1.9 million was recorded as goodwill and is being amortized over 36 months.

      In September 1998, the Company acquired all of the outstanding capital stock of Informatrix Worldwide, Inc. ("Informatrix") for 184,616 shares of the Company's common stock valued at $153,000. The acquisition was accounted for as a purchase and the excess of the purchase price over the fair value of the net assets acquired of approximately $903,000 was recorded as goodwill and is being amortized over 36 months. The purchase agreement also provided for the Company to issue up to 46,152 additional shares of the Company's common stock to the Informatrix shareholders in the event that Informatrix achieved certain sales targets through December 1998. Through December 31, 1998, the former shareholders of Informatrix earned, and the Company recorded, the issuance of 14,952 shares of common stock which was valued at $32,000. The additional consideration was accounted for as additional goodwill. Informatrix operates a vertical community in the property and casualty insurance industry that caters to risk managers, agents, brokers and other professionals in the insurance industry.

      In January 1999, the Company acquired certain assets, including the Safety Online Web site, and assumed certain liabilities from Coastal Video Communications ("Coastal"). The Company paid $260,000 in cash, issued a $50,000 note, to be paid within 90 days of the closing of the purchase, and provided the seller an advertising commitment on the Company's Web site valued at $160,000. As of December 31, 1999, the Company has paid the note to Coastal and has fulfilled approximately $104,000 of its advertising commitment to the seller. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $550,000 was recorded as goodwill and is being amortized over 36 months. The results of operations from Safety Online are not material to the Company's consolidated financial position or results of operations. Safety Online is a vertical trade community serving professionals in the occupational and safety industry.

      In June 1999, the Company acquired certain assets, including the Oillink Web site, and assumed certain liabilities of a sole proprietor. The Company paid $225,000 in cash and issued 11,684 shares of its common stock valued at $250,000. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $504,000 was recorded as goodwill and is being amortized over 36 months. The results of operations from Oillink are not material to the Company's consolidated financial position or results of operations. Oillink is a vertical trade community for professionals in the global oil and gas community, offering industry news, information and a number of on-line services.

      In June 1999, the Company acquired certain assets, including the ElectricNet Web site, and assumed certain liabilities of a sole proprietor. The Company paid $975,000 in cash and issued 42,252 shares of its common stock valued at $825,000. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $1.9 million was recorded as goodwill and is being amortized over 36 months. The results of operations from ElectricNet are not material to the Company's consolidated financial position or results of operations. ElectricNet is a leading destination for electrical power industry professionals, offering information for the power transmission and distribution industry.

                               VERTICALNET, INC.

      In June 1999, the Company acquired all of the outstanding capital stock of Techspex, Inc. ("Techspex") for $211,000 in cash and 179,988 shares of common stock valued at $3.0 million. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $3.3 million was recorded as goodwill and is being amortized over 36 months. Techspex was the owner and operator of a vertical trade community in the machine tools industry. The Web site acts as a comprehensive source of information, interaction and electronic commerce for the machine tool industry providing a searchable database of machine tools, dealers and tooling and accessory suppliers.

      In July 1999, the Company acquired all of the outstanding capital stock of LabX Technologies Inc. ("LabX") for $1.6 million in cash and 139,588 shares of common stock valued at $2.8 million. The common stock given as consideration was reduced by an illiquidity discount of 10% based on restrictions detailed in the lock up agreements signed by the individuals receiving the stock. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $4.6 million was allocated to a covenant not-to-compete, existing technology and goodwill of approximately $350,000, $500,000 and $3.75 million, respectively. The covenant not-to-compete is being amortized on a straight-line basis over 24 months, the term of the covenant, while the existing technology and goodwill are being amortized on a straight-line basis over 36 months. LabX was the owner and operator of an Internet trading community focused on facilitating electronic commerce of scientific equipment on the Internet. LabX's Web site community allows participants to communicate their buying and selling requirements for laboratory equipment.

      In August 1999, the Company acquired all of the outstanding capital stock of CertiSource Inc. ("CertiSource") for $476,000 in cash and 167,424 shares of common stock valued at $2.7 million. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $3.4 million was allocated to a covenant not-to-compete and goodwill of approximately $500,000 and $2.9 million, respectively. Both the covenant not-to-compete and goodwill are being amortized on a straight-line basis over 36 months. CertiSource provides registration services for technical and educational training courses, as well as related training products, consulting services and software. CertiSource also uses an Internet Web site to provide large corporations training management services including reporting and the coordination of private training events.

      In August 1999, the Company acquired certain assets, including the Surface Finishing Web site, and assumed certain liabilities from Industry On Line, Inc. ("Industry On Line"). The Company paid $150,000 in cash and issued 13,592 shares of its common stock valued at approximately $251,000. The Company has also agreed to provide the seller an advertising commitment on the Company's Web site valued at $140,000. As of December 31, 1999, the Company has fulfilled approximately $67,000 of its advertising commitment to the seller. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $604,000 was recorded as goodwill and is being amortized over 36 months. The results of operations from Industry On Line are not material to the Company's consolidated financial position or results of operations. Industry On Line is the owner and operator of a vertical trade community in the metal finishing industry.

      In August 1999, the Company acquired all of the outstanding capital stock of Isadra, Inc. ("Isadra") for $2.4 million in cash, 2,000,000 shares of common stock valued at $37.8 million and 81,526 options to purchase VerticalNet common stock valued at $1.5 million at the date of acquisition using the Black-Sholes model. The common stock given as consideration was reduced by an illiquidity discount ranging from 5% to 20% based on restrictions detailed in the lock up agreements signed by the individuals receiving the stock. In

                               VERTICALNET, INC.

connection with this transaction, the Company agreed to lend up to $1.0 million to Isadra prior to the closing of this transaction. As of the acquisition date, the Company had advanced Isadra $965,000. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $43.9 million was allocated to in-process research and development, existing technology, assembled work force and goodwill of approximately $13.6 million, $2.1 million, $500,000 and $27.7 million, respectively. The $13.6 million was charged to expense as a non-recurring charge upon consummation of the acquisition since the in-process research and development has not yet reached feasibility and had no alternative future use (see Note 3). The existing technology and assembled work force are being amortized on a straight-line basis over 24 months, while goodwill is being amortized on a straight-line basis over 36 months. Isadra has developed e-commerce software for vertical industries.

      In December 1999, the Company acquired substantially all of the assets and liabilities of NECX for approximately $14.1 million cash and $70.0 million of notes convertible into common stock. The notes were valued at the estimated fair value of the shares into which they are convertible, based on the average of the stock price for a few days before and after the transaction was announced on November 16, 1999. On the date of the definitive agreement, November 16, 1999, the notes were convertible into 2,008,738 shares of VerticalNet common stock valued at $99.5 million. Since the notes are required to be paid in common stock and it is the Company's intention to convert the notes once a registration statement is declared effective, the notes have been accounted for as common stock to be issued. Additionally, the Company assumed certain liabilities including, $10.0 million in debt and a $22.0 million line of credit which were paid in cash upon the transaction closing.

      NECX was a privately held leader in buying and selling semiconductors, electronic components, computer products and networking equipment. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $120.0 million was allocated to strategic relationships, including customer and vendor lists, assembled workforce and goodwill in the amounts of approximately $13.0 million, $2.5 million and $104.5 million respectively. The assembled workforce is being amortized on a straight-line basis over 48 months, while strategic relationships and goodwill are being amortized on a straight-line basis over 60 months.

      In December 1999, the Company acquired certain assets, including the GovCon Web site, and assumed certain liabilities from GovCon, Inc. ("GovCon"). The Company issued 150,000 shares of its common stock valued at approximately $12.0 million. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $12.0 million was recorded as goodwill and is being amortized over 36 months. The results of operations from GovCon are not material to the Company's consolidated financial position or results of operations. GovCon is a Web site community for bidders on federal government contracts.

      In December 1999, the Company acquired certain assets, including the TextileWeb Web site, and assumed certain liabilities from TextileWeb, Inc. ("TextileWeb"). The Company issued 76,600 shares of its common stock valued at approximately $6.1 million. The acquisition was accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $6.3 million was recorded as goodwill and is being amortized over 36 months. The results of operations from TextileWeb are not material to the Company's consolidated financial position or results of operations. TextileWeb is a vertical trade community in the textile industry.

                               VERTICALNET, INC.

      The following unaudited pro forma financial information presents the combined results of operations of VerticalNet, BITC, Informatrix, Techspex, LabX, CertiSource, Isadra and NECX as if the acquisitions occurred on January 1, 1998, after giving effect to certain adjustments including amortization of goodwill. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had VerticalNet, BITC, Informatrix, Techspex, LabX, CertiSource, Isadra and NECX constituted a single entity during such periods.

                                                      Year ended December 31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
Combined revenues................................... $ 55,349,732  $ 42,625,594
Net loss............................................  (89,180,374)  (47,005,966)
Net loss per share..................................        (1.35)        (3.15)

(3) In-Process Research and Development

      The write-off of in-process research and development ("IPR&D") related to the acquisition of Isadra (discussed in Note 2) totaled $13.6 million which was expensed as a one time non recurring charge. The allocation of $13.6 million represents the estimated fair value related to incomplete projects based on risk-adjusted cash flows. At the date of the acquisition, the projects associated with the IPR&D efforts had not yet reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed. At the acquisition date, Isadra was conducting development, engineering and testing activities associated with the completion of the following next generation technologies: i) CatSmart Business; ii) Business Publisher; and iii) C2 Hub/Server. The projects under development, at the valuation date, are expected to address emerging market demands for business-to-business e-commerce.

      At the acquisition date, the technologies under development were between 70 and 80 percent complete, based on project man-months and costs. Isadra had spent approximately $3.0 million on the IPR&D and expected to spend approximately $1.0 million to complete the IPR&D projects. Isadra anticipated that research and development related to these projects would be completed by early to mid-2000, after which time Isadra is expected to begin generating economic benefits from the value of the completed IPR&D.

      In allocating the purchase price, the Company considered present value calculations of income, an analysis of project accomplishments and completion costs, an assessment of overall contributions, as well as project risks.

      The values assigned to IPR&D were determined by estimating the costs to develop the purchased technology into commercially viable products, estimating the resulting net cash flows from each project, excluding the cash flows related to the portion of each project that was incomplete at the acquisition date, and discounting the resulting net cash flows to their present value. Each of the project forecasts were based upon future discounted cash flows, taking into account the state of development of each in-process project, the cost to complete that project, the expected income stream, the life cycle of the product ultimately developed and the associated risks.

      Aggregate revenue attributable to the IPR&D projects was estimated to peak, as a percentage of total revenue, in 2000 and decline thereafter through 2003, the end of the estimated life of the IPR&D, as new product technologies are expected to be introduced by Isadra. For the projects under development, risk-adjusted discount rates of 50 percent were utilized to discount projected cash flows.

                               VERTICALNET, INC.

(4) Property and Equipment

                                                             December 31,
                                                        -----------------------
                                                           1999         1998
                                                        -----------  ----------
Computer equipment and purchased software.............. $10,295,624  $1,475,773
Office equipment and furniture.........................   2,695,007     225,658
Trade show equipment...................................      40,587      40,587
Leasehold improvements.................................   2,147,368      45,864
                                                        -----------  ----------
                                                         15,178,586   1,787,882
Less: accumulated depreciation and amortization........  (2,030,958)   (715,819)
                                                        -----------  ----------
Property and equipment, net............................ $13,147,628  $1,072,063
                                                        ===========  ==========

      Amortization applicable to property and equipment under capital leases is included in depreciation expense.

(5) Intangible Assets

      Intangible assets consist of the following:

                                                            December 31,
                                                       ------------------------
                                                           1999         1998
                                                       ------------  ----------
Goodwill.............................................. $166,576,270  $2,734,981
Covenant not-to-compete...............................      850,000          --
Existing technology...................................    2,600,000          --
Assembled workforce...................................    3,000,000          --
Strategic relationships...............................   13,000,000          --
                                                       ------------  ----------
                                                        186,026,270   2,734,981
Less: accumulated amortization........................   (8,102,342)   (282,990)
                                                       ------------  ----------
Intangible assets, net................................ $177,923,928  $2,451,991
                                                       ============  ==========

      Amortization expense was $7.8 million and $282,990 for the year ended December 31, 1999 and 1998, respectively.

                               VERTICALNET, INC.

(6) Investments

      Investments are categorized as available-for-sale securities and summarized as follows:

                                              Gross      Gross
                                            Unrealized Unrealized
                                             Holding    Holding      Market
                                   Cost       Gains      Losses       Value
                                ----------- ---------- ----------  -----------
Corporate Debt Obligations--
 maturity less than 1 year..... $23,221,249    $--     $ (30,694)  $23,190,555
Corporate Debt Obligations--
 maturity between 1 and 5
 years.........................  10,004,764     --       (64,131)    9,940,633
U.S. Government & Government
 Agency Obligations--maturity
 less than 1 year..............  21,008,976     --       (68,396)   20,940,580
U.S. Government & Government
 Agency Obligations--maturity
 between 1 and 5 years.........   7,000,000     --       (55,450)    6,944,550
                                -----------    ---     ---------   -----------
                                $61,234,989    $--     $(218,671)  $61,016,318
                                ===========    ===     =========   ===========

      Investments are classified on the balance sheet as current assets of $44,131,135 and non-current assets of $16,885,183.

      There were no investments held at December 31, 1998.

      Proceeds from sales of securities available for sale were approximately $133.8 million for the year ended December 31, 1999. Gross losses were approximately $25,000 for the year ended December 31, 1999. Realized gains and losses are computed on a specific identification basis.

(7) Joint Ventures & Equity Investments

    Joint Ventures

      With the acquisition of NECX, the Company acquired an ownership interest in Electronic Commodity Exchange Asia Pte., Ltd. ("NECX Asia") and Asia Business Venture Holdings Pte., Ltd. ("Asia Business Venture"), both of which are joint ventures engaged in the distribution of electronic hardware. The following is a summary of the joint ventures:

                                                       Balance in
                                        Original     Other Assets at  Ownership
                                      Investment(1) December 31, 1999 Percentage
                                      ------------- ----------------- ----------
NECX Asia............................   $542,610        $542,610          50%
Asia Business Venture................    937,592         937,592           6

--------
(1) Original investment is based on fair value assumed on the date of the acquisition of NECX on December 16, 1999.

      The Company accounts for its ownership in NECX Asia under the equity method. NECX Asia's total assets are approximately 2% of the Company's total assets at December 31, 1999 and its net loss is less than 2% of the Company's net loss for year ended December 31, 1999. The Company accounts for its minority

                               VERTICALNET, INC.

interest in Asia Business Venture using the cost method and believes that there has been no impairment of its investment at December 31, 1999.

    Equity Investments

      In July 1999, the Company acquired 414,233 shares of the Series C preferred stock of Tradex Technologies, Inc. ("Tradex") at a cost of $1.0 million. In December 1999, Tradex entered into an Agreement and Plan of Reorganization with Ariba, Inc. On March 10, 2000, Ariba announced that it had completed the acquisition of Tradex. Pursuant to the terms of the Agreement and Plan of Reorganization, the Company's investment in Tradex will be exchanged into approximately 283,153 shares of Ariba's common stock (unaudited).

      In October 1999, the Company acquired 352,112 shares of Neoforma's ("Neoforma") Series E preferred stock at a cost of $2.0 million. Additionally the Company entered into a co-marketing strategic alliance with Neoforma which includes a $2.0 million payment to the Company over the term of the agreement. In January 2000, Neoforma successfully consummated an initial public offering of its common stock, at which time our preferred stock holdings were converted to common stock on a one-for-one basis. The Company executed a six month lock up agreement in connection with Neoforma's IPO.

      In November 1999, the Company acquired 630 shares of Zillacast Series A preferred stock at a cost of $1.5 million. Additionally the Company entered into a co-marketing strategic alliance with ZillaCast which includes a $750,000 payment to the Company over the term of the agreement.

      In December 1999, the Company invested $1.4 million in BioSupplies.com ("BioSupplies"). The investment is held in escrow and will convert into equity of BioSupplies upon the terms defined in the agreement. Additionally the Company entered into a co-marketing strategic alliance with BioSupplies which includes a $890,000 payment to the Company over the term of the agreement.

      In December 1999, the Company acquired 177,778 shares of Community of Science ("COS") Series A convertible preferred stock at a cost of $800,000. Additionally, the Company entered into a co-marketing strategic alliance with COS which includes a $725,000 payment to the Company over the term of the agreement. The Company has also purchased advertising services from COS for $200,000.

      These investments are included in other investments in the accompanying financial statements and are accounted for under the cost method since the Company's ownership is less than 20% and the Company does not have the ability to exercise significant influence over the investee.

(8) Line of Credit

      As of June 1998, the Company reduced its line of credit with the bank from $2.5 million to $500,000. On November 25, 1998, the agreement was additionally amended allowing the Company to execute a $2.0 million note with the bank. The note had an interest rate of prime plus 1.5% and matured at the earlier of March 31, 1999 or the completion of the Company's next financing. In connection with the loan, the Company issued warrants to purchase 82,052 shares of the Company's common stock at an exercise price of $4 per share with an estimated fair value of $40,000 based on the Black-Scholes model. As of December 31, 1998, the outstanding balance for borrowings under this facility was $2,000,000 and the weighted average interest rate for the year ended December 31, 1998 was 10%.

                               VERTICALNET, INC.

      Upon the completion of the IPO in February 1999, the line of credit was reduced back to $500,000 and subsequently expired on June 30, 1999.

      In February 2000, NECX entered into a $33.0 million revolving line of credit. Under the terms of the loan agreement, NECX is required to satisfy certain financial covenants, which include: minimum tangible net worth, limits on capital expenditures and the maintenance of a minimum cash or short term investment balance of $20.0 million required by the Company. The line of credit is guaranteed by the Company and is secured by a pledge of the Company's ownership in NECX and a security interest in the assets of NECX. Interest on any outstanding balances will be paid monthly at an annual rate equal to the prime rate, which, as of March 15, 2000, was 8.75%. The commitment fee to originate the loan was $165,000. NECX must pay an additional fee of .375% per annum on any unused portion of the line (unaudited).

(9) Accrued Expenses

                                                             December 31,
                                                        ----------------------
                                                           1999        1998
                                                        ----------- ----------
Accrued compensation and related costs................. $ 5,775,700 $  454,230
Accrued professional fees..............................     950,042    269,500
Accrued marketing costs................................          --    446,334
Accrued acquisition and debt offering costs............   7,692,824         --
Accrued payable to training suppliers..................     767,889         --
Accrued interest payable on convertible notes..........   1,587,945         --
Accrued withholding on employee exercise of non
 qualified stock options...............................   1,010,171         --
Other..................................................   2,316,777    411,974
                                                        ----------- ----------
                                                        $20,101,348 $1,582,038
                                                        =========== ==========

(10) Long-term Debt and Convertible Notes

                                                            December 31,
                                                       ------------------------
                                                           1999         1998
                                                       ------------  ----------
Capital leases........................................ $  3,122,190  $  639,940
Convertible notes.....................................  115,000,000   5,000,000
                                                       ------------  ----------
                                                        118,122,190   5,639,940
Less: current portion.................................   (1,372,255)   (288,016)
                                                       ------------  ----------
Long-term debt........................................ $116,749,935  $5,351,924
                                                       ============  ==========

      On September 27, 1999, the Company completed the sale of $100.0 million of 5 1/4% convertible subordinated debentures in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, resulting in net proceeds of $96.3 million. Additionally, on October 12, 1999, the over-allotment option on the convertible debt offering was exercised in full, resulting in additional convertible debt of $15.0 million and net proceeds of $14.6 million to the Company. The debentures have a maturity date of September 27, 2004 with semi-annual interest payments due on March 27 and September 27 of each year beginning March 27, 2000. The debentures are convertible into shares of the Company's common stock at an initial conversion price of $20 per share, subject to adjustment under certain circumstances. On February 11, 2000, the Company filed a registration statement with the Securities and Exchange Commission covering the convertible subordinated debentures and the shares of its common stock underlying the debentures. Once the registration statement is

                               VERTICALNET, INC.

declared effective, the Company may redeem the debentures if the price of the Company's common stock is above $34 per share for at least 20 trading days during the 30-day trading period ending on the trading day before the Company mails notice that the Company intends to redeem the debentures. If the Company redeems the debentures, the Company must redeem at a price equal to 101.3125% of the principal amount, pay any accrued but unpaid interest and make an interest make-whole payment equal to the present value of the interest that would have accrued from the redemption date through September 26, 2002.

      If the Company were to redeem the debentures on March 31, 2000, the Company would be required to make an aggregate payment of $13.7 million, excluding the semi-annual interest payment of $3.0 million the Company made on March 27, 2000.

      In addition, the Company would write off the debt issuance costs carried on the balance sheet as a loss on the date of redemption. This amount approximated $3.7 million at December 31, 1999.

      In February, March and April 1998, Internet Capital Group lent an aggregate of $1,550,000 to the Company, also at a rate of 9.5%. These amounts were converted to Series D preferred stock in May 1998 (Note 12).

      In May 1998, the Company repaid their outstanding term note with the bank and three unsecured term notes due to shareholders.

      On November 25, 1998, Internet Capital Group lent and certain holders of the Series D preferred stock (the note holders) lent the Company $5.0 million in the form of convertible notes. The note holders converted the $5.0 million in convertible notes at the initial public offering into 1,250,000 shares of common stock. In connection with the notes, the Company issued warrants to purchase 328,204 shares of the Company's common stock with an estimated fair value of $160,000 based on the Black-Scholes model at an exercise price of $4.00 per share.

      The Company has several capital leases with various financial institutions for computer and communications equipment used in operations with lease terms ranging from three to five years. Additionally, the Company has an insurance premium financing agreement for directors and officers liability insurance. The interest rates under the leases and insurance premium financing agreement range from 8% to 20%. At December 31, 1999 and 1998, the book value of assets held under capital leases were approximately $2.8 million and $518,000, respectively, and the aggregate remaining minimum lease and financing agreement payments at December 31, 1999 were approximately $3.5 million including interest of approximately $417,000.

      At December 31, 1999, long-term debt will mature as follows:

      2000......................................................... $  1,372,255
      2001.........................................................    1,145,113
      2002.........................................................      588,952
      2003.........................................................        5,898
      2004.........................................................  115,006,760
      2005.........................................................        3,212
                                                                    ------------
        Total...................................................... $118,122,190
                                                                    ============

                               VERTICALNET, INC.

(11) Commitments and Contingencies

      In January 1999, the Company entered into a one-year agreement with Compaq Computer Corporation ("Compaq") and its Internet Web site known as AltaVista. The agreement provides for the Company and AltaVista to sponsor and promote 31 co-branded Web pages. The agreement requires the Company to pay Compaq $1.0 million over the term of the agreement based on the number of advertising impressions delivered. Such amount will be charged to expense as AltaVista provides the advertising impressions. As of December 31, 1999, no payments have been made to AltaVista. In addition, each company will provide the other with $300,000 in barter advertising during the term of the agreement. Both parties have satisfied their barter advertising obligation under this agreement. In October 1999, the agreement with AltaVista was terminated and the Company was relieved of further obligations.

      In August 1999, the Company entered into a one-year agreement with Lycos. The agreement provides for the Company and Lycos to sponsor and promote co-branded sites. The agreement requires the Company to pay Lycos $1.0 million over the term of the agreement based on agreed upon dates and impressions delivered. As of December 31, 1999, the Company has made a payment of $500,000 to Lycos. In addition, each company committed to provide the other with $1.0 million in barter advertising during the term of the agreement. With the exception of approximately $17,000 in services due to Lycos, both parties have satisfied their barter advertising obligation under this agreement as of December 31, 1999. In January 2000, the contract was modified to increase the barter advertising during the term of the agreement to $3.0 million.

      In November 1999, the Company entered into a marketing contract with RealNames Corporation ("RealNames") which requires the Company to pay a $10 million platform license fee in equal quarterly payments over a two year contact period. An additional fee of $.10 per visit is also required if aggregate visits reach specified levels. In November 1999 RealNames also entered into a two-year contract with the Company for $8 million in newsletter advertising. RealNames will pay the contracted amount in equal monthly payments over the contract life. For the year ended December 31, 1999, the Company recognized $333,000 of revenue and $513,000 of expense related to the RealNames contracts.

      The Company has entered into non-cancelable obligations with several content service providers and Internet search engines. Under these agreements, exclusive of the Lycos and RealNames agreements discussed above, the Company's commitments are as follows:

      2000............................................................. $560,500
      2001.............................................................  123,500
      2002.............................................................   50,000

      In April 1999, the Company entered into a 10 year lease for its headquarters commencing in July 1999. According to the terms of the lease agreement, the Company is required to maintain certificates of deposit for an agreed upon amount in an escrow account. The certificates of deposit with an aggregate balance of $1,220,261 were issued in June 1999 and will mature in five equal installments of $244,052 on August 1, 2000 and the four subsequent years thereafter. The certificates of deposit are classified as a long-term asset included in cash restricted on the accompanying consolidated balance sheet.

                               VERTICALNET, INC.

      Future minimum lease payments as of December 31, 1999 for the Company's facility leases are as follows:

      2000........................................................... $2,700,000
      2001...........................................................  2,700,000
      2002...........................................................  2,300,000
      2003...........................................................  2,100,000
      2004...........................................................  2,100,000
      Thereafter.....................................................  4,300,000

      Rent expense under noncancelable operating leases was approximately $1.3 million, $336,000 and $81,000, for the years ended December 31, 1999, 1998 and 1997, respectively.

      The Company is a party to various legal proceedings and claims, which arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

(12) Capital Stock

      At December 31, 1999, the Company's restated Articles of Incorporation provides the Company with the authority to issue 90,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock.

    Preferred Stock

      In September 1996, the Company sold 512,821 shares of Series A preferred stock (Series A) for $1.0 million. In July 1997, the Company sold 2,579,580 shares of Series B preferred stock (Series B) for $2.0 million. In October 1997, the Company sold 154,861 shares of Series C preferred stock (Series C) for $200,000.

      On May 11, 1998 and June 10, 1998, the Company sold 3,988,604 and 569,801 shares of Series D preferred stock (Series D), respectively, for an aggregate amount of approximately $15.2 million.

      Holders of preferred stock had the option to convert such shares into shares of common stock on a 1:1 ratio, except for the Series A preferred stock which converted on a ratio of 4.7619:1. Mandatory conversion occurred upon the closing of the Company's IPO. The preferred stock voted on an as if converted basis. The Series A, Series B and Series C, together had the right to elect two directors of the Company and the Series D holders have the right to elect two directors of the Company. The holders of preferred stock had no right to elect or appoint directors after the shares convert into common stock upon the closing of an IPO.

      Preferred stock consisted of the following at December 31, 1998:

                                                                    December 31,
                                              Per share                 1998
                                             liquidation             Issued and
Preferred Class                                 value    Authorized Outstanding
---------------                              ----------- ---------- ------------
Series A....................................    $1.95      512,821     512,821
Series B....................................      .78    2,615,385   2,579,580
Series C....................................     1.31      205,128     154,861
Series D....................................     3.51    4,615,385   4,558,405
                                                         ---------   ---------
                                                         7,948,719   7,805,667
                                                         =========   =========

                               VERTICALNET, INC.

      On February 17, 1999, in connection with the closing of the Company's IPO, all of the preferred stock converted into 38,939,384 shares of common stock.

    Warrants

      Outstanding warrants as of December 31, 1999 were:

                                                Number of Exercise  Expiration
Date Granted                                    Warrants   Price       Date
------------                                    --------- -------- -------------
April 1997.....................................   15,480   $0.19      April 2007
November 1998..................................  364,672    0.88   November 2008
November 1998..................................  410,264    4.00   November 2008

    Stock Option Plans

      In December 1996, the Company's Board of Directors adopted the 1996 Equity Compensation Plan (the "Plan"). Employees, key advisors and non-employee directors of the Company are eligible to receive awards under the Plan. As of January 1999, a total of 14.4 million shares of common stock were reserved for issuance under this Plan.

      In August 1999, the Company's Board of Directors adopted the 1999 Equity Compensation Plan. A total of 1.2 million shares of common stock were reserved for issuance to employees of the Company and its subsidiaries.

      In October 1999, the Company's Board of Directors adopted the Equity Compensation Plan for Employees (1999). A total of 2.8 million shares of common stock were reserved for issuance to employees of VerticalNet and its subsidiaries. The plan was amended and restated in November 1999 to increase the shares of common stock authorized for issuance to 5.8 million.

      The exercise price for the options is determined by the Board of Directors, but shall not be less than 100% of the fair market value of the common stock on the date the option is granted. Generally, the options vest over a four-year period after the date of grant and expire ten years after the date of grant. Option holders that terminate their employment with the Company generally forfeit all non-vested options.

      The following table summarizes the activity for the Company's stock option plans:

                                                                Weighted average
                                                      Shares     exercise price
                                                    ----------  ----------------
Outstanding at January 1, 1997.....................         --       $   --
Options granted....................................  2,220,852         0.16
Options cancelled..................................         --           --
                                                    ----------       ------
Outstanding at December 31, 1997...................  2,220,852         0.16
Options granted....................................  6,655,608         0.83
Options exercised..................................     (8,720)        0.05
Options cancelled..................................   (532,296)        0.53
                                                    ----------       ------
Outstanding at December 31, 1998...................  8,335,444         0.67
Options granted....................................  9,928,620        30.46
Options exercised.................................. (2,214,908)        0.63
Options cancelled..................................   (544,140)        4.35
                                                    ----------       ------
Outstanding at December 31, 1999................... 15,505,016       $19.58
                                                    ==========       ======

                               VERTICALNET, INC.

      The following table summarizes information about stock options outstanding at December 31, 1999:

                        Options Outstanding              Options Exercisable
                 -------------------------------------  -----------------------
                                Weighted
                                 Average     Weighted                 Weighted
   Range of        Number       Remaining    Average      Number      Average
   Exercise      Outstanding   Contractual   Exercise   Exercisable   Exercise
    Prices       at 12/31/99      Life        Price     at 12/31/99    Price
   --------      -----------   -----------   --------   -----------   --------
$ 0.07 -  0.08      248,460        7.3        $ 0.07        65,190     $ 0.07
$ 0.20 -  0.25    2,698,220        7.9        $ 0.20     1,488,542     $ 0.20
$ 0.66 -  0.83    2,376,604        8.5        $ 0.69       598,130     $ 0.68
$ 1.42 -  1.42       42,430        9.0        $ 1.42         3,302     $ 1.42
$ 4.00 -  4.00    1,272,602        9.0        $ 4.00       147,464     $ 4.00
$14.17 - 20.00    4,938,700        9.6        $18.18        15,000     $15.58
$22.38 - 25.88      900,600        9.7        $24.09            --         --
$34.57 - 48.00      189,800        9.9        $41.05        10,000     $47.32
$58.00 - 82.82    2,837,600       10.0        $62.33            --         --
                 ----------                              ---------     ------
                 15,505,016                              2,327,628     $ 0.87
                 ==========                              =========     ======

      The Company applies APB No. 25 and related interpretations in accounting for its stock option plan. Had compensation cost been recognized pursuant to SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                               Year Ended December 31,
                                        ---------------------------------------
                                            1999          1998         1997
                                        ------------  ------------  -----------
Net loss:
  As reported.......................... $(53,479,881) $(13,594,275) $(4,778,789)
  Pro forma............................ $(54,926,120) $(13,776,554) $(4,785,358)
Pro forma loss per share:
  As reported.......................... $      (0.86) $      (1.32) $     (0.47)
  Pro forma............................ $      (0.88) $      (1.34) $     (0.47)

      The per share weighted-average fair value of options issued by the Company during 1999, 1998 and 1997 was $30.46, $0.26 and $0.05, respectively.

      The following range of assumptions were used by the Company to determine the fair value of stock options granted (the minimum value method was used for 1998 and 1997):

                                                      1999       1998     1997
                                                   ----------- -------- --------
Dividend yield....................................          0%       0%       0%
Expected volatility...............................        100%       0%       0%
Average expected option life...................... 4.09 years  5 years  5 years
Risk-free interest rate...........................        5.7%     5.3%     5.9%

    Employee Stock Purchase Plan

      In January 1999, the Board adopted an Employee Stock Purchase Plan for all employees meeting eligibility criteria. Under the Plan, eligible employees may purchase shares of the Company's common stock,

                               VERTICALNET, INC.

subject to certain limitations, at 85 percent of the market value. Purchases are limited to 10 percent of an employee's eligible compensation, up to a maximum of 4,000 shares per purchase period. At December 31, 1999 approximately 1,056,878 remain available under the Plan. During the year ended 1999, 143,122 shares were issued to or purchased on the open market for employees at the IPO price of $4 per share since the plan was effective on the date of the IPO. Subsequent plan periods are for six months, the first of which began on October 31, 1999.

(13) Defined Contribution Plan

      In 1997, the Company established a defined contribution plan for qualified employees as defined under the plan. Participants may contribute 1% to 15% of pre-tax compensation, as defined. Under the plan, the Company can make discretionary contributions. To date, the Company has not made any contributions to the plan.

(14) Income Taxes

      The components of the net deferred tax assets as of December 31, 1998 and 1999 consist of the following:

                                                      December 31,  December 31,
                                                          1999          1998
                                                      ------------  ------------
Deferred Tax Assets:
Net operating losses.................................  33,567,221     6,730,622
Reserves.............................................   1,245,503        27,398
Depreciation & amortization..........................     141,773        26,588
Deferred revenue and other...........................   4,284,956       881,682
                                                      -----------    ----------
                                                       39,239,453     7,666,290
Valuation allowance.................................. (39,239,453)   (7,666,290)
                                                      ===========    ==========
Net deferred tax asset...............................          --            --
                                                      ===========    ==========

      Deferred income taxes reflect the net effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty on the Company's ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 1999 and 1998. The net change in the valuation allowance for deferred tax assets at December 31, 1999 and 1998 was an increase of $31.6 million and $5.6 million, respectively.

      As of December 31, 1999, the Company has approximately $76.0 million of net operating loss carryforwards for federal income tax purposes. These carryforwards will begin expiring in 2011 if not utilized. In addition, the Company has net operating loss carryforwards of approximately $76.0 million in certain states with various expiration periods beginning in 2002. The majority of state net operating losses are subject to a $2.0 million annual limitation and begin expiring in 2006.

                               VERTICALNET, INC.

      Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership within a three year period. Due to the Company's prior and current equity transactions, a portion of the company's net operating loss carryforwards are subject to an annual limitation. At December 31, 1999, the Company had consolidated pre-limitation net operating loss carryforwards available for future use of approximately $23.9 million. This amount is subject to an annual limitation of approximately $20.9 million.

      Included in the pre-limitation net operating loss carryforwards are losses that were generated by companies acquired in 1999. The losses generated by acquired companies prior to their acquisition generally are available to offset future taxable income of the acquiring company. However, upon the acquisition of these companies in 1999, their net operating losses of approximately $3.5 million became subject to an annual limitation of approximately $1.0 million.

      Additionally, at December 31, 1999, approximately $14.0 million of the net deferred tax asset will reduce equity and approximately $1.8 million of the deferred tax asset will reduce goodwill to the extent such assets are reduced and reduce future taxable income.

(15) Segment Information

      Based on the manner in which the Company is managed and its resources are allocated by management, the Company operates in two segments which are vertical trade communities and exchange operations. The vertical trade communities operating segment includes all revenue generating activities associated with the vertical sites, such as advertising, e-commerce, auctions and education. Exchange operations include market making activities for computer and electronic equipment resulting from the acquisition of NECX in mid December 1999.

      The reporting segments follow the same accounting policies used for the Company's consolidated financial statements and described in the summary of significant accounting policies. Management primarily evaluates the segments' performance based upon the operating income (loss) before interest, amortization and other non-cash charges. The exchange segment performance is additionally evaluated on gross profit margin of sales which in the table is reflected as net revenues under the exchange segment.

                                            Year Ended December 31, 1999
                                      -----------------------------------------
                                      Vertical Trade
                                       Communities     Exchange       Totals
                                      -------------- ------------  ------------
Exchange transactions sales.........   $         --  $ 16,500,781  $ 16,500,781
Cost of exchange transaction sales..             --    14,171,345    14,171,345
Net revenues........................     18,428,485     2,329,436    20,757,921
Operating income (loss) before
 interest, amortization and
 in-process research & development
 charge.............................    (33,518,667)      113,904   (33,404,763)
Interest and dividend income........      3,447,665           369     3,448,034
Interest expense....................     (2,103,801)                 (2,103,801)
Amortization expense................      6,814,547     1,004,804     7,819,351
In-process research & development
 charge.............................     13,600,000            --    13,600,000
Net loss............................    (52,589,350)     (890,531)  (53,479,881)
Capital expenditures................      5,052,066       351,130     5,403,196
Segment assets......................    161,889,953   179,014,539   340,904,492
Equity investments..................             --       542,610       542,610

                               VERTICALNET, INC.

      Prior to the acquisition of NECX, the Company's operations were conducted solely in the vertical trade communities segment. Accordingly, no segment information has been presented for 1998 or 1997.

      Approximate exchange sales by country, denominated in U.S. dollars were as follows, based on the location to which the products were shipped (in thousands):

                                                   Ended December 31, 1999
                                             -----------------------------------
                                                 Exchange             Net
                                             Transaction Sales Exchange Revenues
                                             ----------------- -----------------
United States...............................      $12,425           $1,770
Hong Kong...................................          768               43
Germany.....................................          523               94
Russia......................................          427               54
Singapore...................................          316                8
United Kingdom..............................          257               51
Sweden......................................          244               69
Canada......................................          193               32
Other.......................................        1,348              208
                                                  -------           ------
Total.......................................      $16,501           $2,329
                                                  =======           ======

      The only significant foreign sales made by the Company other than the exchange operations was approximately $581,000 to South Africa in relation to the Metropolis agreement. This transaction related to the vertical trade communities segment.

(16) Summarized Quarterly Data (Unaudited)

      Following is a summary of the quarterly results of operations for the years ended December 31, 1999 and December 31, 1998:

                                           Quarter Ended
                         -----------------------------------------------------
                                                    September
                          March 31,    June 30,        30,        December 31,
                         -----------  -----------  ------------   ------------
1999
Combined net revenues... $ 1,933,779  $ 3,551,180  $  5,182,495   $ 10,090,467
Loss from operations....  (5,756,404)  (7,475,444)  (26,296,357)   (15,295,909)
Net loss................  (5,608,758)  (6,760,711)  (25,826,811)*  (15,283,601)
Net loss per share--
 basic and diluted......       (0.14)       (0.10)        (0.38)         (0.21)
1998
Combined net revenues... $   377,371  $   587,422  $    897,006   $  1,272,970
Loss from operations....  (2,008,935)  (2,885,803)   (3,454,845)    (5,159,421)
Net loss................  (2,084,869)  (2,871,512)   (3,378,036)    (5,259,858)
Net loss per share--
 basic and diluted......       (0.21)       (0.28)        (0.33)         (0.50)

--------
* Includes $13.6 million in-process research and development charge resulting from the Isadra acquisition.

                               VERTICALNET, INC.

(17) Subsequent Events (Unaudited)

      In January 2000, the Company announced plans to form a joint venture with Softbank Commerce Corp. ("Softbank"), a wholly-owned subsidiary of Softbank Corporation. The goal of the new company, to be called VerticalNet Japan, is to develop, maintain and operate Japanese language vertical trade communities in Japan.

      On January 17, 2000, the Company entered into a binding letter agreement with Microsoft Corporation with respect to a strategic relationship. Under the terms of the letter agreement, the Company agreed with Microsoft to a three-year commercial relationship and an equity investment by Microsoft in VerticalNet.

      On March 29, 2000, the Company entered into a definitive agreement with Microsoft with respect to the commercial relationship. The commercial relationship with Microsoft has a three-year term during which Microsoft will purchase from the Company and then distribute to third party businesses at least 80,000 of the Company's storefronts and e-commerce centers. The Company will assist Microsoft in distributing 30,000 of these storefronts and e-commerce centers. Microsoft will pay the Company a minimum of approximately $161.9 million in the aggregate over the term for the storefronts and e-commerce centers. Microsoft will provide the storefronts and e-commerce centers it purchases from the Company to business customers for the 12 month subscription period. For each customer, the Company will build the storefront or e-commerce center on one of the Company's vertical trade communities. The Company will pay Microsoft an aggregate of $60 million during the term for advertising and promotional placements in The Microsoft Network and on Microsoft's bCentral website and, if the pace of Microsoft's distribution of storefronts and e-commerce centers does not meet agreed upon goals, additional amounts for advertising and promotional placements not to exceed $15 million in the aggregate.

      Microsoft will pay the Company an aggregate of $60 million during the term for advertising and promotional placements in our vertical trade communities. The Company will pay Microsoft an aggregate of $18.5 million over the term to be directed toward the development and enhancement of products and services relating to the business-to-business marketplace and database software technology.

      The Company will use commercially reasonably efforts during the term to adopt and use Microsoft products to operate the Company's vertical trade communities when appropriate and feasible. The Company will pay Microsoft an aggregate of $56.5 million over the term towards the licensing of Microsoft products and provision of Microsoft services.

      In connection with the strategic relationship, and in accordance with the letter agreement dated January 17, 2000, Microsoft will make an initial $100 million equity investment in VerticalNet through the purchase of shares of the Company's Series A 6% convertible redeemable preferred stock, which would be convertible into 1,151,080 shares of the Company's common stock. Microsoft will be entitled to registration rights and will receive the right to nominate one member of VerticalNet's board of directors. In addition, Microsoft will receive warrants entitling Microsoft to purchase 1,500,000 shares of the Company's common stock at an exercise price of $69.50 per share. The share numbers and the exercise price mentioned in this paragraph (along with other information in these notes) are adjusted to reflect the split of our common stock to be effected on or about March 31, 2000. The Company expects that the equity investment by Microsoft in the Company will close in late March or April of 2000.

      In February 2000, the Company announced the formation of VerticalNet Europe, a joint venture with British Telecommunications, plc ("BT") and ICG. The Company will be the majority shareholder in the joint

                               VERTICALNET, INC.

venture which has been funded with $107 million in cash from the three partners. The Company is contributing to the joint venture $7 million in cash and intellectual property for the operations of vertical trade communities within Europe. Additionally VerticalNet Europe and BT have agreed to create VerticalNet UK Ltd. as part of the joint venture.

      In February 2000, the Company signed an agreement to acquire RW Electronics for $10.0 million of cash and 720,642 shares of the Company common stock. Based on the average closing price of the Company's common stock between February 16, 2000 and the day immediately preceding the date that a registration statement covering the common stock is declared effective by the Securities and Exchange Commission, the Company may be required to issue up to 366,702 additional shares of its common stock. The Company also agreed to assume indebtedness of RW Electronics, including a line of credit estimated as of March 15, 2000 to be approximately $21.0 million. RW Electronics operates an exchange in the electronic hardware market. The consummation of this transaction is subject to certain closing conditions. The acquisition will be accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired will be allocated to strategic relationships, including customer and vendor lists, assembled workforce and goodwill.

      In March 2000, the Company acquired Tradeum, Inc. through a merger of VERT Acquisition Corp., a wholly-owned subsidiary of the Company, with and into Tradeum. In connection with the merger, the Company issued approximately 4.0 million shares of its common stock for all of the outstanding shares and options in Tradeum. The merger will be accounted for as a purchase transaction. Tradeum is a development-stage company located in San Francisco, California and is engaged principally in the development of information technology designed to enable the building and hosting of business-to-business exchanges, auctions and sourcing activities.

      In March 2000, the Company announced the formation of PaintandCoatings.com Inc., a joint venture with Eastman Chemical Company, to transform the Company's Paint and Coatings vertical trade community into a one-stop, independent Internet marketplace for the paint and coatings industry. The Company will be the minority shareholder in the joint venture, which was funded with $1.5 million from the two partners. In addition to the Company's $600,000 cash contribution, the Company will provide administrative and other support services and will license intellectual property related to the maintenance and operation of the Web site.

      To accommodate the Company's split of its common stock to be effected on or about March 31, 2000, the Company filed, on March 29, 2000, an amendment to its restated Articles of Incorporation to increase the number of shares of its authorized common stock by 36,787,533 to 126,787,533 shares. The amendment was filed to increase the number of authorized shares of common stock by the number of outstanding shares of common stock as of March 17, 2000, the record date for the Company's split of its common stock.

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                               23,345,115 Shares

                        [LOGO OF INTERNET CAPITAL GROUP]

                                  Common Stock

                               -----------------
                               P R O S P E C T U S
                               -----------------


                                 August 9, 2000

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